UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

AirTran Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Southwest Airlines Co. (“Southwest”) and AirTran Holdings, Inc. (“AirTran”) have entered into an Agreement and Plan of Merger, dated as of September 26, 2010 (the “merger agreement”), providing for the acquisition of AirTran by Southwest. Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Southwest will be merged with and into AirTran, with AirTran surviving as a wholly owned subsidiary of Southwest (the “merger”). Following the effective time of the merger, we expect that AirTran will merge with and into a wholly owned limited liability company subsidiary of Southwest, with the limited liability company subsidiary surviving the second merger as a wholly owned subsidiary of Southwest.

If the merger is completed, AirTran stockholders will receive 0.321 shares of Southwest common stock (as may be adjusted as discussed below, the “exchange ratio”) and $3.75 in cash, without interest, for each share of AirTran common stock that they own. If the average closing price of Southwest common stock for the 20 consecutive trading day period ending on (and including) the third trading day prior to the closing date of the merger (the “Southwest average share price”) is greater than $12.46, then the exchange ratio will be adjusted to equal $4.00 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, then, subject to the next sentence, the exchange ratio will be adjusted to equal $3.50 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, Southwest must deliver, at its election, an additional amount of cash, an additional number (or fraction) of shares of Southwest common stock, or a combination of both, such that, after giving effect to such election, the aggregate value of the merger consideration per share of AirTran common stock is equal to $7.25. The exchange ratio adjustment mechanism provides at least $7.25 in value and up to $7.75 in value (based on the Southwest average share price) per share of AirTran common stock. Based on the closing price of Southwest common stock on the New York Stock Exchange (the “NYSE”) on September 24, 2010, the last trading day before public announcement of the merger, the merger consideration represented $7.69 in value for each share of AirTran common stock. Based on the closing price of Southwest common stock on the NYSE on January 25, 2011, the merger consideration represented $7.75 in value for each share of AirTran common stock. Southwest common stock is currently traded on the NYSE under the symbol “LUV,” and AirTran common stock is currently traded on the NYSE under the symbol “AAI.” We urge you to obtain current market quotations of Southwest and AirTran common stock.

Based on the number of shares of Southwest and AirTran common stock outstanding on January 25, 2011, Southwest’s closing stock price of $12.50 on January 25, 2011 (which equates to an exchange ratio of 0.320) and the assumption that the holders of AirTran’s outstanding convertible notes will not convert their notes at closing, we estimate that, upon closing, current Southwest shareholders will own approximately 94% of Southwest and former AirTran stockholders will own approximately 6% of Southwest.

AirTran will hold a special meeting of its stockholders in connection with the proposed merger. At the special meeting of AirTran stockholders, AirTran stockholders will be asked to vote on the proposal to approve the merger agreement. The proposal to approve the merger agreement will be accepted if the holders of a majority of the outstanding shares of AirTran common stock entitled to vote at the special meeting vote to approve the merger agreement. No vote of the shareholders of Southwest is required in connection with the transactions contemplated by the merger agreement.

We cannot complete the merger unless AirTran stockholders approve the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

The AirTran board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders and adopted the merger agreement. The AirTran board of directors unanimously recommends that AirTran stockholders vote “FOR” the proposal to approve the merger agreement.

The obligations of Southwest and AirTran to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying proxy statement/prospectus contains detailed information about Southwest, AirTran, the special meeting, the merger agreement and the merger. You should read this proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 18.

Sincerely,

Gary C. Kelly	Robert L. Fornaro
Chairman of the Board, President and Chief Executive Officer	Chairman, President and Chief Executive Officer
Southwest Airlines Co.	AirTran Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February 3, 2011 and is first being mailed to AirTran stockholders on or about February 11, 2011.

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

(407) 318-5600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 23, 2011

To the Stockholders of AirTran Holdings, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of AirTran Holdings, Inc. (“AirTran”), a Nevada corporation, which will be held at the Marriott Orlando Airport Hotel, 7499 Augusta National Drive, Orlando, Florida 32822 on March 23, 2011 at 11:00 a.m., local time, for the following purposes:

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to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of September 26, 2010, by and among Southwest Airlines Co. (“Southwest”), AirTran and Guadalupe Holdings Corp., a wholly owned subsidiary of Southwest (the “merger agreement”), a copy of which is included as Annex A to the proxy statement/prospectus of which this notice forms a part; and

•	to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

AirTran will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

The AirTran board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders and adopted the merger agreement. The AirTran board of directors unanimously recommends that AirTran stockholders vote “FOR” the proposal to approve the merger agreement.

The AirTran board of directors has fixed the close of business on February 7, 2011 as the record date for determination of AirTran stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Only holders of record of AirTran common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of AirTran common stock entitled to vote at the special meeting.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto http://www.proxyvote.com and following the instructions on your proxy card; (2) dialing 1-800-690-6903 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in an AirTran plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the plan administrator, or record holder, as appropriate.

The enclosed proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of AirTran common stock, please contact AirTran’s proxy solicitor:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

AirTran Stockholders May Call Toll-Free: (888) 666-2580

International Holders, Banks and Brokers May Call Collect: (212) 440-9800

By Order of the Board of Directors of AirTran Holdings, Inc.,

Richard P. Magurno

Senior Vice President and Secretary

Orlando, Florida

February 3, 2011

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Southwest and AirTran from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Southwest Airlines Co. 2702 Love Field Drive Dallas, Texas 75235 (214) 792-4415 Attn: Investor Relations	AirTran Holdings, Inc. 9955 AirTran Boulevard Orlando, Florida 32827 (407) 318-5188 Attn: Investor Relations

Investors may also consult Southwest’s or AirTran’s website for more information concerning the merger described in this proxy statement/prospectus. Southwest’s website is www.southwest.com. AirTran’s website is www.airtran.com. Additional information about the merger is available at www.lowfaresfarther.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

If you would like to request any documents, please do so by March 16, 2011 in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 112.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Southwest, constitutes a prospectus of Southwest under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Southwest common stock to be issued to AirTran stockholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for AirTran under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of AirTran stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated February 3, 2011. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to AirTran stockholders nor the issuance by Southwest of shares of common stock pursuant to the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Southwest has been provided by Southwest and information contained in this proxy statement/prospectus regarding AirTran has been provided by AirTran.

All references in this proxy statement/prospectus to “Southwest” refer to Southwest Airlines Co., a Texas corporation; all references in this proxy statement/prospectus to “AirTran” refer to AirTran Holdings, Inc., a Nevada corporation; all references in this proxy statement/prospectus to “AirTran Airways” refer to AirTran Airways, a Delaware corporation and wholly owned subsidiary of AirTran; all references to “Merger Sub” refer to Guadalupe Holdings Corp., a Nevada corporation and wholly owned subsidiary of Southwest formed for the sole purpose of effecting the merger; unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to “we,” “our” and “us” refer to Southwest and AirTran collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of September 26, 2010, by and among Southwest Airlines Co., AirTran Holdings, Inc. and Guadalupe Holdings Corp., a copy of which is included as Annex A to this proxy statement/prospectus. Southwest and its subsidiaries, following completion of the merger, are sometimes referred to in this proxy statement/prospectus as the “combined company.”

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Annex A—Agreement and Plan of Merger, dated as of September 26, 2010
Annex B—Opinion of Morgan Stanley & Co. Incorporated

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of AirTran, may have regarding the merger and the special meeting and the answers to those questions. Southwest and AirTran urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Southwest and AirTran have agreed to a business combination pursuant to the terms of the merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

In order to complete the merger, among other things, AirTran stockholders must approve the merger agreement. AirTran will hold a special meeting of its stockholders to obtain this approval. This proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Southwest and AirTran, the merger and the special meeting. You should read all the available information carefully and in its entirety.

Q:	How will the merger occur?

A:	The combination of Southwest and AirTran will consist of two separate mergers. First, Merger Sub will merge with and into AirTran, with AirTran surviving the merger and becoming a wholly owned subsidiary of Southwest (the “merger”). When this merger occurs, AirTran stockholders will be entitled to receive the merger consideration discussed immediately below. Second, immediately after the first merger, we expect that AirTran will merge with and into a wholly owned limited liability company subsidiary of Southwest, with the limited liability company subsidiary surviving the second merger as a wholly owned subsidiary of Southwest (the “post-closing merger”).

Q:	What will I receive in the merger?

A:	If the merger is completed, holders of AirTran common stock will receive 0.321 shares of Southwest common stock (as may be adjusted as discussed below, the “exchange ratio”) and $3.75 in cash, without interest, for each share of AirTran common stock that they own. If the average closing price of Southwest common stock for the 20 consecutive trading day period ending on (and including) the third trading day prior to the closing date of the merger (the “Southwest average share price”) is greater than $12.46, then the exchange ratio will be adjusted to equal $4.00 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, then, subject to the next sentence, the exchange ratio will be adjusted to equal $3.50 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, Southwest must deliver, at its election, an additional amount of cash, an additional number (or fraction) of shares of Southwest common stock, or a combination of both, such that, after giving effect to such election, the aggregate value of the merger consideration per share of AirTran common stock is equal to $7.25. The exchange ratio adjustment mechanism provides at least $7.25 in value and up to $7.75 in value (based on the Southwest average share price) per share of AirTran common stock.

AirTran stockholders will not receive any fractional shares of Southwest common stock in the merger. Instead, Southwest will pay cash in lieu of any fractional shares of Southwest common stock that an AirTran stockholder would otherwise have been entitled to receive.

Q:	What is the value of the merger consideration?

A:

The exact value of the merger consideration that AirTran stockholders receive will depend on the price per share of Southwest common stock leading up to and just prior to the effective time of the merger. That price will not be known at the time of the special meeting and may be less than the current price or the price at the time of the special meeting. However, the exchange ratio adjustment mechanism discussed above will provide at least $7.25 in value and up to $7.75 in value (based on the Southwest average share price) per share of AirTran common stock. Based on the closing price of Southwest common stock on the New York Stock Exchange (the “NYSE”) on September 24, 2010, the last trading day before public announcement of the merger, the merger consideration represented $7.69 in value for each share of AirTran common stock. Based on the closing price of Southwest common stock on the NYSE on January 25, 2011, the merger consideration represented $7.75 in value for each share of AirTran common stock. We urge you to obtain current market quotations of Southwest common stock and AirTran common stock.

Q:	What will happen to outstanding shares of AirTran restricted stock?

A:	At the effective time of the merger, each outstanding share of AirTran restricted stock will become fully vested and will entitle the holder to receive the same per share merger consideration as other AirTran stockholders, subject to any applicable withholdings or deductions required by law.

Q:	What will happen to outstanding options to purchase shares of AirTran common stock?

A:	At the effective time of the merger, each outstanding AirTran stock option (other than stock options issued under the AirTran 1995 Employee Stock Purchase Plan and except as otherwise provided below), whether vested or unvested, will be terminated and converted into the right to receive a cash amount, less all applicable deductions and withholdings, equal to (i) the excess, if any, of (a) the cash equivalent of the per share merger consideration, which cash equivalent will be based on the Southwest average share price, and will not be less than $7.25 and will not exceed $7.75, over (b) the exercise price per share subject to the stock option, multiplied by (ii) the number of shares subject to the stock option. Holders of stock options under the AirTran 1994 Stock Option Plan and the AirTran 1996 Stock Option Plan will be required to execute an acknowledgement to the above-described treatment of their outstanding stock options in order to receive the cash amount; otherwise, stock options held by such holders will not terminate and will continue to be governed by the terms of the applicable stock option plan. Prior to the effective time of the merger, the AirTran board of directors (or an authorized committee thereof) will take action to freeze the AirTran 1995 Employee Stock Purchase Plan. If the effective time of the merger occurs prior to the freeze date, participants who hold outstanding stock options under the AirTran 1995 Employee Stock Purchase Plan immediately prior to the effective time will receive merger consideration for the amounts held in their plan accounts immediately prior to the effective time of the merger. If the effective time of the merger occurs after the freeze date, participants will receive shares of common stock pursuant to the terms of the AirTran 1995 Employee Stock Purchase Plan for which they will be entitled to receive the merger consideration.

Q:	What will happen to outstanding AirTran performance shares?

A:	At the effective time of the merger, each outstanding AirTran performance share will be automatically vested as to the target number (100%) of shares granted, and the applicable performance period will be deemed to have terminated as of the completion of the merger, such that the number of performance shares earned will be pro rated to reflect the shortened performance period. Holders of performance shares will receive the cash equivalent of the per share merger consideration (which cash equivalent will be based on the Southwest average share price) for each share earned, subject to any applicable withholdings or deductions required by law.

Q:	What will happen to AirTran’s outstanding convertible notes?

A:

AirTran’s 5.5% Convertible Senior Notes due in 2015 and 5.25% Convertible Senior Notes due in 2016 are expected to remain outstanding following the merger. AirTran’s 7.0% Convertible Notes due in 2023 will remain outstanding following the merger, unless AirTran has, at Southwest’s request, called and redeemed these notes in accordance with the applicable indenture. In addition, pursuant to the terms of the indentures governing AirTran’s outstanding convertible notes, certain supplemental indentures must be entered into at the effective time of the merger and the post-closing merger by AirTran, Southwest and the limited liability company subsidiary surviving the post-closing merger. Further, pursuant to the indentures governing the 5.5% Convertible Senior Notes due in 2015 and 5.25% Convertible Senior Notes due in 2016, Southwest will be required to unconditionally guarantee all obligations under such indentures.

Q:	How many shares of Southwest common stock will Southwest issue in connection with the merger?

A:	Assuming the exchange ratio remains fixed at 0.321, Southwest will issue approximately 45 million shares of Southwest common stock in exchange for AirTran common stock issued and outstanding as of the effective time of the merger, including shares issuable pursuant to AirTran restricted stock awards for which the applicable restrictions lapse as of the effective time of the merger as discussed above. In addition, approximately 12 million shares of Southwest common stock may be issuable upon conversion of AirTran’s outstanding convertible notes, along with an additional one million shares of Southwest common stock issuable if AirTran’s outstanding convertible notes are converted during the make-whole period. This total of approximately 58 million shares of Southwest common stock that may be issuable by Southwest in connection with the merger, assuming an exchange ratio of 0.321, represents approximately 8% of the shares of Southwest common stock outstanding immediately prior to the merger. Should the exchange ratio adjustment mechanism result in an exchange ratio greater or less than 0.321, the total number of shares of Southwest common stock issuable by Southwest in connection with the merger would increase or decrease accordingly.

Q:	What approvals are required to complete the merger in addition to AirTran stockholder approval?

A:	Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), Southwest and AirTran cannot complete the merger until they have filed certain information and materials with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the applicable waiting period under the HSR Act has expired or been terminated. On November 8, 2010, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a request for additional information and documentary material (a “Second Request”). The parties are responding to the Second Request and currently expect the closing of the merger to occur in the second quarter of 2011. See “The Merger—Regulatory Clearances Required for the Merger” on page 63.

Q:	Is Southwest’s obligation to complete the merger subject to Southwest receiving financing?

A:	No. Southwest must complete the merger regardless of whether it receives financing. Southwest intends to fund the total cash consideration for the transaction of approximately $519 million (calculated using Southwest’s January 25, 2011 stock price of $12.50 which equates to an exchange ratio of 0.320 and assuming that the holders of AirTran’s outstanding convertible notes will not convert their notes at closing) out of cash on hand.

Q:	When and where will the special stockholders meeting be held?

A:	The special meeting of AirTran stockholders will be held at the Marriott Orlando Airport Hotel, 7499 Augusta National Drive, Orlando, Florida 32822, on March 23, 2011, at 11:00 a.m., local time.

Q:	Who is entitled to vote at the special stockholders meeting?

A:	The record date for the special meeting is February 7, 2011. Only holders of record of outstanding shares of AirTran common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

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Q:	What constitutes a quorum at the special stockholders meeting?

A:	Stockholders who hold shares representing at least a majority of the shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. AirTran stockholders, by a majority of the votes cast at the meeting by the holders of AirTran common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares of AirTran common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record of AirTran as of the close of business on the record date for the special meeting, you may vote in person by attending the special meeting or, to ensure your shares are represented at the special meeting, you may authorize a proxy to vote by:

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logging onto http://www.proxyvote.com and following the instructions on your proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on March 22, 2011 and following the instructions provided on that site;

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dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on March 22, 2011 and following the instructions provided in the recorded message; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold AirTran shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the special meeting.

Q:	How many votes do I have?

A:	Holders of AirTran common stock are entitled to one vote for each share owned as of the close of business on the record date. As of the close of business on the record date, there were 136,976,610 shares of AirTran common stock outstanding and entitled to vote at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of AirTran common stock entitled to vote at the special meeting. Failures to vote, votes to abstain and broker non-votes will have the effect of votes against the proposal.

Q:	My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.” In connection with the special meeting, broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. You should therefore provide your broker, bank or other nominee with instructions as to how to vote your shares of AirTran common stock.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to AirTran or by voting in person at the special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:	How does the AirTran board of directors recommend that AirTran stockholders vote?

A:	The AirTran board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders and adopted the merger agreement. The AirTran board of directors unanimously recommends that AirTran stockholders vote “FOR” the proposal to approve the merger agreement.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are an AirTran stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are the holder of record of your shares and you properly complete and sign your proxy card but do not indicate how your shares of AirTran common stock should be voted on a matter, the shares of AirTran common stock represented by your proxy will be voted as the AirTran board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the holder of record of shares: If you are the record holder of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of AirTran;

•	timely delivering a new, valid proxy bearing a later date through the Internet, by telephone or by mail as described on the proxy card; or

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attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

If you hold shares in “street name”: If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures and timelines.

Q:	What are the U.S. federal income tax consequences of the merger to AirTran’s stockholders?

A:	The merger, together with the post-closing merger, is intended to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), provided that the value of shares of Southwest common stock delivered to AirTran stockholders in the merger is sufficient as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger” on page 89.

If the merger, together with the post-closing merger, qualifies as a reorganization and you are a U.S. holder, then you generally will recognize any gain only to the extent of the cash you receive and any loss will not be currently recognized.

If the merger, together with the post-closing merger, does not qualify as a reorganization and you are a U.S. holder, then you generally will recognize any gain or loss equal to the sum of the amount of cash you receive and the fair market value of the Southwest common stock you receive in the merger, determined when the merger occurs, less your tax basis in the AirTran common stock surrendered.

See “Risk Factors—Risks Relating to the Merger—There is a possibility that the merger, together with the post-closing merger, will not qualify as a reorganization for U.S. federal income tax purposes” on page 20.

For a more detailed description of the U.S. federal income tax consequences of the merger, please see “Material U.S. Federal Income Tax Consequences of the Merger” on page 89.

Q:	When do you expect the merger to be completed?

A:	Southwest and AirTran intend to complete the merger as soon as reasonably possible and expect the closing of the merger to occur in the second quarter of 2011. However, the merger is subject to regulatory clearance and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Southwest and AirTran could result in the merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposal at the special meeting?

A:	After the merger is completed, each share of AirTran common stock you hold will be converted automatically into the right to receive the merger consideration. You will receive instructions at that time regarding exchanging your shares for shares of Southwest common stock and cash. You do not need to take any action at this time. Please do not send your AirTran stock certificates with your proxy card.

Q:	Are stockholders entitled to dissenters’ rights of appraisal?

A:	Under Nevada law, AirTran stockholders are not entitled to dissenters’ rights of appraisal in connection with the merger.

Q:	What happens if I sell my shares of AirTran common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your AirTran shares after the record date but before the special meeting date, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. You should carefully read the detailed description of the risks associated with the merger and Southwest’s operations following the merger described in “Risk Factors” beginning on page 18.

Q:	Who can help answer my questions?

A:	AirTran stockholders who have questions about the merger or how to submit a proxy or desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

AirTran Stockholders May Call Toll-Free: (888) 666-2580

International Holders, Banks and Brokers May Call Collect: (212) 440-9800

Or

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

(407) 318-5188

Attn: Investor Relations

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger. Southwest and AirTran urge you to read the remainder of this proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 112. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Southwest Airlines Co.

Southwest Airlines Co., a Texas corporation, is a major passenger airline that provides scheduled air transportation in the United States. Southwest commenced service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities: Dallas, Houston and San Antonio. As of December 31, 2010, Southwest had 548 Boeing 737 aircraft serving 69 cities in 35 states throughout the United States. Based on the most recent data available from the U.S. Department of Transportation, as of September 30, 2010, Southwest was the largest domestic air carrier in the United States, as measured by the number of originating passengers boarded.

Southwest principally provides point-to-point, rather than hub-and-spoke, service. This allows Southwest to maximize the use of key assets, including aircraft, gates and employees, and also facilitates Southwest’s ability to provide its markets with frequent, conveniently timed flights and low fares.

Southwest’s common stock is traded on the NYSE under the symbol “LUV.”

The principal executive offices of Southwest are located at 2702 Love Field Drive, Dallas, Texas 75235, and its telephone number is (214) 792-4000.

AirTran Holdings, Inc.

AirTran Holdings, Inc., a Nevada corporation, is the parent company of AirTran Airways, Inc., a Delaware corporation and the principal operating subsidiary of AirTran. AirTran Airways is one of the largest low cost scheduled airlines in the United States in terms of departures and seats offered. AirTran Airways operates scheduled airline service throughout the United States and to selected international locations. Approximately half of AirTran Airways’ flights originate or terminate at its largest hub in Atlanta, Georgia, and AirTran Airways serves a number of markets with non-stop service from its hubs in Baltimore, Maryland; Milwaukee, Wisconsin; and Orlando, Florida. As of December 31, 2010, AirTran Airways operated 86 Boeing B717-200 aircraft (B717) and 52 Boeing B737-700 aircraft (B737) offering approximately 700 scheduled flights per day to 69 locations across the United States and the Caribbean, including San Juan, Puerto Rico; Cancun, Mexico; Montego Bay, Jamaica; Nassau, The Bahamas; and Orangestad, Aruba.

AirTran’s common stock is traded on the NYSE under the symbol “AAI.”

The principal executive offices of AirTran are located at 9955 AirTran Boulevard, Orlando, Florida 32827, and its telephone number is (407) 318-5600.

Guadalupe Holdings Corp.

Guadalupe Holdings Corp., a wholly owned subsidiary of Southwest, is a Nevada corporation that was formed on September 24, 2010, for the sole purpose of effecting the merger. In the merger, Guadalupe Holdings Corp. will merge with and into AirTran, with AirTran surviving as a wholly owned subsidiary of Southwest.

The Merger

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Southwest and AirTran encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 67.

Form of the Merger (see page 32)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Southwest formed for the sole purpose of effecting the merger, will be merged with and into AirTran. AirTran will survive the merger as a wholly owned subsidiary of Southwest. Immediately following the effective time of the merger, we expect that AirTran will merge with and into a wholly owned limited liability company subsidiary of Southwest, with the limited liability company subsidiary surviving the post-closing merger as a wholly owned subsidiary of Southwest.

Merger Consideration (see page 32)

AirTran stockholders will have the right to receive 0.321 shares of Southwest common stock (which exchange ratio may be adjusted as discussed below) and $3.75 in cash, without interest, for each share of AirTran common stock that they own. If the Southwest average share price is greater than $12.46, then the exchange ratio will be adjusted to equal $4.00 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, then, subject to the next sentence, the exchange ratio will be adjusted to equal $3.50 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, Southwest must deliver, at its election, an additional amount of cash, an additional number (or fraction) of shares of Southwest common stock, or a combination of both, such that, after giving effect to such election, the aggregate value of the merger consideration per share of AirTran common stock is equal to $7.25. The exchange ratio adjustment mechanism provides at least $7.25 in value and up to $7.75 in value (based on the Southwest average share price) per share of AirTran common stock. Based on the closing price of Southwest common stock on the NYSE on September 24, 2010, the last trading day before public announcement of the merger, the merger consideration represented $7.69 in value for each share of AirTran common stock. Based on the closing price of Southwest common stock on the NYSE on January 25, 2011, the merger consideration represented $7.75 in value for each share of AirTran common stock.

Recommendation of the Board of Directors of AirTran (see page 40)

After careful consideration, the AirTran board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders and adopted the merger agreement. For more information regarding the factors considered by the AirTran board of directors in reaching its decision to adopt the merger agreement and declare advisable the merger, see the section entitled “The Merger—Reasons for the Merger; Recommendation of the AirTran Board of Directors.” The AirTran board of directors unanimously recommends that AirTran stockholders vote “FOR” the proposal to approve the merger agreement at the special meeting.

Opinion of AirTran’s Financial Advisor (see page 44)

Morgan Stanley & Co. Incorporated (“Morgan Stanley”) rendered its opinion to the board of directors of AirTran that, as of September 26, 2010, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of shares of AirTran common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of AirTran common stock.

The full text of Morgan Stanley’s written opinion, dated September 26, 2010, is attached as Annex B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the AirTran board of directors, and addresses only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to the holders of shares of AirTran common stock as of the date of the opinion. It does not address any other aspects of the merger nor express any opinion as to the prices at which AirTran common stock or Southwest common stock will trade at any time, and does not constitute a recommendation to any holder of AirTran common stock as to how to vote at the stockholders’ meeting to be held in connection with the merger.

Interests of AirTran Directors and Executive Officers in the Merger (see page 51)

Executive officers and members of AirTran’s board of directors have interests in the merger that may be different from, or in addition to, the interests of AirTran stockholders generally. AirTran’s executive officers have agreements with AirTran that provide for severance benefits if their employment is terminated under certain circumstances following a change of control of AirTran, such as the merger. The executive officers of AirTran who are currently anticipated to experience a constructive termination of employment in connection with the completion of the merger are expected to receive cash severance payments and other benefits (excluding the value of outstanding incentive awards) ranging from $1.159 million to $2.856 million. Although no payment currently is anticipated, Mr. Fornaro also may receive reimbursement for excise taxes payable in connection with his change of control benefits. The foregoing amounts are based on certain assumptions described under “Interests of AirTran Directors and Executive Officers in the Merger—Executive Officers.”

Additionally, as detailed below under “—Treatment of AirTran Stock Options and Other Stock Based Awards and Programs” and “—Interests of AirTran Directors and Executive Officers in the Merger,” restricted stock held by each executive officer and non-management director of AirTran will automatically vest upon completion of the merger. Outstanding stock options, whether vested or unvested, will be converted into the right to receive a cash payment (subject to certain exceptions), and certain performance targets also will be deemed satisfied under outstanding performance awards held by AirTran’s executive officers.

Eligible officers of AirTran who remain employed with AirTran for at least three months after the merger will receive retention bonuses with estimated values ranging from $110,000 to $170,000 and like amounts for remaining employed for at least six months after the merger, in each case, under an Employee Retention Plan adopted by the AirTran board of directors to address potential employee concerns related to the proposed merger, as more fully described below under “Interests of AirTran Directors and Executive Officers in the Merger—Executive Officers.” Further, Robert L. Fornaro and Steven A. Rossum, who are not participants in the Employee Retention Plan but who are expected to remain as officers of AirTran for at least six months after the merger, are entitled to bonuses of $290,000 and $170,000, respectively, upon successful completion of the merger. Such bonuses also are described below under “Interests of AirTran Directors and Executive Officers in the Merger—Executive Officers.” Messrs. Fornaro and Rossum also are parties to consulting agreements with terms of 24 months after the termination of their employment with AirTran with values of $1,160,000 and $680,000, respectively, if paid in full. Such agreements are described below under “Interests of AirTran Directors and Executive Officers in the Merger—Executive Officers.”

There are no current arrangements obligating any of AirTran’s executive officers or members of AirTran’s board of directors to continue to serve as executive officers or directors of the combined company upon completion of the merger.

The AirTran board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and in recommending that you vote for the proposal to approve the merger agreement.

Treatment of AirTran Stock Options and Other Stock Based Awards and Programs (see page 64)

Restricted Stock. At the effective time of the merger, each outstanding share of restricted stock will become fully vested and will entitle the holder to receive the same per share merger consideration as other AirTran stockholders, subject to any applicable withholdings or deductions required by law.

Stock Options. At the effective time of the merger, each outstanding stock option (other than stock options issued under the AirTran 1995 Employee Stock Purchase Plan and except as otherwise provided below), whether vested or unvested, will be terminated and converted into the right to receive a cash amount, subject to any applicable withholdings or deductions required by law, calculated as described in the merger agreement and on page 64 below. Holders of stock options under the AirTran 1994 Stock Option Plan and the AirTran 1996 Stock Option Plan will be required to execute an acknowledgement to the above-described treatment of their outstanding stock options in order to receive the cash amount; otherwise, stock options held by such holders will not terminate and will continue to be governed by the terms of the applicable stock option plan. Prior to the effective time of the merger, the AirTran board of directors (or an authorized committee thereof) will take action to freeze the AirTran 1995 Employee Stock Purchase Plan. If the effective time of the merger occurs prior to the freeze date, participants who hold outstanding stock options under the AirTran 1995 Employee Stock Purchase Plan immediately prior to the effective time will receive merger consideration for the amounts held in their plan accounts immediately prior to the effective time of the merger, subject to any applicable withholdings or deductions required by law. If the effective time of the merger occurs after the freeze date, participants will receive shares of common stock pursuant to the terms of the AirTran 1995 Employee Stock Purchase Plan for which they will be entitled to receive the merger consideration.

Performance Shares. At the effective time of the merger, each outstanding performance share will be automatically vested as to the target number (100%) of shares granted, and the applicable performance period will be deemed to have terminated as of the completion of the merger, such that the number of performance shares earned will be pro rated to reflect the shortened performance period. Holders of performance shares will receive the cash equivalent of the per share merger consideration (which cash equivalent will be based on the Southwest average share price) for each share earned, subject to any applicable withholdings or deductions required by law.

Material U.S. Federal Income Tax Consequences of the Merger (see page 89)

The merger, together with the post-closing merger, is intended to qualify as a “reorganization” under the Code, provided that the value of the shares of Southwest common stock delivered to AirTran stockholders in the merger is sufficient as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger.” If the merger, together with the post-closing merger, qualifies as a reorganization and you are a U.S. person, you generally will recognize any gain only to the extent of the cash you receive and any loss will not be currently recognized.

If the merger, together with the post-closing merger, does not qualify as a reorganization and you are a U.S. person, then you generally will recognize any gain or loss equal to the sum of the amount of any cash and the fair market value of the Southwest common stock you receive in the merger, determined when the merger occurs, less your tax basis in the AirTran common stock surrendered.

See “Risk Factors—Risks Relating to the Merger—There is a possibility that the merger, together with the post-closing merger, will not qualify as a reorganization for U.S. federal income tax purposes” on page 20.

For a more detailed description of the U.S. federal income tax consequences of the merger, please see “Material U.S. Federal Income Tax Consequences of the Merger” on page 89.

Regulatory Clearances Required for the Merger (see page 63)

Southwest and AirTran have each agreed to take actions in order to obtain regulatory clearance required to consummate the merger. Regulatory clearance includes expiration or termination of the required waiting period under the HSR Act, following required notifications and review by the Antitrust Division. On October 8, 2010, each of Southwest and AirTran filed its notification under the HSR Act. On November 8, 2010, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a request for additional information and documentary material. The parties are responding to the Second Request and currently expect the closing of the merger to occur in the second quarter of 2011.

In addition to the antitrust related filings and clearance discussed above, Southwest and AirTran must obtain any approvals or authorizations required to be obtained from the Federal Aviation Administration (the “FAA”) and the U.S. Department of Transportation (the “DOT”), as well as all other approvals and authorizations required to be obtained in connection with the consummation of the merger and the transactions contemplated by the merger agreement from any other governmental authority, except where the failure to obtain any such approval or authorization will not result in a material adverse effect (as defined in the merger agreement) on either Southwest or AirTran.

While Southwest and AirTran expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger

Southwest and AirTran currently expect the closing of the merger to occur in the second quarter of 2011. However, the merger is subject to regulatory clearance and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of Southwest and AirTran could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 83)

The obligations of Southwest and AirTran to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by holders of a majority of the outstanding shares of AirTran common stock entitled to vote thereon;

•	authorization of the listing on the NYSE of the shares of Southwest common stock to be issued to AirTran stockholders pursuant to the merger, subject to official notice of issuance;

•	the waiting period applicable to the merger under the HSR Act having expired or been earlier terminated;

•	any approvals and authorizations required to be obtained from the FAA and the DOT having been obtained;

•

all other approvals and authorizations required to be obtained in connection with the consummation of the merger and the transactions contemplated by the merger agreement from any governmental authority having been obtained, except where the failure to obtain any such approval or authorization will not result in a material adverse effect (as defined in the merger agreement) on either Southwest and its subsidiaries, taken as a whole, or AirTran and its subsidiaries, taken as a whole;

•

effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose; and

•

absence of any order, judgment, writ, stipulation, award, injunction, decree, arbitration award, finding, law, statute, ordinance, rule or regulation by a court or other governmental authority or other legal restraint or prohibition that makes illegal or permanently restrains, enjoins or otherwise prohibits or prevents the consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, Southwest’s obligation to effect the merger is subject to the satisfaction or its waiver of the following additional conditions:

•

each of the representations and warranties of AirTran, other than the representations and warranties related to (i) the corporate organization, standing, corporate power and authority of AirTran and the subsidiaries of AirTran, (ii) the due authorization and valid issuance of the shares of AirTran capital stock, (iii) the absence of any outstanding voting debt, (iv) AirTran’s ownership of all of the issued and outstanding equity ownership interests of AirTran Airways, free and clear of any encumbrances and voting and selling restrictions, (v) the approval of the merger agreement and the merger by the AirTran board of directors and AirTran’s corporate power and authority to enter into the merger agreement, (vi) the inapplicability of any state takeover statutes to the merger agreement, the merger and the other transactions contemplated by the merger agreement, (vii) the absence of any stockholder rights agreement or any similar type of anti-takeover contract to which AirTran is subject that applies to the merger or the ability of Southwest or any subsidiary of Southwest to perform its respective obligations under the merger agreement or receive the benefits thereof, and (viii) AirTran Airways’ status as a “citizen of the United States” and as an “air carrier,” as such terms are defined in the Federal Aviation Act, and operation under certificates issued pursuant to the Federal Aviation Act, will be true and correct as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) has not had and would not result in a material adverse effect (as defined in the merger agreement) on AirTran;

•

each of the representations and warranties of AirTran related to (i) the corporate organization, standing, corporate power and authority of AirTran and the subsidiaries of AirTran, (ii) the approval of the merger agreement and the merger by the AirTran board of directors and AirTran’s corporate power and authority to enter into the merger agreement, (iii) the inapplicability of any state takeover statutes to the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iv) the absence of any stockholder rights agreement or any similar type of anti-takeover contract to which AirTran is subject that applies to the merger or the ability of Southwest or any subsidiary of Southwest to perform its respective obligations under the merger agreement or receive the benefits thereof, and (v) AirTran Airways’ status as a “citizen of the United States” and as an “air carrier,” as such terms are defined in the Federal Aviation Act, and operation under certificates issued pursuant to the Federal Aviation Act, will be true and correct in all respects as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date);

•

each of the representations and warranties of AirTran related to (i) the due authorization and valid issuance of the shares of AirTran capital stock, (ii) the absence of any outstanding voting debt, and (iii) AirTran’s ownership of all of the issued and outstanding equity ownership interests of AirTran Airways, free and clear of any encumbrances and voting and selling restrictions will be true and correct, except for any inaccuracies that are immaterial individually or in the aggregate, in each case as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made as of an earlier date, which need only be true and correct as of such date);

•	AirTran shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•

Southwest shall have received a certificate executed by AirTran’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the four immediately preceding bullet points.

AirTran’s obligation to effect the merger is subject to the satisfaction or its waiver of the following additional conditions:

•

each of the representations and warranties of Southwest, other than the representations and warranties related to (i) the corporate organization, standing, corporate power and authority of Southwest and Merger Sub, (ii) the due authorization and valid issuance of the shares of Southwest capital stock, (iii) the absence of any options, warrants or other rights to acquire Southwest common stock or any pre-emptive rights, subscriptions, derivatives or other rights, agreements, arrangements or commitments of any character relating to the common stock of Southwest or its subsidiaries obligating Southwest or its subsidiaries to issue, transfer or sell any common stock or voting debt of Southwest and its subsidiaries, (iv) the absence of any voting trusts to which Southwest or any of its subsidiaries is a party, (v) the sufficiency of the number of authorized and unissued shares of Southwest common stock and Southwest’s cash (or its access to cash) to consummate the merger and the other transactions contemplated by the merger agreement, and (vi) the approval of the merger agreement and the merger by the boards of directors of Southwest and of Merger Sub and Southwest’s and Merger Sub’s corporate power and authority to enter into the merger agreement, will be true and correct as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) has not had and would not result in a material adverse effect (as defined in the merger agreement) on Southwest;

•

each of the representations and warranties of Southwest related to (i) the corporate organization, standing, corporate power and authority of Southwest and Merger Sub, (ii) the due authorization and valid issuance of the shares of Southwest capital stock, (iii) the absence of any options, warrants or other rights to acquire Southwest common stock or any pre-emptive rights, subscriptions, derivatives or other rights, agreements, arrangements or commitments of any character relating to the common stock of Southwest or its subsidiaries obligating Southwest or its subsidiaries to issue, transfer or sell any common stock or voting debt of Southwest and its subsidiaries, (iv) the absence of any voting trusts to which Southwest or any of its subsidiaries is a party, (v) the sufficiency of the number of authorized and unissued shares of Southwest common stock and Southwest’s cash (or its access to cash) to consummate the merger and the other transactions contemplated by the merger agreement, and (vi) the approval of the merger agreement and the merger by the boards of directors of Southwest and of Merger Sub and Southwest’s and Merger Sub’s corporate power and authority to enter into the merger agreement will be true and correct in all respects as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date);

•	Southwest shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•

AirTran shall have received a certificate executed by Southwest’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the three immediately preceding bullet points.

No Solicitation of Alternative Proposals (see page 75)

The merger agreement generally precludes AirTran from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in AirTran common stock or AirTran’s assets. However, if prior to obtaining the approval of its stockholders of the proposal to approve the merger agreement, AirTran receives an unsolicited proposal from a third party for a competing transaction and the AirTran board of directors determines in good faith (after consultation with its legal and financial advisors) (i) that such proposal is or could reasonably be expected to lead to a proposal that is superior to the proposal contemplated by the merger agreement, and (ii) that there is a reasonable probability that the failure to take the actions would cause the AirTran board to violate its fiduciary duties to AirTran and its stockholders under Nevada law, AirTran and its representatives may furnish information and data (including non-public information) with respect to AirTran and its subsidiaries to and engage in, maintain and participate in discussions or negotiations with, the third party making the competing proposal and its representatives, or otherwise cooperate with or assist or participate in, or encourage or facilitate, any such discussions or negotiations regarding the competing proposal.

Termination of the Merger Agreement (see page 85)

Southwest and AirTran may mutually agree to terminate the merger agreement at any time prior to the effectiveness of the merger. Either party may also terminate the merger agreement if:

•

the merger is not consummated by September 26, 2011, which date is subject to extension by mutual agreement of the parties (the “end date”), as long as the failure to complete the merger before that date is not the result of or caused by the terminating party’s breach of any representation or warranty or failure to fulfill any covenant or agreement under the merger agreement;

•

a governmental authority has issued a final and nonappealable order, judgment, writ, stipulation, award, injunction, decree, arbitration award, finding, law, statute, ordinance, rule or regulation making (or any other legal restraint or prohibition makes) the merger illegal or permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement;

•	the required AirTran stockholder approval has not been obtained due to the failure to obtain the required vote at a duly held meeting of AirTran stockholders at which a vote is taken; or

•

the other party has breached any of its representations or warranties or failed to perform any of the obligations to be performed by it under the merger agreement and such breach or failure to perform (i) would result in a failure by such party to satisfy the closing conditions with respect to the accuracy of such party’s representations and warranties or the performance by such party of its obligations and (ii) is incapable of being cured or has not been cured by the later of 20 business days after written notice of the breach and the end date.

Southwest and AirTran also may terminate the merger agreement in connection with certain competing transactions. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” for a more complete discussion of the rights of each of Southwest and AirTran to terminate the merger agreement.

Termination Fees and Expenses (see page 86)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this proxy statement/prospectus where AirTran may be required to pay a termination fee of $39 million (but, in which case, AirTran would not be required to pay a separate expense reimbursement to Southwest). See the section entitled “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” for a discussion of the circumstances under which such a termination fee will be required to be paid.

Accounting Treatment (see page 93)

Southwest prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. The merger will be accounted for using the acquisition method of accounting.

No Dissenters’ Rights of Appraisal (see page 109)

Under Nevada law, the holders of shares of AirTran common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 104)

AirTran stockholders receiving the merger consideration will have different rights once they become stockholders of Southwest due to differences between the governing law and corporate documents of AirTran and Southwest. These differences are described in detail under the section entitled “Comparison of Rights of Southwest and AirTran Stockholders.”

Listing of Shares of Southwest Common Stock; Delisting and Deregistration of Shares of AirTran Common Stock (see page 65)

It is a condition to the completion of the merger that the shares of Southwest common stock to be issued to AirTran stockholders pursuant to the merger be authorized for listing on the NYSE, subject to official notice of issuance, at the effective time of the merger. Upon completion of the merger, shares of AirTran common stock currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

The Special Meeting

(see page 28)

The special meeting is scheduled to be held at the Marriott Orlando Airport Hotel, 7499 Augusta National Drive, Orlando, Florida 32822 on March 23, 2011 at 11:00 a.m., local time. The special meeting is being held in order to consider and vote on:

•	the proposal to approve the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 32 and 67, respectively; and

•	adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Only holders of record of AirTran common stock at the close of business on February 7, 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, 136,976,610 shares of AirTran common stock were issued and outstanding, approximately 1.31% of which were held by AirTran’s directors and executive officers. We currently expect that AirTran’s directors and executive officers will vote their shares in favor of the merger proposal, although no director or executive officer has entered into any agreement obligating him or her to do so.

You may cast one vote for each share of AirTran common stock you own. The proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of AirTran common stock entitled to vote at the special meeting. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the merger agreement, AirTran stockholders, by a majority of the votes cast at the meeting by the holders of AirTran common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Summary Historical Consolidated Financial Data

Summary Consolidated Historical Financial Data of Southwest

The following statement of operations data for the years ended December 31, 2009, 2008, and 2007 and the balance sheet data as of December 31, 2009 and 2008 have been derived from the audited consolidated financial statements of Southwest contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated into this document by reference. The statement of operations data for the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from Southwest’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of operations data for the nine months ended September 30, 2010 and the balance sheet data as of September 30, 2010 have been derived from Southwest’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which is incorporated into this document by reference. The statement of operations data for the nine months ended September 30, 2009 have been derived from Southwest’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2009, which has not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Southwest’s management, contain all adjustments necessary to present fairly Southwest’s financial position and results of operations for the periods indicated.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Southwest contained in such reports.

Statement of Operations Data of Southwest

(In millions, except per share amounts)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Operating revenue	$8,990	$7,638	$10,350	$11,023	$9,861	$9,086	$7,584
Operating expenses	8,218	7,543	10,088	10,574	9,070	8,152	6,859
Earnings from operations	772	95	262	449	791	934	725
Income (loss) before income taxes	532	(20)	164	278	1,058	790	779
Income taxes	204	(4)	65	100	413	291	295
Net income (loss) (1)	328	(16)	99	178	645	499	484
Earnings (loss) per share:
Basic	0.44	(0.02)	0.13	0.24	0.85	0.63	0.61
Diluted	0.44	(0.02)	0.13	0.24	0.84	0.61	0.60
Cash dividends declared per common share	0.0135	0.0135	0.0180	0.0180	0.0180	0.0180	0.0180

(1) Includes the following special income (expense) items:
Impact of fuel contracts, net	(107)	(50)	(9)	(128)	197	(88)	59
Impact of early retirement offer	—	(35)	(35)	—	(12)	—	—
Other, net	—	—	—	12	(11)	9	—

Balance Sheet Data of Southwest

(In millions)

	As of September 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
Unrestricted cash, cash equivalents and short-term investments	$3,379	$2,254	$2,593	$1,803	$2,779	$1,759	$2,531
Total assets	15,143	14,100	14,269	14,068	16,772	13,460	14,003
Long-term debt and capital lease obligations, excluding current portion	3,350	3,378	3,325	3,498	2,050	1,567	1,394
Stockholders’ equity	5,950	5,217	5,454	4,953	6,941	6,449	6,675

Summary Consolidated Historical Financial Data of AirTran

The following statement of operations data for the years ended December 31, 2009, 2008, and 2007 and the balance sheet data as of December 31, 2009 and 2008 have been derived from the audited consolidated financial statements of AirTran contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated into this document by reference. The statement of operations data for the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from AirTran’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of operations data for the nine months ended September 30, 2010 and the balance sheet data as of September 30, 2010 have been derived from AirTran’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which is incorporated into this document by reference. The statement of operations data for the nine months ended September 30, 2009 have been derived from AirTran’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2009, which has not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of AirTran’s management, contain all adjustments necessary to present fairly AirTran’s financial position and results of operations for the periods indicated.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of AirTran contained in such reports.

Statement of Operations Data of AirTran

(In millions, except per share amounts)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Operating revenue	$1,974	$1,743	$2,341	$2,552	$2,310	$1,892	$1,450
Operating expenses	1,846	1,592	2,164	2,628	2,167	1,852	1,427
Operating income (loss)	128	151	177	(76)	143	40	23
Income (loss) before income taxes	56	119	136	(300)	84	24	15
Income taxes	19	1	1	(34)	33	10	6
Net income (loss) (1)	37	118	135	(266)	51	14	9
Earnings (loss) per share:
Basic	0.27	0.98	1.09	(2.44)	0.55	0.16	0.11
Diluted	0.24	0.86	0.95	(2.44)	0.54	0.16	0.10
Cash dividends declared per common share	—	—	—	—	—	—	—
(1) Includes the following income (expense) items:
Impact on extinguishment of debt, net of taxes	—	3	3	—	—	—	—
Unrealized gains or losses on derivative financial instruments, net of taxes	(4)	28	35	(25)	—	—	—
Gain on asset dispositions, net of taxes	—	3	3	20	3	—	—
Impairment of goodwill	—	—	—	(8)	—	—	—
Midwest exchange offer expenses, net of taxes	—	—	—	—	(7)	—	—
Reduction to aircraft fuel expense due to a claim for refund of fuel taxes previously paid (not net of taxes)	8	—	—	—	—	—	—

Balance Sheet Data of AirTran

(In millions)

	As of September 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
Unrestricted cash, cash equivalents and short-term investments	$424	$408	$544	$335	$318	$310	$371
Total assets	2,177	2,157	2,284	2,085	2,072	1,616	1,160
Long-term debt and capital lease obligations, excluding current portion	902	833	932	943	938	697	369
Stockholders’ equity	515	415	502	281	474	409	383

Summary Unaudited Pro Forma Condensed Combined Financial Information of Southwest and AirTran

The following table presents selected unaudited pro forma combined financial information about Southwest’s consolidated balance sheet and statements of operations, after giving effect to the acquisition of AirTran. The information under “Statement of Operations Data” in the table below gives effect to the merger as if it had been consummated on January 1, 2009, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the merger had been consummated on September 30, 2010. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Southwest considered the acquirer of AirTran. See “Accounting Treatment” on page 93.

As of the date of this proxy statement/prospectus, Southwest has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the AirTran assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform AirTran’s accounting policies to Southwest’s accounting policies. A final determination of the fair value of AirTran’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of AirTran that exist as of the date of completion of the merger and, therefore, cannot be made prior to the completion of the transaction. Additionally, the value of the consideration to be given by Southwest to complete the merger will be determined based on the trading price of Southwest’s common stock at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the information presented below. Southwest estimated the fair value of AirTran’s assets and liabilities based on discussions with AirTran’s management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share certain information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Southwest and AirTran, including the related notes, filed by each with the SEC, and with the unaudited pro forma condensed combined financial statements of Southwest and AirTran, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 112 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 94. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

Statement of Operations Data

(In millions, except per share amounts)

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Operating revenue	$10,964	$12,691
Operating expenses	10,070	12,270
Earnings from operations	894	421
Income before income taxes	553	297
Income taxes	215	118
Net income	338	179
Earnings per share:
Basic	0.43	0.23
Diluted	0.43	0.23

Balance Sheet Data

(In millions)

September 30, 2010
Unrestricted cash, cash equivalents and short-term investments	$3,284
Total assets	17,569
Long-term debt and capital lease obligations, excluding current portion	4,319
Stockholders’ equity	6,498

Unaudited Comparative Per Share Data

Presented below are Southwest’s and AirTran’s historical per share data for the nine months ended September 30, 2010 and the year ended December 31, 2009 and unaudited pro forma combined per share data for the nine months ended September 30, 2010 and the year ended December 31, 2009. This information should be read together with the consolidated financial statements and related notes of Southwest and AirTran that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 94. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma income per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.

Southwest—Historical	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Earnings per share:
Basic	$0.44	$0.13
Diluted	$0.44	$0.13
Book value per share of common stock	$7.96	$7.36

AirTran—Historical	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Earnings per share:
Basic	$0.27	$1.09
Diluted	$0.24	$0.95
Book value per share of common stock	$3.80	$3.73

Southwest Unaudited Pro Forma Combined Amounts	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Earnings per share:
Basic	$0.43	$0.23
Diluted	$0.43	$0.23
Book value per share of common stock	$8.21	(a)

AirTran Unaudited Pro Forma Equivalent Per Share Data (b)	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Earnings per share:
Basic	$0.14	$0.07
Diluted	$0.14	$0.07
Book value per share of common stock	$2.63	(a)

(a)	Not applicable.
(b)	The AirTran unaudited pro forma equivalent per share financial information is computed by multiplying the Southwest unaudited pro forma combined amounts by the exchange ratio (0.320 shares of Southwest common stock for each share of AirTran common stock based on Southwest’s closing share price on January 25, 2011) so that the per share amounts are equated to the respective values for one share of AirTran common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on, and include statements about, Southwest’s and AirTran’s estimates, expectations, beliefs, strategies and intentions regarding future events. These statements generally can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions and variations thereof. Specific forward-looking statements include, without limitation, statements regarding the following:

•	the effects of the acquisition on AirTran equity and debt holders and AirTran employees;

•

the anticipated timing of completion of the merger and related matters concerning approval of the proposed merger by AirTran stockholders and governmental regulatory authorities, as well as satisfaction of the closing conditions to the proposed merger;

•

Southwest’s plans and expectations with respect to the acquisition of AirTran, including without limitation Southwest’s plans and expectations related to (i) its growth opportunities and competitive position; (ii) its fleet; (iii) its customer experience; (iv) its results of operations, including expected synergies and other benefits, and earnings and cash flows, and its dividend policy; (v) the impact of the acquisition on Southwest’s credit ratings; (vi) the assumption of AirTran obligations and liabilities; and (vii) integration matters;

•	the expected federal tax consequences of the acquisition; and

•	expectations and intentions relating to outstanding litigation.

These forward-looking statements are based on Southwest’s and AirTran’s current intent, beliefs, expectations and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that that could cause these differences include the factors identified under “Risk Factors,” beginning on page 18, as well as the following, among others:

•	Southwest’s ability to successfully integrate AirTran’s business and realize the expected synergies and other benefits from the transaction;

•	the impact of the economy on demand for air travel and fluctuations in consumer demand generally for the services to be provided as a result of the transaction;

•	the impact of fuel prices and economic conditions on Southwest’s business plans, strategies and stock price;

•	actions of competitors, including without limitation pricing, scheduling and capacity decisions, and consolidation and alliance activities; and

•	the impact of governmental regulations.

Southwest and AirTran caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Southwest’s and AirTran’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning Southwest, AirTran, the proposed transaction or other matters and attributable to Southwest or AirTran or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

All forward-looking statements contained in this document speak only as of the date of this document, and all forward-looking statements contained in any document incorporated by reference speak only as of the date of that document. Neither Southwest nor AirTran undertakes any obligation to update publicly any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the proposal to approve the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Southwest and AirTran because these risks will also affect Southwest following the merger. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2009 for each of Southwest and AirTran, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 112.

Risk Factors Relating to the Merger

Because the market price of Southwest common stock will fluctuate, you cannot be sure of the exact value of the merger consideration you will receive within the $7.25 to $7.75 range per share of AirTran common stock. In addition, the market price of Southwest common stock will continue to fluctuate following the merger.

Upon the effective time of the merger, each share of AirTran common stock will be converted into the right to receive merger consideration consisting of shares of Southwest common stock and cash, pursuant to the terms of the merger agreement. The value of the merger consideration to be received by AirTran stockholders will be based on the exchange ratio, and is likely to fluctuate depending on the average of the closing prices per share of Southwest common stock during the 20 consecutive trading day period ending on (and including) the third trading day prior to the closing date of the merger. This average price may vary from the market price of Southwest common stock on the date the merger was announced, on the date that this proxy statement/prospectus is mailed to AirTran stockholders, on the date that you submit a proxy card or on the date of the special meeting. The exchange ratio adjustment mechanism will provide at least $7.25 in value and up to $7.75 in value (based on the Southwest average share price) per share of AirTran common stock; however, because the closing of the transaction may not occur for some period of time after the special meeting, at the time of the special meeting, you may not know or be able to calculate the exact amount of any cash consideration you would receive with respect to each share of AirTran common stock or the exchange ratio used to determine the number of shares of Southwest common stock you would receive with respect to each share of AirTran common stock on the closing date of the merger. Any change in the price of Southwest common stock prior to the date that the exchange ratio is set will affect the value of the merger consideration (within the $7.25 to $7.75 range) that you will receive upon the effective time of the merger. In addition, the price of Southwest common stock could fluctuate between the time that the exchange ratio is set and the time you actually receive your shares of Southwest common stock as merger consideration, so you will be subject to the risk of a decline in the price of Southwest common stock during that period. Stock prices may also fluctuate following the merger. Stock price fluctuations can result from a variety of factors, many of which are beyond our control.

The merger is subject to the receipt of consents and clearances from regulatory authorities that may impose conditions that could have an adverse effect on Southwest or AirTran or that could delay or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust laws and various approvals, consents or clearances may be required to be obtained from regulatory entities. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdictions. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of Southwest’s business following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of Southwest following the merger. In addition, neither Southwest nor AirTran can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Clearances Required for the Merger” beginning on page 63.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances and approval by AirTran’s stockholders, the merger is subject to a number of other conditions beyond Southwest’s and AirTran’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Southwest not to realize some or all of the synergies and other benefits that it expects to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 83.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of AirTran which could adversely affect the future business and operations of Southwest following the merger.

Southwest and AirTran are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Southwest’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of AirTran. Current and prospective employees of AirTran may experience uncertainty about their roles within Southwest following the merger, which may have an adverse effect on the ability of Southwest to retain key management and other key personnel. Accordingly, no assurance can be given that Southwest will be able to retain key management personnel and other key employees of AirTran.

Several lawsuits have been filed against Southwest and AirTran challenging the merger, and one or more adverse rulings may prevent the merger from being completed.

Southwest and AirTran, as well as certain officers of AirTran and the members of AirTran’s board of directors, were named as defendants in several lawsuits brought by AirTran stockholders challenging the proposed merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms. Additional lawsuits may be filed against Southwest, AirTran or the directors and officers of either company in connection with the merger. See “The Merger—Litigation Related to the Merger” beginning on page 65 for more information about the lawsuits that have been filed related to the merger.

One of the conditions to the closing of the merger is that no order issued by a governmental authority of competent jurisdiction or law or other legal restraint or prohibition making the merger illegal or permanently restraining, enjoining, or otherwise prohibiting or preventing the consummation of the merger or the other transactions contemplated by the merger agreement be in effect. Consequently, if the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all.

While Southwest, Merger Sub, AirTran and the individual AirTran defendants believe that each of the four currently pending lawsuits is without merit, the parties to two of such suits entered into a Memorandum of

Understanding (“MOU”) on January 26, 2011 to settle those lawsuits. The settlement provides for the inclusion of additional disclosures with respect to various aspects of the merger in this proxy statement/prospectus. In addition, it provides for the payment of plaintiffs’ attorneys’ fees and expenses, subject to court approval. The MOU further provides that the parties will enter into a stipulation of settlement which will provide, among other things, for the conditional certification of a settlement class. The MOU and stipulation of settlement are subject to various conditions, including court approval following notice to AirTran stockholders, completion of certain discovery and consummation of the merger. If the settlement is finally approved, it will resolve and release on behalf of the entire class of AirTran stockholders, all claims that were or could have been brought challenging any aspect of the merger, the merger agreement and any disclosure made in connection therewith, among other claims.

There is a possibility that the merger, together with the post-closing merger, will not qualify as a reorganization for U.S. federal income tax purposes.

The merger, together with the post-closing merger, will qualify as a reorganization for U.S. federal income tax purposes if, among other requirements, the value of the Southwest common stock that is delivered in the merger in exchange for shares of AirTran common stock that are outstanding prior to the effective time of the merger is 40% or more of the sum of the value of such Southwest common stock and the cash that is delivered in the merger in exchange for those shares of AirTran common stock. That is, there must be at least 40% “continuity of stockholder interest” in the merger to assure that it qualifies as a reorganization. It is possible that the merger could qualify as a reorganization with a continuity of stockholder interest less than 40%; however, no assurance can be provided that the merger would qualify as a reorganization in such a case.

No assurance can be provided that the merger will qualify as a reorganization. If the merger fails to qualify as a reorganization, the merger would proceed as a fully taxable transaction to all AirTran stockholders.

For a more detailed description of the U.S. federal income tax consequences of the merger, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Southwest and AirTran.

If the merger is not completed, the ongoing businesses of Southwest and/or AirTran may be adversely affected, and Southwest and AirTran will be subject to several risks, including the following:

•	AirTran being required to pay a termination fee of $39 million under certain circumstances provided in the merger agreement;

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees; and

•	having had the focus of each companies’ management on the merger instead of on pursuing other opportunities that could have been beneficial to the companies.

If the merger is not completed, Southwest and AirTran cannot assure their stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of Southwest or AirTran.

The merger agreement contains customary restrictions on the ability of AirTran to seek other buyers.

The merger agreement contains “no shop” provisions that restrict AirTran’s ability to solicit, initiate, endorse or knowingly encourage or facilitate competing third-party proposals for the acquisition of its stock or assets, although AirTran may consider competing, unsolicited proposals and enter into discussions or negotiations regarding such proposals, if its board of directors determines that any such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal and that the failure to take such action would cause the AirTran board of directors to violate its fiduciary duties to AirTran and its stockholders under Nevada law. In addition, Southwest generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the AirTran board of directors may withdraw or qualify its recommendation with respect to the merger. In some circumstances, upon termination of the merger agreement, AirTran will be required to pay a termination fee of $39 million to Southwest. See “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 75, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 85 and “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” beginning on page 86.

These provisions, although customary for these types of transactions, could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of AirTran from proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $39 million termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and AirTran determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The fairness opinion obtained by the board of directors of AirTran from its financial advisor will not reflect changes in circumstances between signing the merger agreement and completion of the merger.

The AirTran board of directors has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Morgan Stanley, its financial advisor.

Changes in the operations and prospects of AirTran, general market and economic conditions and other factors that may be beyond the control of AirTran, and on which the fairness opinion was based, may alter the value of AirTran or the prices of shares of Southwest common stock or AirTran common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because AirTran does not anticipate asking its financial advisor to update its opinion, the September 26, 2010 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Annex B to this proxy statement/prospectus. For a description of the opinion that the AirTran board of directors received from its financial advisor and a summary of the material financial analyses the financial advisor provided to the AirTran board of directors in connection with rendering such opinion, please refer to “The Merger—Opinion of AirTran’s Financial Advisor” beginning on page 44. For a description of the other factors considered by the board of directors of AirTran in determining to approve the merger, please refer to “The Merger—AirTran’s Reasons for the Merger; Recommendation of the AirTran Board of Directors” beginning on page 40.

AirTran’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of AirTran stockholders generally.

AirTran’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of AirTran stockholders generally. AirTran’s executive officers and directors who were members of the strategic committee of AirTran’s board of directors negotiated the terms of the merger agreement. The executive officers of AirTran have arrangements with AirTran that provide for severance benefits if their employment is terminated under certain circumstances (including a constructive termination) following the completion of the merger. In addition, the merger agreement and certain of AirTran’s compensation and benefit plans and arrangements provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. See “The Merger—Treatment of AirTran Stock Options and Other Stock Based Awards and Programs” on page 81. Executive officers and directors of AirTran also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

AirTran’s board of directors was aware of these interests at the time it approved the merger and the transactions contemplated by the merger agreement. These interests may cause AirTran’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger—Interests of AirTran Directors and Executive Officers in the Merger” beginning on page 51 for more information.

Risk Factors Relating to Southwest Following the Merger

Southwest may be unable to integrate AirTran’s business successfully and realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. In addition, a key component of Southwest’s current business strategy is its low cost structure which is, in part, facilitated by Southwest’s reliance upon a single aircraft type. Southwest will be required to devote significant management attention and resources to integrating the business practices and operations of AirTran. Potential difficulties Southwest may encounter as part of the integration process include the following:

•

the inability to successfully combine the AirTran business with that of Southwest in a manner that permits Southwest to achieve the net synergies and other benefits anticipated to result from the merger;

•	the challenges associated with operating an aircraft type new to Southwest, the Boeing 717;

•

the challenge of integrating complex systems, technology, aircraft fleets, networks and other assets of AirTran in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	integrating AirTran’s workforce while maintaining focus on providing consistent, high quality customer service; and

•

potential unknown liabilities, liabilities that are significantly larger than Southwest currently anticipates and unforeseen increased expenses or delays associated with the merger, including one-time cash costs to integrate AirTran’s business that may exceed the approximately $500 million of one-time cash costs that Southwest currently anticipates.

In addition, Southwest and AirTran have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management and other employees; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or Southwest’s ability to achieve the anticipated benefits of the merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of Southwest following the merger.

The need to integrate AirTran’s workforce following the mergers presents the potential for delay in achieving expected synergies and other benefits, increased labor costs or labor disputes that could adversely affect Southwest’s operations.

The successful integration of AirTran and achievement of the anticipated benefits of the merger depend significantly on integrating AirTran’s employees into Southwest and on maintaining productive employee relations. Failure to do so presents the potential for delays in achieving expected synergies and other benefits of integration, increased labor costs and labor disputes that could adversely affect Southwest’s operations. Southwest and AirTran are both highly unionized companies. More than 80% of Southwest’s approximately

35,000 employees are organized, and Southwest currently has ten collective bargaining agreements with nine different unions. Southwest is currently in negotiations with three of its unions for new agreements. Over half of

AirTran’s approximately 8,000 employees are organized, and AirTran currently has seven collective bargaining agreements with four different unions. On November 19, 2010, AirTran and its pilot union entered into a new five-year agreement that will go into effect on December 1, 2010. AirTran has approximately 1,700 pilots. The new agreement provides for increased benefits and wages. AirTran is also currently in negotiations with its flight attendant union for a new or revised agreement with respect to a collective bargaining agreement that is beyond the amendable date. In December 2010, the International Association of Machinists (“IAM”) filed an election petition with the National Mediation Board (“NMB”) seeking to represent AirTran’s customer service, ramp and reservations agents. In December 2009, the NMB dismissed a similar election petition for lack of a sufficient showing of interest and issued a one year election bar. As of January 28, 2011, there has been no determination by the NMB regarding the sufficiency of the 2010 IAM petition.

The process for integrating labor groups in an airline merger is governed by a combination of the Railway Labor Act (“RLA”), the McCaskill-Bond Act, and where applicable, the existing provisions of each company’s collective bargaining agreements and union policies. Under the McCaskill-Bond Act, seniority integration must be accomplished in a “fair and equitable” manner consistent with the process set forth in Sections 3 and 13 of the Allegheny-Mohawk Labor Protective Provisions. Such process consists first of direct negotiations between the incumbent unions with the assistance of the companies and second, if integration cannot be achieved through agreement, submitting the seniority integration to binding arbitration by a neutral arbitrator. For employee groups having the same representative at both carriers, the McCaskill-Bond Act provides that seniority integration be accomplished pursuant to the union’s internal policies if such policies exist, which may, depending upon the internal policies, require arbitration. Employee dissatisfaction with the results of the seniority integration may lead to litigation or arbitration, which in some cases could delay implementation.

Under the RLA, the NMB has exclusive authority to resolve representation disputes arising out of airline mergers. The disputes that the NMB has authority to resolve include (i) whether the merger has created a “single transportation system” for representation purposes; (ii) determination of the appropriate “craft or class” for representational purposes, including a determination of which positions are to be included within a particular craft or class; and (iii) certification of the system-wide representative organization, if any, for each craft or class at Southwest following the merger.

Pending operational integration, it will be necessary to maintain a “fence” between employee groups, during which time Southwest and AirTran will keep the employee groups separate, each carrier applying the terms of its own existing collective bargaining agreements, unless other terms have been negotiated. Before full integration of the employee groups, Southwest may also seek to negotiate transition agreements with its unions that modify existing collective bargaining agreements to address circumstances unique to the transition process.

Prior to the completion of the merger, there is a risk of litigation or arbitration by unions or individual employees that could result in monetary damages on the basis that the merger either violates a provision of an existing collective bargaining agreement or an obligation under the RLA or other applicable law. The unions or individual employees might also pursue judicial or arbitral claims arising out of changes implemented as a result of the merger.

There is also a possibility that employees or unions could engage in job actions such as slow-downs, work-to-rule campaigns, sick-outs or other actions designed to disrupt Southwest’s or AirTran’s normal operations, whether in opposition to the merger or in an attempt to pressure the companies in collective bargaining negotiations. Although the RLA generally makes such actions unlawful until the parties have been lawfully released by the NMB to pursue self-help, and Southwest and AirTran might be able to seek injunctive relief or other remedies against premature self-help, such actions could cause significant harm even if Southwest or AirTran were ultimately to be successful.

Southwest will assume AirTran’s indebtedness upon consummation of the merger, which additional indebtedness may limit Southwest’s financial and operating flexibility following the merger.

Upon consummation of the merger, Southwest will assume or be indirectly responsible for AirTran’s outstanding indebtedness and become subject to the operating restrictions under the debt instruments governing such indebtedness. AirTran has significant indebtedness and other commitments including aircraft purchase commitments, significant debt and lease obligations related to existing purchased and leased aircraft, and debt and lease obligations for existing and planned operating facilities. As of September 30, 2010, AirTran’s total indebtedness, exclusive of capital lease obligations, was $947 million. As of September 30, 2010, Southwest’s total indebtedness was $3.5 billion. The increased indebtedness of Southwest following the merger may:

•

require a substantial portion of cash flows from operations for debt service payments and operating lease payments, thereby reducing the availability of Southwest’s cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate purposes;

•	limit Southwest’s ability to obtain additional financing for aircraft purchases, capital expenditures, working capital or general corporate purposes;

•	limit Southwest’s flexibility in planning for, or reacting to, changes in its business and the airline industry and, consequently, negatively affect Southwest’s competitive position; and

•	negatively impact Southwest’s existing credit ratings, including resulting in a downgrade or negative outlook.

In addition, covenants in the debt instruments governing this indebtedness may limit how Southwest conducts its business following the merger.

The combined company’s ability to use AirTran’s net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of the merger, or if taxable income does not reach sufficient levels.

As of December 31, 2010, AirTran had federal net operating loss carryforwards (“NOLs”) of approximately $477 million available to offset future taxable income, which are not currently subject to an annual limitation under Section 382 of the Code. The NOLs expire between 2017 and 2030.

The combined company’s ability to utilize the AirTran NOLs may be limited if AirTran undergoes an “ownership change,” as defined in Section 382 of the Code. An ownership change could be triggered by substantial changes in the ownership of the outstanding stock of AirTran. An ownership change would occur if certain stockholders increase their aggregate percentage ownership of AirTran stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. The merger is currently expected to result in an ownership change of AirTran for purposes of Section 382 of the Code.

Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOLs of the corporation that experiences an ownership change. The limitation imposed by Section 382 of the Code for any post-ownership change year generally would be determined by multiplying the value of such corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains or reduced by built-in losses in the assets held by such corporation at the time of the ownership change. The combined company’s use of NOLs arising after the date of an ownership change would not be limited unless the combined company were to experience a subsequent ownership change.

The combined company’s ability to use the NOLs will also depend on the amount of taxable income generated in future periods. The NOLs may expire before the combined company can generate sufficient taxable income to utilize the NOLs.

The future results of Southwest will suffer if it does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of Southwest will increase significantly beyond the current size of either Southwest’s or AirTran’s businesses. Southwest’s future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations, including new international operations, and associated increased costs and complexity. There can be no assurances that Southwest will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

Southwest is expected to incur substantial expenses related to the merger and the integration of AirTran’s business.

Southwest is expected to incur substantial expenses in connection with the merger and the integration of AirTran’s business. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, reservations, frequent flyer, ticketing/distribution, maintenance, flight operations, marketing and benefits. While Southwest has assumed that a certain level of expenses would be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that would be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Southwest expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in Southwest taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Following the merger, Southwest will need to launch certain branding or rebranding initiatives that may take a significant amount of time and involve substantial costs and that may not be favorably received by customers.

Southwest may incur substantial costs in rebranding AirTran’s products and services, and it may not be able to achieve or maintain brand name recognition or status under the Southwest company brand that is comparable to the recognition and status previously enjoyed by AirTran in any of AirTran’s markets. The failure of any such rebranding initiative could adversely affect Southwest’s ability to attract and retain customers after the merger, which could cause Southwest not to realize some or all of the benefits contemplated to result from the merger. Southwest currently anticipates commencing the rebranding process in late 2011.

AirTran is currently subject to pending antitrust litigation, and if judgment were to be rendered against AirTran in the litigation, such judgment could adversely affect Southwest’s operating results following the merger.

A complaint alleging violations of federal antitrust laws and seeking certification as a class action was filed against Delta Air Lines, Inc. (“Delta”) and AirTran in the United States District Court for the Northern District of Georgia in Atlanta on May 22, 2009. The complaint alleges, among other things, that AirTran conspired with Delta in imposing bag fees for the first item of checked luggage. The initial complaint sought treble damages on behalf of a putative class of persons or entities in the United States who directly paid Delta and/or AirTran such fees on domestic flights beginning December 5, 2008. Subsequent to the filing of the May 2009 complaint, various other nearly identical complaints also seeking certification as class actions were filed in federal district courts in Atlanta, Georgia; Orlando, Florida; Las Vegas, Nevada; and Oakland, California. All of the cases were consolidated before a single judge in Atlanta. An amended complaint filed in February 2010 in the consolidated action broadened the allegations to add claims that Delta and AirTran also agreed to cut capacity on competitive routes and raised prices. The amended complaint seeks injunctive relief against a broad range of alleged anticompetitive activities and also seeks attorneys fees. On August 2, 2010, the Court dismissed that portion of the plaintiffs’ claims alleging that AirTran had violated Section 2 of the Sherman Act; however, the Court let stand the claims of a conspiracy with respect to the imposition of a first bag fee. In addition, the Las Vegas and Oakland cases have been voluntarily dismissed. While AirTran has denied all allegations of wrongdoing, including those in the amended complaint, and has indicated its intention to defend vigorously any and all such allegations, results of legal proceedings such as this one cannot be predicted with certainty. Regardless of its merit, this litigation and any potential future claims against Southwest or AirTran may be both time consuming and disruptive to Southwest’s operations following the merger and cause significant expense and diversion of management attention. Should AirTran and Southwest fail to prevail in this or other matters, Southwest may be faced with significant monetary damages or injunctive relief that could materially adversely affect its business and might materially affect its financial condition and operating results.

The application of the acquisition method of accounting will likely result in Southwest recording a significant amount of goodwill, which could result in significant future impairment charges and negatively affect Southwest’s financial results.

As discussed further under “Accounting Treatment,” applicable acquisition accounting rules require that to the extent the purchase price exceeds the net fair value of AirTran’s tangible and intangible assets and liabilities, Southwest would record such excess as goodwill on its Consolidated Balance Sheet. Goodwill is not amortized, but is tested for impairment at least annually. Impairment charges could be recorded in Southwest’s results of operations as a result of, among other items, extreme fuel price volatility, a significant decline in the fair value of certain tangible or intangible assets, unfavorable trends in forecasted results of operations and cash flows and the uncertain economic environment, as well as other uncertainties. Southwest can provide no assurance that a significant impairment charge will not occur in one or more future periods. Any such charges may materially negatively affect Southwest’s financial results.

THE COMPANIES

Southwest Airlines Co.

Southwest is a major passenger airline that provides scheduled air transportation in the United States. Southwest commenced service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities: Dallas, Houston and San Antonio. As of December 31, 2010, Southwest had 548 Boeing 737 aircraft serving 69 cities in 35 states throughout the United States. Based on the most recent data available from the U.S. Department of Transportation, as of September 30, 2010, Southwest was the largest domestic air carrier in the United States, as measured by the number of originating passengers boarded.

Southwest principally provides point-to-point, rather than hub-and-spoke, service. This allows Southwest to maximize the use of key assets, including aircraft, gates and employees, and also facilitates Southwest’s ability to provide its markets with frequent, conveniently timed flights and low fares.

Southwest’s common stock is traded on the NYSE under the symbol “LUV.”

The principal executive offices of Southwest are located at 2702 Love Field Drive, Dallas, Texas 75235, and its telephone number is (214) 792-4000. Additional information about Southwest is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 112.

AirTran Holdings, Inc.

AirTran is the parent company of AirTran Airways, which is the principal operating subsidiary of AirTran. AirTran Airways is one of the largest low cost scheduled airlines in the United States in terms of departures and seats offered. AirTran Airways operates scheduled airline service throughout the United States and to selected international locations. Approximately half of AirTran Airways’ flights originate or terminate at its largest hub in Atlanta, Georgia and AirTran Airways serves a number of markets with non-stop service from its hubs in Baltimore, Maryland; Milwaukee, Wisconsin; and Orlando, Florida. As of December 31, 2010, AirTran Airways operated 86 Boeing B717-200 aircraft (B717) and 52 Boeing B737-700 aircraft (B737) offering approximately 700 scheduled flights per day to 69 locations across the United States and the Caribbean, including San Juan, Puerto Rico; Cancun, Mexico; Montego Bay, Jamaica; Nassau, The Bahamas; and Orangestad, Aruba.

AirTran’s common stock is traded on the NYSE under the symbol “AAI.”

The principal executive offices of AirTran are located at 9955 AirTran Boulevard, Orlando, Florida 32827, and its telephone number is (407) 318-5600. Additional information about AirTran is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 112.

Guadalupe Holdings Corp.

Guadalupe Holdings Corp., a wholly owned subsidiary of Southwest, is a Nevada corporation that was formed on September 24, 2010, for the sole purpose of effecting the merger. In the merger, Guadalupe Holdings Corp. will merge with and into AirTran, with AirTran surviving as a wholly owned subsidiary of Southwest.

THE SPECIAL MEETING

This proxy statement/prospectus is being provided to the stockholders of AirTran as part of a solicitation of proxies by AirTran’s board of directors for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides stockholders of AirTran with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at the Marriott Orlando Airport Hotel, 7499 Augusta National Drive, Orlando, Florida 32822 on March 23, 2011 at 11:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, AirTran stockholders will be asked to consider and vote on:

•	the proposal to approve the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 32 and 67, respectively; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Recommendation of the Board of Directors of AirTran

The AirTran board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders and adopted the merger agreement.

The AirTran board of directors unanimously recommends that AirTran stockholders vote “FOR” the proposal to approve the merger agreement.

Record Date; Stockholders Entitled to Vote

Only holders of record of AirTran common stock at the close of business on February 7, 2011, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, 136,976,610 shares of AirTran common stock were issued and outstanding and held by 4,104 holders of record. Holders of record of AirTran common stock on the record date are entitled to one vote per share at the special meeting on each proposal.

Quorum

No business may be transacted at the special meeting unless a quorum is present. Attendance in person or by proxy at the special meeting of holders of record of a majority of the shares entitled to vote at the meeting will constitute a quorum. If a quorum is not present, or if fewer shares of AirTran common stock are voted in favor of the proposal to approve the merger agreement than the number required for its adoption, the special meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions (shares of AirTran common stock for which proxies have been received but for which the holders have abstained from voting) and broker non-votes (as discussed below) will be included in the calculation of the number of shares of AirTran common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of AirTran common stock entitled to vote at the special meeting. Failures to vote, votes to abstain and broker non-votes will have the effect of a vote against the proposal to approve the merger agreement.

If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement, AirTran stockholders, by a majority of the votes cast at the meeting by the holders of AirTran common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Failure to Vote, Broker Non-Votes and Abstentions

Under the rules of the NYSE, brokers, banks or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, brokers, banks and other nominees who hold shares of AirTran common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the proposal to approve the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve the merger agreement. For shares of AirTran common stock held in “street name,” only shares of AirTran common stock affirmatively voted “FOR” the proposal to approve the merger agreement will be counted as a favorable vote for such proposal. Abstaining from voting, or failing to provide voting instructions to your bank, broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Abstentions and broker non-votes will have no effect on the approval of any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Voting by AirTran’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of AirTran and their affiliates were entitled to vote 1,792,202 shares of AirTran common stock, or approximately 1.31% of the shares of AirTran common stock outstanding on that date. We currently expect that AirTran’s directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement, although none of them has entered into any agreement obligating them to do so.

Voting at the Special Meeting

Whether or not you plan to attend the special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer & Trust Company, AirTran’s transfer agent and registrar, you may vote in person at the special meeting or by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification to attend the meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting, along with proper identification.

Voting by Proxy

If you are a holder of record, a proxy card is enclosed for your use. AirTran requests that you submit a proxy via Internet by logging onto http://www.proxyvote.com and following the instructions on your proxy card or by telephone by dialing 1-800-690-6903 and listening for further directions or by signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. You should vote your proxy in advance of the meeting even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Stockholders of record of AirTran may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. If you hold your shares of AirTran common stock in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., eastern time, on March 22, 2011.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement.

Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to approve the merger agreement. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to approve the merger agreement.

Revocation of Proxies

If you are the record holder of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of AirTran;

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

Attention: Secretary

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or other nominee).

Tabulation of Votes

AirTran has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to serve as the Inspector of Election for the special meeting. Broadridge will independently tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

AirTran is soliciting proxies for the special meeting from its stockholders. AirTran will pay its own cost of soliciting proxies, including the cost of mailing this proxy statement, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by each of AirTran’s directors and executive officers, each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

AirTran has retained the services of Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $15,000, plus reimbursement of out-of-pocket expenses. AirTran will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. AirTran will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

Any adjournment of the special meeting may be made from time to time by AirTran’s stockholders, by a majority of the votes cast at the meeting by the holders of AirTran common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, without further notice other than by an announcement made at the special meeting unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger agreement, then AirTran may seek to adjourn the special meeting so as to permit the further solicitation of proxies.

THE MERGER

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Southwest that was formed for the sole purpose of effecting the merger, will merge with and into AirTran. AirTran will survive the merger and become a wholly owned subsidiary of Southwest. Immediately following the effective time of the merger, we expect that AirTran will merge with and into a wholly owned limited liability company subsidiary of Southwest, with the limited liability company subsidiary surviving the post-closing merger as a wholly owned subsidiary of Southwest.

In the merger, each outstanding share of AirTran common stock will be converted into the right to receive 0.321 shares of Southwest common stock (which exchange ratio may be adjusted as discussed below) and $3.75 in cash, without interest. If the Southwest average share price is greater than $12.46, then the exchange ratio will be adjusted to equal $4.00 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, then, subject to the next sentence, the exchange ratio will be adjusted to equal $3.50 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, Southwest must deliver, at its election, an additional amount of cash, an additional number (or fraction) of shares of Southwest common stock, or a combination of both, such that, after giving effect to such election, the aggregate value of the merger consideration is equal to $7.25. The exchange ratio adjustment mechanism provides at least $7.25 in value and up to $7.75 in value (based on the Southwest average share price) per share of AirTran common stock. Based on the closing price of Southwest common stock on the NYSE on September 24, 2010, the last trading day before public announcement of the merger, the merger consideration represented $7.69 in value for each share of AirTran common stock. Based on the closing price of Southwest common stock on the NYSE on January 25, 2011, the merger consideration represented $7.75 in value for each share of AirTran common stock.

Background of the Merger

As part of the ongoing oversight of their respective businesses, Southwest’s and AirTran’s senior management teams and boards of directors regularly review and discuss company performance, risks, opportunities and overall strategic direction. As part of these discussions, and in light of economic, competitive and other conditions, the management teams and boards of each company from time to time review and evaluate the possibility of pursuing various strategic alternatives as part of their ongoing efforts to strengthen their businesses and enhance shareholder value.

As part of its ongoing evaluation of potential business combinations, Southwest’s senior management in early 2010 preliminarily identified AirTran as constituting a good strategic fit with Southwest’s business, brand and culture. On April 21, 2010, Gary Kelly, Southwest’s Chairman of the Board, President and Chief Executive Officer, telephoned Robert L. Fornaro, AirTran’s Chairman, President and Chief Executive Officer, and asked Mr. Fornaro if he would meet with him in person to discuss a potential business matter, without indicating the specific nature of the matter. On May 6, 2010, Mr. Kelly and Mr. Fornaro met in a suburb of Dallas, Texas, and Mr. Kelly asked Mr. Fornaro if AirTran would be open to discussions regarding an acquisition by Southwest. Mr. Fornaro replied that he believed that management of AirTran had a duty to consider any adequately priced and financed acquisition offer and should such an offer be forthcoming from Southwest, management of AirTran would so consider it.

On May 7, 2010, AirTran’s senior management advised AirTran’s legal counsel, Smith, Gambrell & Russell, LLP, of the potential acquisition proposal and contacted Morgan Stanley & Co. Incorporated concerning its possible engagement as AirTran’s financial advisor to assist with an evaluation of a potential acquisition proposal by Southwest and other possible strategic alternatives.

Having received Mr. Fornaro’s indication that management of AirTran would consider an acquisition proposal, during the next six weeks Southwest’s senior management team discussed the potential acquisition of

AirTran at length, reviewed AirTran’s publicly available filings and, on May 18, 2010, apprised Southwest’s board of directors regarding the potential acquisition. Also on May 18, 2010, during a regularly scheduled meeting of the board of directors of AirTran in Milwaukee, Wisconsin, Mr. Fornaro informed the board of his recent meeting with Mr. Kelly and of Southwest’s possible interest in acquiring AirTran. Mr. Fornaro invited representatives of Morgan Stanley to attend the meeting, and AirTran’s senior management and representatives of Morgan Stanley discussed and considered with the board their respective views on various strategic alternatives available to AirTran.

Southwest engaged Citigroup Global Markets Inc. and Dahlman Rose & Company, LLC as financial advisors and Vinson & Elkins L.L.P. as legal counsel to assist it in evaluating the potential acquisition and conducted a series of meetings with them regarding the potential acquisition. With assistance from its advisors, Southwest evaluated the expected benefits, risks, synergies, costs and feasibility of an acquisition of AirTran. In addition, on June 4, 2010, Mr. Kelly and Laura Wright, Southwest’s Senior Vice President Finance and Chief Financial Officer, met with representatives of Standard & Poor’s Financial Services, LLC in New York, New York, to discuss the potential effect of a significant acquisition on Southwest’s credit rating.

Following Southwest’s and its advisors’ evaluation of AirTran, Southwest determined to propose to AirTran that Southwest commence a preliminary due diligence investigation of AirTran. On June 11, 2010, Mr. Kelly telephoned Mr. Fornaro and informed him that Southwest wished to commence preliminary due diligence on AirTran with a view to moving forward with more extensive due diligence after Southwest proposed a purchase price to AirTran. The parties proceeded to negotiate a confidentiality and standstill agreement in connection with the potential transaction, which the parties executed on June 22, 2010. Following the execution of that agreement, lawyers from Vinson & Elkins and Smith Gambrell held a conference call in which they coordinated a plan for the due diligence process. AirTran directed its counsel to establish an electronic data room for various documents to be made available to Southwest in connection with this due diligence.

On June 22, 2010, during a telephonic meeting of the executive committee of Southwest’s board of directors to which all of the Southwest directors had been invited and in which all participated, Mr. Kelly informed the board about management’s actions to date with respect to the potential acquisition of AirTran and its plans for continuing to evaluate the potential acquisition. The Southwest board expressed its support of management’s plan to continue to evaluate the potential acquisition.

During the next three weeks, Southwest conducted its preliminary due diligence investigation of AirTran, including accessing the electronic data room that AirTran established.

On July 15, 2010, Southwest’s board of directors held a regularly scheduled in-person meeting. At the meeting, Mr. Kelly discussed Southwest’s long-term business plan and certain long-term initiatives and strategic opportunities. Included in this discussion was the potential acquisition of AirTran. Representatives of Citi, Dahlman Rose and Vinson & Elkins participated in the meeting. The outside advisors, together with Southwest’s management, made a lengthy presentation to the board, which included an overview of the due diligence investigation to date, an operational and financial analysis of the potential acquisition, a discussion of the recommended transaction structure for the acquisition, and an explanation of other considerations relating to the acquisition, such as regulatory, labor, fleet, integration and timing considerations. The board asked numerous questions of Southwest’s outside advisors and management during the presentation, which the advisors and management addressed. After excusing Southwest’s outside financial advisors, the board also received a legal briefing on the board’s fiduciary duties with respect to the acquisition. Following the board’s discussion, the board authorized management to make an acquisition offer within a price range recommended by Southwest’s financial advisors, with final approval of the acquisition being subject to the further review and approval of the board. The board also instructed management to brief the board periodically regarding progress on the transaction.

Following the meeting of the Southwest board on July 15, 2010, Mr. Kelly called Mr. Fornaro on July 21, 2010, to update him on Southwest’s preliminary due diligence review of AirTran. Mr. Kelly informed

Mr. Fornaro that Southwest expected to propose to AirTran the basic terms of a potential transaction on or about July 30, 2010, which was prior to AirTran’s regularly scheduled board meeting on August 3, 2010.

During the next two weeks, Southwest’s senior management team worked with representatives of Citi, Dahlman Rose and Vinson & Elkins to determine the terms and conditions of Southwest’s initial offer to AirTran and to continue the due diligence investigation of AirTran.

On July 30, 2010, Messrs. Kelly and Fornaro met in Dallas, where Mr. Kelly told Mr. Fornaro that Southwest was prepared to pay $6.50 per share of AirTran common stock, 50% of which would be payable in shares of Southwest common stock and 50% of which would be payable in cash. Mr. Kelly also requested that Southwest be granted exclusive rights to negotiate with AirTran for a certain period, but Mr. Fornaro stated that AirTran would not grant such a right to Southwest. The parties also discussed various other acquisition-related matters at the meeting, including the most advisable way to approach the companies’ labor unions regarding the potential transaction, timing of additional due diligence, and negotiation of a mutually acceptable merger agreement.

On July 31, 2010, AirTran’s senior management held a conference call with Morgan Stanley and Smith Gambrell to review and discuss the proposal received from Southwest and related matters.

On August 1, 2010, the board of directors of AirTran held a special meeting by telephone conference call, during which Mr. Fornaro informed the board of directors of his meeting with Mr. Kelly on July 30, 2010, and AirTran’s senior management discussed and considered with the board the proposal communicated by Southwest to AirTran at Mr. Fornaro’s meeting.

On August 2, 2010, the directors of AirTran received an in-person briefing in Orlando, Florida, from AirTran’s senior management led by Mr. Fornaro and Arne Haak, AirTran’s Chief Financial Officer, regarding AirTran’s internal five-year forecast and the various assumptions underlying the forecast, including contingencies relating to fuel price volatility, labor costs and the competitive environment, together with an assessment of AirTran’s relative strengths and weaknesses.

On August 3, 2010, the board of directors of AirTran held its regularly scheduled meeting in Orlando. The meeting commenced with a presentation by AirTran’s legal counsel concerning matters related to a potential transaction with Southwest, including an overview of the directors’ fiduciary duties. Representatives of Morgan Stanley then discussed with the directors matters relating to, among other things, valuation and valuation methodologies and strategic alternatives. They discussed other carriers and financial firms specifically and provided their view regarding the lack of viable, alternative strategic or financial buyers. Mr. Fornaro updated the board on management’s assessment of AirTran’s strengths and weaknesses, including the challenges presented by, among other things, volatility of fuel prices, resolution of ongoing collective bargaining negotiations, and AirTran’s competitive position within the industry. During this meeting, the AirTran board of directors established an ad hoc strategic committee of independent directors composed of directors Peter D’Aloia, Geoffrey Crowley, John Fiedler and Alexis Michas. The strategic committee was empowered to assess, direct and/or participate in the negotiation of any third party proposals made to AirTran concerning a potential business combination and to evaluate strategic alternatives and make recommendations in respect of such matters to the full board of directors of AirTran.

Following the various presentations made during the August 3, 2010 meeting and questions and discussions regarding the presentations, the board of directors of AirTran concluded that the price terms then being offered by Southwest were not acceptable and that Southwest should be informed of this conclusion, but also be advised that AirTran, through its management, the strategic committee and its advisors, was willing to continue discussions with Southwest. After conclusion of the AirTran board meeting, the AirTran strategic committee held an organizational meeting and discussed various preliminary considerations relating to the potential business combination, including pricing considerations and the general desirability that any transaction be on an all-cash basis, and consulted with AirTran’s legal and financial advisors.

On August 5, 2010, Mr. Fornaro called Mr. Kelly to discuss the offer and status of the transaction and to inform Mr. Kelly that AirTran had formed a strategic committee of its board of directors to, among other things, oversee the negotiation of the terms of a potential transaction. Mr. Fornaro conveyed that the $6.50 per share proposed purchase price was not acceptable, but that AirTran would consider whether it would be willing to move forward with the negotiation of the other terms of a potential transaction and provide Southwest with additional due diligence materials while the parties continued to discuss the purchase price. Mr. Fornaro and Mr. Kelly agreed that Southwest and its advisors would prepare an initial draft merger agreement to reflect Southwest’s proposed terms and conditions of the transaction.

On August 6, 2010, AirTran’s strategic committee held a meeting by telephone conference call. During the meeting, Mr. Fornaro described his most recent conversation with Mr. Kelly. After discussion of the details of that conversation, the strategic committee concluded that AirTran needed to make clear that the pricing terms then being offered were unacceptable and that assurances were needed that Southwest would be willing to increase its proposed consideration in order for AirTran to move forward.

Also on August 6, 2010, representatives from Morgan Stanley contacted representatives from Citi by telephone. The financial advisors discussed the status of the discussions, AirTran’s views on pricing, including the view that Southwest’s proposed $6.50 per share purchase price was inadequate, and other matters related to moving forward with a potential transaction, including further due diligence requests and drafting of a proposed merger agreement.

On August 8, 2010, Mr. Fornaro contacted Mr. Kelly by phone to discuss pricing, including to re-iterate that Southwest’s proposed $6.50 per share purchase price needed to be increased, as well as due diligence and a timeline for moving forward with the discussions.

On August 12, 2010, representatives of Morgan Stanley contacted representatives from Citi and Dahlman Rose to discuss the status of the transaction. Southwest’s advisors communicated that Southwest was disappointed that AirTran was unable to formulate a counteroffer to Southwest’s $6.50 per share offer, but noted that AirTran’s inability to respond might be related to not seeing a draft of the merger agreement and suggested that a draft be distributed to all parties along with finalizing a plan to make further progress on due diligence, as Mr. Fornaro had proposed earlier.

On August 13, 2010, Vinson & Elkins distributed an initial draft of a merger agreement to AirTran and its representatives. On August 14, 2010, a representative of Vinson & Elkins briefly discussed the transaction with a representative of Sullivan & Cromwell LLP, which had also been engaged to advise AirTran in connection with the potential transaction and related matters.

On August 17, 2010, representatives of Sullivan & Cromwell and Smith Gambrell discussed by telephone with Vinson & Elkins certain terms and issues raised by Southwest’s initial draft merger agreement.

On August 18 and 19, 2010, senior executives of Southwest and AirTran and their respective competition counsel from Vinson & Elkins and Morrison Foerster met in Washington, D.C. to discuss various operational due diligence matters.

On August 20, 2010, Messrs. Kelly and Fornaro discussed by telephone the timing of disclosure of the potential transaction to representatives of each party’s labor groups.

On August 21, 2010, Sullivan & Cromwell distributed AirTran’s and its advisors’ initial comments and questions on the draft merger agreement to Southwest and its representatives.

On August 24, 2010, Mr. Kelly telephoned Mr. Fornaro to discuss the status of the parties’ negotiations and to request Mr. Fornaro’s consent for Mr. Kelly to approach Captain Carl Kuwitsky, the President of the Southwest Airlines Pilots’ Association (“SWAPA”), on a confidential basis with information regarding the transaction. Also on August 24, 2010, Robert Jordan, Southwest’s Executive Vice President Strategy and Planning, spoke with Steven A. Rossum, AirTran’s Executive Vice President and General Counsel, to discuss the draft merger agreement and other transactional matters. Mr. Rossum informed Mr. Jordan that AirTran’s strategic committee would be meeting that evening to discuss such matters.

On August 24, 2010, AirTran’s strategic committee held a meeting by telephone conference call, during which, among other things, the members of the strategic committee were apprised by AirTran’s senior management and outside advisors of the recent meetings among the respective management teams and advisors of AirTran and Southwest. During this meeting, the members of the strategic committee discussed proposed pricing terms and the form of consideration and also expressed their concerns regarding the risks to AirTran of premature disclosure of a potential acquisition by Southwest. Following this meeting, Mr. Fornaro called Mr. Kelly to inform him that the strategic committee had requested that Mr. Kelly delay contacting Captain Kuwitsky of SWAPA until further progress on the terms and conditions of the proposed transaction could be made, which Mr. Kelly agreed to do.

On August 25, 2010, Southwest’s board of directors held a special telephonic meeting to discuss the transaction. Mr. Kelly discussed with the board AirTran’s response on the proposed purchase price as well as Southwest’s intentions regarding further price negotiations. Mr. Kelly also discussed in detail his plans and considerations related to approaching Captain Kuwitsky and other union leaders. In addition, he updated the board on the status of due diligence efforts to date and on the negotiation of the merger agreement. Management also addressed specific regulatory matters affecting the potential acquisition and the status of key provisions of the merger agreement.

On August 25 and 26, 2010, representatives of the parties had several telephonic discussions regarding various issues related to the potential transaction, including treatment of AirTran employees in the merger and timing for notifying representatives of the parties’ labor unions of the potential transaction, the purchase price and other issues in the merger agreement, such as the scope of, and exceptions to, the provision restricting AirTran from pursuing alternative acquisition proposals, covenants regarding antitrust approval required for the acquisition, and covenants with respect to AirTran’s conduct of business between execution of the merger agreement and closing of the transaction. In these discussions, representatives of Southwest informed AirTran’s representatives that Southwest would be willing to offer $7.00 per share of AirTran common stock in the proposed transaction, provided that the consideration would be payable 50% in cash and 50% in Southwest common stock.

On August 26, 2010, AirTran’s strategic committee held a meeting by telephone conference call, during which Mr. Fornaro updated the members of the strategic committee concerning Southwest’s proposed increase in the consideration to $7.00 per share of AirTran common stock and a renewed request from Southwest to inform Captain Kuwitsky of the potential acquisition of AirTran by Southwest. The strategic committee discussed the proposed pricing at length and determined that it would not support a transaction with consideration of less than $7.50 per share, but supported allowing Mr. Kelly to communicate on a confidential basis with Captain Kuwitsky, provided that Mr. Fornaro inform Mr. Kelly of the strategic committee’s view as to the price requirement.

The AirTran strategic committee also met on August 27, 2010, with AirTran’s legal and financial advisors, but without management, and determined that, given the advanced stage of discussions with Southwest, Mr. Michas should, at the appropriate time, become a direct participant in those discussions, along with Mr. Fornaro.

On August 27, 2010, Vinson & Elkins distributed a revised draft of the merger agreement to AirTran and its representatives, which draft reflected Southwest’s responses to the AirTran comments received on August 21, 2010.

On August 27, 2010, with permission from AirTran, Messrs. Kelly and Jordan and two other senior executives of Southwest discussed the potential acquisition with Captain Kuwitsky of SWAPA on a confidential basis following his execution of a nondisclosure agreement.

On August 30, 2010, AirTran’s strategic committee met telephonically without advisors or management present to discuss the status and proposed terms of the potential transaction.

On August 31 and September 1, 2010, representatives of Southwest and AirTran, including outside legal counsel for each party, met in Washington, D.C., to discuss the outstanding issues in the merger agreement. Also on August 31, 2010, Citi, Dahlman Rose and Morgan Stanley held a telephone conference call to discuss various transaction issues, including form of consideration and price.

On September 2, 2010, the board of directors of AirTran held a special telephonic meeting at which the directors were brought up to date on the status of the discussions regarding a potential transaction. Mr. Fornaro and AirTran’s advisors apprised the directors of the status of various issues in the ongoing negotiations with Southwest, meetings of the strategic committee, and meetings and conversations among the respective management teams and advisors of AirTran and Southwest. AirTran’s board of directors discussed, and posed various questions to senior management and AirTran’s advisors concerning, price, the nature of the consideration (i.e., consideration consisting of a mix of cash and stock as compared to consideration consisting entirely of cash) and various other matters concerning the potential transaction, including AirTran’s ability to pursue unsolicited alternative acquisition proposals, the size of and circumstances around payment of a termination fee and covenants by the parties to obtain antitrust approvals for the transaction. In addition, a representative from Smith Gambrell described various benefits that AirTran’s officers could receive in the event of a change of control of AirTran. Mr. Rossum noted further that Southwest and AirTran had discussed the effect of the transaction on AirTran’s non-officer employees and that AirTran’s management was evaluating steps that could be taken to address potential employee-related issues that could arise as a result of the announcement of a definitive transaction.

On September 4, 2010, Vinson & Elkins distributed a revised draft of the merger agreement in response to the discussions between the parties subsequent to the August 27, 2010 distribution.

On September 7, 2010, Mr. Rossum contacted Mr. Jordan to discuss a number of issues and to advise Southwest that the strong preference of AirTran’s board of directors was that the purchase price consist entirely of cash, rather than part-cash and part-Southwest stock. On the next day, September 8, 2010, representatives of both parties, including outside legal counsel and financial advisors, held a conference call to review and discuss the latest draft of the merger agreement. Also on September 8, 2010, representatives of Southwest including Ms. Wright met again with Standard & Poor’s and with Moody’s Investor’s Services, Inc. to discuss the impact of the proposed acquisition on Southwest’s credit ratings. On several separate telephone calls between individuals during the next several days, representatives of Southwest and AirTran discussed open issues in the merger agreement.

On September 13, 2010, officers of Southwest and AirTran held a conference call to discuss certain open business issues in the merger agreement, and on September 14, 2010, Vinson & Elkins distributed a revised draft of the merger agreement reflecting the discussions between the parties to AirTran and its representatives. Over the next several days, representatives of Southwest and AirTran continued to have conversations in an attempt to resolve the open issues. During this period, senior executives of Southwest and AirTran agreed to meet in person in Atlanta, Georgia, on September 17, 2010, to discuss material unresolved business issues.

The board of directors of Southwest held a meeting on September 16, 2010, at which Southwest’s outside advisors and management updated the board on the status of the negotiations, including the material open issues in the merger agreement. Also on September 16, representatives of Southwest including Ms. Wright spoke by telephone with Fitch Ratings, Ltd. to review and discuss the effect of the proposed transaction on Southwest’s credit rating.

On September 16, 2010, Messrs. Fornaro, Rossum and Michas met with AirTran’s legal and financial advisors in person in New York, New York, to discuss pricing, form of consideration, potential strategic alternatives, and strategy and tactics for the meeting with Southwest executives scheduled on September 17. Later on September 16, 2010, AirTran’s strategic committee held a meeting by telephone conference call. During this meeting, the strategic committee discussed the status of the negotiations including, among other things, the price and mix of cash and stock consideration being proposed by Southwest and the amount of stock that might be acceptable to the strategic committee as part of the consideration.

On September 17, 2010, Messrs. Kelly, Jordan and Ron Ricks, Southwest’s Executive Vice President Corporate Services and Corporate Secretary, met in person with Messrs. Fornaro and Rossum of AirTran and Mr. Michas from AirTran’s strategic committee in Atlanta to continue discussions on purchase price, mix of consideration and other material open business issues. At this meeting, Mr. Michas proposed that the purchase price should be $8.00 per share, payable entirely in cash. Representatives of Southwest rejected this proposal, proposed again a mix of cash and stock consideration and suggested that the price should not exceed $7.00 per share, contending that AirTran’s proposed purchase price was not acceptable given, among other things, the decline in AirTran’s stock price since negotiations had commenced, uncertainty regarding AirTran’s ongoing negotiations with its labor unions and certain financial and other issues arising out of the due diligence process. Representatives of AirTran excused themselves from the meeting to hold a separate meeting with the AirTran strategic committee, during which the members were apprised of such discussions and during which the strategic committee discussed matters concerning price and form of consideration with AirTran’s outside advisors. When Messrs. Fornaro, Rossum and Michas resumed their meeting with Southwest’s representatives, Mr. Michas stated that the strategic committee would be willing to recommend to the AirTran board of directors that AirTran accept an offer of $7.50 per share payable 50% in shares of Southwest common stock and 50% in cash. Messrs. Kelly, Jordan and Ricks stated that they would consider the offer and left the meeting.

On September 18 and 19, Southwest’s senior management team and its financial and legal advisors held numerous discussions in which they considered AirTran’s purchase price proposal and Southwest’s possible response, as well as the other material open issues in the merger agreement. On September 18 and 19, Messrs. Jordan and Rossum spoke telephonically to clarify the positions of the respective parties and to outline the agenda for a follow-on meeting between Southwest and AirTran.

On September 20, 2010, Messrs. Kelly, Jordan, Ricks, Fornaro, Rossum and Michas met in person in New York to continue discussions on these matters. The parties discussed a purchase price of $7.25 to $7.75 per share, payable 50% in cash of $3.75 per share and 50% in shares of Southwest common stock pursuant to a fixed exchange ratio (which exchange ratio would be adjusted based on an increase or decrease in Southwest’s average stock price during the period before closing), as well as a purchase price based on a value of $7.25 per share, payable 50% in cash and 50% in shares of Southwest common stock pursuant to a fixed exchange ratio that would not be adjusted for increases or decreases in Southwest’s stock price, but the parties did not come to a final agreement. In addition, other merger agreement issues remained unresolved.

During the week of September 20, Southwest completed its due diligence review of AirTran, and AirTran conducted further due diligence on Southwest given that it now appeared that part of the purchase price could be payable in shares of Southwest common stock, substantially completing such legal and financial diligence review by September 25, 2010.

On September 21, 2010, the board of directors of AirTran held a special meeting in Atlanta. Messrs. Fornaro and Michas informed the board of recent developments and meetings with Southwest concerning the potential acquisition of AirTran by Southwest. The status of negotiations with Southwest concerning pricing and the form of consideration, cash and stock versus all cash, and other material terms were presented and discussed in detail. A representative of Smith Gambrell made a presentation to the board outlining the status of various terms and conditions of the proposed merger agreement, and representatives of Sullivan & Cromwell discussed various issues relevant to the directors’ fiduciary duties and related matters. Morgan Stanley provided an overview of Southwest and AirTran as a combined company, the market performance of Southwest stock and its peers, the relative performance of AirTran’s and Southwest’s stock, the sell-side research perspectives on both AirTran and Southwest, AirTran’s financial projections, stock price analyses of both AirTran and Southwest and an analysis of an implied exchange ratio. Strategic alternatives were also discussed by the board of directors with Morgan Stanley, which presented background detail on AirTran’s growth efforts over the past decade, considerations for continuing on a stand-alone basis and possible growth opportunities through mergers and acquisitions versus a sale of AirTran, and discussed its views regarding the lack of any other potential merger partners or financial buyers for AirTran. In addition, management of AirTran reviewed with the directors strategic alternatives that had been considered during the past several years. The directors asked numerous questions of AirTran’s legal and financial advisors and senior management during the presentations, and the advisors and management responded to these questions.

On September 21, 2010, Messrs. Jordan and Rossum spoke by telephone to discuss the remaining open items in the merger agreement. On the same day, representatives of AirTran advised Southwest’s representatives that the AirTran board was considering the $7.25 per share cash and stock offer pursuant to a fixed exchange ratio that would not be adjusted for increases or decreases in Southwest’s stock price, but the Southwest representatives stated unequivocally that Southwest was prepared to proceed only with the part-cash, part-stock offer that included the cap of $7.75 per share and floor of $7.25 per share on the merger consideration. Also on that day, Mr. Michas and Mr. Jere Drummond, chairman of AirTran’s compensation committee, were briefed on the scope of retention and other arrangements to be considered for AirTran executives in light of the potential change of control. Mr. Michas then telephoned Mr. Kelly to report the results of the AirTran board meeting, and Messrs. Michas and Kelly thereafter discussed potential AirTran employee retention and other arrangements.

On September 23, 2010, representatives of Southwest had several conversations with representatives of AirTran to discuss open issues in the merger agreement, related documents, communications issues and process for announcement of the transaction if agreement were to be reached on all open issues. Representatives of AirTran agreed that they would recommend to the AirTran board of directors that the merger consideration be paid 50% in cash of $3.75 per share and 50% in shares of Southwest common stock pursuant to a fixed exchange ratio, subject to the collar mechanism previously discussed for changes in the Southwest share price, for an aggregate merger consideration of $7.25 to $7.75 per share.

Also on September 23, 2010, Vinson & Elkins sent a revised draft of the merger agreement to AirTran and its representatives reflecting all discussions between the parties on open items up to that date. On that same date, Southwest’s board of directors held a special telephonic meeting at which the board, management and Southwest’s outside legal and financial advisors discussed the proposed acquisition in detail, including an anticipated timeline for completion of the transaction, the current transaction structure and key terms, a valuation summary, pro forma impact and investment return analysis for the transaction, and anticipated transaction costs. Also on September 23, 2010, Vinson & Elkins sent a draft of the merger agreement, along with a summary of the material terms and other related materials, to the Southwest board. Additionally, on this same date, Michael Van de Ven, Southwest’s Executive Vice President and Chief Operating Officer, discussed the potential transaction with Thom McDaniel of Southwest’s flight attendants’ union on a confidential basis following his execution of a nondisclosure agreement.

On September 24, 2010, the board of directors of AirTran held a special telephonic meeting during which AirTran’s board of directors, senior management and advisors reviewed and discussed the status of the negotiations with Southwest and certain terms and features of the proposed merger agreement, including price and the proposed mix of consideration.

On September 24, 2010, representatives for AirTran distributed to Southwest draft consulting agreements for Messrs. Fornaro and Rossum and a draft employee retention plan, and the parties negotiated these agreements and the plan over the next two days. Between September 24 and September 26, 2010, representatives of Southwest and AirTran continued to negotiate the open issues in the merger agreement, including the amount of the termination fee.

On September 25 and again on September 26, 2010, Mr. Rossum spoke with Mr. Jordan to resolve remaining open issues, including the amount and conditions for payment of the proposed termination fee.

On September 25 and 26, 2010, the compensation committee of the AirTran board of directors considered and approved the proposed consulting agreements for Messrs. Fornaro and Rossum, the payment of special committee fees to the members of the strategic committee and the proposed employee retention plan, which are described under “Interests of AirTran Directors and Executive Officers in the Merger.”

On September 26, 2010, AirTran’s board of directors met in Atlanta to review the proposed acquisition of AirTran by Southwest. The directors were updated on the material terms of the final form of the merger agreement by representatives of Smith Gambrell and Sullivan & Cromwell, including with respect to the relevant pricing terms, fiduciary out and termination fee, and the members of the strategic committee unanimously recommended to the board of directors that it adopt the merger agreement. Morgan Stanley reviewed and updated its financial analysis and, following this presentation, delivered its oral opinion to the AirTran board of directors that, as of that date and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion that would be delivered following the meeting, the merger consideration to be received by holders of shares of AirTran common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of AirTran common stock. After extensive discussion, the AirTran board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby were advisable and in the best interests of AirTran and its stockholders, and voted unanimously to adopt the merger agreement. After a presentation by the compensation committee of the AirTran board of directors on the proposed consulting agreements for Messrs. Fornaro and Rossum, special committee fees to be paid to the members of the strategic committee and the proposed employee retention plan, the AirTran board of directors also unanimously approved entering into the consulting agreements for Messrs. Fornaro and Rossum, payment of the special fees to the members of the strategic committee and the adoption of the employee retention plan.

On September 26, 2010, Southwest’s board of directors met again to review the proposed acquisition of AirTran by Southwest. The directors were updated on the material terms of the final form of the merger agreement. After discussion, the Southwest board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Southwest and its shareholders, and voted unanimously to approve the merger agreement.

The merger agreement was executed on behalf of Southwest and AirTran shortly after conclusion of the respective September 26, 2010 meetings of the AirTran and Southwest boards of directors. The merger was publicly announced in the early morning of September 27, 2010.

AirTran’s Reasons for the Merger; Recommendation of the AirTran Board of Directors

At its meeting held on September 26, 2010, following consultation with AirTran’s senior management and AirTran’s financial and legal advisors and after receiving the favorable recommendation of the strategic committee, the AirTran board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders and adopted the merger agreement. In doing so, AirTran’s board of directors considered a number of factors, including the following principal factors that it believes support its decision to authorize entering into the merger agreement:

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its knowledge of AirTran’s business, financial condition, results of operations, on both an historical and a prospective basis, and its understanding of Southwest’s business, financial condition, results of operations and prospects, including the fact that Southwest is the only domestic U.S. air carrier with an investment-grade credit rating;

•

the merger consideration represented a value of $7.69 per share of AirTran common stock based on the $12.28 per share closing price for Southwest common stock on the NYSE on September 24, 2010, a 69.1% premium to the closing price per share for AirTran common stock on the NYSE on September 24, 2010, and a 71.9%, 64.7% and 53.0% premium to the one-month average, three-month average and six-month average closing prices, respectively, for AirTran common stock on the NYSE;

•

the maximum merger consideration of $7.75 per share represented a premium of 70.3% to the closing price per share of AirTran common stock on the NYSE on September 24, 2010 and the minimum merger consideration of $7.25 per share represented a premium of 59.3% to that closing price;

•	the fact that the merger consideration finally agreed to was the result of negotiated increases by Southwest from its original proposed merger consideration of $6.50 per share of AirTran common stock;

•

the fact that the strategic committee of the AirTran board of directors, which consisted of four independent directors, met, along with AirTran’s financial and legal advisors, in person and telephonically eight times between August 3, 2010, the date the strategic committee was formed, and September 26, 2010, the date the merger agreement was signed, and that members of the strategic committee took an active part in the pricing negotiations with Southwest and ultimately recommended unanimously to the AirTran board of directors that it determine that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders and adopt the merger agreement;

•

the current industry, economic and market conditions and the risks and prospective competitive position of AirTran on a stand-alone basis in a consolidating, competitive industry within the U.S. and, to a lesser extent, internationally, as well as AirTran management’s view of the strategic alternatives expected to be available to AirTran if it did not pursue the merger (including management’s view, which was reiterated by AirTran’s financial advisors, that there were no realistic other potential candidates for an alternative business combination transaction);

•

the oral and written opinion, and the related financial analyses presented to the AirTran board of directors, of Morgan Stanley, dated as of September 26, 2010, to the AirTran board of directors that, as of that date and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the merger consideration to be received by the holders of shares of AirTran common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of AirTran common stock. See “—Opinion of AirTran’s Financial Advisor”;

•

the prospective position in the industry of AirTran and Southwest on a combined basis, with the expectation that the merger will create a more competitive airline, with a stronger balance sheet and increased liquidity, than AirTran could be on a stand-alone basis, including an expanded and balanced U.S. network;

•

the expectation that the combined company would maintain Southwest’s investment-grade credit rating, which should provide financial strength and flexibility to manage cyclical industry conditions and a foundation for future growth, partly as a result of anticipated synergies and increased scale (due to more effective aircraft utilization, a more comprehensive and diversified route system, an expanded loyalty program and cost synergies from reduced overhead and improved operational efficiency, among other factors), and better position the combined company to capitalize on an emergent low-cost international business by virtue of AirTran’s routes to the Caribbean and Mexico;

•

AirTran’s and Southwest’s complementary networks (with relatively little route overlap), fleet commonality and compatibility, and compatible cultures would ease the combination of operations, which has been a significant complication in past airline industry mergers;

•

the stock component of the merger consideration would allow AirTran’s stockholders to participate in the benefit of the anticipated synergies from the transaction following the closing of the merger, while the cash portion of the merger consideration would provide liquidity and value certainty;

•

the negotiated floor on the merger consideration of $7.25 per share of AirTran common stock would provide “downside” protection against a decrease in the value of shares of Southwest common stock prior to the closing of the merger and far greater value certainty than would a fixed exchange ratio on the stock consideration that does not adjust to provide a value floor;

•

the mix of a fixed exchange ratio for the stock consideration within a $3.50 to $4.00 range together with the $3.75 in cash consideration would mean that the aggregate value of the merger consideration would fluctuate within the $7.25 to $7.75 range, depending on the Southwest average share price;

•

the AirTran board of directors’ understanding that Southwest would be likely to retain the vast majority of AirTran employees and continue Southwest’s overall wage and benefit practices, which are considered to be stand-outs in the U.S. airline industry, for all employees in the combined company;

•

the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including the nature of the parties’ representations, warranties and covenants. The AirTran board of directors believed, after reviewing the merger agreement with its legal advisors, that the merger agreement offered AirTran reasonable assurances as to the likelihood of consummation of the merger, did not impose unreasonable burdens on AirTran and would not preclude a superior proposal. In particular, the AirTran board of directors noted:

•

AirTran’s right, prior to obtaining stockholder approval of the merger agreement, to engage in, maintain and participate in discussions or negotiations with a third party that makes a bona fide unsolicited acquisition proposal if the AirTran board of directors (or any duly constituted and authorized committee thereof) determines in its good faith judgment, after consulting with, and receiving the advice of, its financial advisor and outside legal counsel, that such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal and that there is a reasonable probability that the failure to take such action would cause the AirTran board of directors to violate its fiduciary duties to AirTran and its stockholders under Nevada law, as described under “The Merger Agreement—No Solicitation of Alternative Acquisition Proposals”;

•

AirTran’s right to terminate the merger agreement to accept a superior proposal or due to an intervening event, subject to certain conditions (including matching rights for Southwest in the case of a potential superior proposal) and the payment of the $39 million termination fee, as described under “The Merger Agreement—Termination of the Merger Agreement”;

•

the $39 million termination fee, which is approximately 2.9% of the equity value of AirTran, on a fully diluted basis, would become payable in certain circumstances as described under “The Merger Agreement—Expenses and Termination Fee; Liability for Breach,” but there would not be a separate expense reimbursement payment in any such circumstance; and

•	the closing conditions to the merger, including the fact that the obligations of Southwest and Merger Sub under the merger agreement are not subject to a financing condition;

•	the likelihood of completing the merger on the anticipated schedule; and

•

the retention plan for management and other employees of AirTran that would be implemented in connection with the merger and the consulting agreements with Messrs. Fornaro and Rossum, which the AirTran board of directors believed would help assure the continuity of management, and increase the likelihood of successful integration and the successful operation of the combined company.

The AirTran board of directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

•

the challenges inherent in combining the businesses, operations and workforces of two major airlines, including: unforeseen difficulties in integrating operations and systems; uncertainties related to the timing of the operational merger of AirTran and Southwest under one operating certificate, prior to which time the combined company would not be able to fully realize the expected synergies and other anticipated benefits from the merger; the possible diversion of management focus and resources away from operational matters and other strategic opportunities for an extended period of time during the pendency of the transaction; and potential difficulties in integrating employees, including from the two companies’ respective organized labor groups;

•

the cap on the merger consideration of $7.75 per share of AirTran common stock, which was a quid pro quo for receiving the downside protection that is described above, would limit the potential “upside” that AirTran stockholders could receive based on an increase in the value of shares of Southwest common stock prior to the closing of the merger;

•	the potential negative effect of the pendency of the merger on AirTran’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•

the risk that, despite the retention plan described above, certain key members of senior management might choose not to remain employed with AirTran prior to the completion of the merger or with the combined company after the merger, particularly in light of the fact that the combined company’s corporate headquarters will be in Dallas and that headquarters functions would not likely continue in Orlando or Atlanta after a transitionary period;

•

the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond AirTran’s or Southwest’s control and the potential negative impact that could have on AirTran’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•

the restrictions on the conduct of AirTran’s business prior to closing of the merger that are described under “The Merger Agreement—Conduct of Business,” which could delay or prevent AirTran from undertaking business opportunities that may arise prior to the closing;

•

the fact that AirTran’s operating costs per available seat mile (on an equivalent stage length adjusted basis) are slightly lower to even with Southwest’s operating costs per available seat mile (on an equivalent stage length adjusted basis);

•

the possibility that the merger may not qualify for U.S. federal income tax purposes as a “reorganization” within Section 368(a) of the Code under certain limited circumstances, as described under “Material U.S. Federal Income Tax Consequences of the Merger”; and

•	the risks of the type and nature described under “Risk Factors,” and the matters described under “Special Note Regarding Forward-Looking Statements.”

The AirTran board of directors also considered that retention and compensation arrangements for executive officers and directors of AirTran may mean they have interests in the merger that are different from, or in addition to, the interests of AirTran stockholders generally as discussed in “—Interests of AirTran Directors and Executive Officers in the Merger.”

The AirTran board of directors considered all of the foregoing factors as a whole and, on balance, concluded that they supported a determination that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders, and its decision to adopt the merger agreement and recommend that AirTran’s stockholders vote in favor of the proposal to approve the merger agreement.

This discussion of the information and factors considered by AirTran’s board of directors in reaching its conclusions and recommendation includes all of the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, AirTran’s board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in making its determinations. In addition, individual directors may have given different weights to different factors.

The AirTran board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of AirTran and its stockholders and adopted the merger agreement. The AirTran board of directors unanimously recommends that AirTran stockholders vote “FOR” the proposal to approve the merger agreement.

The foregoing description of AirTran’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in “Special Note Regarding Forward-Looking Statements” on page 16.

Opinion of AirTran’s Financial Advisor

Opinion of Morgan Stanley & Co. Incorporated

In connection with the merger, AirTran retained Morgan Stanley to provide it with financial advisory services and a financial opinion. AirTran selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business of AirTran. At the meeting of AirTran’s board of directors on September 26, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the merger consideration to be received by the holders of shares of AirTran common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of AirTran common stock.

The full text of Morgan Stanley’s written opinion, dated September 26, 2010, is attached as Annex B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the AirTran board of directors, and addresses only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to the holders of shares of AirTran common stock as of the date of the opinion. It does not address any other aspects of the merger nor express any opinion as to the prices at which AirTran common stock or Southwest common stock will trade at any time, and does not constitute a recommendation to any holder of AirTran common stock as to how to vote at the stockholders’ meeting to be held in connection with the merger.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of AirTran and Southwest, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning AirTran;

•	reviewed certain financial projections prepared by the management of AirTran;

•	discussed the past and current operations and financial condition and the prospects of AirTran with senior executives of AirTran;

•

discussed the past and current operations and financial condition and the prospects of Southwest, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Southwest;

•	reviewed the reported prices and trading activity for AirTran common stock and Southwest common stock;

•

compared the financial performance of AirTran and Southwest and the prices and trading activity of AirTran common stock and Southwest common stock with that of certain other publicly-traded companies comparable with AirTran and Southwest, respectively, and their securities;

•	participated in certain discussions and negotiations among representatives of AirTran and Southwest and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by AirTran and Southwest, and formed a substantial basis for its opinion. With respect to the financial projections of AirTran and information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of AirTran of the future financial performance of AirTran and, where applicable, the management of Southwest. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of AirTran and Southwest and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of AirTran’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of AirTran common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of AirTran or Southwest, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction, involving AirTran, nor did Morgan Stanley negotiate with any party, other than Southwest, regarding the possible acquisition of AirTran or certain of its constituent businesses.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley and reviewed with the AirTran board of directors in connection with Morgan Stanley’s opinion, dated September 26, 2010. The various analyses summarized below were based on closing prices for AirTran common stock and Southwest common stock as of September 24, 2010, the last full trading day preceding the day of the meeting of AirTran’s board of directors to consider the merger agreement, the merger and the other transactions contemplated thereby and adopt and authorize the merger agreement. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. None of AirTran, Southwest, Morgan Stanley or any other person assumes responsibility if future results are different from those discussed, whether or not any such difference is material.

Historical Share Price Performance

Morgan Stanley reviewed the share price performance of AirTran common stock and compared various metrics to the value of the merger consideration based on Southwest’s closing share price on September 24, 2010.

Morgan Stanley observed that AirTran common stock closed at $4.55 per share on September 24, 2010 and compared that to the merger consideration to be received by AirTran stockholders. Morgan Stanley also noted

that the Southwest common stock closed at $12.28 per share on September 24, 2010. Morgan Stanley noted that the implied premium of the merger consideration to be received by AirTran stockholders in the merger (based on a Southwest common stock price of $12.28 per share) when compared to the September 24, 2010 price was 69.1%.

The following table presents various prices observed in the market for AirTran common stock for various periods ending on September 24, 2010 and the implied premium of the merger consideration to such market observed prices:

	September 24, 2010	1-Month Average	3-Month Average	6-Month Average
Price	$4.55	$4.48	$4.67	$5.03
Implied Premium of Merger Consideration	69.1%	71.9%	64.7%	53.0%

Morgan Stanley also reviewed the closing share prices for AirTran common stock over the 52 weeks prior to and including the week ended September 24, 2010 and observed a range of $4.11 to $6.45 per share. Morgan Stanley noted that the closing price for AirTran common stock on September 24, 2010 was $4.55 per share.

Equity Research Analyst Price Targets

Morgan Stanley reviewed selected public market trading price targets for AirTran’s common stock prepared and published by equity research analysts prior to September 24, 2010. These price targets reflect each analyst’s estimate of the future public market trading price of AirTran common stock at the time the price target was published. At September 24, 2010, the range of selected equity analyst price targets for AirTran common stock was $5.00 to $9.00 per share. Morgan Stanley then discounted such price targets using a discount rate of 11% to arrive at a range of $4.51 to $8.12 per share. The discount rate applicable to AirTran was based on Morgan Stanley’s judgment of the estimated range of AirTran’s cost of equity calculated in accordance with the capital asset pricing model, which is a standard financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Morgan Stanley noted that the closing price for AirTran common stock on September 24, 2010 was $4.55 per share.

The public market trading price targets published by securities research analysts did not necessarily reflect current market trading prices for shares of AirTran common stock and these estimates were subject to uncertainties, including the future financial performance of AirTran and future financial market conditions.

Comparable Company Analysis

Morgan Stanley compared certain financial information of AirTran with publicly available consensus earnings estimates for other companies that shared similar business characteristics to AirTran. The companies used in this comparison were:

•	Allegiant Travel Company

•	AMR Corporation

•	Continental Airlines

•	Delta Air Lines, Inc.

•	JetBlue Airways

•	Southwest Airlines

•	UAL Corporation

•	US Airways Group, Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of adjusted aggregate value, defined as market capitalization plus total debt and capitalized aircraft rent less unrestricted cash and cash equivalents, to estimated calendar year 2011 consensus EBITDAR, or earnings before interest, taxes, depreciation, amortization and aircraft rent, for each of these companies. The 2011 consensus EBITDAR for each of the companies used by Morgan Stanley in its analysis was based on publicly available estimates and was calculated using Institutional Broker Estimate System, or IBES, consensus earnings before interest, taxes, depreciation and amortization plus publicly available equity research estimates for aircraft rent expense of each of these companies.

Adjusted Aggregate Value/ 2011 EBITDAR
Allegiant Travel Company	3.9x
AMR Corporation	4.3x
Continental Airlines	5.1x
Delta Air Lines, Inc.	4.6x
JetBlue Airways	4.9x
Southwest Airlines	4.9x
UAL Corporation	3.4x
US Airways Group, Inc.	4.6x

Based on an analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a reference range of EBITDAR multiples of 4.5x to 5.5x for the comparable companies and applied this range of multiples to estimated calendar year 2011 EBITDAR for AirTran prepared by the management of AirTran, which are referred to in this discussion as the “AirTran Management Case,” and in publicly available equity research estimates for AirTran and Southwest, which are referred to in this discussion as the “Street Case.” Morgan Stanley did not separately adjust the implied value for the shares of AirTran common stock for the value of AirTran’s net operating losses. Morgan Stanley calculated AirTran’s total debt plus capitalized rents less cash and cash equivalents as being equal to $2.2 billion.

Based on the AirTran Management Case, Morgan Stanley estimated an implied value range for shares of AirTran common stock of $1.52 to $4.95 per share, on a fully diluted basis. The estimate of the implied value range using the Street Case yielded a range not meaningfully different. Morgan Stanley noted that the closing price for AirTran common stock on September 24, 2010 was $4.55 per share.

No company utilized in the comparable company analysis is identical to AirTran. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AirTran, such as the impact of competition on the business of AirTran and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of AirTran or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future price of a company’s common equity as a function of the company’s future earnings and an assumed forward earnings multiple. The resulting value is subsequently discounted to arrive at an estimate of the present value for the company’s potential future stock price. Morgan Stanley calculated ranges of implied equity values per share for AirTran at December 31, 2010, based on discounted equity values that were based on the AirTran Management Case. In arriving at the estimated equity values per share of AirTran common stock,

Morgan Stanley applied a 7.5x to 10.5x price to earnings multiple to AirTran’s expected earnings per share for calendar years 2011 through 2014. Morgan Stanley then discounted such estimated equity value to present value using a discount rate of 11% based on an estimated range of AirTran’s cost of equity. Morgan Stanley did not separately adjust the implied value for the shares of AirTran common stock for the value of AirTran’s net operating losses. Based on these calculations, this analysis implied a value range for AirTran common stock of $5.34 to $7.48 per share, on a fully diluted basis. Morgan Stanley noted that the closing price for the AirTran common stock on September 24, 2010 was $4.55 per share.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to estimate a value of a company by calculating the present value of estimated future cash flows of the company. Morgan Stanley calculated a range of equity values per share for AirTran based on a four year discounted cash flow analysis for the calendar years 2011 through 2014.

In arriving at the estimated equity values per share of AirTran common stock, Morgan Stanley estimated a range of terminal values in 2014 by multiplying AirTran’s calendar year 2014 estimated EBITDAR included in the AirTran Management Case and Street Case by selected multiples ranging from 4.5x to 5.5x. Morgan Stanley then discounted AirTran’s forecasted unlevered free cash flows, defined as operating cash flow plus net interest expense less capital expenditures, included in the AirTran Management Case and Street Case and the estimated terminal value, in each case to a present value using discount rates ranging from 8.0% to 11.0% based on the estimated range of AirTran’s weighted average cost of capital. These discount rates were based on Morgan Stanley’s judgment of the estimated range of AirTran’s weighted average cost of capital, with the cost of equity included therein calculated in accordance with the capital asset pricing model, which is a standard financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Morgan Stanley adjusted the resulting value for the present value of the federal net operating loss benefit, calculated to be $125 million to $129 million. Based on the foregoing analysis and the estimated net debt of $469 million as of December 31, 2010 (as included in the AirTran Management Case), the discounted cash flow analysis of AirTran yielded an implied value range for AirTran common stock of $4.22 to $8.34 per share for the AirTran Management Case and $4.24 to $8.26 per share for the Street Case, each on a fully diluted basis. Morgan Stanley noted that the closing price for the AirTran common stock on September 24, 2010 was $4.55 per share.

Premiums Paid Analysis

Morgan Stanley selected certain precedent transactions and noted the implied premium to the acquired companies’ closing share price one trading day prior to announcement. The precedent transactions used in this analysis were transactions involving U.S. public company targets from January 1, 2000 to September 24, 2010. Morgan Stanley evaluated transactions under $1 billion, between $1 billion and $10 billion, and in excess of $10 billion. Morgan Stanley also evaluated transactions where the target’s unaffected price per share as observed four weeks prior to announcement was under $5, between $5 and $10, and in excess of $10.

Morgan Stanley then selected a representative range of implied premia of 25% to 50% and applied such range of premia to the closing share price for the AirTran common stock on September 24, 2010 of $4.55 per share, which yielded an implied price of $5.69 to $6.83 per share. Morgan Stanley noted that the closing price for the AirTran common stock on September 24, 2010 was $4.55 per share.

No company or transaction utilized in the premiums paid analysis is identical to AirTran and Southwest or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of AirTran and Southwest, such as the impact of competition on the business of AirTran, Southwest or the industry generally, industry growth and the absence of any material adverse change in the financial condition of AirTran, Southwest or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Summary of Financial Analysis Concerning Southwest

Morgan Stanley also performed certain financial analyses of Southwest, although Morgan Stanley noted that only a portion of the merger consideration will be payable in the form of Southwest common stock based upon the formula for the calculation of the merger consideration to be paid to holders of AirTran common stock pursuant to the merger agreement, and that the future trading performance of the Southwest common stock will have a limited impact on the value of the merger consideration to be paid in accordance with such formula. The following financial analysis was based on publicly available equity research estimates for Southwest which are summarized below:

$ millions (unless per share)	2011	2012	2013	2014
Revenue	12,767	12,963	13,610	14,325
EBITDAR	2,221	2,432	2,629	2,888
Net Income	674	825	954	1,107
Earnings Per Share	$ 0.90	$ 1.10	$ 1.27	$ 1.47

The financial analyses for Southwest reviewed by Morgan Stanley included the following:

•

Morgan Stanley reviewed the closing share prices for Southwest common stock over the 52 week period prior to and including the week ended September 24, 2010 and observed a range of $8.20 to $13.96 per share; Morgan Stanley reviewed a range of selected equity analyst price targets for Southwest common stock as of September 24, 2010 and, using a discount rate of 9%, arrived at a range of $11.03 to $17.47 per share. The discount rate applicable to Southwest was based on Morgan Stanley’s judgment of the estimated range of Southwest’s cost of equity calculated in accordance with the capital asset pricing model;

•

Morgan Stanley compared certain financial information of Southwest with publicly available consensus earnings estimates for selected companies comparable to Southwest. Morgan Stanley applied a reference range of EBITDAR multiples of 4.5x to 5.5x for the comparable companies to publicly available equity research estimated calendar year 2011 EBITDAR for Southwest, which yielded an implied value range for Southwest common stock of $11.22 to $14.20 per share, on a fully diluted basis. Morgan Stanley calculated Southwest’s total debt plus capitalized rents less cash equivalents as being equal to $1.6 billion.

Adjusted Aggregate Value/ 2011 EBITDAR
AirTran Holdings	5.3x
Allegiant Travel Company	3.9x
AMR Corporation	4.3x
Continental Airlines	5.1x
Delta Air Lines, Inc.	4.6x
JetBlue Airways	4.9x
UAL Corporation	3.4x
US Airways Group, Inc.	4.6x

•

Morgan Stanley calculated ranges of discounted equity values per share for Southwest, based on publicly available equity research estimates. Morgan Stanley applied a 12x to 17x price to earnings multiple to Southwest’s expected earnings per share for calendar years 2011 through 2014 and then discounted such equity value to present value using a discount rate of 9%, which implied a value range for Southwest common stock of $13.40 to $18.99 per share, on a fully diluted basis. The discount rate applicable to Southwest was based on Morgan Stanley’s judgment of the estimated range of Southwest’s cost of equity calculated in accordance with the capital asset pricing model;

•

In arriving at the estimated equity values per share of Southwest common stock, Morgan Stanley also performed a discounted cash flow analysis and estimated a range of terminal values in 2014 by multiplying Southwest’s estimated EBITDAR, as described above, for calendar year 2014 by selected multiples ranging from 4.5x to 5.5x. Morgan Stanley then discounted Southwest’s forecasted unlevered free cash flow, defined as operating cash flow plus net interest expense less capital expenditures, and the estimated terminal value, in each case to a present value using discount rates ranging from 7.0% to 10.0% for the estimated range of Southwest’s weighted average cost of capital. These discount rates were based on Morgan Stanley’s judgment of the estimated range of Southwest’s weighted average cost of capital, with the cost of equity included therein calculated in accordance with the capital asset pricing model, which is a standard financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Based on Morgan Stanley’s estimate of Southwest’s net debt of $323 million as of December 31, 2010, this analysis yielded an implied value range for Southwest common stock of $14.71 to $19.37 per share, on a fully diluted basis.

Morgan Stanley noted that the closing price for Southwest common stock on September 24, 2010 was $12.28 per share.

In connection with the review of the merger by AirTran’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of AirTran or Southwest. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of AirTran or Southwest. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to holders of shares of AirTran common stock and in connection with the delivery of its opinion to AirTran’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of AirTran common stock or Southwest common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between AirTran and Southwest and was approved by AirTran’s board of directors. Morgan Stanley provided advice to AirTran during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to AirTran or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to AirTran’s board of directors was one of many factors taken into consideration by AirTran’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of AirTran’s board of directors with respect to the merger consideration or of whether AirTran’s board of directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

AirTran’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. In the ordinary course of its securities business, Morgan Stanley is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of AirTran, Southwest or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In the two years prior to the date hereof, Morgan Stanley has provided and is providing financial advisory and financing services for AirTran and Southwest and has received fees in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley has received fees for such services aggregating approximately $4.6 million from AirTran and $2.5 million from Southwest. Morgan Stanley may also seek to provide such services to AirTran and Southwest in the future and expects to receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided AirTran financial advisory services and a financial opinion in connection with the merger, and AirTran agreed to pay Morgan Stanley a fee of $15 million in the aggregate, $14.8 million of which is contingent upon completion of the merger. AirTran will consider paying Morgan Stanley, in AirTran’s sole and absolute discretion and without any obligation on the part of AirTran, an additional fee of up to $3.75 million for Morgan Stanley’s services. AirTran has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, AirTran has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Interests of AirTran Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of AirTran that you vote for the proposal to approve the merger agreement, you should be aware that AirTran’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of AirTran stockholders generally. The board of directors of AirTran was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger as well as in recommending to you that you vote for the proposal to approve the merger agreement.

As described in more detail below, these interests include certain payments and benefits that are expected to be provided to the executive officers upon consummation of the merger or in connection with termination of their employment under certain circumstances following the merger, including accelerated vesting of equity awards, severance benefits, retention and/or transaction completion benefits and health and welfare benefits.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of AirTran’s common stock.

Executive Officers

AirTran has an existing employment agreement with Robert Fornaro and existing executive benefits agreements with each of its other executive officers. These agreements require AirTran to make payments or provide benefits to its executive officers upon a termination of employment by AirTran for any reason other than death, disability, “cause” (only prior to a change of control), or “just or substantial cause” or due to a “constructive termination” of the executive officer’s employment, including such a termination in connection with a change of control of AirTran. The completion of the merger will constitute a change of control for purposes of AirTran’s employment and executive benefits agreements.

In the case of Mr. Fornaro and Klaus Goersch, Stephen Kolski, Steven Rossum, Arne Haak and Alfred Smith, as the case may be, if such officer within 24 months following the change of control elects to terminate his employment due to a “constructive termination” by the company, or if the company, in the case of any such officer, within 24 months following the change of control (or also within six months prior to the change of control), elects to terminate the employment agreement or the employment of the applicable officer for any reason other than death, disability or “just and substantial cause,” such terminated officer will be entitled to the benefits listed below as “—Change of Control Benefits.”

In the case of Richard Magurno, if a change of control occurs prior to December 31, 2011 (even if the term of Mr. Magurno’s employment has terminated as of March 31, 2011 in connection with his normal retirement date) unless his employment is terminated prior to March 31, 2011 for “just and substantial cause” as defined in his executive benefits agreement, Mr. Magurno will be entitled to the benefits listed below as “—Change of Control Benefits.”

For purposes of the employment agreement with Mr. Fornaro and the executive benefits agreements with the other executive officers, the following terms have the meanings set forth below:

(a) “just and substantial cause” means a plea of guilty or nolo contendere or conviction of the executive officer of any crime involving moral turpitude or any felony (excluding for the avoidance of doubt minor traffic violations and similar offenses) or, in the case of Mr. Fornaro only, (1) conviction for a willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or (2) a material breach of his employment agreement that is not cured within ten business days of notification by the company.

(b) “constructive termination” generally means (1) the officer is not elected or retained to the office and position the officer holds with the company by virtue of the applicable agreement or, in the case of Mr. Fornaro, also to the board of directors of AirTran; (2) any assignment to the officer of any duties other than those reasonably contemplated by, or any limitation of the powers or prerogatives of the officer in any respect not reasonably contemplated by the officer’s agreement; (3) any removal of the officer from responsibilities substantially similar to those described or contemplated by the terms of the officer’s agreement; (4) any reduction in, or limitation upon the compensation, reimbursable expenses or other benefits provided in the officer’s agreement, other than as may be required by valid public law or regulation or, in the case of officers other than Mr. Fornaro, to avoid penalty under Code Section 409A; or (5) any assignment to the officer of duties which would require the officer to relocate or transfer the officer’s principal place of employment to any location not within 20 miles of the then-existing location of the officer’s principal place of employment, or in the case of Mr. Fornaro, without regard to any mileage exception, without the express written agreement of the applicable officer. In addition, with respect to those officers with executive benefits agreements, during the 24-month period following a change of control, the term “constructive termination” also includes: (i) any reduction in an officer’s base salary, (ii) any adverse change to the methodology used to determine the officer’s bonus or to any of the officer’s other employee benefits (other than any immaterial, inconsequential or required-by-law change), (iii) changes that, as a whole, result in a material diminution in the stature, functions, duties and responsibilities of the officer’s position, (iv) material reduction in reporting level of the person to whom the officer reports, (v) failure to obtain express written assumption of the agreement by any successor to the company, (vi) a material breach by the company of the agreement that is not cured within 15 days, or (vii) failure to offer the officer after the first anniversary of the change of control and at least 60 days prior to the second anniversary of the change of control a renewal of the term of the agreement for an additional two years.

The anticipated arrangements between AirTran and the executive officers may result in a constructive termination under one or more provisions of the definition thereof with respect to such AirTran executive officers.

Change of Control Benefits

Change of Control Benefits include:

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Full base salary through the date of termination at the rate in effect at the time that the notice of termination is served, plus all other amounts to which such officer is entitled under any benefit or compensation plan at the time such payments are due under the terms of such plans, even if the payment obligation arises after the date of termination;

•	Immediate vesting of any unvested stock options and/or stock grants made prior to the change of control including prorated vesting of performance share awards at 100% of target;

•	In the case of Mr. Fornaro, executive retiree medical benefits in accordance with his employment agreement;

•	In the case of Messrs. Kolski, Magurno and Smith, continued pre-retirement health and insurance benefits for the life of such officer and such officer’s spouse and dependents;

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In the case of Messrs. Goersch, Haak and Rossum, if elected by such officer, continued health and insurance benefits for such officer and such officer’s spouse and dependents until the officer reaches age 65, to the extent otherwise made available by Southwest to eligible retirees;

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Lifetime air travel benefits for such officer, his spouse and other eligible family members irrespective of company policy and, if applicable, equivalent to air travel benefits in place for officers employed on a full time basis;

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A lump sum payment equal to the greater of: (1) two times the sum of such officer’s annual base salary and bonus during the 12-month period prior to the change of control, or (2) two times the sum of the average annual base salary and average annual bonus paid to such officer during the three years prior to the change of control;

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In the case of executive officers other than Mr. Fornaro, if severance benefits are taxable before receipt, payment of a cash amount sufficient to satisfy such taxes, which amount will reduce pro rata the amount of future installments of such severance benefits when actually paid; and

•	All benefits under the company’s Key Executive Retirement Program, in accordance with the terms of such program, or under any other retirement welfare plan to which the officer is entitled.

In the case of Mr. Fornaro, he also will be entitled to, if all or any portion of the amounts payable to him or his estate under his employment agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code (or similar state tax and/or assessment) (the so-called “golden parachute tax”), an amount necessary to place him in the same after-tax position he would have been in had no such excise tax been imposed, increased to the extent necessary to pay income and excise taxes due on such gross-up. This gross-up obligation applies regardless of whether Mr. Fornaro’s employment with AirTran terminates or continues in connection with the completion of the merger. However, certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon or following a change of control. If Mr. Fornaro experiences a constructive termination in connection with the merger (assuming award values and severance benefits as described in the table on page 59), AirTran estimates that no reimbursement for Code Section 4999 excise taxes will be payable to Mr. Fornaro.

Payments and benefits under the executive benefits agreements are subject to a cutback. If the executive officer becomes entitled to payments or benefits that would be subject to the golden parachute tax, then the payments or benefits due to the executive officer will be reduced to the extent necessary so that no amounts will be subject to the golden parachute tax. The cutback provision applies regardless of whether the executive officer’s employment with AirTran terminates or continues in connection with the completion of the merger. No executive officer’s payments or benefits are expected to be subject to the cutback provision.

Based on compensation and benefit levels as of December 31, 2010 and assuming that each executive officer experiences a constructive termination in connection with the merger, the AirTran executive officers will receive the following cash severance payments and other benefits under their respective employment agreement or executive benefits agreement, as applicable (excluding the value of outstanding incentive awards, which are described below).

Estimated Benefits under Employment and Executive Benefits Agreements

Executive Officer	Lump Sum Salary, Bonus and Non-Equity Incentive Compensation Payment (1)	Value of Health Insurance Benefits (2)	Total Benefits (3)
Robert L. Fornaro	$2,900,000	$0	$2,900,000
Klaus Goersch	1,292,000	20,120	1,312,120
Arne G. Haak	1,292,000	19,286	1,311,286
Stephen J. Kolski	1,178,000	0	1,178,000
Richard P. Magurno	1,159,000	0	1,159,000
Steven A. Rossum	1,292,000	17,499	1,309,499
Alfred J. Smith, III	1,235,000	0	1,235,000

(1)	For all the named officers includes an estimated lump sum payment equal for each officer to two times the sum of such officer’s annual base salary and bonus during the 12-month period prior to December 31, 2010 (with the amount of the bonus based on the amount fixed for 2010) as if the change of control occurred on such date. Excludes cash payments in settlement of equity awards, cash payments under the Employee Retention Plan and completion bonuses, all as discussed elsewhere in this section.
(2)	Health insurance benefits are assigned zero value for Messrs. Fornaro, Kolski, Magurno and Smith because there is no acceleration or expansion of the existing benefit. The other amounts represent the present value of the expected cost of providing the post employment health care insurance benefits. It was assumed that these individuals would be eligible for coverage under the Southwest employee health plan. The present value amounts represent a discounted cash flow projection incorporating assumptions, including: expected health care inflation, aging/morbidity factors, premium contributions and their increase over time, and the assumed utilization of the benefit by the former officers. The medical benefit coverage is terminated if the former officer becomes eligible for customary coverage under another employer’s group insurance plan and the medical benefit coverage is reinstated only if the former officer is no longer entitled to coverage under another employer’s group insurance plan. The Value of Health Insurance Benefits amounts for Messrs. Goersch, Haak and Rossum were calculated assuming that each executive would utilize the benefit during the initial two years after the change in control and that there is a 5% probability that that benefit would be used in each month thereafter until the former officer reaches age 65. Coverage for spouses and dependents would continue should the former officer die before age 65.

(3)	Each of the executive officers listed in the table above is entitled to lifetime air travel benefits in accordance with company policy pursuant to his respective executive benefits agreement. Upon a constructive termination in connection with a change of control (such as the merger) and irrespective of the applicable company policy, the executives will continue to receive lifetime air travel benefits. Because the value of this protection against the future elimination of lifetime air travel benefits (i.e., the vesting of the benefit) is speculative and likely insubstantial it has not been quantified for purposes of these disclosures.

Long-Term Incentive Plan Awards

Each of the executive officers currently has awards outstanding under AirTran’s Long-Term Incentive Plan and other equity-based compensation plans. Please see “—The Merger—Treatment of AirTran Stock Options and Other Stock Based Awards and Programs” for additional information.

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Restricted Stock. Outstanding restricted stock awards vest in full upon the effective time of the merger and holders will receive the same per share merger consideration as other AirTran stockholders, subject to any applicable withholdings or deductions required by law.

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Stock Options. All stock options held by executive officers of AirTran are fully vested. Outstanding stock options (other than options issued under the AirTran 1995 Employee Stock Purchase Plan or as otherwise described below), whether vested or unvested, will be converted into the right to receive a cash amount (without interest) within three business days following the effective time of the merger, which cash amount, less all applicable deductions and withholdings, will be equal to the spread between the exercise price of the option and the cash equivalent of the per share merger consideration, which cash equivalent will be based on the Southwest average share price (the “per share cash equivalent amount”), multiplied by the number of outstanding option shares (the “option consideration”). Holders of options under the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan will be required to execute an acknowledgement in order to receive the option consideration. Treatment of options under the AirTran 1995 Employee Stock Purchase Plan is described below under “—The Merger—Treatment of AirTran Stock Options and Other Stock Based Awards and Programs.” None of the named executive officers currently participate in the AirTran 1995 Employee Stock Purchase Plan.

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Performance Share Awards. At the effective time of the merger, each outstanding AirTran performance share will automatically and without any required action on the part of any holder thereof be vested as to the target number (100%) of shares of AirTran common stock that could be earned under the AirTran performance share award agreement, and the performance period applicable to such AirTran performance shares will terminate as of the effective time of the merger, such that the number of AirTran performance shares deemed earned will be pro rated by multiplying such target number of AirTran performance shares by a fraction, the numerator of which is the actual number of whole months in the shortened performance period and the denominator of which is the number of whole months in the original performance period (“earned performance shares”), and each such earned performance share will entitle the holder thereof to receive (without interest) the per share cash equivalent amount, which will be paid, subject to any applicable withholdings or deductions required by law, at the time set forth in the applicable award agreement.

The following table summarizes the outstanding equity awards held by the executive officers as of December 31, 2010 which are subject to accelerated vesting in connection with the merger and the estimated value of such awards at specified values for the merger consideration assuming the merger is consummated on December 31, 2010:

Accelerated Equity Award Values for AirTran Executive Officers (1), (2)

Executive Officer	Shares Vesting Pursuant to Acceleration (#)	Assumed Merger Consideration Value
		$7.25	$7.50	$7.75
Robert L. Fornaro
Restricted Stock	127,524	$924,549	$956,430	$988,311
Performance Shares	42,953	311,409	322,148	332,886

Total	170,477	1,235,958	1,278,578	1,321,197

Klaus Goersch
Restricted Stock	88,330	640,393	662,475	684,558
Performance Shares	16,195	117,414	121,463	125,511

Total	104,525	757,807	783,938	810,069

Arne G. Haak
Restricted Stock	67,480	489,230	506,100	522,970
Performance Shares	18,020	130,645	135,150	139,655

Total	85,500	619,875	641,250	662,625

Stephen J. Kolski
Restricted Stock	36,653	265,734	274,898	284,061
Performance Shares	9,680	70,180	72,600	75,020

Total	46,333	335,914	347,498	359,081

Richard P. Magurno
Restricted Stock	51,456	373,056	385,920	398,784
Performance Shares	9,020	65,395	67,650	69,905

Total	60,476	438,451	453,570	468,689

Steven A. Rossum
Restricted Stock	113,320	821,570	849,900	878,230
Performance Shares	18,680	135,430	140,100	144,770

Total	132,000	957,000	990,000	1,023,000

Alfred J. Smith, III
Restricted Stock	51,456	373,056	385,920	398,784
Performance Shares	17,735	128,579	133,013	137,446

Total	69,191	501,635	518,933	536,230

(1)	Table excludes stock option data as all stock options held by the named executive officers are fully vested without regard to the proposed merger.
(2)	The following table summarizes the estimated value of outstanding equity awards held by the executive officers of AirTran as of December 31, 2010, subject to accelerated vesting and that will vest as a result of the merger, assuming that (i) the merger is consummated on December 31, 2010, and (ii) the merger consideration is equal to $7.75 per share based on the average closing price of Southwest’s common stock for the 20 trading days preceding December 31, 2010, which was $12.95 per share:

Assumed Value at December 31, 2010

Executive Officer	Restricted Stock	Performance Shares	Total
Robert L. Fornaro	$988,311	$332,886	$1,321,197
Klaus Goersch	684,558	125,511	810,069
Arne G. Haak	522,970	139,655	662,625
Stephen J. Kolski	284,061	75,020	359,081
Richard P. Magurno	398,784	69,905	468,689
Steven A. Rossum	878,230	144,770	1,023,000
Alfred J. Smith, III	398,784	137,446	536,230

Employee Retention Plan

On September 26, 2010, the board of directors of AirTran adopted an Employee Retention Plan to address potential employee concerns related to the proposed merger.

The Employee Retention Plan covers AirTran’s officers (other than Messrs. Fornaro, Kolski, Rossum and Magurno (collectively, the “excluded officers”)), and certain other managerial and administrative employees (each a “covered employee”) who may be selected by the compensation committee of the AirTran board of directors or its designee, as administrator of the Employee Retention Plan. Under the Employee Retention Plan, a maximum of $10.2 million has been allocated to the payment of retention bonuses for covered employees, of which no more than $4.25 million in the aggregate may be allocated by the administrator to the AirTran officers, including executive officers, who are covered employees. The administrator has determined that each executive officer, other than any excluded officer, who is a covered employee will receive a retention bonus equal to such person’s respective annual base salary as of September 27, 2010. In November 2010, the Employee Retention Plan was amended to delay the time at which first payments thereunder would vest.

The Employee Retention Plan, as amended, provides that if the merger closes prior to September 26, 2011 (or a later end date agreed to by the parties to the merger agreement), covered employees who are officers (other than excluded officers) will be paid 50% of their retention bonus in a lump-sum on the first business day following the 90th day after the closing of the merger and the other 50% on the first business day following the 180th day after the closing of the merger. The Employee Retention Plan requires, with limited exceptions, that a covered employee remain employed through the applicable retention bonus payment date to receive his or her retention bonus. Retention bonus payments are subject to acceleration in connection with a termination of employment of any officer covered employee within 180 days of closing either without “cause” by the company or for “good reason” by the officer.

If the closing of the merger does not occur prior to September 26, 2011 (or a later end date agreed to by the parties to the merger agreement), then all retention bonuses due under the Employee Retention Plan will be forfeited and the Employee Retention Plan will terminate. AirTran also generally has the right to terminate or amend the Employee Retention Plan at any time without consent of the covered employees prior to closing of the merger.

With respect to the executive officers who participate in the Employee Retention Plan, “cause” has the same meaning as that term for purposes of the executive benefits agreements (including, during the 24 month period after the merger, being limited to “just and substantial cause”). “Good reason,” with respect to the executive officers who participate in the Employee Retention Plan, means an event that gives rise to a constructive termination event under the executive benefits agreements or any other material breach of the Employee Retention Plan with respect to the officer.

The following table summarizes the estimated Employee Retention Plan bonuses for each executive officer who is not an excluded officer:

Retention Plan Payments

Executive Officer	Three-Month Payment		Six-Month Payment		Total Retention Plan Payments (1)
Robert L. Fornaro	$	N/A	$	N/A	$	N/A
Klaus Goersch		170,000		170,000		340,000
Arne G. Haak		170,000		170,000		340,000
Stephen J. Kolski		N/A		N/A		N/A
Richard P. Magurno		N/A		N/A		N/A
Steven A. Rossum		N/A		N/A		N/A
Alfred J. Smith, III		162,500		162,500		325,000

(1)	Estimated based on the assumption the applicable officer remains employed for the 90 and 180 days following the merger necessary for the bonus to vest in full in the ordinary course.

Merger Completion Bonuses

On September 26, 2010, the AirTran board of directors approved arrangements with Messrs. Fornaro and Rossum whereby they were granted bonuses equal to 50% of their respective annual base salaries as of the grant date contingent upon the successful completion of the merger; provided that, at the time of payment, the applicable officer acknowledges his intention to remain employed with AirTran, AirTran Airways or Southwest for at least six months after the date the merger becomes effective. The amount of the estimated merger completion bonuses for Messrs. Fornaro and Rossum is $290,000 and $170,000, respectively.

Compensation Arrangements with the Combined Company

Consulting Agreements

On September 26, 2010, Messrs. Fornaro and Rossum each entered into a consulting agreement with AirTran that will become effective subsequent to the consummation of the proposed merger upon the removal of such individuals from the capacity of either chief executive officer (in the case of Mr. Fornaro) or executive vice president of AirTran or AirTran Airways or similar positions with Southwest. Each consulting agreement will become effective for a term of 24 months, unless earlier terminated.

Each consulting agreement provides for payment of a consultant fee equal to one-twelfth of such consultant’s annual base salary as an officer of AirTran as calculated immediately prior to the closing of the merger. Such fee will be payable in arrears on the first business day of each month during the term of the consulting agreement. If the services of the consultant are terminated by AirTran, Southwest or one of their subsidiaries without “cause” (including due to death or disability of the consultant), the consultant will be entitled to continue to receive, on a monthly basis, the remaining compensation otherwise payable during the term of the agreement. For purposes of the consulting agreements, “cause” means (a) a material breach of obligations under the consulting agreements that is not cured within 30 days or (b) engaging in conduct that is materially detrimental to the company and (i) is dishonest, fraudulent, unlawful or grossly negligent, or (ii) breaches in a material respect the company’s code of conduct, code of ethics or similar standards applicable to third party vendors. The consultant may voluntarily terminate his consulting relationship at any time after six months of the term have elapsed.

The consulting agreements also contain restrictions preventing either consultant from using confidential information beyond what is necessary to perform the services described in such consulting agreement during the term of the agreement and for up to two years after the termination of such consulting agreement. Additionally, each consultant is prohibited from engaging in direct competition with AirTran, Southwest or their respective subsidiaries during the term of such consulting agreement subject to specified exclusions. Assuming Messrs. Fornaro and Rossum serve for the full term of such consulting agreement (or are terminated without “cause” or due to death or disability prior to the end of the 24 month term) and assuming their respective annual base salaries immediately prior to the closing of the merger are the same as their salaries as of December 31, 2010, the amount of Messrs. Fornaro and Rossum’s estimated consulting agreement payments will be $1,160,000 and $680,000, respectively.

Indemnification

Executive officers of AirTran also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Merger Agreement—Other Covenants and Agreements.”

Summary of Estimated Merger Benefits

The following table sets forth a summary of the payments and other benefits to which AirTran executive officers will be entitled in connection with the merger based on the assumptions previously described in this section.

Executive Officer	Total Payments and Benefits under Employment and Executive Benefits Agreements	Completion Bonus	Retention Bonus (1)		Consulting Agreement	Value of Accelerated Equity Awards (2)	Tax Gross- Up Value	Total Benefits (3)
Robert L. Fornaro	$2,900,000	$290,000	$	n/a	$1,160,000	$1,321,197	$0	$5,671,197
Klaus Goersch	1,312,120	n/a		340,000	n/a	810,069	n/a	2,462,189
Arne G. Haak	1,311,286	n/a		340,000	n/a	662,625	n/a	2,313,911
Stephen J. Kolski	1,178,000	n/a		n/a	n/a	359,081	n/a	1,537,081
Richard P. Magurno	1,159,000	n/a		n/a	n/a	468,689	n/a	1,627,689
Steven A. Rossum	1,309,499	170,000		n/a	680,000	1,023,000	n/a	3,182,499
Alfred J. Smith, III	1,235,000	n/a		325,000	n/a	536,230	n/a	2,096,230

(1)	Estimated based on the assumption the applicable officer remains employed for the 180 days following the merger.
(2)	Aggregate estimated value of outstanding equity awards held by the executive officers of AirTran as of December 31, 2010, subject to accelerated vesting and that will vest assuming that (i) the merger is consummated on December 31, 2010, and (ii) the merger consideration is equal to $7.75 per share, based on the average closing price of Southwest’s common stock for the 20 trading days preceding December 31, 2010, which was $12.95 per share, as set forth in footnote (2) to the Accelerated Equity Award Values table.
(3)	Each of the executive officers listed in the table above is entitled to lifetime air travel benefits in accordance with company policy pursuant to his respective executive benefits agreement. Upon a constructive termination in connection with a change of control (such as the merger) and irrespective of the applicable company policy, the executives will continue to receive lifetime air travel benefits. Because the value of this protection against the future elimination of lifetime air travel benefits (i.e., the vesting of the benefit) is speculative and likely insubstantial it has not been quantified for purposes of these disclosures.

Benefits Arrangements with the Combined Company

As described under “The Merger Agreement—Employee Benefits Matters,” the merger agreement requires Southwest to provide or continue to provide certain compensation and benefits following completion of the merger to all former AirTran employees (other than collectively bargained employees), including the executive officers of AirTran who remain employed by the combined company following completion of the merger.

Non-Employee Directors

Accelerated Vesting of Restricted Stock

AirTran’s non-employee directors have historically received an annual grant, as of the date of AirTran’s annual meeting, of a number of shares of AirTran restricted stock equal to $50,000 in value based on the closing price of AirTran’s common stock on such grant date, which shares generally vest over three years of service. At the effective time of the merger, any unvested restricted stock will vest in full. See “The Merger Agreement—Treatment of AirTran Stock Options and Other Stock Based Awards and Programs” for a description of the impact of the merger generally on restricted stock.

The following table summarizes outstanding equity awards held by each AirTran non-employee director as of December 31, 2010 which are subject to accelerated vesting and the estimated value of such awards at the specified values for the merger consideration:

Accelerated Equity Award Values for AirTran Non-Employee Directors (1), (2)

Director	Shares Vesting Pursuant to Acceleration (#)	Assumed Merger Consideration Value
		$7.25	$7.50	$7.75
J. Veronica Biggins	20,762	$150,525	$155,715	$160,906
Don L. Chapman	20,762	150,525	155,715	160,906
Geoffrey T. Crowley	21,052	152,627	157,890	163,153
G. Peter D’Aloia	20,762	150,525	155,715	160,906
Jere A. Drummond	20,762	150,525	155,715	160,906
John F. Fiedler	20,762	150,525	155,715	160,906
Michael P. Jackson	16,002	116,015	120,015	124,016
Lewis H. Jordan	20,762	150,525	155,715	160,906
Alexis P. Michas	20,762	150,525	155,715	160,906

(1)	Table excludes stock option data as all stock options held by the directors are fully vested without regard to the proposed merger.
(2)	The following table summarizes the aggregate estimated value of outstanding equity awards held by the non-employee directors of AirTran as of December 31, 2010, subject to accelerated vesting and that will vest assuming that the merger is consummated on December 31, 2010. At assumed values for the merger consideration based on the average closing price of Southwest’s common stock for the 20 trading days preceding December 31, 2010, which was $12.95 per share, the merger consideration would have a value of $7.75 per share and the value of the vesting shares would be:

Assumed Value at December 31, 2010

Director	Restricted Stock
J. Veronica Biggins	$160,906
Don L. Chapman	160,906
Geoffrey T. Crowley	163,153
G. Peter D’Aloia	160,906
Jere A. Drummond	160,906
John F. Fiedler	160,906
Michael P. Jackson	124,016
Lewis H. Jordan	160,906
Alexis P. Michas	160,906

Strategic Committee Fees

In connection with the negotiation of the merger and the merger agreement, the AirTran board of directors appointed a special committee of the AirTran board, referred to as the strategic committee, to work with management in evaluating and negotiating a potential transaction. The members of the strategic committee were John Fiedler, Geoff Crowley, Alexis Michas and Peter D’Aloia. In light of the additional time commitment which would be required of the strategic committee, the AirTran compensation committee asked its consultant, Pearl Meyer & Partners, for its recommendations with respect to the payment of additional compensation to the members of the strategic committee for their work. After reviewing Pearl Meyer’s recommendations for the payment of special fees and the work of the strategic committee through September 26, 2010, AirTran’s board of directors determined that it was appropriate to pay each member of the strategic committee additional compensation for their work equal to one half of the annual retainer normally made to each board member for each month of service on the strategic committee effective as of August 2010; and to double the normal committee fee to $3,000 per meeting. Because of the deep and direct involvement of Mr. Michas in the negotiations, the board determined, at the recommendation of the compensation committee, to award compensation to Mr. Michas which would be twice that of the other members of the strategic committee. The strategic committee met eight times with respect to the transaction. Accordingly, based on the formula approved by the full AirTran board, Messrs. Fiedler, Crowley and D’Aloia received additional compensation of $28,500 for their service in connection with negotiation and evaluation of the transaction, while Mr. Michas received additional compensation of $57,000 for his service in connection with negotiation and evaluation of the transaction.

Summary of Merger Benefits for Non-Employee Directors

The following table sets forth a summary of the payments and other benefits to which AirTran non-employee directors will be entitled in connection with the merger based on the assumptions previously described in this section.

Director	Value of Accelerated Equity Awards	Strategic Committee Fees		Total Benefits
J. Veronica Biggins	$160,906	$	n/a	$160,906
Don L. Chapman	160,906		n/a	160,906
Geoffrey T. Crowley	163,153		28,500	191,653
G. Peter D’Aloia	160,906		28,500	189,406
Jere A. Drummond	160,906		n/a	160,906
John F. Fiedler	160,906		28,500	189,406
Michael P. Jackson	124,016		n/a	124,016
Lewis H. Jordan	160,906		n/a	160,906
Alexis P. Michas	160,906		57,000	217,906

Indemnification

Directors of AirTran also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Merger Agreement—Other Covenants and Agreements.”

Southwest’s Reasons for the Merger

At its meeting on September 26, 2010, after due consideration and consultation with Southwest’s management, legal and financial advisors, Southwest’s board of directors unanimously approved the merger agreement. In doing so, Southwest’s board of directors considered the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of AirTran, as well as the following factors it believed supported its decision and the merger:

•

the fact that returning to profitable growth is a key component of Southwest’s ongoing business strategy, and the acquisition of AirTran would enable immediate and significant growth and would also position Southwest firmly for follow-on fleet growth;

•	the fact that, without the AirTran acquisition, Southwest does not have the same near-term growth opportunities;

•

the fact that AirTran has a significant presence at Hartsfield-Jackson Atlanta International Airport, the busiest airport in the U.S. and the largest U.S. market that Southwest does not currently serve;

•

the fact that AirTran has take-off and landing slots at New York’s LaGuardia Airport (LGA) and Washington’s Ronald Reagan Washington National Airport (DCA), which would allow Southwest to boost its presence in these slot-controlled markets where Southwest has little (LGA) or no (DCA) service today;

•

the fact that the acquisition of AirTran would also (i) allow Southwest to expand its service in other key domestic markets, including, for example, Boston and Baltimore; and (ii) provide access to key near-international leisure markets in the Caribbean and Mexico, as well as many smaller domestic cities not currently served by Southwest, which would provide Southwest with meaningful direct insight into these expansion opportunities;

•

the fact that, based on current operations and data, with the addition of AirTran, Southwest’s share of current domestic market capacity (as measured by available seat miles, or ASMs) would increase from approximately 15% to 19%, which compares to domestic ASM shares of about 21% each for both Continental/United and Delta/Northwest;

•

the fact that (i) the transaction has the potential to yield net annual synergies of more than $400 million by 2013; (ii) excluding one-time acquisition and integration costs estimated to be approximately $500 million, the transaction is also expected to be accretive to Southwest’s fully-diluted earnings per share in the first year following the close of the transaction, and strongly accretive thereafter, upon full realization of the estimated net synergies; and (iii) the transaction is expected to meet or exceed Southwest’s targeted 15% pretax investment return upon full realization of estimated net synergies;

•

the fact that Southwest and AirTran are strategically complementary as both carriers have an emphasis on outstanding customer service, high quality low-cost operations, an all-Boeing fleet, solid low-fare brands and strong employee cultures, and there is only modest route overlap between the two carriers;

•

the fact that, financially, Southwest is in a position to make the acquisition, given that it has the strongest balance sheet in the U.S. passenger airline industry with over $3 billion in cash (at the time of board approval), a fully available $600 million line of credit, modest debt and a strong cash flow outlook, and that the mix of stock and cash consideration payable in the transaction is intended to preserve Southwest’s strong financial position and flexibility;

•

the expectation that, based on current operations, the combined company could serve more than 100 million customers annually from more than 100 different destinations in the U.S. and near-international destinations;

•

the fact that Robert L. Fornaro, AirTran’s Chairman, President and Chief Executive Officer, and Steven A. Rossum, AirTran’s Executive Vice President and General Counsel, as well as other AirTran employees, are expected to continue to be involved in the integration of the two companies; and

•	the expectation that all of the foregoing factors will allow Southwest to better respond to the economic and competitive challenges of the airline industry.

This discussion of the information and factors considered by Southwest’s board of directors in reaching its determination to approve the merger agreement includes all of the material factors supporting the merger considered by Southwest’s board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by Southwest’s board of directors in evaluating the merger agreement and the transactions contemplated thereby, including the merger, and the complexity of these matters, Southwest’s board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of Southwest’s board of directors may have given different weight to different factors.

The foregoing description of Southwest’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in “Special Note Regarding Forward-Looking Statements” on page 16.

Funding Related to the Merger

Southwest intends to fund the total cash consideration for the transaction of approximately $519 million (calculated using Southwest’s January 25, 2011 stock price of $12.50 which equates to an exchange ratio of 0.320 and assuming that the holders of AirTran’s outstanding convertible notes will not convert their notes at closing) out of cash on hand.

Regulatory Clearances Required for the Merger

Under the HSR Act, Southwest and AirTran must file notifications with the Federal Trade Commission and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On October 8, 2010, each of Southwest and AirTran filed its notification under the HSR Act. On November 8, 2010, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a Second Request. Southwest and AirTran are responding to the Second Request and currently expect the closing of the merger to occur in the second quarter of 2011. Southwest and AirTran are committed to working cooperatively with the Antitrust Division staff as it conducts its review of the proposed acquisition.

In addition to the antitrust related filings and clearance discussed above, Southwest and AirTran must obtain any approvals or authorizations required to be obtained from the FAA and the DOT, as well as all other approvals and authorizations required to be obtained in connection with the consummation of the merger and the transactions contemplated by the merger agreement from any other governmental authority, except where the failure to obtain any such approval or authorization will not result in a material adverse effect (as defined in the merger agreement) on either Southwest or AirTran.

Furthermore, following public announcement of the merger, Southwest and AirTran received informal inquiries from the antitrust sections of the offices of several state attorneys general, as well as requests for documents submitted to the Antitrust Division. Southwest and AirTran are working to provide those offices with the relevant information regarding the transaction.

Southwest and AirTran cannot assure you that the Antitrust Division or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on Southwest following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. No additional stockholder approval is expected to be required or sought for any decision by Southwest or AirTran after the special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Southwest or Merger Sub will designate an exchange agent reasonably acceptable to AirTran to handle the exchange of shares of AirTran common stock for cash and shares of Southwest common stock. At the effective time of the merger, shares of AirTran common stock will be converted into the right to receive shares of Southwest common stock and cash without the need for any action by the holders of AirTran common stock.

As soon as reasonably practicable after the effective time of the merger, Southwest will instruct the exchange agent to mail to each holder of an AirTran common stock certificate a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any such certificates will pass, only upon proper delivery of such certificates to the exchange agent and providing instructions for effecting the surrender of the AirTran common stock certificates in exchange for cash and shares of Southwest common stock. Holders of book-entry shares will not be required to deliver a certificate and are not expected to be required to deliver an executed letter of transmittal or evidence that any applicable transfer taxes have been paid to the exchange agent in order to receive the merger consideration.

After the effective time of the merger, shares of AirTran common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of AirTran common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Southwest common stock deliverable upon the surrender of AirTran stock certificates, until holders of such AirTran stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or other distributions with respect to such shares of Southwest common stock with a record date after the effective time of the merger.

AirTran stockholders will not receive any fractional shares of Southwest common stock pursuant to the merger. Instead of any fractional shares, AirTran stockholders will be paid an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the Southwest average share price.

Treatment of AirTran Stock Options and Other Stock Based Awards and Programs

Restricted Stock. As of the effective time of the merger, all outstanding restricted shares will be automatically vested and free of restrictions. Holders will receive the same per share merger consideration as other AirTran stockholders, subject to any applicable withholdings or deductions required by law.

Stock Options. Effective as of the effective time of the merger, each outstanding stock option (other than stock options issued under the AirTran 1995 Employee Stock Purchase Plan and except as otherwise provided below), whether vested or unvested, will automatically be converted into only the right to receive (without interest), as soon as reasonably practicable but no later than three business days following the effective time of the merger, an amount in cash, less all applicable deductions and withholdings, equal to the product of (i) the excess, if any, of (a) the per share cash equivalent amount over (b) the exercise price per share subject to the stock option, multiplied by (ii) the number of shares subject to the stock option. All stock options that are so converted will, as of the effective time of the merger, cease to be outstanding and will be terminated. Individuals who hold stock options outstanding under the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan will be required to execute an acknowledgement to the termination and cash out of their outstanding options as described above in order to receive the option consideration. Stock options under the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan that are held by individuals who fail to execute such an acknowledgement will not be terminated or converted into the right to receive option consideration but will instead remain in place and continue to be governed by the terms of the applicable stock option plan.

Prior to the effective time of the merger, the AirTran board of directors (or an authorized committee thereof) will take action to freeze the AirTran 1995 Employee Stock Purchase Plan no later than the end of the calendar month in which all regulatory approvals are obtained (see “Regulatory Clearances Required for the Merger” on page 63) and AirTran stockholders have voted to approve the merger agreement (the “freeze date”). No new offering period under the AirTran 1995 Employee Stock Purchase Plan will commence following the freeze date, and any accumulated amounts remaining in participant accounts under the AirTran 1995 Employee Stock Purchase Plan following the freeze date will be distributed to participants. If the effective time of the merger occurs prior to the freeze date, participants who hold outstanding stock options under the AirTran 1995 Employee Stock Purchase Plan immediately prior to the effective time of the merger will receive, for the amounts held in their plan accounts immediately prior to the effective time of the merger, the merger consideration, subject to any applicable withholdings or deductions as required by law. If the effective time of the merger occurs after the freeze date, participants will receive shares of common stock pursuant to the terms of the AirTran 1995 Employee Stock Purchase Plan for which they will be entitled to the merger consideration.

Performance Shares. Effective as of the effective time of the merger, each outstanding performance share will automatically vest as to the target number (100%) of shares that could be earned under the applicable award. In addition, the performance period applicable to the performance shares will be deemed to have terminated on the closing date of the merger, such that the number of performance shares deemed earned will be equal to the target number of shares, multiplied by a fraction, the numerator of which is the actual number of whole months in the shortened performance period and the denominator of which is the number of whole months in the original performance period. Each such earned performance share will entitle the holder to receive (without interest) the per share cash equivalent amount, which will be paid, subject to any applicable withholdings or deductions required by law, at the time set forth in the applicable award agreement.

Dividend Policy

Southwest currently pays quarterly cash dividends on shares of its common stock and currently intends to continue paying quarterly dividends for the foreseeable future. Any future determination regarding dividend or distribution payments will be at the discretion of the Southwest board of directors, subject to applicable limitations under Texas law and on the basis of results of operations, financial condition, cash requirements, future prospects, and other factors deemed relevant by the Southwest board of directors.

Listing of Southwest Common Stock

It is a condition to the completion of the merger that the shares of Southwest common stock to be issued pursuant to the merger be authorized for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of AirTran Common Stock

Upon completion of the merger, the AirTran common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

No Dissenters’ Rights of Appraisal

Under Nevada law, holders of AirTran common stock are not entitled to dissenters’ rights of appraisal in connection with the merger. See the section entitled “No Dissenters’ Rights of Appraisal” beginning on page 109.

Resale of Southwest Common Stock

The shares of Southwest common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Southwest for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Southwest and may include the executive officers, directors and significant stockholders of Southwest.

Litigation Related to the Merger

On September 28, 2010, Frederick Leonelli filed a purported class action lawsuit (the “Leonelli complaint”) on behalf of himself and similarly situated AirTran stockholders in the First Judicial District Court of the State of Nevada for Carson City against AirTran, Robert L. Fornaro, AirTran’s Chairman, President and Chief Executive Officer, Arne G. Haak, AirTran’s Senior Vice President of Finance, Treasurer and Chief Financial Officer, each member of the AirTran board of directors, Southwest and Merger Sub. The Leonelli complaint generally alleges that the consideration to be received by AirTran’s stockholders in the merger is unfair and inadequate and that the AirTran officers and directors named as defendants (the “individual AirTran defendants”) breached their fiduciary duties by approving the merger agreement through an unfair and flawed process and by approving certain deal protection mechanisms contained in the merger agreement. The Leonelli complaint further alleges that AirTran, Southwest and Merger Sub aided and abetted the individual AirTran defendants in the breach of their fiduciary duties to AirTran’s stockholders. The Leonelli complaint seeks injunctive relief: (i) enjoining the defendants from consummating the merger unless AirTran adopts and implements a procedure or process to obtain the highest possible price for AirTran’s stockholders and discloses all material information to AirTran’s stockholders, (ii) directing the individual AirTran defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of AirTran’s stockholders, (iii) rescinding, to the extent already implemented, the merger agreement, including the deal protection devices that may preclude premium competing bids for AirTran, (iv) awarding plaintiff’s costs and disbursements of the action, including reasonable attorneys’ and experts’ fees, and (v) granting such other and further equitable relief as the court may deem just and proper. On the same day, Frank Frohman filed a second purported AirTran shareholder class action lawsuit (the “Frohman complaint”) in the same court and against the same defendants (other than Mr. Haak) as the Leonelli complaint. The allegations in the Frohman complaint, as well as the relief requested, are generally the same as those set forth in the Leonelli complaint. The Frohman complaint was consolidated into the Leonelli complaint on December 9, 2010. On December 14, 2010, plaintiffs filed a consolidated complaint (the “Leonelli consolidated complaint”) asserting the same claims and requesting the same relief against the same defendants (other than Mr. Haak). The Leonelli consolidated complaint also included new allegations, as part of its breach of fiduciary duty claim, that the individual AirTran defendants caused Southwest to file a Form S-4 Registration Statement with the SEC on November 19, 2010 which omitted or misrepresented material information regarding the merger. AirTran and the individual AirTran defendants filed a motion to dismiss the Leonelli consolidated complaint on January 7, 2011, which was joined by Southwest and Merger Sub on the same day.

Four purported AirTran shareholder class action lawsuits have also been filed in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida. Harry Hoffner filed a purported class action lawsuit on September 30, 2010 against the same defendants (other than Mr. Haak and Merger Sub) as in the Leonelli complaint. This was followed by lawsuits filed by Robert Debardelan on October 8, 2010, Thomas A. Rosenberger on October 12, 2010, and Robert Loretitsch on October 15, 2010 against the same defendants plus Merger Sub. The allegations in these actions, as well as the relief requested, are also generally the same as those set forth in the Leonelli complaint. On November 15, 2010, these actions were consolidated into one action styled In re AirTran Shareholder Litigation (the “consolidated Florida action”). On December 2, 2010, the consolidated Florida action was stayed in its entirety pending resolution of the earlier filed Leonelli complaint.

On October 8, 2010, Douglas Church filed another purported AirTran shareholder class action lawsuit (the “Church complaint”) in the Eighth Judicial District Court of the State of Nevada for Clark County against the same defendants (other than Mr. Haak) as in the Leonelli complaint. The allegations set forth in the Church complaint, as well as the relief requested, were generally the same as those set forth in the Leonelli complaint with one addition. The Church complaint additionally alleged, as part of its breach of fiduciary duty claim, that the individual AirTran defendants (other than Mr. Haak) received greater benefits under the merger agreement than other AirTran stockholders. Mr. Church voluntarily dismissed his lawsuit on November 30, 2010, but on December 2, 2010, he re-filed a new lawsuit against the same defendants in the United States District Court for the District of Nevada (the “Church federal complaint”). The Church federal complaint makes the same claims and seeks the same relief as his original lawsuit, but includes new claims for alleged violations of Sections 14 and 20 of the Securities Exchange Act of 1934 for allegedly providing misleading and incomplete information in the Form S-4 Registration Statement filed with the SEC on November 19, 2010. Specifically, the Church federal complaint alleges that the disclosures contained in the Form S-4 Registration Statement omit or misrepresent material information regarding the process of approving the merger agreement, the merger consideration, and the intrinsic value of AirTran. AirTran and the individual AirTran defendants filed a motion to dismiss the Church federal complaint on December 22, 2010.

On January 18, 2011, William Nesbit filed another purported AirTran shareholder class action lawsuit again in the United States District Court for the District of Nevada against the same defendants (other than Mr. Haak) as in the Leonelli complaint. The allegations and claims set forth in the Nesbit lawsuit, as well as the relief requested, were generally the same as those set forth in the Church federal complaint.

While Southwest, Merger Sub, AirTran and the individual AirTran defendants believe that each of the above described lawsuits is without merit, the parties to the Leonelli consolidated complaint and the Church federal complaint entered into a Memorandum of Understanding (“MOU”) on January 26, 2011 to settle those lawsuits. The settlement provides for the inclusion of additional disclosures with respect to various aspects of the merger in this proxy statement/prospectus. In addition, it provides for the payment of plaintiffs’ attorneys’ fees and expenses, subject to court approval. The MOU further provides that the parties will enter into a stipulation of settlement which will provide, among other things, for the conditional certification of a settlement class. The MOU and stipulation of settlement are subject to various conditions, including court approval following notice to AirTran stockholders, completion of certain discovery and consummation of the merger. If the settlement is finally approved, it will resolve and release on behalf of the entire class of AirTran stockholders, all claims that were or could have been brought challenging any aspect of the merger, the merger agreement and any disclosure made in connection therewith, among other claims.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this proxy statement/prospectus as Annex A and incorporated herein by reference in its entirety. The rights and obligations of Southwest and AirTran are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. AirTran stockholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement/prospectus before making any decisions regarding the merger, including the approval of the merger agreement.

The merger agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Southwest or AirTran. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 112.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger and the Post-Closing Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the Nevada Revised Statutes (the “NRS”), at the effective time of the merger, Merger Sub, a Nevada corporation and wholly owned subsidiary of Southwest, will merge with and into AirTran. Immediately after the merger, AirTran, as the surviving corporation of the merger (the “surviving corporation”), will merge with and into a newly organized wholly owned limited liability company subsidiary of Southwest. The limited liability company will survive the post-closing merger and will continue its existence under the laws of Texas as a wholly owned subsidiary of Southwest. At the effective time of the post-closing merger, the separate corporate existence of AirTran will cease.

At the effective time of the merger, each outstanding share of AirTran common stock (other than shares owned by AirTran, a subsidiary of AirTran, Southwest, Merger Sub or another subsidiary of Southwest, which shares will be canceled and retired and cease to exist), including any AirTran restricted shares, will be converted into the right to receive (i) $3.75 in cash (the “per share cash consideration”), and (ii) the number of shares of Southwest common stock equal to the exchange ratio (the “per share stock consideration”). The “exchange ratio” will be determined as follows: (i) subject to the election mechanism described in the last sentence of this paragraph, in the event that the Southwest average share price is less than $10.90, the exchange ratio will be equal to $3.50 divided by the Southwest average share price, rounded to the nearest thousandth; (ii) in the event that the Southwest average share price is equal to or greater than $10.90, but less than or equal to $12.46, the exchange ratio will be 0.321; and (iii) in the event that the Southwest average share price is greater than $12.46, the exchange ratio will be equal to $4.00 divided by the Southwest average share price, rounded to the nearest thousandth. The “Southwest average share price” is the average of the last reported sales prices for a single share of Southwest common stock on the NYSE for the 20 consecutive full trading days ending on (and including) the third trading day prior to the closing date of the merger. If the Southwest average share price is less than $10.90, Southwest must deliver, at its election, an additional amount of cash, an additional number of shares of Southwest common stock or a combination thereof (as elected by Southwest) such that the aggregate value of the cash and shares of Southwest common stock (valuing Southwest common stock based on the Southwest average share price) into which each share of AirTran common stock has been converted is equal to $7.25.

Southwest will not issue fractional shares of Southwest common stock pursuant to the merger agreement. Instead, each AirTran stockholder who otherwise would have been entitled to receive a fraction of a share of Southwest common stock will receive an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Southwest average share price.

The per share stock consideration and, only with respect to changes in the outstanding shares of AirTran common stock, the per share cash consideration will be adjusted appropriately and proportionately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either Southwest common stock or AirTran common stock prior to the effective time of the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place no later than the second business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties duly file the articles of merger with the Nevada Secretary of State or at such later time as the parties agree and specify in the articles of merger. Immediately after the effectiveness of the merger, the closing of the post-closing merger will occur. There are no conditions to the completion of the post-closing merger other than the completion of the merger.

Southwest and AirTran currently expect the closing of the merger and the post-closing merger to occur in the second quarter of 2011. However, because the merger is subject to regulatory clearance and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that other factors, including factors outside the control of Southwest and AirTran could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Southwest or Merger Sub will designate an exchange agent reasonably acceptable to AirTran to handle the exchange of shares of AirTran common stock for cash and shares of Southwest common stock. At the effective time of the merger, shares of AirTran common stock will be converted into the right to receive cash and shares of Southwest common stock without the need for any action by the holders of AirTran common stock.

As soon as reasonably practicable after the effective time of the merger, Southwest will instruct the exchange agent to mail to each holder of an AirTran common stock certificate a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any such certificates will pass, only upon proper delivery of such certificates to the exchange agent and providing instructions for effecting the surrender of the AirTran common stock certificates in exchange for cash and shares of Southwest common stock. Holders of book-entry shares will not be required to deliver a certificate and are not expected to be required to deliver an executed letter of transmittal or evidence that any applicable transfer taxes have been paid to the exchange agent in order to receive the merger consideration.

After the effective time of the merger, shares of AirTran common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of AirTran common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Southwest common stock deliverable upon the surrender of AirTran stock certificates, until holders of such AirTran stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or other distributions with respect to such shares of Southwest common stock with a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains certain generally reciprocal representations and warranties. Southwest and AirTran have each made representations and warranties regarding, among other things:

•	organization, standing and corporate power;

•	capital structure;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC documents and financial statements;

•	internal controls and disclosure controls and procedures;

•	accuracy of information supplied or to be supplied for use in this proxy statement/prospectus;

•	absence of undisclosed liabilities;

•	absence of certain changes and events from December 31, 2009, to the date of execution of the merger agreement; and

•	compliance with applicable laws and permits.

In addition, AirTran has made representations and warranties regarding, among other things:

•	ownership of subsidiaries;

•	brokers’ fees payable in connection with the merger;

•	absence of certain legal proceedings;

•	tax matters;

•	employee benefits matters and ERISA compliance;

•	collective bargaining agreements and other labor and employment matters;

•	material contracts;

•	environmental matters;

•	inapplicability of state takeover statutes;

•	absence of transactions, contracts or arrangements with related persons requiring disclosure under securities laws;

•	matters with respect to aircraft and slots, as well as joint ventures and alliances with other airlines;

•	absence of any material interference with airport operations at any airport at which AirTran operates;

•	title to property and assets;

•	intellectual property;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws;

•

absence of any stockholder rights agreement or similar type of anti-takeover contracts that apply to the merger or the ability of Southwest or any subsidiary of Southwest to perform its respective obligations under the merger agreement or receive the benefits thereof;

•	status as a “U.S. citizen” and an “air carrier” (as defined in the Federal Aviation Act); and

•	the opinion from its financial advisor.

The merger agreement also contains certain representations and warranties of Southwest with respect to Merger Sub, including, without limitation, corporate organization and authority with respect to the execution and delivery of the merger agreement. Further, Southwest has represented that neither it nor its “affiliates” or “associates” (as defined in the NRS) is, or has been within three years prior to the date of the merger agreement, the “beneficial owner” (as defined in the NRS) of 10% or more of the outstanding voting power of AirTran.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, individually or collectively, any change, circumstance, event or effect that is, or would reasonably be expected to be, materially adverse to the assets, business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, except that no changes, circumstances, events or effects to the extent arising out of, resulting from or attributable to the following matters will be deemed to constitute a “material adverse effect” or will be taken into account when determining whether a “material adverse effect” has occurred or is reasonably expected to occur:

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general economic conditions (unless such conditions have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect on publicly traded domestic air carriers of the same or similar size, financial resources and financial condition as such party and its subsidiaries, taken as a whole);

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any changes in GAAP, applicable law or the interpretation thereof (unless such changes have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect on publicly traded domestic air carriers of the same or similar size, financial resources and financial condition as such party and its subsidiaries, taken as a whole);

•	the taking of any specific action at the request or direction of an executive officer of the other party;

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factors generally affecting the airline industry, including changes in the general level of yields of or prices of aircraft, aircraft parts or fuel (unless such changes have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect on publicly traded domestic air carriers of the same or similar size, financial resources and financial condition as such party and its subsidiaries, taken as a whole);

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any failure by such party to meet any internal or public forecasts or estimates of revenues or earnings for any period (however, any cause underlying such failure may be taken into consideration when determining whether a material adverse effect has occurred or is reasonably expected to occur);

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the entry into the merger agreement or the announcement, pendency or consummation of the transactions contemplated by the merger agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of such party or any of its subsidiaries with customers, employees, financing sources, suppliers or strategic partners that results from entry into, or the announcement of the execution of, the merger agreement;

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any actions taken by such party or any of its subsidiaries that are required by the merger agreement (other than the obligations described in the first paragraph under “—Conduct of Business” below) or not taken by such party or one of its subsidiaries because such party and its subsidiaries are prohibited by the merger agreement from taking such action without the consent of the other party and the other party withholds its consent to the taking of such action;

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the commencement, occurrence or continuation of any acts of terrorism, war or armed hostilities (except to the extent any of the foregoing causes uninsured damage or destruction or renders unusable any material proportion of the assets or properties of such party and its subsidiaries, taken as a whole); and

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any change, or announcement of a potential change, in the credit rating of such party or any of its subsidiaries or any of their securities or any decline in the market price, or a change in the trading volume, of such party’s common stock (however, any cause of any such change, announcement or decline may be taken into consideration when determining whether a material adverse effect has occurred or is reasonably expected to occur).

Conduct of Business

Each of Southwest and AirTran has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, each of Southwest and AirTran has agreed to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, retain the services of its officers and key employees, and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners and others having significant business relationships with it, and (iii) take no action that would prohibit or materially impair or delay its ability to obtain any necessary regulatory or other governmental approvals or consummate the transactions contemplated by the merger agreement.

In addition, AirTran has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, but not limited to, refraining from the following actions (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Southwest as provided in the merger agreement):

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redeeming, repurchasing, prepaying, defeasing, incurring, or otherwise acquiring any indebtedness for borrowed money or issuing any debt securities or assuming, guaranteeing, or otherwise becoming responsible for, the obligations of any person (other than AirTran or a wholly owned subsidiary of AirTran) other than any of the following: (i) indebtedness incurred solely to fund collateralization under interest hedging agreements existing as of the date of the merger agreement; (ii) indebtedness incurred solely to fund collateralization under fuel hedging agreements existing as of the date of the merger agreement or to fund collateralization under fuel hedging agreements entered into after the date of the merger agreement that are consistent with past practices and in compliance with AirTran’s “Fuel Risk-Management Policy” in effect as of the date of the merger agreement; (iii) indebtedness under credit card processing agreements; (iv) indebtedness under AirTran’s existing combined letter of credit facility and revolving line of credit facility incurred in the ordinary course of business consistent with past practice; (v) indebtedness to finance any aircraft or other flight equipment on order as of the date of the merger agreement or which AirTran otherwise is contractually obligated to purchase or lease on the date of the merger agreement, in each case the terms of which were previously provided to Southwest; (vi) indebtedness for predelivery payments or deposits for any aircraft or other flight equipment on order as of the date of the merger agreement or that AirTran otherwise is contractually obligated as of the date of the merger agreement to purchase or lease under existing aircraft or other flight equipment purchase agreements with respect thereto, in each case the terms of which were previously provided to Southwest; (vii) indebtedness to fund obligations under leases of aircraft and flight equipment in effect on the date of the merger agreement that were previously provided to Southwest; (viii) refinancings, prepayments, repurchases and redemptions in the ordinary course of business consistent with past practice of any indebtedness outstanding as of the date of the merger agreement or permitted to be incurred under the merger agreement; (ix) employee advances made in the ordinary course of business consistent with past practice that are immaterial individually and in the aggregate; (x) loans or advances made between AirTran and any of its wholly owned subsidiaries or between its wholly owned subsidiaries; and (xi) indebtedness other than under clauses (i) through (x) above that does not exceed $40 million in the aggregate;

•	adjusting, splitting, combining or reclassifying any shares of its capital stock;

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making, declaring or paying any dividend, or making any other distribution on, or directly or indirectly redeeming, purchasing or otherwise acquiring, any shares of its capital stock or other voting securities or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other voting securities or equity interests, other than (i) intracompany transfers payable to or by a wholly owned subsidiary of AirTran to or by AirTran or another wholly owned subsidiary of AirTran in the ordinary course of business consistent with past practice, (ii) cashless settlements and purchases of AirTran common stock in connection with AirTran equity awards, including for the payment of the exercise price, any minimum purchase price or to fund any tax obligations due by the holder of such award or option, in each case in accordance with the applicable AirTran stock plan, or (iii) in connection with the implementation by AirTran of a stockholder rights agreement or any similar type of anti-takeover contract that would not apply to the merger or the ability of Southwest or any subsidiary of Southwest to perform its respective obligations under merger agreement or receive the benefits of the merger agreement (an “acceptable rights plan”);

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granting any (i) equity award, (ii) stock appreciation right, (iii) right to acquire any shares of its capital stock, voting securities or equity interests, or (iv) cash incentive award not disclosed in writing to Southwest as provided in the merger agreement, in each case, other than upon the conversion, exercise or vesting of its equity awards outstanding as of the date of the merger agreement;

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(i) issuing, delivering, selling, exchanging, granting, pledging, encumbering or subjecting to any encumbrance, (ii) authorizing the issuance, delivery, sale, exchange, grant, pledge, encumbering or subjecting to any encumbrance, or (iii) purchasing or proposing to purchase (a) any shares of capital stock or other voting securities or equity interests of AirTran or any of its subsidiaries or any AirTran voting debt, (b) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any such shares of capital stock, voting securities or other equity interests or AirTran voting debt, or (c) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, AirTran or any of its subsidiaries, except (1) the issuance of shares of AirTran common stock upon the exercise of AirTran stock options or satisfaction of AirTran equity awards, in each case, outstanding on the date of the merger agreement, in accordance with their terms on the date of the merger agreement, or pursuant to the acceleration of vesting of AirTran equity awards in connection with the transactions contemplated by the merger agreement, (2) the issuance of shares of AirTran common stock upon the conversion of AirTran’s convertible notes, (3) issuances by a wholly owned subsidiary of AirTran of capital stock to the parent of such AirTran subsidiary, AirTran or another wholly owned subsidiary of AirTran, and (4) as necessary for the implementation by AirTran of an acceptable rights plan;

•

other than as required to comply with a current employee benefit plan as in effect on the date of the merger agreement or collective bargaining or similar labor union or other agreement as in effect on the date of the merger agreement (including each AirTran collective bargaining agreement), (i) increasing in any manner (including by means of acceleration of payment) the wages, salaries, compensation, bonus, pension or other benefits or perquisites payable to any director, officer or employee, (ii) granting or increasing any severance, change in control, termination or similar compensation or benefits payable to any officer or employee, (iii) adopting, entering into, terminating or amending in any material respect any current employee benefit plan (other than routine changes to welfare plans that do not materially increase the costs of maintaining such plans), (iv) other than acting reasonably and in good faith pursuant to AirTran’s collective bargaining process, making any material change to the policies or work rules applicable to any group of employees or labor union, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date of the merger agreement and other than in connection with the hiring or promotion of new officers in the ordinary course of business consistent with past practice, entering into transactions with related persons, or (vi) except as provided in the merger agreement, accelerating the time of payment or vesting of, or the lapsing of restrictions with respect to, or funding or otherwise securing the payment of, any compensation or benefits under any current employee benefit plan other than as required by such plans;

•

other than properties or assets disclosed in writing to Southwest as provided in the merger agreement or other disposition pursuant to or constituting a fuel hedging agreement, selling, transferring or disposing of any of its properties or assets that are material to AirTran and its subsidiaries, taken as a whole, in any transaction or series of related transactions, to any person other than AirTran or its subsidiaries, or canceling, releasing or assigning to any such person any indebtedness or any claims held by AirTran or any of its subsidiaries, in each case that is material to AirTran and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice (encumbrances securing indebtedness permitted pursuant to the merger agreement, dispositions of surplus aircraft, aircraft engines, flight simulators and spare parts and the termination of leases relating to surplus aircraft and aircraft engines (including mainline and regional aircraft) being deemed to be in the ordinary course) and other than such sales, transfers or dispositions, cancelations, releases or assignments, the proceeds of which are not used in violation of the third bullet of this paragraph;

•	entering into any new line of business that is material to AirTran and its subsidiaries, taken as a whole;

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settling or compromising any proceeding, other than settlements or compromises of any such proceeding (i) in the ordinary course of business where the settlement or compromise involves payment of (a)(1) $350,000 or less in any single case (with respect to proceedings other than employment related proceedings) or (2) $525,000 or less in any single case (with respect to employment related proceedings), or (b) $3.5 million in the aggregate or (ii) to the extent subject to and for an amount not materially exceeding the insured liability or reserve in respect thereof that has been reflected or accrued on the most recent balance sheet of AirTran included in the financial statements of AirTran; provided, that in the case of both clauses (i) and (ii), such settlement or compromise does not contain as a term thereof the imposition of any material restrictions (including through the imposition of equitable relief) on the business and operations of AirTran or any its subsidiaries;

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directly or indirectly making, or agreeing to directly or indirectly make, any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers or by purchase or lease of any property or assets of any other person, or making any capital expenditures, in each case other than (i) investments in wholly owned subsidiaries of AirTran, (ii) acquisitions of, or improvements to, assets used in the operations of AirTran and its subsidiaries in the ordinary course of business consistent with past practice, (iii) short-term investments of cash in marketable securities in the ordinary course of business consistent with past practice, or (iv) capital expenditures in an aggregate amount not in excess of $35 million in any calendar year (which with regard to calendar year 2010, includes all capital expenditures made during calendar year 2010 and prior to the date of the merger agreement), excluding any expenditures required for compliance with Federal Aviation Administration regulations applicable to AirTran, including airworthiness directives;

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either (i) amending or restating the certificate of incorporation of AirTran or amending, restating or rescinding all or any portion of the bylaws of AirTran, or adopting any bylaws, (ii) amending or otherwise altering the organizational documents of any of the subsidiaries of AirTran, or (iii) otherwise taking any action to exempt any person (other than Southwest or its subsidiaries or any “affiliate” or “associate” (as defined in the NRS) thereof), or any action taken by any such person, from any takeover statute or similarly restrictive provisions of its organizational documents, except (x) in the case of clauses (i) and (ii) where the amendment, restatement, rescission or adoption would not be reasonably likely, individually or in the aggregate, to prevent, materially delay or materially impair the ability of AirTran to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement (including by increasing the voting power of AirTran required to approve the merger agreement) and (y) in the case of clause (iii), where such action is taken concurrently with a termination of the merger agreement by AirTran as a result of a superior proposal (as defined below under “—No Solicitation of Alternative Proposals”);

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entering into, terminating or amending any AirTran material contract or entering into, terminating or amending any other contract or taking any other action with respect to such contract if such contract, termination, amendment or other action (i) would reasonably be expected to impair in any material respect the ability of Southwest, the subsidiaries of Southwest, AirTran and the subsidiaries of AirTran to conduct their respective businesses after the effective time of the merger in materially the same manner as currently conducted or (ii) would reasonably be expected to limit in any material respect the ability of Southwest, the subsidiaries of Southwest, AirTran and the subsidiaries of AirTran, taken as a whole, combined in the manner contemplated by the parties to the merger agreement, to enter into joint ventures, partnerships, business alliances or code sharing agreements with any other person following the effective time of the merger;

•	implementing or adopting any material change in its tax accounting or financial accounting policies, practices or methods, except as required by GAAP or regulatory guidelines;

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canceling, terminating or amending any binding financing commitment to fund the acquisition by AirTran or any of its subsidiaries of the aircraft covered under specified AirTran material contracts unless, in the case of any cancellation or termination of such financing commitment, (i) it is replaced by another financing with substantially equivalent (or more favorable) terms and in an amount not less than the amount of such commitment, (ii) in return therefor, AirTran receives substantially equivalent value from the manufacturer of the applicable aircraft, or (iii) such act is in connection with other action to delay the delivery of, or terminate the obligation to take delivery of, the applicable aircraft;

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entering into (i) any aircraft purchase agreement or (ii) any amendment to an existing aircraft purchase agreement, in either case, for the placement of an order for any aircraft that, as of the date of the merger agreement, is not either a firm order aircraft or an option or purchase right aircraft disclosed in writing to Southwest as provided in the merger agreement unless such agreement or amendment is in connection with other action to delay the delivery of, or terminate the obligation to take delivery of, the applicable aircraft;

•	entering into or amending any material capacity purchase or similar agreement;

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adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AirTran or any of its subsidiaries (other than the merger agreement and the merger and other transactions contemplated by the merger agreement);

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except for (i) expense reimbursements and advances in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice with affiliates of any non-employee member of the AirTran board of directors, entering into any contract with any officer or director of AirTran or any of its subsidiaries or any of their immediate family members (including their spouses);

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except as otherwise permitted by the merger agreement, entering into any contract having terms that (i) provide for the making of any payment as a result of the transactions contemplated by the merger agreement, (ii) would result in the occurrence of a material and adverse change in the rights or obligations of AirTran or any of its subsidiaries as a result of the transactions contemplated by the merger agreement, or (iii) would result in the occurrence of a material change in the rights or obligations of the counterparty thereto as a result of the transactions contemplated by the merger agreement; or

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knowingly taking or agreeing to take any of the actions described in the above bullets or any other action that would (i) make any of the representations or warranties of AirTran contained in the merger agreement untrue or incorrect as of any time between the date of the merger agreement and the closing date of the merger as if made at any such time (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) prevent AirTran from performing or cause AirTran not to perform its covenants under the merger agreement.

Southwest also has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, but not limited to, refraining from the following actions (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to AirTran as provided in the merger agreement):

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amending, or proposing or agreeing to amend, its charter or bylaws in any manner that would (i) have a material adverse effect on its or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement, or (ii) affect the holders of AirTran common stock whose shares are converted into Southwest common stock upon the effectiveness of the merger in a manner different than holders of Southwest common stock prior to such effectiveness;

•	taking any action that would reasonably be expected to render it or Merger Sub insolvent or unable to pay its respective obligations as they mature;

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declaring, setting aside or paying any dividend or distribution on any shares of its common stock or on any shares of capital stock of any of its subsidiaries, other than (i) dividends or distributions by its wholly owned subsidiaries, (ii) pro rata dividends or distributions payable to holders of interests in its non-wholly owned subsidiaries, and (iii) cash dividends in accordance with past practice;

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acquiring or proposing or agreeing to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or dispose of assets (including by merger or consolidation) or securities of Southwest or any of its subsidiaries, in each case, if such acquisition or disposition would reasonably be expected to delay in any material respect the consummation of the merger or prevent the consummation of the merger; or

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knowingly taking or agreeing to take any of the actions described in the above bullets or any other action that would (i) make any of the representations or warranties made by it contained in the merger agreement untrue or incorrect as of any time between the date of the merger agreement and the closing date of the merger as if made at any such time (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) prevent it from performing or causing it not to perform its covenants under the merger agreement.

No Solicitation of Alternative Proposals

AirTran has agreed that, from and after the date of the merger agreement, it will not, and will cause each of its subsidiaries and its and their officers and directors not to, and will use reasonable best efforts to cause its and its subsidiaries’ employees, agents, consultants and representatives (including any financial or legal advisor or other representative) not to, and upon an executive officer of AirTran becoming aware of such activities by any person, AirTran will use reasonable best efforts to stop such person from continuing to, directly or indirectly, (i) solicit, initiate, endorse or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer or afford access to its or its subsidiaries’ employees, business, properties, assets, books or records, with respect to the making or completion of an acquisition proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions (other than to inform such person of AirTran’s non-solicit obligation under the merger agreement) or negotiations regarding, or furnish to any person any non-public information or data with respect to, any acquisition proposal, or (iii) resolve, propose or agree to do any of the foregoing. Subject to the terms of the merger agreement, AirTran further agreed to, and to cause each of its subsidiaries and its and their representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the merger agreement with respect to any acquisition proposal and (ii) promptly request and use reasonable best efforts to obtain the prompt return or cause the destruction of all copies of confidential information previously furnished to any such person.

An “acquisition proposal” means any inquiry (in writing or otherwise), proposal, indication of interest or offer from any person (other than Southwest, Merger Sub or any of their affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to, or that could reasonably be expected to lead to, (i) the direct or indirect acquisition or purchase (whether in a single transaction or a series of related transactions) of assets of AirTran and its subsidiaries (including securities of its subsidiaries) equal to 15% or more of AirTran’s consolidated assets or to which 15% or more of AirTran’s revenues or earnings on a consolidated basis are attributable, (ii) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of AirTran, (iii) a tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of AirTran, or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving AirTran or any of its subsidiaries, in each case, other than the transactions contemplated by the merger agreement.

Notwithstanding the restrictions described above, if at any time following the date of the merger agreement and prior to obtaining the approval of the merger agreement by holders of a majority of the outstanding shares of AirTran common stock entitled to vote thereon, AirTran receives a bona fide written acquisition proposal that was not solicited or initiated on or after the date of the merger agreement in violation of the restrictions described above, and if the AirTran board of directors (or any duly constituted and authorized committee thereof) determines in its good faith judgment, after consulting with, and receiving the advice of, its financial advisor and outside legal counsel, that such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined below) and that there is a reasonable probability that the failure to take such action would cause the AirTran board of directors to violate its fiduciary duties to AirTran and its stockholders under Nevada law, AirTran and its representatives may (i) furnish, pursuant to a confidentiality agreement that meets certain requirements specified in the merger agreement (an “acceptable confidentiality agreement”), information and data (including non-public information) with respect to AirTran and its subsidiaries to the person or group of persons that has made such acquisition proposal and promptly (and in any event within 24 hours) provide to Southwest copies of any such information not previously provided to Southwest, and (ii) engage in, maintain and participate in discussions or negotiations with the person or persons making such acquisition proposal and their representatives or otherwise cooperate with or assist or participate in, or encourage or facilitate, any such discussions or negotiations regarding such acquisition proposal.

A “superior proposal” means any bona fide written acquisition proposal (as described above) that the AirTran board of directors determines in good faith (after consulting with, and receiving the advice of, outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the acquisition proposal as the AirTran board of directors, in the good faith exercise of its fiduciary duties, deems relevant, and taking into account the person making the acquisition proposal, including the financing terms and estimated time of completion thereof, would result in a transaction that is more favorable to AirTran and its stockholders from a financial point of view than the transactions contemplated by the merger agreement (taking into account (i) any adjustment to the terms and conditions of the merger agreement proposed by Southwest in response to such acquisition proposal or otherwise and (ii) any termination fees and expense reimbursement provisions); provided, that for purposes of this definition of “superior proposal,” references in the term “acquisition proposal” to “15% or more” are deemed to be references to “a majority.”

The merger agreement requires AirTran to promptly (and, in any event, within 24 hours) notify Southwest if any proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, AirTran, any of its subsidiaries or any of its or their representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The merger agreement further requires AirTran to thereafter keep Southwest informed, on a reasonably current basis (which shall be considered in light of the circumstances of such proposal or offer and the time by which Southwest has the opportunity to respond), of the status and terms of any such proposals or offers (including any amendments thereto).

Changes in Board Recommendations

AirTran has agreed that the AirTran board of directors will not (i) fail to make a recommendation that the stockholders of AirTran vote in favor of the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement (the “positive recommendation”) or withdraw (or modify in a manner adverse to Southwest or Merger Sub) such positive recommendation, (ii) adopt, approve, recommend, endorse or otherwise declare advisable the approval of any acquisition proposal, (iii) resolve, agree or publicly propose to take any such actions (collectively, an “adverse recommendation change”), or (iv) cause or permit AirTran or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or would reasonably be likely to lead to, any acquisition proposal (other than an acceptable confidentiality agreement as defined in the merger agreement) unless either (a) an event, fact, circumstance or occurrence, or combination or series thereof, that was not known to the AirTran board of directors as of the date of the merger agreement becomes known to it (such event, an “intervening event”) or (b) a superior proposal is received after the date of the merger agreement and such proposal has not been withdrawn and continues to be a superior proposal, in either case, if and only if, the AirTran board of directors determines in good faith (after consultation with, and receiving the advice of, its outside legal counsel) that there is a reasonable probability that the failure to do so would cause the AirTran board of directors to breach its fiduciary duties to AirTran and its stockholders under Nevada law, and after such adverse recommendation change AirTran may terminate the merger agreement. In the case of an adverse recommendation change that is the result of a superior proposal or an intervening event, the AirTran board of directors may not make an adverse recommendation change until the second business day following Southwest’s receipt of written notice from AirTran advising Southwest that management of AirTran will convene a meeting of the AirTran board of directors to consider whether the AirTran board of directors should make an adverse recommendation change. In addition, AirTran may not terminate the merger agreement in response to a superior proposal until after the third business day following Southwest’s receipt of written notice from AirTran advising Southwest that AirTran intends to terminate the merger agreement and specifying the relevant terms and conditions of the superior proposal that is the basis of the proposed action by the AirTran board of directors, and contemporaneously furnishing to Southwest a copy of the relevant alternative acquisition agreement and any other relevant transaction documents, provided that any change in consideration and any material amendment to the terms and conditions of such superior proposal shall require a new written notice by AirTran to Southwest and an additional one business day period before AirTran may terminate the merger agreement. During such two or three business day period, as applicable (and any additional one business day period), AirTran is required to, and to cause its financial and legal advisors to be available to, negotiate with Southwest in good faith (to the extent Southwest seeks to negotiate) to make such adjustments to the terms and conditions of the merger agreement as would enable the AirTran board of directors to proceed with the positive recommendation and not make an adverse recommendation change or cause AirTran to terminate the merger agreement. Additionally, in the case of a superior proposal, the AirTran board of directors may not make an adverse recommendation change and AirTran may not terminate the merger agreement if, prior to the expiration of the applicable time period as provided for under the merger agreement, Southwest makes a proposal to adjust the terms and conditions of the merger agreement that the AirTran board of directors determines in good faith (after consulting with, and receiving the advice of, outside legal counsel and financial advisors) to be at least as favorable to AirTran and its stockholders as the superior proposal.

Efforts to Obtain Required Stockholder Vote

AirTran has agreed to hold a stockholders meeting for the purpose of voting on the approval of the merger agreement and to use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to you as promptly as practicable after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective, to hold the stockholders meeting as soon as practicable after the registration statement becomes effective, and to solicit stockholder approval for the proposal to approve the merger agreement. The AirTran board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of AirTran and its stockholders, has approved and declared advisable the merger agreement, has recommended that its stockholders vote in favor of the approval of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and has directed that the merger agreement be submitted to the AirTran stockholders for their consideration.

Efforts to Complete the Merger

Southwest and AirTran have each agreed to:

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generally use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary to consummate and make effective, as soon as reasonably practicable, the merger and the other transactions contemplated by the merger agreement;

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if any takeover statute or similar statute or regulation becomes applicable to the merger agreement, the acquisition of shares of AirTran common stock or AirTran derivative securities, the merger or the related voting power pursuant to the merger or the other transactions contemplated by the merger agreement, take such commercially reasonable action as may be necessary to render such statutes inapplicable to all of the foregoing or to ensure that the merger and other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statutes on the merger agreement, the merger and the other transactions contemplated by the merger agreement;

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promptly following the execution and delivery by the parties of the merger agreement, provide all necessary notices, applications and requests to, and enter into discussions with, the governmental authorities from whom consents or nonactions are required to be obtained in connection with the consummation of the merger and the other transactions contemplated by the merger agreement in order to obtain such required consents or nonactions from such governmental authorities and eliminate each and every other impediment that may be asserted by such governmental authorities, in each case with respect to the merger, so as to enable the closing of the merger to occur as soon as reasonably practicable; and

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act reasonably and in good faith to jointly participate in any governmental action, proceeding, inquiry, review, investigation or negotiation in connection with antitrust, competition, trade regulation or any other matters relating to the merger, including any decisions about timing or strategy (which, in the case of litigation, includes a decision to defend, settle or not to pursue the litigation), in connection with such governmental action, proceeding, inquiry, review, investigation or negotiation and any communications with any governmental authority relating to any contemplated or proposed resolution of such governmental action, proceeding, inquiry, review, investigation or negotiation; provided, that Southwest shall be entitled to direct any such governmental action, proceeding, inquiry, review, investigation or negotiation relating thereto.

Additionally, Southwest and AirTran have each agreed to:

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make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of the merger agreement (but in any event, with respect to clause (i) below, within ten business days following the date of the merger agreement), (i) an appropriate HSR Act filing relating to the merger and (ii) all other necessary registrations, declarations, notices and filings relating to the merger with other governmental authorities under any other antitrust, competition, trade regulation or similar laws;

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use reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to obtain required consents or nonactions from governmental authorities and eliminate each and every other impediment that may be asserted by governmental authorities, in each case with respect to the merger, so as to enable the closing of the merger to occur as soon as reasonably practicable;

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give the other party reasonable prior notice of any registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any governmental authority regarding the merger, and permit the other party to review (with the exception of the HSR Act filing and any production in connection with a request for additional information or documentary material issued by a governmental authority in conjunction with the transactions contemplated by the merger agreement (such request, a “second request”)) and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such registration, declaration, notice, filing or communication;

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respond as promptly as practicable under the circumstances to any inquiries received from any governmental authority or any other authority enforcing applicable antitrust, competition, trade regulation or similar laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters;

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without limiting the generality of the immediately preceding bullet, (i) use reasonable best efforts to achieve substantial compliance as promptly as practicable with any second request, (ii) certify substantial compliance with any second request as promptly as practicable after the date of such second request, and (iii) take all commercially reasonable actions necessary to assert, defend and support its certification of substantial compliance with such second request; and

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(i) keep each other reasonably apprised with respect to any meeting or substantive conversation with any governmental authority in respect of the merger, (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the merger agreement and the merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, and (iii) furnish the other party with copies of all correspondence, filings (with the exception of the HSR Act filing and second request production), communications and memoranda setting forth the substance thereof between it and its affiliates and their respective representatives on the one hand, and any governmental authority or members of any governmental authority’s staff, on the other hand, with respect to the merger agreement and the merger.

Notwithstanding the foregoing, neither Southwest nor any of its subsidiaries is required under the merger agreement to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or business of Southwest, its subsidiaries or the combined company, (ii) terminate relationships or contractual rights or obligations of Southwest, its subsidiaries or the combined company, (iii) terminate any relevant venture or other arrangement of Southwest, its subsidiaries or the combined company, or (iv) effectuate any other change or restructuring of Southwest, its subsidiaries or the combined company (or, in each case, to enter into agreements or stipulate to the entry of an order or decree with any governmental authority), that would materially impair the expected benefits (taken as a whole) to Southwest as of the date of the merger. Further, none of Southwest, any subsidiary of Southwest, AirTran and any subsidiary of AirTran is required to undertake any other efforts or to take any other action if the taking of such other efforts or other action would result in a material adverse effect on either Southwest or AirTran or be reasonably likely, individually or in the aggregate, to prevent or materially impair the ability of Southwest, Merger Sub or AirTran to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Employee Benefits Matters

Subject to the terms of any applicable collective bargaining agreement or other labor union contract, Southwest or one of its subsidiaries will provide the employees of AirTran who are employed by Southwest or one of its subsidiaries after the effective time of the merger (each, a “continuing employee”) and their eligible spouses and dependents, as applicable, with comparable types and levels of employee benefits as those provided to similarly situated employees of Southwest or its subsidiaries pursuant to the terms of such benefit plans or, to the extent elected by Southwest, with benefits under the current material AirTran employee benefit plans until Southwest suspends participation in or terminates such employee benefit plans, at which time, the continuing employees will be entitled to participate in comparable Southwest benefit plans, subject to the terms thereof.

Southwest and AirTran have also agreed that, with respect to such continuing employees who are employed by Southwest or one of Southwest’s subsidiaries following completion of the merger:

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Southwest or one of its subsidiaries will continue to credit the continuing employees with the unused vacation and sick leave credited to such employees through the effective time of the merger under the applicable AirTran policies and will permit the continuing employees to use such vacation and sick leave in accordance with the AirTran policies as in effect as of the effective time of the merger;

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for purposes of each Southwest benefit plan in which any such continuing employee or his or her eligible dependents is eligible to participate after the completion of the merger, Southwest or one of its subsidiaries will (i) credit in full the service of such continuing employee with AirTran prior to the effective time as service with Southwest and its subsidiaries for purposes of vacation, service awards, eligibility to participate in Southwest benefit arrangements and vesting in retirement plans (other than for defined benefit pension plan accruals or as would result in duplication of benefits and, for any employee that is terminated and subsequently rehired, only to the extent required by law), (ii) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, requirement or waiting period was satisfied or waived under the comparable AirTran benefit plan as of the completion of the merger, and (iii) provide credit for any co-payments, deductibles or similar payments made prior to the effective time of the merger for the plan year in which participation in the Southwest benefit plan commences; and

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Southwest or one of its subsidiaries will provide lifetime travel benefits to AirTran officers and members of the AirTran board of directors (and their respective spouses, partners, dependents and families), including former officers and directors to the extent eligible to participate in AirTran’s lifetime travel benefit arrangement immediately prior to the effective time of the merger, on substantially the same basis as those provided to similarly situated Southwest officers and directors.

AirTran has paid employees annual cash incentive bonuses for calendar year 2010 pursuant to the terms and conditions of AirTran’s annual cash incentive bonus arrangement in effect as of September 1, 2010 as if all applicable targets have been achieved. In addition, AirTran will pay employees who were, or who would have been, eligible to receive an annual cash incentive bonus for calendar year 2010 an amount equal to the employee’s 2010 bonus, pro rated for the number of days of service performed by the applicable employee in calendar year 2011 prior to the effective time.

Effective as of December 31, 2010, AirTran amended its Key Executive Retirement Plan to provide that (i) calendar year 2010 and 2011 contributions are calculated with respect to “compensation” (as defined in the Key Executive Retirement Plan) received in calendar year 2010 and do not include any amounts payable in connection with the merger (whether occurring alone or in connection with any other event), and (ii) calendar year 2011 contributions will be pro-rated for the period of service during 2011 prior to the effective time of the merger. AirTran may, prior to the effective time, fund the annual contributions under the Key Executive Retirement Plan for calendar years 2010 and 2011 in accordance with the preceding sentence.

Nothing in the merger agreement will require Southwest to continue any specific plans or to continue the employment of any specific person following the completion of the merger, except pursuant to the terms of any applicable collective bargaining agreement, employment agreement, executive benefits agreement (including amendments thereto) or the AirTran Employee Retention Plan effective September 25, 2010.

Treatment of AirTran Stock Options and Other Stock Based Awards and Programs

Restricted Stock. All AirTran restricted shares will automatically and without any required action on the part of any holder thereof be deemed to be vested and free of restrictions as of the effective time of the merger and will be treated the same as other issued and outstanding shares of AirTran common stock, subject to any applicable withholdings or deductions required by law.

Stock Options. Upon completion of the merger, each outstanding option to purchase AirTran common stock granted pursuant to the LTIP, whether vested or unvested, will be automatically converted into the right to receive (without interest and within three business days following the effective time of the merger) an amount in cash, less all applicable deductions and withholdings, equal to the product of (i) the excess, if any, of (a) the per share cash equivalent amount over (b) the exercise price per share of such stock option multiplied by (ii) the number of shares of AirTran common stock underlying such stock option. All stock options that are so converted will, as of the effective time of the merger, cease to be outstanding and will be terminated.

Individuals who hold outstanding options to purchase AirTran common stock granted pursuant to the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan will be required to execute an acknowledgement to the termination and cash out of their outstanding options as described above in order to receive an amount in cash equal to the option consideration. Stock options under the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan that are held by individuals who fail to execute such an acknowledgement will not be terminated or converted into the right to receive the option consideration and will instead remain in place and continue to be governed by the terms of the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan, as applicable.

Performance Shares. As of the effective time of the merger, all awards granted under the LTIP based on a total shareholder return formula and settleable in shares of AirTran common stock will automatically vest as to the target number (100%) of shares of AirTran common stock that could be earned under the applicable award. Additionally, with respect to each such award, the applicable performance period will be deemed to have terminated as of the closing date of the merger, such that the number of shares deemed earned will be pro rated by multiplying the target number of shares by a fraction, the numerator of which is the actual number of whole months in the shortened performance period and the denominator of which is the number of whole months in the original performance period. Each such earned performance share will entitle the holder thereof to receive (without interest) the per share cash equivalent amount, which will be paid, subject to any applicable withholdings or deductions required by law, at the time set forth in the applicable award.

Stock Purchase Plan. The AirTran 1995 Employee Stock Purchase Plan will be frozen no later than the end of the calendar month in which both (i) all regulatory approvals (except for any approvals or authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on Southwest or AirTran) are obtained (see “Regulatory Clearances Required for the Merger” on page 63) and (ii) the approval of the AirTran stockholders of the merger agreement is obtained (such date, the “freeze date”). No new offering period under the AirTran 1995 Employee Stock Purchase Plan will commence following the freeze date, and any accumulated amounts remaining in the accounts of the participants following the freeze date will be distributed to the appropriate participants. In the event the effective time of the merger occurs prior to the freeze date, each participant who holds outstanding stock options under the AirTran 1995 Employee Stock Purchase Plan immediately prior to the effective time of the merger will receive, for the amounts held in his or her plan account immediately prior to the effective time of the merger, the merger consideration, subject to any applicable withholdings or deductions required by law. In the event the effective time of the merger occurs after the freeze date, each participant will receive shares of common stock pursuant to the terms of the AirTran 1995 Employee Stock Purchase Plan for which they will be entitled to the merger consideration.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Southwest and AirTran in the preparation and filing of this proxy statement/prospectus;

•	confidentiality and access by Southwest to certain information about AirTran during the period prior to the effective time of the merger;

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notice to Southwest with respect to any AirTran shareholder litigation relating to the merger and opportunity of Southwest to participate in the defense, settlement or compromise of any such litigation;

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actions to be taken by Southwest and AirTran related to AirTran’s convertible notes, including, at the request of Southwest, AirTran using reasonable best efforts to redeem the AirTran 7.0% Convertible Notes and Southwest’s payment of AirTran’s reasonable out-of-pocket fees and expenses (including reasonable legal and other third-party advisors’ fees and expenses) actually incurred by AirTran and its affiliates in connection with AirTran and its affiliates’ actions relating to the convertible notes contemplated by the merger agreement;

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the taking of all steps required to cause any dispositions of AirTran common stock including derivative securities of AirTran resulting from the merger and the other transactions contemplated by the merger agreement by each individual who will be subject to reporting requirements under Section 16(a) of the Exchange Act with respect to AirTran immediately before the effective time of the merger to be exempt under Rule 16b-3 promulgated under the Exchange Act prior to the effectiveness of the merger;

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the taking of all steps required to cause any acquisitions of Southwest common stock (including derivative securities of the Southwest common stock) resulting from the merger and the other transactions contemplated by the merger agreement by each individual who may become subject to reporting requirements of Section 16(a) of the Exchange Act with respect to Southwest to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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cooperation between Southwest and AirTran in connection with public announcements (except with respect to any adverse recommendation change) or with respect to any disclosures that are consistent with prior disclosures made in compliance with the merger agreement or any prior communication plan or strategy agreed upon by Southwest and AirTran); and

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reasonable best efforts of Southwest to cause (i) the Southwest common stock to be issued in the merger to be authorized for listing on the NYSE upon official notice of issuance prior to the effective time of the merger and (ii) the AirTran common stock to be no longer listed on the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time of the merger.

Southwest has also agreed that it will, and will cause its subsidiaries, to fulfill and honor, from and after the effective time of the merger, in all respects the obligations of AirTran and the subsidiaries of AirTran pursuant to (i) each indemnification agreement in effect between AirTran or any of the subsidiaries of AirTran and any individual who is or was an officer or director of AirTran or any of the subsidiaries of AirTran at or at any time prior to the effective time of the merger (such individuals, the “indemnified parties”) and (ii) any indemnification provision and any exculpation provision set forth in the articles or certificate of incorporation and bylaws or other charter or organizational documents of AirTran or any of the subsidiaries of AirTran as in effect on the date of the merger agreement. Further, Southwest has agreed to cause to be obtained, at the effective time of the merger, a prepaid (or “tail”) directors’ and officers’ liability insurance policy (providing only for the Side A coverage for the indemnified parties where the existing policies also include Side B coverage for AirTran) for the benefit of the indemnified parties with benefits and levels of coverage at least as favorable as provided in AirTran’s current directors’ and officers’ and fiduciary liability insurance policies in effect as of the date of the merger agreement with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement and the matters and actions contemplated hereby). Such “tail” insurance policies will be from an insurance carrier with the same or a better credit rating as compared to

AirTran’s current insurance carrier with respect to directors’ and officers’ and fiduciary liability insurance and provide coverage through the sixth anniversary of the effective time of the merger, so long as the aggregate premium is not greater than 250% of the product of (i) the annual premium paid by AirTran for its existing directors’ and officers’ liability insurance policy during 2010 and (ii) six (i.e., the number of years during which the “tail” insurance policy is to be in effect). In the event that such amount is insufficient for such coverage, then the surviving corporation shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount. If for any reason the surviving corporation fails to obtain such “tail” insurance policy at the effective time of the merger, the surviving corporation will, and Southwest will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the merger the AirTran’s current directors’ and officers’ liability insurance policy in effect as of the date of the merger agreement with benefits and levels of coverage at least as favorable as provided in such policy, or the surviving corporation will, and Southwest will cause the surviving corporation to, use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in AirTran’s current directors’ and officers’ liability insurance policy in effect as of the date of the merger agreement; provided, however, that in no event shall Southwest or the surviving corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premium paid by AirTran for its existing directors’ and officers’ liability insurance policy during 2010; and, provided further that in the event that such amount is insufficient for such coverage then the surviving corporation shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Conditions to Completion of the Merger

The obligations of Southwest and AirTran to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by holders of a majority of the outstanding shares of AirTran common stock entitled to vote thereon;

•	authorization of the listing on the NYSE of the shares of Southwest common stock to be issued to AirTran stockholders pursuant to the merger, subject to official notice of issuance;

•	the waiting period applicable to the consummation of the merger under the HSR Act having expired or been earlier terminated;

•	any approvals and authorizations required to be obtained from the FAA and the DOT having been obtained;

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all other approvals and authorizations required to be obtained in connection with the consummation of the merger and the other transactions contemplated by the merger agreement from any government authority having been obtained, except where the failure to obtain such approval or authorization will not result in a material adverse effect (as defined in the merger agreement) on either Southwest or AirTran;

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effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose; and

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absence of any order, judgment, writ, stipulation, award, injunction, decree, arbitration award, finding, law, statute, ordinance, rule or regulation issued by a governmental authority or other legal restraint or prohibition, in each case that makes the merger illegal or permanently restrains, enjoins or otherwise prohibits or prevents the consummation of the transactions contemplated by the merger agreement.

In addition, Southwest’s obligation to effect the merger is subject to the satisfaction or its waiver of the following additional conditions:

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each of the representations and warranties of AirTran, other than the representations and warranties related to (i) the corporate organization, standing, corporate power and authority of AirTran and the subsidiaries of AirTran, (ii) the due authorization and valid issuance of the shares of AirTran capital stock, (iii) the absence of any outstanding voting debt, (iv) AirTran’s ownership of all of the issued and outstanding equity ownership interests of AirTran Airways, free and clear of any encumbrances and voting and selling restrictions, (v) the approval of the merger agreement and the merger by the AirTran board of directors and AirTran’s corporate power and authority to enter into the merger agreement, (vi) the inapplicability of any state takeover statutes to the merger agreement, the merger and the other transactions contemplated by the merger agreement, (vii) the absence of any stockholder rights agreement or any similar type of anti-takeover contract to which AirTran is subject that applies to the merger or the ability of Southwest or any subsidiary of Southwest to perform its respective obligations under the merger agreement or receive the benefits thereof, and (viii) AirTran Airways’ status as a “citizen of the United States” and as an “air carrier,” as such terms are defined in the Federal Aviation Act, and operation under certificates issued pursuant to the Federal Aviation Act, will be true and correct as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) has not had and would not result in a material adverse effect (as defined in the merger agreement) on AirTran;

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each of the representations and warranties of AirTran related to (i) the corporate organization, standing, corporate power and authority of AirTran and the subsidiaries of AirTran, (ii) the approval of the merger agreement and the merger by the AirTran board of directors and AirTran’s corporate power and authority to enter into the merger agreement, (iii) the inapplicability of any state takeover statutes to the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iv) the absence of any stockholder rights agreement or any similar type of anti-takeover contract to which AirTran is subject that applies to the merger or the ability of Southwest or any subsidiary of Southwest to perform its respective obligations under the merger agreement or receive the benefits thereof, and (v) AirTran Airways’ status as a “citizen of the United States” and as an “air carrier,” as such terms are defined in the Federal Aviation Act, and operation under certificates issued pursuant to the Federal Aviation Act, will be true and correct in all respects as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date);

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each of the representations and warranties of AirTran related to (i) the due authorization and valid issuance of the shares of AirTran capital stock, (ii) the absence of any outstanding voting debt, and (iii) AirTran’s ownership of all of the issued and outstanding equity ownership interests of AirTran Airways, free and clear of any encumbrances and voting and selling restrictions will be true and correct, except for any inaccuracies that are immaterial individually or in the aggregate, in each case as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date);

•	AirTran having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•	receipt of a certificate executed by AirTran’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding four bullet points.

AirTran’s obligation to effect the merger is subject to the satisfaction or its waiver of the following additional conditions:

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each of the representations and warranties of Southwest, other than the representations and warranties related to (i) the corporate organization, standing, corporate power and authority of Southwest and Merger Sub, (ii) the due authorization and valid issuance of the shares of Southwest capital stock, (iii) the absence of any options, warrants or other rights to acquire Southwest common stock or any pre-emptive rights, subscriptions, derivatives or other rights, agreements, arrangements or commitments of any character relating to the common stock of Southwest or its subsidiaries obligating Southwest or its subsidiaries to issue, transfer or sell any common stock or voting debt of Southwest and its subsidiaries, (iv) the absence of any voting trusts to which Southwest or any of its subsidiaries is a party, (v) the sufficiency of the number of authorized and unissued shares of Southwest common stock and Southwest’s cash (or its access to cash) to consummate the merger and the other transactions contemplated by the merger agreement, and (vi) the approval of the merger agreement and the merger by the boards of directors of Southwest and of Merger Sub and Southwest’s and Merger Sub’s corporate power and authority to enter into the merger agreement, will be true and correct as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) has not had and would not result in a material adverse effect (as defined in the merger agreement) on Southwest;

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each of the representations and warranties of Southwest related to (i) the corporate organization, standing, corporate power and authority of Southwest and Merger Sub, (ii) the due authorization and valid issuance of the shares of Southwest capital stock, (iii) the absence of any options, warrants or other rights to acquire Southwest common stock or any pre-emptive rights, subscriptions, derivatives or other rights, agreements, arrangements or commitments of any character relating to the common stock of Southwest or its subsidiaries obligating Southwest or its subsidiaries to issue, transfer or sell any common stock or voting debt of Southwest and its subsidiaries, (iv) the absence of any voting trusts to which Southwest or any of its subsidiaries is a party, (v) the sufficiency of the number of authorized and unissued shares of Southwest common stock and Southwest’s cash (or its access to cash) to consummate the merger and the other transactions contemplated by the merger agreement, and (vi) the approval of the merger agreement and the merger by the boards of directors of Southwest and of Merger Sub and Southwest’s and Merger Sub’s corporate power and authority to enter into the merger agreement, will be true and correct in all respects as of the signing date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that expressly were made only as of an earlier date, which need only be true and correct as of such date);

•	Southwest having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•	receipt of a certificate executed by Southwest’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding three bullet points.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, even after the receipt of the approval of the AirTran stockholders required to consummate the merger, under the following circumstances:

•	by mutual written consent of Southwest and AirTran or by mutual action of their respective boards of directors;

•	by either Southwest or AirTran if:

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any governmental authority of competent jurisdiction issues an order or other legal restraint or prohibition that makes the merger illegal or permanently restrains, enjoins or otherwise prohibits or prevents the consummation of the transactions contemplated by the merger agreement and such order or restraint is final and nonappealable;

•	the AirTran stockholders fail to approve the merger agreement;

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the merger is not consummated by the end date; provided, that no party may terminate the merger agreement if such party’s breach of any representation or warranty or failure to fulfill any covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the merger to occur before such date;

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by Southwest if (i) the AirTran board of directors or a committee thereof makes an adverse recommendation change that is the result of a superior proposal or that is the result of an intervening event, (ii) the AirTran board of directors fails to reaffirm publicly the positive recommendation as promptly as practicable (but in any event within five business days) after receipt of an acquisition proposal that becomes public (other than by action of Southwest or an affiliate of Southwest) and a written request to do so from Southwest, or (iii) a tender offer or exchange offer for outstanding shares of AirTran common stock has been publicly disclosed (other than by action of Southwest or an affiliate of Southwest) and, prior to the earlier of (a) the date prior to the date of the AirTran stockholders’ meeting that is held for the purpose of voting on the approval of the merger agreement and (b) 11 business days after the commencement of such tender or exchange offer, the AirTran board of directors fails to unequivocally recommend against acceptance of such offer;

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by Southwest if AirTran breaches of any of its representations or warranties or fails to perform any of the obligations to be performed by it under the merger agreement if such breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the merger, the failure of the applicable closing conditions regarding the accuracies of AirTran’s representations and warranties and performance of its obligations under the merger agreement and is incapable of being cured or has not been cured by AirTran within the later of (i) 20 business days after written notice has been given by Southwest to AirTran of such breach or failure to perform; provided, however, that at the time of the delivery or receipt of such written notice, Southwest is not in breach of any of its obligations under the merger agreement and (ii) the end date;

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by AirTran if Southwest or Merger Sub breaches of any of its representations or warranties or fails to perform any of the obligations to be performed by it under the merger agreement if such breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the merger, the failure of the applicable closing conditions regarding accuracies of Southwest’s representations and warranties and performance of its obligations under the merger agreement and is incapable of being cured or has not been cured by Southwest or Merger Sub, as applicable, within the later of (i) 20 business days after written notice has been given by AirTran to Southwest of such breach or failure to perform; provided, however, that at the time of the delivery or receipt of such written notice, AirTran is not in breach of any of its obligations under the merger agreement and (ii) the end date; or

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by AirTran if the AirTran board of directors (i) makes an adverse recommendation change that is the result of an intervening event or (ii) authorizes AirTran to enter into a definitive agreement (other than an acceptable confidentiality agreement) in respect of a superior proposal and AirTran enters into such agreement, provided in the case of either (i) or (ii), AirTran pays the required termination fee (discussed below under “—Expenses and Termination Fees; Liability for Breach”) prior to or concurrently with such termination.

Expenses and Termination Fees; Liability for Breach

Each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement; provided, however, that AirTran will pay all taxes incident to preparing for, entering into and carrying out the merger agreement and the consummation of the transactions contemplated by the merger agreement.

If the merger agreement is validly terminated, except as expressly set forth therein, the merger agreement will become null and void, without any liability or obligation on the part of any party, unless the liability arises out of fraud or an intentional and material breach of the merger agreement, in which case no party to the merger agreement shall be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of the merger agreement) and including as damages the value lost by stockholders based on the consideration that would otherwise have been paid and the benefits that would have accrued.

AirTran will be obligated to pay a termination fee of $39 million to Southwest if:

(1)	(a) an acquisition proposal (as defined above in “No Solicitation of Alternative Proposals”) has been made to AirTran and becomes public before the AirTran stockholders’ meeting that is held for the purpose of voting on the approval of the merger agreement (other than by action of Southwest or an affiliate of Southwest) or has been made directly to the stockholders of AirTran, (b) such acquisition proposal remains in existence at least ten business days prior to the time of the termination of the merger agreement, (c) the merger agreement is terminated (i) by Southwest or AirTran following the failure to obtain the approval of the AirTran stockholders required to consummate the merger, (ii) by Southwest or AirTran following the failure to consummate the merger on or before the end date, provided that the terminating party is not otherwise in breach of its obligations and such breach has been the cause or resulted in the failure of the merger to occur, or (iii) by Southwest following AirTran’s breach of any of its representations or warranties or failure to perform any of the obligations to be performed by it under the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in a failure of the applicable closing conditions regarding accuracies of AirTran’s representations and warranties and performance of its obligations under the merger agreement if such failure occurred or was continuing on the closing date of the merger and is incapable of being cured or has not been cured within the later of (A) 20 business days after written notice has been given by Southwest to AirTran of such breach or failure to perform; provided, however, that at the time of the delivery or receipt of such written notice, Southwest is not in breach of any of its obligations under the merger agreement, and (B) the end date, and (d) AirTran enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any superior proposal (as defined above in “No Solicitation of Alternative Proposals”) within 12 months after the termination of the merger agreement;

(2)	the merger agreement is terminated by Southwest following (a) the AirTran board of directors making an adverse recommendation change that is the result of a superior proposal or that is the result of an intervening event, (b) the AirTran board of directors failing to reaffirm publicly the positive recommendation as promptly as practicable (but in any event within five business days) after receipt of any acquisition proposal that becomes public (other than by action of Southwest or an affiliate of Southwest) and a written request to do so from Southwest, or (c) a tender offer or exchange offer for outstanding shares of AirTran common stock being publicly disclosed (other than by action of Southwest or an affiliate of Southwest) and, prior to the earlier of (i) the date prior to the date of the AirTran stockholders’ meeting that is held for the purpose of voting on the approval of the merger agreement and (ii) 11 business days after the commencement of such tender or exchange offer, the AirTran board of directors failing to unequivocally recommend against acceptance of such offer;

(3)	the merger agreement is terminated (a) by Southwest or AirTran following the failure to obtain the approval of the AirTran stockholders required to consummate the merger or (b) by Southwest or AirTran following the failure to consummate the merger on or before the end date, following any time at which Southwest is entitled to terminate the merger agreement as described in (2) directly above; or

(4)	the merger agreement is terminated by AirTran following the AirTran board of directors (a) making an adverse recommendation change that is the result of an intervening event or (b) authorizing AirTran to enter into a definitive agreement (other than an acceptable confidentiality agreement) in respect of a superior proposal and AirTran entering into such agreement.

Amendments, Extensions and Waivers

Subject to compliance with applicable law, the merger agreement may be amended by Southwest, AirTran and Merger Sub at any time (i) before or after the receipt of the approval of the AirTran stockholders required to consummate the merger or the approval of Southwest as a stockholder of Merger Sub and (ii) before the effective time of the merger. However, after the receipt of the approval of the AirTran stockholders, there may not be, without further approval of the AirTran stockholders, any amendment of the merger agreement that decreases the amount or changes the form or mixture of the consideration to be delivered under the merger agreement to the holders of AirTran common stock or for which applicable law requires further stockholder approval.

At any time prior to the effective time of the merger, Southwest and AirTran may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement, and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Third Party Beneficiaries

While the merger agreement generally does not confer upon you or any person other than Southwest, AirTran and Merger Sub any rights or remedies, it provides some limited exceptions. AirTran’s directors and officers will continue to have indemnification and liability insurance coverage after the completion of the merger. Furthermore, AirTran will have the right, on your behalf as an AirTran stockholder, who is an express third party beneficiary of the merger agreement only to the extent specifically set forth in the merger agreement, to pursue damages and other relief, including equitable relief, in the event of fraud or Southwest’s or Merger Sub’s intentional and material breach of the merger agreement. This right is enforceable on your behalf as an AirTran stockholder only by AirTran in its sole and absolute discretion and any and all interests in such claims will attach to shares of AirTran common stock and subsequently trade and transfer with those shares. As a result, any damages, settlements or other amounts recovered or received by AirTran with respect to such claims may, in AirTran’s sole and absolute discretion, be (i) distributed, in whole or in part, by AirTran to you as an AirTran stockholder as of any date determined by AirTran or (ii) retained by AirTran for its use and benefit on your behalf as an AirTran stockholder in any manner AirTran deems fit.

Specific Performance

Southwest, Merger Sub and AirTran acknowledged and agreed in the merger agreement that irreparable damage would occur and that no adequate remedy at law is available in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Therefore, Southwest, Merger Sub and AirTran fully intend for specific performance to be the principal remedy for breaches of the merger agreement. In addition, Southwest and AirTran agreed that, prior to the valid termination of the merger agreement pursuant to the terms of the merger agreement, they shall be entitled to seek (on behalf of themselves and in the case of AirTran, on behalf of its stockholders as third-party beneficiaries as described above under the heading “Third Party Beneficiaries”) an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Southwest, Merger Sub and AirTran further agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason and not to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Southwest, Merger Sub and AirTran further acknowledged and agreed that the agreements relating to specific performance are an integral part of the transactions contemplated by the merger agreement and that, without these agreements, the other party would not have entered into the merger agreement. Southwest, Merger Sub and AirTran each further agreed that no other party to the merger agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with, or as a condition to, obtaining any remedy relating to specific performance, and each party to the merger agreement irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of AirTran common stock. This summary does not address any tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction or U.S. federal laws other than U.S. federal income tax laws. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be applicable to AirTran stockholders in light of their particular circumstances or to AirTran stockholders subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or AirTran stockholders that hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	persons who hold AirTran common stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired AirTran common stock through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the U.S. alternative minimum tax;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Further, this summary only addresses the material U.S. federal income tax consequences of the merger to AirTran stockholders that hold their shares of AirTran common stock as a capital asset within the meaning of Section 1221 of the Code.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of AirTran common stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Qualification of the Merger, together with the Post-Closing Merger, as a Reorganization. The merger, together with the post-closing merger, will constitute a “reorganization” for U.S. federal income tax purposes if, among other requirements, the value when the merger occurs of the Southwest common stock that is delivered in the merger in exchange for shares of AirTran common stock that are outstanding prior to the effective time of the merger is 40% or more of the sum of the value of the Southwest common stock and the cash that is delivered in the merger in exchange for those shares of AirTran common stock; that is, there is at least 40% “continuity of stockholder interest” in the merger. It is possible that the merger, together with the post-closing merger, could qualify as a reorganization with a continuity of stockholder interest less than 40%; however, no assurance can be provided that the merger would qualify as a reorganization in such a case.

Whether the 40% continuity of stockholder interest requirement will be met will depend on certain conditions, including the value of the Southwest common stock when the merger occurs and the effects of the exchange ratio adjustment provisions in the merger agreement. Because these variables will not be determined until the date of the merger, we may not know at the time of the special meeting whether the merger, together with the post-closing merger, will qualify as a reorganization.

If the merger, together with the post-closing merger, fails to qualify as a reorganization, the merger will proceed as a fully taxable transaction to all AirTran stockholders.

Material U.S. Federal Income Tax Consequences to U.S. Holders if the Merger, together with the Post-Closing Merger, Qualifies as a “Reorganization”

The following discussion summarizes the material U.S. federal income tax consequences of the merger to you, if you are a U.S. holder of AirTran common stock, assuming the merger, together with the post-closing merger, qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

You generally will recognize gain (but not loss) equal to the lesser of: (1) the amount of the cash you receive in the merger and (2) the excess, if any, of (a) the sum of the amount of the cash and the fair market value of the Southwest common stock you receive in the merger, determined when the merger occurs, over (b) your tax basis in the AirTran common stock surrendered in the merger. For this purpose, you must calculate gain separately for each identifiable block of AirTran common stock surrendered by you in the merger. If you are a U.S. holder who acquired different blocks of AirTran common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined.

Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the AirTran common stock surrendered exceeds one year. In some cases, if you actually or constructively own Southwest common stock other than the Southwest common stock you receive in the merger, the recognized gain could be treated as having the effect of the distribution of a dividend. See “—Possible Treatment of Cash as Dividend” below.

The aggregate tax basis of the Southwest common stock you receive (including any fractional share deemed received and exchanged for cash) will be equal to the aggregate adjusted tax basis of your shares of AirTran common stock surrendered, reduced by the amount of cash you receive (excluding any cash received in lieu of a fractional share of Southwest common stock) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share of Southwest common stock) in the exchange. The holding period of the Southwest common stock you receive (including any fractional share deemed received and exchanged for cash) will include the holding period of the AirTran common stock surrendered. You are urged to consult your tax advisor regarding the manner in which cash and Southwest common stock should be allocated among your shares of AirTran common stock and the manner in which the above rules would apply in your particular circumstances.

Possible Treatment of Cash as Dividend. There are certain circumstances in which all or part of the cash received by a U.S. holder would be treated as a dividend rather than as capital gain. In general, the determination of whether the gain recognized in the merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange in the merger reduces the U.S. holder’s deemed percentage share ownership interest in Southwest. For purposes of this determination, a U.S. holder will be treated as if it first exchanged all of its AirTran common stock solely for Southwest common stock and then Southwest immediately redeemed a portion of those shares of Southwest common stock in exchange for the cash that the U.S. holder actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the constructive ownership rules of Section 318(a) of the Code must be taken into account. The Internal Revenue Service (the “IRS”) has indicated in a published ruling that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely-held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. AirTran stockholders are urged to consult their tax advisors about the possibility that all or a portion of the cash received in exchange for AirTran common stock will be treated as a dividend, based on the holders’ specific circumstances (e.g., holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code).

Cash in Lieu of Fractional Shares. If you receive cash in lieu of a fractional share of Southwest common stock, you generally will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Southwest common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares exceeds one year.

Treatment of Capital Gains and Losses and Qualified Dividends. Capital gain of a non-corporate U.S. holder generally will be subject to tax at a maximum long-term capital gain tax rate of 15% if the AirTran shares were held for more than one year when the merger occurs. Short-term capital gain on stock held for one year or less may be taxed at regular rates, up to a maximum rate of 35%. The deduction of any capital loss is subject to limitations of general application.

Any portion of gain recognized in the merger by a non-corporate stockholder that is treated as a dividend generally will be taxable at a maximum rate of 15%.

Reporting Requirements. U.S. holders receiving Southwest common stock in the merger must file a statement with their U.S. federal income tax returns setting forth their tax basis in the AirTran common stock exchanged in the merger and the fair market value of the Southwest common stock and the amount of cash received in the merger. In addition, U.S. holders will be required to retain permanent records of these facts relating to the merger.

Material U.S. Federal Income Tax Consequences to U.S. Holders if the Merger, together with the Post-Closing Merger, Does Not Qualify as a “Reorganization”

The following discussion summarizes the material U.S. federal income tax consequences of the merger to you, if you are a U.S. holder, assuming the merger, together with the post-closing merger, does not qualify as a reorganization under U.S. federal income tax laws.

You will recognize capital gain or loss equal to the difference between (a) the sum of (i) the amount of cash and (ii) the fair market value of the Southwest common stock you receive in the merger, determined when the merger occurs, and (b) your tax basis in the AirTran common stock surrendered. The deductibility of capital losses is limited. Any such gain or loss generally will be long-term capital gain or loss if your holding period for the AirTran common stock exchanged exceeds one year when the merger occurs. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of AirTran common stock surrendered in the merger. You are urged to consult your own tax advisor regarding the manner in which gain or loss should be calculated among different blocks of AirTran common stock surrendered in the merger.

The aggregate tax basis for U.S. federal income tax purposes of any Southwest common stock that you receive in the merger will be equal to the fair market value of the Southwest common stock received, determined when the merger occurs. Your holding period in the Southwest common stock will begin on the day after the merger occurs.

Backup Withholding

Certain holders of AirTran common stock may be subject to backup withholding at a rate of 28% on amounts received pursuant to the merger. Backup withholding will not apply to you, however, if you (1) provide your correct taxpayer identification number or (2) come within certain exempt categories and, in each case, comply with applicable certification requirements. In addition to being subject to backup withholding, if you do not provide Southwest (or the exchange agent) with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish certain required information to the IRS.

The summary of material U.S. federal income tax consequences of the merger set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-U.S. federal income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, AirTran stockholders are urged to consult their own tax advisors to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that stockholder.

ACCOUNTING TREATMENT

Southwest prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. This means that Southwest will allocate the purchase price to the fair value of AirTran’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Southwest and AirTran, giving effect to the merger as if it has been consummated on September 30, 2010. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009 combine the historical consolidated statements of operations of Southwest and AirTran, giving effect to the merger as if it had been consummated on January 1, 2009, the beginning of the earliest period presented. The historical consolidated financial statements of AirTran have been adjusted to reflect certain reclassifications in order to conform to Southwest’s financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Southwest considered the acquirer of AirTran. Consideration given by Southwest to complete the merger with AirTran will be allocated to assets and liabilities of AirTran based upon their estimated fair values as of the date of completion of the merger. As of the date of this proxy statement/prospectus, Southwest has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the AirTran assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform AirTran’s accounting policies to Southwest’s accounting policies. A final determination of the fair value of AirTran’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of AirTran that exist as of the date of completion of the merger and, therefore cannot be made prior to the completion of the transaction. Additionally, the value of the consideration to be given by Southwest to complete the merger will be determined based on the trading price of Southwest’s common stock at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Southwest estimated the fair value of AirTran’s assets and liabilities based on discussions with AirTran’s management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share certain information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (1) the unaudited interim condensed consolidated financial statements of Southwest and AirTran contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2010 and (2) the audited consolidated financial statements of Southwest and AirTran contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2009, all of which are incorporated by reference into this proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Southwest would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Southwest expects to incur significant costs associated with integrating the operations of Southwest and AirTran. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or adjustments to wage rates from negotiation of combined labor agreements that could have a significant impact on salaries, wages, and benefits expense in the future. Likewise, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not include one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred by AirTran or Southwest pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2010

	Historical		Pro Forma Adjustments		Condensed Combined Pro Forma
(In millions)	Southwest	AirTran
ASSETS
Current assets:
Cash and cash equivalents	$1,031	$424	$(519)	(a)	$936
Short-term investments	2,348	—	—		2,348
Restricted cash	—	58	—		58
Deposits held by counterparties to derivative financial instruments	—	8	(8)	(e)	—
Accounts and other receivables	289	53	—		342
Inventories of parts and supplies, at cost	231	64	—		295
Deferred income taxes	63	5	—		68
Prepaid expenses and other current assets	80	56	(13)	(d)	123

Total current assets	4,042	668	(540)		4,170

Operating property and equipment, net	10,566	1,314	(153)	(f)	11,727

Goodwill	—	—	767	(g)	767
Other assets	535	195	(76)	(d)	905
			(15)	(k)
			260	(h)
			28	(d)
			(22)	(h)

	$15,143	$2,177	$249		$17,569

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$707	$51	$—		$758
Accrued liabilities	944	166	(2)	(i)	1,096
			(6)	(j)
			(6)	(d)
Air traffic liability	1,423	320	(10)	(i)	1,748
			15	(i)
Current maturities of long-term debt	113	65	—		178

Total current liabilities	3,187	602	(9)		3,780

Long-term debt less current maturities	3,350	902	67	(k)	4,319
Deferred income taxes	2,140	19	(114)	(c)	2,045
Deferred gains from sale and leaseback of aircraft	92	45	(45)	(j)	92
Other non-current liabilities	424	94	(8)	(e)	835
			(39)	(d)
			364	(d)
Commitments and contingencies
Stockholders’ equity:
Common stock	808	—	44	(m)	852
Capital in excess of par value	1,225	592	(592)	(l)	1,729
			504	(m)
Retained earnings (deficit)	5,273	(47)	47	(l)	5,273
Accumulated other comprehensive loss	(453)	(30)	30	(l)	(453)
Treasury stock, at cost	(903)	—	—		(903)

Total stockholders’ equity	5,950	515	33		6,498

	$15,143	$2,177	$249		$17,569

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2010

	Historical		Pro Forma Adjustments		Condensed Combined Pro Forma
(In millions, except per share amounts)	Southwest	AirTran
OPERATING REVENUES:
Passenger	$8,544	$1,779	$—		$10,323
Freight	94	—	—		94
Other	352	195	—		547

Total operating revenues	8,990	1,974	—		10,964

OPERATING EXPENSES:
Salaries, wages, and benefits	2,748	392	1	(b)	3,141
Fuel and oil	2,681	640	—		3,321
Maintenance materials and repairs	556	176	—		732
Aircraft rentals	135	182	(29)	(d)	292
			4	(j)
Landing fees and other rentals	606	116	—		722
Depreciation and amortization	469	45	35	(h)	544
			(5)	(f)
Other operating expenses	1,023	295	—		1,318

Total operating expenses	8,218	1,846	6		10,070

OPERATING INCOME	772	128	(6)		894

OTHER EXPENSES (INCOME):
Interest expense	126	63	(5)	(k)	184
Capitalized interest	(15)	(1)	—		(16)
Interest income	(9)	(2)	1	(a)	(10)
Other (gains) losses, net	138	12	33	(l)	183

Total other expenses (income)	240	72	29		341

INCOME BEFORE INCOME TAXES	532	56	(35)		553
PROVISION FOR INCOME TAXES	204	19	(8)	(c)	215

NET INCOME	$328	$37	$(27)		$338

NET INCOME PER SHARE, BASIC	$0.44	$0.27		(o)	$0.43

NET INCOME PER SHARE, DILUTED	$0.44	$0.24		(o)	$0.43

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	745	135			789
Diluted	746	173			796

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

	Historical		Pro Forma Adjustments		Condensed Combined Pro Forma
(In millions, except per share amounts)	Southwest	AirTran
OPERATING REVENUES:
Passenger	$9,892	$2,089	$—		$11,981
Freight	118	—	—		118
Other	340	252	—		592

Total operating revenues	10,350	2,341	—		12,691

OPERATING EXPENSES:
Salaries, wages, and benefits	3,468	488	1	(b)	3,957
Fuel and oil	3,044	679	(8)	(m)	3,715
Maintenance materials and repairs	719	199	—		918
Aircraft rentals	186	242	(34)	(d)	399
			5	(j)
Landing fees and other rentals	718	145	—		863
Depreciation and amortization	616	57	(6)	(f)	727
			60	(h)
Other operating expenses	1,337	354	—		1,691

Total operating expenses	10,088	2,164	18		12,270

OPERATING INCOME	262	177	(18)		421

OTHER EXPENSES (INCOME):
Interest expense	186	84	(9)	(k)	260
			(1)	(l)
Capitalized interest	(21)	(2)	—		(23)
Interest income	(13)	(6)	3	(a)	(16)
Other (gains) losses, net	(54)	(35)	(12)	(l)	(97)
			4	(n)

Total other expenses (income)	98	41	(15)		124

INCOME BEFORE INCOME TAXES	164	136	(3)		297
PROVISION FOR INCOME TAXES	65	1	52	(c)	118

NET INCOME	$99	$135	$(55)		$179

NET INCOME PER SHARE, BASIC	$0.13	$1.09		(o)	$0.23

NET INCOME PER SHARE, DILUTED	$0.13	$0.95		(o)	$0.23

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	741	124			781
Diluted	741	147			781

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On September 26, 2010, Southwest and AirTran entered into a merger agreement providing for the acquisition of AirTran by Southwest. Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Southwest will be merged with and into AirTran, with AirTran surviving as a wholly owned subsidiary of Southwest. Immediately following the effective time of the merger, we expect that AirTran will merge with and into a wholly owned limited liability company subsidiary of Southwest, with the limited liability company subsidiary surviving the post-closing merger as a wholly owned subsidiary of Southwest. Under the terms of the merger agreement, each outstanding share of AirTran common stock will be converted into the right to receive 0.321 shares of Southwest common stock (which exchange ratio may be adjusted as discussed below) and $3.75 in cash, without interest. If the Southwest average share price is greater than $12.46, then the exchange ratio will be adjusted to equal $4.00 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, then, subject to the next sentence, the exchange ratio will be adjusted to equal $3.50 divided by the Southwest average share price, rounded to the nearest thousandth. If the Southwest average share price is less than $10.90, Southwest must deliver, at its election, an additional amount of cash, an additional number (or fraction) of shares of Southwest common stock, or a combination of both, such that, after giving effect to such election, the aggregate value of the merger consideration is equal to $7.25. The exchange ratio adjustment mechanism provides at least $7.25 in value and up to $7.75 in value (based on the Southwest average share price) per share of AirTran common stock.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Accounting Standards Codification Topic 805, formerly Statement of Financial Accounting Standards No. 141 (revised 2009), “Business Combinations,” using the acquisition method of accounting with Southwest considered the acquirer of AirTran.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Southwest and AirTran, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on Southwest’s consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had been consummated on September 30, 2010 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the merger as if it had been consummated on January 1, 2009, the beginning of the earliest period presented.

The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $1.1 billion. This amount was derived as described below in accordance with the merger agreement, based on the number of outstanding shares of AirTran common stock, stock options, restricted shares and performance shares at January 25, 2011, merger consideration consisting of an exchange ratio of 0.320 shares of Southwest common stock and $3.75 in cash for each share of AirTran common stock, and a price per share of Southwest common stock of $12.50, which represents the closing price of Southwest common stock on January 25, 2011. The actual number of shares of Southwest common stock to be issued in the merger will be based upon the actual number of shares of AirTran common stock outstanding when the merger closes, and the valuation of those shares will be based on the trading price of Southwest’s common stock when the merger closes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

The preliminary purchase price is calculated as follows (calculations may not be exact due to rounding):

(In millions, except per share data)
Assumed outstanding shares of AirTran common stock to be purchased, including restricted stock outstanding	137
Cash consideration paid per share of AirTran common stock and restricted stock	$3.75

514

Assumed outstanding stock options and performance shares outstanding	2
Assumed weighted average cash consideration paid per stock option and performance share (1)	$2.79

6

Total cash consideration paid	$519

Assumed outstanding shares of AirTran common stock subject to be exchanged	137
Exchange ratio	0.320

Assumed shares of Southwest common stock to be issued	44
Southwest price per share	$12.50

Fair value of Southwest shares issued	$548

Total estimated purchase price	$1,067

(1)	Based on the intrinsic value of outstanding AirTran stock options as of January 25, 2011 and $7.75 for each performance share.

As provided for in the merger agreement, the above preliminary purchase price is subject to change based on changes in the market price of Southwest common stock prior to closing. See “The Merger Agreement— Terms of the Merger and the Post-Closing Merger; Merger Consideration” for further information. If the Southwest average share price remains higher than $12.46, the preliminary purchase price as estimated above would not materially change. If the Southwest average share price were to decline to $10.90, the purchase price could be reduced by up to $70 million, which would be reflected in these unaudited pro forma condensed combined financial statements as a decrease to goodwill. However, if the Southwest average share price were to decline below $10.90, the purchase price would not further decline as a result of the exchange ratio adjustment mechanism which provides for at least $7.25 in value per share of AirTran common stock.

The table below represents a preliminary allocation of the total consideration to AirTran’s tangible and intangible assets and liabilities based on Southwest management’s preliminary estimate of their respective fair values as of September 30, 2010:

(In millions)
Cash and cash equivalents	$424
Restricted cash	58
Other current assets	165
Operating property and equipment	1,161
Goodwill	767
Deferred income taxes	95
Other identified intangibles	288
Other noncurrent assets	82
Long-term debt and capital leases, including current portion	(1,034)
Air traffic liability	(325)
Other liabilities assumed	(614)

Total estimated purchase price	$1,067

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include any material non-recurring charges that will arise in subsequent periods as a result of the merger. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments:

(a)	Cash and cash equivalents. To record a reduction as a result of the portion of the purchase price anticipated to be paid for in cash by Southwest. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a decrease in interest income of $1 million for the nine months ended September 30, 2010 and $3 million for the year ended December 31, 2009.

(b)	Salaries, wages, and benefits. Certain executive officers of AirTran have signed consulting agreements for a period of two years following the closing date. As a result, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect higher salaries expense of $1 million for the nine months ended September 30, 2010 and $1 million for the year ended December 31, 2009.

(c)	Income taxes. The tax adjustments primarily reflect the impact of purchase accounting adjustments and the reversal of Air Tran’s valuation allowance as of January 1, 2009 to reflect Southwest’s ability to recognize the tax benefits associated with AirTran’s net deferred tax assets. Eliminating the valuation allowance at January 1, 2009 results in the reversal of a $53 million and $5 million benefit previously recognized by AirTran for the release of valuation allowances during the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively.

(d)	Operating leases. Adjustments to (i) eliminate AirTran’s aircraft and facility rent leveling accounts, which reduced prepaid expenses and other current assets by $13 million, other assets by $76 million, accrued liabilities by $6 million, and other non-current liabilities by $39 million, and (ii) record the fair value of AirTran’s aircraft and other facility operating leases, of which $364 million is an increase to other non-current liabilities, primarily caused by aircraft leases with above market rental rates, and $28 million is an increase to other assets. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a decrease in aircraft rent expense of $29 million for the nine months ended September 30, 2010 and $34 million for the year ended December 31, 2009. The adjustment to the facility rent leveling account did not have a material impact on the Unaudited Pro Forma Condensed Combined Statements of Operations for either period presented.

(e)	Conforming reclassification. The reclassification of $8 million in cash deposits provided to fuel hedge counterparties to conform to Southwest’s policy of classifying such deposits in a “net” presentation with the associated liability for the fuel derivative instruments.

(f)	Property and equipment. A $153 million net reduction to reflect the fair value of AirTran’s owned property and equipment. The reduction is primarily due to lower fair values of owned aircraft. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a decrease in depreciation expense of $5 million for the nine months ended September 30, 2010 and $6 million for the year ended December 31, 2009.

(g)	Goodwill. To record goodwill resulting from the merger. Goodwill is not amortized, but is rather assessed for impairment at least annually, or more frequently when events or circumstances indicate that goodwill may be impaired.

(h)

Intangible assets. A decrease of $22 million to eliminate AirTran’s existing trademark/trade name intangibles, and an increase of $260 million associated with adjustments to record the fair value of AirTran’s identifiable intangible assets, including amortizable intangible assets such as AirTran’s customer relationships and marketing agreements, trademark/trade names and slots. As a result of these

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a net increase in amortization expense of $35 million for the nine months ended September 30, 2010 and $60 million for the year ended December 31, 2009.

(i)	Frequent flyer deferred revenue. Adjustments to (i) eliminate $12 million in liabilities for AirTran’s frequent flyer program, of which $2 million was in accrued liabilities and was accounted for under the incremental cost method and $10 million of which was in air traffic liability, and (ii) record the fair value of AirTran’s frequent flyer liability of $15 million.

(j)	Deferred gains. The historical AirTran balance sheet reflects the reclassification of deferred gains from the sale and leaseback of aircraft from other non-current liabilities to conform to Southwest’s balance sheet presentation as a separate line item. The $45 million non-current amount and the $6 million current portion of these deferred gains have been eliminated in the Unaudited Pro Forma Condensed Combined Balance Sheet as the fair value of such leases has been considered in the pro forma adjustments for operating leases discussed in (d) above. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect an increase to aircraft rental expense of $4 million for the nine months ended September 30, 2010 and $5 million for the year ended December 31, 2009.

(k)	Long-term debt. An increase of $67 million to long-term debt and capital leases to reflect the fair value of AirTran’s long-term debt and capital leases and the elimination of $15 million of other assets primarily associated with deferred debt issuance costs incurred by AirTran. The difference between the fair value and the face amount of each borrowing is amortized as interest expense over the remaining term of the borrowings based on the maturity dates. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect lower interest expense of $5 million for the nine months ended September 30, 2010 and $9 million for the year ended December 31, 2009.

(l)	AirTran stockholders’ equity. The elimination of all of AirTran’s stockholders’ equity, including common stock, $592 million of additional paid-in capital, $47 million of accumulated deficit and the remaining $30 million of accumulated other comprehensive loss as a result of the acquisition method of accounting. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2010 were adjusted to recognize $33 million in losses associated with interest rate derivative instruments that had previously been deferred in accumulated other comprehensive income. As of the date of this filing, Southwest is uncertain whether it will attempt to designate derivatives associated with the interest rate swaps or the fuel derivatives as hedges or whether such derivatives would even qualify for hedge accounting at the acquisition date given the off market nature of the terms. For purposes of the pro forma financial statements, Southwest has assumed such derivative financial instruments have not been designated as hedges. In addition, the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2009 were adjusted to (i) eliminate $8 million in losses related to fuel hedges and $1 million in losses related to interest rate hedges that were previously reclassified from accumulated other comprehensive income, and to (ii) recognize $12 million in gains associated with interest rate derivative instruments that had previously been deferred in accumulated other comprehensive income.

(m)	Southwest common stock issuance. As discussed in Note 1, an estimated 44 million shares of Southwest common stock have been assumed issued to AirTran stockholders at a per share price of $12.50, which was Southwest’s closing share price on January 25, 2011.

(n)	Other (gains) losses, net. The elimination of $4 million in gains recognized by AirTran associated with the extinguishment of debt for the year ended December 31, 2009, as a result of the application of purchase accounting, which results in the adjustment of such debt to fair value, thus eliminating such gains.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

(o)	Net income per share. The pro forma combined basic and diluted income per share for the nine months ended September 30, 2010 and year ended December 31, 2009 is calculated as follows:

	Pro Forma Nine Months Ended September 30, 2010	Pro Forma Year Ended December 31, 2009
(In millions, except per share data)
Numerator:
Pro forma net income	$338	$179
Plus income effect of interest on dilutive convertible debt	2	—

Income after assumed conversion	$340	$179

Denominator:
Southwest weighted-average shares outstanding, basic	745	741
Dilutive effect of stock options and restricted stock units outstanding	1	—

Southwest weighted-average shares outstanding, diluted	746	741

Estimated shares of Southwest common stock to be issued:
AirTran shares issued and outstanding (1)	44	40
Dilutive effect of AirTran convertible notes (2)	6	—
Pro forma weighted average shares outstanding, basic	789	781
Pro forma weighted average shares outstanding, diluted	796	781
Pro forma basic earnings per share	$0.43	$0.23
Pro forma diluted earnings per share	$0.43	$0.23

(1)	Represents estimated shares of Southwest common stock to be issued after giving effect to the 0.320 exchange ratio as determined in the merger agreement based on Southwest’s closing share price on January 25, 2011.
(2)	Represents estimated dilutive share impact of AirTran convertible notes for the nine months ended September 30, 2010 after giving effect to the 0.320 exchange ratio as determined in the merger agreement. For the year ended December 31, 2009, all convertible notes are considered anti-dilutive.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of Southwest common stock are listed for trading on the NYSE under the symbol “LUV.” Shares of AirTran common stock are listed for trading on the NYSE under the symbol “AAI.” The following table sets forth the closing sales prices per share of Southwest common stock and AirTran common stock on the following dates:

•	September 24, 2010, the last full trading day prior to the public announcement of the merger, and

•	January 25, 2011.

	Southwest Common Stock	AirTran Common Stock
September 24, 2010	$12.28	$4.55
January 25, 2011	$12.50	$7.47

The following table sets forth, for the periods indicated, the high and low sales prices per share of Southwest common stock and AirTran common stock on the NYSE. For current price information, you should consult publicly available sources.

	Southwest		AirTran
Calendar Period	High	Low	High	Low
Year ended December 31, 2008
First Quarter	$13.10	$11.02	$9.13	$5.61
Second Quarter	$14.89	$11.75	$6.95	$1.97
Third Quarter	$16.77	$12.68	$3.69	$1.28
Fourth Quarter	$14.97	$7.05	$4.66	$1.50
Year ended December 31, 2009
First Quarter	$9.95	$4.95	$4.93	$2.44
Second Quarter	$7.75	$6.02	$8.68	$4.40
Third Quarter	$10.20	$6.40	$7.47	$5.52
Fourth Quarter	$11.78	$8.10	$6.36	$4.05
Year ending December 31, 2010
First Quarter	$13.42	$10.91	$5.94	$4.42
Second Quarter	$13.97	$11.06	$6.02	$4.81
Third Quarter	$14.16	$10.42	$7.41	$4.22
Fourth Quarter	$14.32	$12.31	$7.51	$7.32
Year ending December 31, 2011
First Quarter (through January 25, 2011)	$13.59	$12.40	$7.55	$7.39

Dividends

Southwest declared quarterly dividends of $0.0045 per share for each of the quarters in 2008, 2009 and 2010. AirTran did not pay dividends during 2008, 2009 or 2010.

COMPARISON OF RIGHTS OF SOUTHWEST SHAREHOLDERS

AND AIRTRAN STOCKHOLDERS

	SOUTHWEST AIRLINES CO.	AIRTRAN HOLDINGS, INC.
Outstanding Capital Stock	Southwest has only one class of common stock outstanding, par value $1.00 per share. Holders of Southwest capital stock are entitled to all the rights and obligations provided to capital shareholders under the Texas Business Organizations Code (the “TBOC”) and Southwest’s articles of incorporation and bylaws (each as amended and restated and in effect on the date hereof).	AirTran has one class of common stock outstanding, par value $0.001 per share. Holders of AirTran capital stock are entitled to all the rights and obligations provided to capital stockholders under the NRS and AirTran’s articles of incorporation and bylaws (each as amended and restated and in effect on the date hereof).

Authorized Capital	Southwest’s authorized capital stock consists of 2,000,000,000 shares of common stock, par value $1.00 per share.	AirTran’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, $0.01 per share.

Preferred Stock	Southwest has not authorized any preferred stock.

The rights and preferences of holders of AirTran common stock are subject to, and may be adversely affected by, the rights of holders of shares of the serial preferred stock that AirTran may designate and issue.

As of the date of this proxy statement/prospectus, AirTran does not have any shares of preferred stock outstanding.

Voting Rights	Holders of Southwest common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting.

The holders of AirTran common stock are entitled to one vote per share on all matters to be voted on by stockholders. No stockholder has the right of cumulative voting.

The board of directors may fix and determine whether any series of preferred stock has voting rights.

Stock Transfer Restrictions	None.	None.

Dividends	Holders of Southwest common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.	Holders of AirTran common stock share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any AirTran preferred stock outstanding.

Number of Directors	Southwest’s bylaws provide that the number of directors will be fixed by the board of directors from time to time. There are currently ten directors serving on Southwest’s board of directors.

AirTran’s bylaws provide that the number of directors will be fixed by the board of directors from time to time, but in no case shall there be less than three nor more than 14 directors.

There are currently ten directors serving on AirTran’s board of directors.

	SOUTHWEST AIRLINES CO.	AIRTRAN HOLDINGS, INC.
	Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	Each director holds office until the end of his or her three year term and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Directors are elected by a majority of the votes cast by the shares entitled to vote for directors, but if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the votes cast.

Directors are elected by a plurality of the votes cast by the shares entitled to vote for the election of directors.

AirTran’s board of directors consists of three classes, with the size of each class determined from time to time by the board of directors. Each class must consist of a number of directors as equal as possible, and at least 25% of the members of the board of directors shall be subject to election each year.

Removal of Directors	Directors may be removed for cause by vote of a majority of the shares entitled to vote for directors at any meeting of shareholders called expressly for that purpose.	Under Nevada law, any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. Under AirTran’s bylaws, the board of directors may declare vacant the office of any director in either of the following cases: (1) if he is declared of unsound mind by an appropriate court order or convicted of a felony; or (2) if within 60 days after notice of his election he does not accept the office either in writing or by attending a meeting of the board of directors.

Vacancies on the Board of Directors	Vacancies in the board of may be filled by election at an annual or special meeting of shareholders called for that purpose or by the affirmative vote of a majority of the remaining directors (subject to a limit of two between two successive annual meetings with respect to vacancies arising as a result of an increase in the number of directors), even if the directors constitute less than a quorum of the board of directors. A director elected to fill a vacancy is elected for the unexpired term of his or her predecessor.	Vacancies in the board may be filled by the board of directors. If the directors remaining in office do not constitute a quorum of the board, the directors may fill the vacancy by the affirmative vote of the directors remaining in office. A director elected to fill a vacancy is elected for the unexpired term of his or her predecessor.

Action by Written Consent	Southwest’s shareholders do not have the right to act by written consent.	Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if stockholders holding a majority of the voting power (or a greater number if so required) sign a written consent setting forth the action.

	SOUTHWEST AIRLINES CO.	AIRTRAN HOLDINGS, INC.
Advance Notice Requirements for Stockholder Nominations and Other Proposals

Southwest shareholders wishing to propose nominees to serve as directors or to bring business before the annual meeting of Southwest shareholders must provide proper and timely notice to the Secretary of Southwest and any updates or supplements required by the bylaws.

To be timely, the notice with respect to an annual meeting must be received by the secretary of Southwest not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 30 days notice or prior public disclosure of the meeting date is given or made to the shareholders, notice by the shareholder must be received no later than close of business on the 10th day following the day on which notice of the meeting was mailed or public disclosure was made.

AirTran’s articles of incorporation and bylaws are silent as to advance notice for stockholder nominations and proposals. Under policies adopted by AirTran’s board, a stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify AirTran in writing between 50 and 75 days prior to the first anniversary of the previous year’s annual meeting of stockholders. This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

For director nominations, the notice must also include:

•    as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors; and

•    the name and address, as they appear on Southwest’s books, of such shareholder, and the number of shares that are beneficially owned by the shareholder.

For shareholders to bring business before an annual meeting, the notice must include:

•    a brief description of the business desired to be brought before the annual meeting and the reasons for doing so at the annual meeting;

•    the name and address of the shareholder proposing such business;

•    the number of shares beneficially owned by the shareholder; and

•    any material interest of the shareholder in such business.

	SOUTHWEST AIRLINES CO.	AIRTRAN HOLDINGS, INC.
Notice of Stockholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting.	Written notice of each stockholder meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting, and not less than 20 days before the date of a meeting to approve a merger or consolidation agreement.

Amendments to the Articles of Incorporation	Southwest’s articles of incorporation may be amended in accordance with the TBOC.	AirTran’s articles of incorporation may be amended in accordance with the NRS, as the same may be amended or supplemented.

Amendments to Bylaws	Southwest’s bylaws may be amended by the board of directors or the shareholders, except as otherwise provided in the articles of incorporation or by the laws of Texas. The board does not have the power to amend, repeal or adopt a bylaw if the shareholders have expressly provided that the board may not amend or repeal that particular bylaw.	AirTran’s bylaws may be amended by the affirmative vote of a majority of the board of directors.

Special Meeting of Stockholders	Special meetings of the shareholders may be called by the Chairman of the Board, the President or the CEO and may be called by the Secretary upon written request, stating the purposes of the meeting, by a majority of the board or the by holders of at least ten percent of the shares entitled to vote at the meeting.	Special meetings of the stockholders may be called at any time and for any purpose upon written request by a majority of the board in office or stockholders holding 25% of the voting power of AirTran. Business transacted at all special meetings must be confined to the objects stated in the calling of the meeting.

Quorum	The majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	The majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any stockholder meeting.

Limitation of Personal Liability of Directors

Southwest’s articles of incorporation provide that a director shall not be liable to Southwest or its shareholders for monetary damages for an act or omission in his or her capacity as a director, except for liability for:

•    breach of the duty of loyalty to Southwest or its shareholders;

•    acts or omissions not made in good faith or that involve intentional misconduct or a knowing violation of the law;

•    a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

•    an act or omission for which the liability of the director is expressly provided by statute; or

•    an act related to an unlawful stock repurchase or payment of a dividend.

AirTran’s articles of incorporation eliminate the personal liability of AirTran directors to the fullest extent permitted by the NRS.

	SOUTHWEST AIRLINES CO.	AIRTRAN HOLDINGS, INC.
Indemnification of Directors and Officers

Southwest’s bylaws require Southwest to indemnify each director and officer to the fullest extent permitted by Texas law. This right to indemnification continues even after a person has ceased to serve in the capacity that initially entitled such person to indemnity.

By adoption of a resolution of the board of directors, Southwest may indemnify employees other than officers or directors, agents, and persons who are or were serving at the request of directors, officers, employees or agents of Southwest to the same extent it indemnifies officers and directors.

AirTran’s bylaws require AirTran to indemnify directors and officers if the director or officer acted in good faith and in a manner he believed to be in or not opposed to the best interests of AirTran and, in the case of any criminal proceedings, he had no reasonable cause to believe his conduct was unlawful.

However, AirTran may not indemnify a director or officer unless a separate determination has been made by a majority vote of a quorum of the board (excluding the director(s) in question), by special independent legal counsel in a written opinion, or by the stockholders that the director or officer has met the requisite standard of conduct (good faith, etc.) or unless ordered by a court.

Certain Business Combination Restrictions	Section 21.606 of the TBOC restricts certain business combinations between Southwest and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of Southwest stock entitled to vote for directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of the voting stock of Southwest that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares. Although Southwest may elect to exclude itself from the restrictions imposed by Section 21.606, its articles of incorporation do not currently do so.	AirTran is subject to NRS Sections 78.411 to 78.444, which restrict certain business combinations between AirTran and an interested stockholder (beneficial ownership of 10% of more of the voting power of AirTran’s outstanding stock) for three years after the stockholder becomes an interested stockholder. The restrictions do not apply if the board of directors approved the combination before the date that the stockholder became an interested stockholder, the board of directors approved the transaction that caused the stockholder to become an interested stockholder, or the combination is approved by the affirmative vote of a majority of the outstanding voting stock of AirTran not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder at a meeting called for that purpose no earlier than three years after the person became an interested stockholder. Although AirTran may elect to exclude itself from the restrictions imposed by Sections 78.411 to 78.444 of the NRS, its articles of incorporation do not currently do so.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Holders of AirTran common stock will not have dissenters’ rights of appraisal with respect to their shares in connection with the merger. Under the NRS, dissenters’ rights of appraisal are not available for the shares of any class or series if the shares of the class or series are (i) listed on a national securities exchange or (ii) traded on an organized market, held of record by at least 2,000 holders and have a market value of at least $20 million (exclusive of shares held by subsidiaries, senior executives, directors and beneficial stockholders owning more than ten percent of such shares) on the record date, unless the stockholders receive in exchange for their shares anything other than cash or shares of any class or series of shares that satisfies the standards set forth in (i) or (ii) immediately above. AirTran’s common stock is listed on the NYSE, and AirTran stockholders will receive a combination of shares of stock of Southwest, which is listed on the NYSE, and cash in the merger.

LEGAL MATTERS

The validity of the shares of Southwest common stock to be issued pursuant to the merger will be passed upon by Vinson & Elkins L.L.P. The material U.S. federal income tax consequences relating to the merger will be passed upon for Southwest by Vinson & Elkins L.L.P. and for AirTran by Smith, Gambrell & Russell, LLP.

EXPERTS

Southwest

The consolidated financial statements of Southwest appearing in Southwest’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Southwest’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements as of December 31, 2009 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AirTran

The consolidated financial statements of AirTran appearing in AirTran’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of AirTran’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements as of December 31, 2009 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE AIRTRAN STOCKHOLDER PROPOSALS

It is not expected that AirTran will hold an annual meeting of stockholders for 2011 unless the merger is not completed. If the merger is not completed, AirTran plans to hold its 2011 annual meeting of stockholders during the month of May. Any proposal of a stockholder intended to be presented at the 2011 annual meeting of stockholders must have been received by AirTran for inclusion in the proxy statement and form of proxy for that meeting by December 6, 2010, 120 days before the anniversary of the date of the proxy statement for AirTran’s 2010 annual meeting of stockholders. Any proposal submitted after that date is untimely and AirTran is not required to include it in AirTran’s proxy materials. Proposals should be submitted to the following address:

Secretary

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

A notice of a proposed item of business should include a description of, and the reasons for, bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder.

Under AirTran’s nomination procedures, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting. Under these procedures, stockholders must submit the proposed nominee by delivering a notice to the Secretary of AirTran at its principal executive offices. Normally, AirTran must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 50 days nor more than 75 days before the first anniversary of the prior year’s meeting.

AirTran must receive any such notice pertaining to the 2011 annual meeting no earlier than March 4, 2011, and no later than March 30, 2011. However, if AirTran gives less than 60 days notice or public announcement of the annual meeting date, AirTran must receive the notice no later than the close of business ten days after the earlier of the date it first provides notice of the meeting to stockholders or announces it publicly.

A notice of a proposed nomination must include certain information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected.

OTHER MATTERS PRESENTED AT THE SPECIAL MEETING

As of the date of this proxy statement/prospectus, the AirTran board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Southwest and AirTran each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Southwest and AirTran, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Southwest’s or AirTran’s website for more information about Southwest or AirTran, respectively. Southwest’s website is www.southwest.com. AirTran’s website is www.airtran.com. Additional information about the merger is available at www.lowerfaresfarther.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

Southwest has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Southwest common stock to be issued to AirTran stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Southwest and Southwest common stock. The rules and regulations of the SEC allow Southwest and AirTran to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Southwest and AirTran to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Southwest has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Southwest, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

•	Proxy Statement on Schedule 14A filed April 16, 2010.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, as well as the Form 10-Q/A for the quarterly period ended September 30, 2010.

•	Current Reports on Form 8-K, filed February 3, 2010, May 21, 2010, May 25, 2010, September 27, 2010, November 18, 2010, December 17, 2010, January 6, 2011 and February 1, 2011.

•	The description of Southwest common stock contained in Southwest’s Current Report on Form 8-K filed February 1, 2011, including any subsequently filed amendments and reports updating such description.

In addition, Southwest incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the closing of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Southwest will provide you with copies of these documents, without charge, upon written or oral request to:

Southwest Airlines Co.

2702 Love Field Drive

Dallas, Texas 75235

(214) 792-4415

Attn: Investor Relations

This proxy statement/prospectus also incorporates by reference the documents listed below that AirTran has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about AirTran, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

•	Proxy Statement on Schedule 14A filed April 2, 2010.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010.

•

Current Reports on Form 8-K, filed February 23, 2010, March 1, 2010, May 19, 2010, June 3, 2010, July 2, 2010, August 24, 2010, September 27, 2010, September 30, 2010, November 22, 2010, December 17, 2010 and February 1, 2011.

In addition, AirTran incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or AirTran will provide you with copies of these documents, without charge, upon written or oral request to:

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

(407) 318-5188

Attention: Investor Relations

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated February 3, 2011. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this proxy statement/prospectus to AirTran stockholders nor the issuance by Southwest of shares of common stock pursuant to the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Southwest and AirTran made to the other in the merger agreement. Representations and warranties made by Southwest, AirTran and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Southwest, AirTran or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOUTHWEST AIRLINES CO.,

AIRTRAN HOLDINGS, INC.

AND

GUADALUPE HOLDINGS CORP.

DATED AS OF SEPTEMBER 26, 2010

Annex A-i

Annex A-ii

Annex A	Index of Defined Terms
Exhibit A	LLC Sub Merger Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 26, 2010 among Southwest Airlines Co., a Texas corporation (“Southwest”), AirTran Holdings, Inc., a Nevada corporation (“AirTran”), and Guadalupe Holdings Corp., a Nevada corporation and wholly owned subsidiary of Southwest (“Merger Sub”).

WHEREAS, Southwest and AirTran have determined to engage in a strategic business combination whereby Merger Sub will be merged with and into AirTran, with AirTran continuing as the surviving corporation in such merger as a direct wholly owned subsidiary of Southwest (the “Merger”);

WHEREAS, Southwest and AirTran have determined that immediately after the effectiveness of the Merger, AirTran shall be merged with and into a wholly owned limited liability company subsidiary of Southwest organized under the laws of the State of Texas (“LLC Sub,” and such merger being referred to herein as the “LLC Sub Merger”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct wholly owned subsidiary of Southwest;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger and the LLC Sub Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”);

WHEREAS, in the event that the Integrated Transaction qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, then the parties intend for this Agreement and the LLC Sub Merger Agreement to constitute a plan of reorganization within the meaning of Section 368(a) of the Code for U.S. federal income Tax purposes;

WHEREAS, in the event that the Integrated Transaction does not qualify as a reorganization, the parties intend to treat the Merger and the LLC Sub Merger as separate transactions for U.S. federal income Tax purposes not subject to the “integration doctrine” pursuant to Ruling 90-95, 1990-2 C.B. 67;

WHEREAS, the respective Boards of Directors of Southwest, AirTran, and Merger Sub have approved this Agreement and determined that the terms of this Agreement are in the best interests of Southwest, AirTran, or Merger Sub, as the case may be, and their respective stockholders;

WHEREAS, the respective Boards of Directors of AirTran and Merger Sub have declared the advisability of this Agreement and recommended adoption of this Agreement by their respective stockholders; and

WHEREAS, Southwest, AirTran, and Merger Sub desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Revised Statutes (the “NRS”) Chapter 92A, on the Closing Date, Merger Sub will be merged with and into AirTran. At the Effective Time, the separate corporate existence of Merger Sub will cease and AirTran will continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Southwest.

1.2 Closing. The closing (the “Closing”) of the Merger will take place at the offices of Vinson & Elkins L.L.P., Trammell Crow Center, 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201 at 10:00 a.m., Central time, on a date to be specified by Southwest and AirTran, which shall be no later than the second Business Day following the satisfaction or waiver (to the extent permitted by Law) by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions), or at such other place, time, and date as shall be agreed in writing between Southwest and AirTran; provided, however, that, if any of the conditions set forth in ARTICLE VII is not satisfied or waived (to the extent permitted by Law) on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or waived (to the extent permitted by Law). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties will file with the Nevada Secretary of State articles of merger in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Chapter 92A of the NRS (the “Articles of Merger”), and, as soon as practicable on or after the Closing Date, will make all other filings required under Nevada Law or by the Nevada Secretary of State in connection with the Merger. The Merger will become effective on the date and at the time that the Articles of Merger have been duly filed with the Nevada Secretary of State, or at such later time as Southwest and AirTran shall agree and specify in the Articles of Merger, which time, pursuant to NRS 92A.240(1), must not be more than 90 days after the date of such filing (the date and time the Merger becomes effective being the “Effective Time”).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada Law.

1.5 Articles of Incorporation; Bylaws.

(a) The AirTran Charter as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the Merger to read as the articles of incorporation of Merger Sub as in effect on the date of this Agreement, except that the name of the Surviving Corporation shall be “AirTran Holdings, Inc.,” and as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(b) At the Effective Time, the AirTran Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect on the date of this Agreement, except that the name of the Surviving Corporation shall be “AirTran Holdings, Inc.,” and as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.6 Directors and Officers. Each of Southwest, AirTran, and Merger Sub shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable Law, and the officers of Merger Sub immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, in each case retaining their respective positions, until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified.

1.7 Post-Closing Merger. Immediately following the Effective Time, Southwest shall cause the Surviving Corporation to merge with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct wholly owned subsidiary of Southwest, substantially in accordance with the terms of the merger agreement attached hereto as Exhibit A (the “LLC Sub Merger Agreement”). There shall be no condition to the completion of the LLC Sub Merger other than the completion of the Merger. From and after the LLC Sub Merger, LLC Sub shall be the Surviving Corporation for purposes of this Agreement. When the LLC Sub Merger

Annex A-2

occurs, Southwest shall own all of the membership interests and other equity in LLC Sub, and LLC Sub shall be disregarded for U.S. federal income Tax purposes.

ARTICLE II

EFFECT ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Southwest, AirTran, Merger Sub, or the holder of any shares of AirTran Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of the Surviving Corporation’s common stock, par value $0.001 per share.

(b) Shares of AirTran Common Stock Held by AirTran, Southwest, or Subsidiaries. Each share of Common Stock, par value $.001 per share, of AirTran (such shares, the “AirTran Common Stock”), held by AirTran or a AirTran Subsidiary or Southwest, Merger Sub, or another Southwest Subsidiary shall automatically be canceled and retired and shall cease to exist and no consideration shall be issued or delivered in exchange therefor.

(c) Conversion of AirTran Common Stock. Subject to Section 2.5(e), each share of AirTran Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b), but including all AirTran Restricted Shares in accordance with Section 2.4(a)), shall be converted into the right to receive (i) the number (or fraction) of fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of Southwest (the “Southwest Common Stock”) equal to the Exchange Ratio (such shares of Southwest Common Stock into which shares of AirTran Common Stock are converted pursuant to this Section 2.1(c), the “Base Per Share Stock Consideration,” and as the same may be adjusted pursuant to Section 2.1(e), the “Per Share Stock Consideration”), and (ii) $3.75 in cash, without interest (the “Base Per Share Cash Consideration,” and as the same may be adjusted pursuant to Section 2.1(e), the “Per Share Cash Consideration”). All shares of AirTran Common Stock converted pursuant to this Section 2.1(c), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate, whether represented in certificated or non-certificated book-entry form, to the extent applicable, that immediately prior to the Effective Time represented any such shares of AirTran Common Stock (each such certificate a “Certificate”) shall cease to have any rights with respect to the Certificate and the AirTran Common Stock, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Southwest Common Stock to be paid in consideration therefor in accordance with Section 2.5(e) and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.5(c), without interest. As used in this Agreement, the “Merger Consideration” means the Per Share Stock Consideration plus the Per Share Cash Consideration.

(d) Exchange Ratio. The “Exchange Ratio” shall be determined as follows:

(i) in the event that the Southwest Average Share Price is less than $10.90, the Exchange Ratio shall be equal to (A) $3.50 divided by (B) the Southwest Average Share Price, rounded to the nearest thousandth;

(ii) in the event that the Southwest Average Share Price is equal to or greater than $10.90 but less than or equal to $12.46, the Exchange Ratio shall be 0.321.

(iii) in the event that the Southwest Average Share Price is greater than $12.46, the Exchange Ratio shall be equal to (A) $4.00 divided by (B) the Southwest Average Share Price, rounded to the nearest thousandth.

Annex A-3

As used in this Agreement, (i) “Southwest Average Share Price” means the average of the last reported sale prices for a single share of Southwest Common Stock (as reported in The Wall Street Journal, or, if not reported therein, in another authoritative source selected by mutual agreement of Southwest and AirTran) on the New York Stock Exchange (the “NYSE”), or if the Southwest Common Stock is not then listed on the NYSE then the principal securities market on which the Southwest Common Stock is then listed or quoted, for the 20 consecutive full Trading Days on which such shares are actually traded on the NYSE (or such other market) ending on (and including) the third Trading Day prior to the Closing Date and (ii) “Trading Day” means any day on which securities are traded on the NYSE (or such other market).

(e) Adjustment to Base Per Share Stock Consideration and Base Per Share Cash Consideration. In the event that the Southwest Average Share Price is less than $10.90, Southwest shall deliver, in such form as Southwest may elect, an additional amount of cash, an additional number (or a fraction) of shares of Southwest Common Stock, or a combination of additional cash and an additional number (or fraction) of shares of Southwest Common Stock (which shares shall be valued based on the Southwest Average Share Price) such that, after giving effect to the delivery of such additional cash and/or shares of Southwest Common Stock, the aggregate value of the Merger Consideration (valuing Southwest Common Stock based on the Southwest Average Share Price) is equal to $7.25. If such additional cash and/or shares are delivered, (i) the Base Per Share Stock Consideration shall be adjusted to be the number (or fraction) of shares of Southwest Common Stock into which each share of AirTran Common Stock is to be converted into the right to receive pursuant to Section 2.1(c) as a result of such additional cash and/or shares being delivered and (ii) the Base Per Share Cash Consideration shall be adjusted to be the aggregate amount of cash into which each share of AirTran Common Stock is to be converted into the right to receive pursuant to Section 2.1(c) as a result of such additional cash and/or shares being delivered. Notwithstanding the foregoing, in no event shall Southwest make such an election that would increase the number of shares of Southwest Common Stock that would be delivered in the Merger in lieu of additional cash to the extent that doing so would require a vote of the stockholders of Southwest with respect to the transactions contemplated by this Agreement.

2.2 Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by ARTICLE V), the outstanding shares of Southwest Common Stock or AirTran Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of shares, or any similar event shall have occurred, then the Per Share Stock Consideration, and only with respect to changes in the outstanding shares of AirTran Common Stock, the Per Share Cash Consideration, shall be appropriately and proportionately adjusted to provide to the holders of AirTran Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.2 shall be construed as permitting AirTran to take any action or enter into any transaction otherwise prohibited by this Agreement.

2.3 No Dissenters’ Rights. Pursuant to NRS 92A.390, no dissenters’ rights or rights of appraisal will apply in connection with the Merger.

2.4 Treatment of AirTran Equity Awards; Participation By Restricted and Unvested Shares.

(a) AirTran Restricted Shares. The fact that any AirTran Restricted Share which is issued and outstanding immediately prior to the Effective Time has not yet vested under any AirTran Stock Plan under which it was issued shall not affect the right of the holder thereof to receive the Merger Consideration, and, prior to the Effective Time, the AirTran Board (or any duly constituted and authorized committee thereof administering the AirTran Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect that all such AirTran Restricted Shares shall automatically and without any required action on the part of any holder thereof be deemed to be vested and free of restrictions as of the Effective Time, any provision of any such plan or this Agreement to the contrary notwithstanding, and shall be treated the same as other issued and outstanding shares of AirTran Common Stock pursuant to Section 2.1.

Annex A-4

(b) AirTran Stock Options. Prior to the Effective Time, the AirTran Board (or any duly constituted and authorized committee thereof administering the AirTran Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect that, effective as of the Effective Time, each outstanding AirTran Stock Option, other than those issued under the AirTran 1994 Stock Option Plan, the AirTran 1996 Stock Option Plan, or the AirTran ESPP, whether or not then exercisable as provided under the terms thereof, shall automatically and without any required action on the part of the holder thereof be converted into only the right to receive (without interest), as soon as reasonably practicable but no later than three Business Days following the Effective Time, an amount in cash, less all applicable deductions and withholdings required by Law to be withheld in respect of such amount, equal to the product of (i) the excess, if any, of (A) the Per Share Cash Equivalent Amount over (B) the exercise price per share of such AirTran Stock Option multiplied by (ii) the number of shares of AirTran Common Stock underlying such AirTran Stock Option (the “Option Consideration”). Prior to the Effective Time, AirTran shall seek and use reasonable best efforts to obtain from each holder of an outstanding AirTran Stock Option issued under the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan an acknowledgment in form and substance reasonably acceptable to Southwest that each such AirTran Stock Option held by such holder will be automatically and without any further required action on the part of such holder, converted effective as of the Effective Time into only the right to receive (without interest), as soon as practicable but no later than three Business Days following the Effective Time, the Option Consideration. With respect to all outstanding AirTran Stock Options issued under the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan that are not converted into the right to receive the Option Consideration as of the Effective Time pursuant to this Section 2.4(b), no discretionary vesting of any such AirTran Stock Option shall occur in connection with the transactions contemplated by this Agreement and all such AirTran Stock Options shall continue to be governed by the AirTran 1994 Stock Option Plan or the AirTran 1996 Stock Option Plan, as applicable. All AirTran Stock Options converted pursuant to this Section 2.4(b), when so converted as of the Effective Time, shall no longer be outstanding, shall automatically be cancelled and retired, and shall cease to exist, and such cancellation shall be a release of any and all rights the holder has or may have had in respect of such AirTran Stock Option, other than the right to receive the Option Consideration.

(c) AirTran Performance Shares. Prior to the Effective Time, the AirTran Board (or any duly constituted and authorized committee thereof administering the AirTran Stock Plans) shall adopt such resolutions or take such other actions as may be required to the effect that, effective as of the Effective Time, each AirTran Performance Share that is issued and outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of any holder thereof be vested as to the target number (i.e., 100%) of shares of AirTran Common Stock that could be earned under the applicable AirTran Stock Plan or other agreement with AirTran under which such AirTran Performance Share was granted, the performance period applicable to such AirTran Performance Shares shall be deemed to have terminated as of the Closing Date, such that the number of AirTran Performance Shares deemed earned shall be pro rated by multiplying such target number of AirTran Performance Shares by a fraction, the numerator of which is the actual number of whole months in the shortened performance period and the denominator of which is the number of whole months in the original performance period (“Earned Performance Shares”), and each such Earned Performance Share shall entitle the holder thereof to receive (without interest) the Per Share Cash Equivalent Amount, paid-out at the time set forth in the AirTran Stock Plan, Current Employee Benefit Plan and/or award agreement applicable to such AirTran Performance Share.

(d) AirTran Stock Purchase Plan. Prior to the Effective Time, the AirTran Board (or any duly constituted and authorized committee thereof administering the AirTran Stock Plans) shall adopt such resolutions or take such other actions as may be required to freeze the AirTran 1995 Employee Stock Purchase Plan (the “AirTran ESPP”) no later than the end of the calendar month in which the conditions set forth in Sections 7.1(a) and 7.1(c) are satisfied (the “ESPP Freeze Date”). The ESPP Freeze Date shall be an “Offering Termination Date” (as defined in the AirTran ESPP), and no new “Offering Period” (as defined in the AirTran ESPP) shall commence following the ESPP Freeze Date. Any accumulated amounts remaining in the accounts of participants in the AirTran ESPP following the ESPP Freeze Date shall be distributed to the appropriate participants at or

Annex A-5

prior to the Effective Time. In the event the Effective Time occurs prior to the ESPP Freeze Date, each participant in the AirTran ESPP that holds outstanding AirTran Stock Options under the AirTran ESPP immediately prior to the Effective Time shall receive, on the ESPP Freeze Date, upon the exercise of any such AirTran Stock Option for each share of AirTran Common Stock as to which such AirTran Stock Option shall be exercised, as nearly as reasonably may be determined, the Merger Consideration, in accordance with the terms of the ESPP.

(e) At the Effective Time, Southwest shall assume the obligations and succeed to the rights of AirTran under the AirTran Stock Plans with respect to AirTran Equity Awards. Prior to the Effective Time, AirTran and Southwest shall take all action required to reflect the transactions contemplated by this Section 2.4 to ensure that, following the Effective Time, except as otherwise provided in Section 2.4(d), no Person other than Southwest and its Subsidiaries shall have the right (i) to acquire equity securities of AirTran or any Subsidiary thereof in respect of any AirTran Equity Award or (ii) to receive any payment in respect of any AirTran Equity Award, in each case referred to in clause (i) and (ii), other than with respect to the payment of the consideration contemplated in this Section 2.4. From and after the Effective Time, all references to AirTran (other than any references relating to a “change in control” of AirTran) in each AirTran Stock Plan and in each agreement evidencing any AirTran Equity Award shall be deemed to refer to Southwest.

2.5 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Southwest or Merger Sub will designate a commercial bank, trust company, or transfer agent reasonably acceptable to AirTran to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration. Promptly after the Effective Time, Southwest shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II through the Exchange Agent, sufficient cash and Southwest Common Stock to make pursuant to this ARTICLE II all deliveries of cash and Southwest Common Stock as required by this ARTICLE II (other than Section 2.4(b) through (e)). In addition, Southwest shall deposit, or shall cause to be deposited, with the Exchange Agent, from time to time as needed, cash sufficient to make payments in lieu of fractional shares of Southwest Common Stock pursuant to Section 2.5(e) and to pay any dividends or other distributions which holders of Certificates have the right to receive pursuant to Section 2.5(c). All such cash and Southwest Common Stock deposited with the Exchange Agent (including as payments in lieu of fractional shares of Southwest Common Stock pursuant to Section 2.5(e) and any dividends or other distributions that holders of Certificates have the right to receive pursuant to Section 2.5(c)) is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Southwest shall instruct the Exchange Agent to mail to each holder of record of a Certificate whose shares of AirTran Common Stock were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration a letter of transmittal which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) provide instructions for effecting the surrender of the Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration. Upon proper surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions thereto or by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) shares of Southwest Common Stock representing that number of whole shares of Southwest Common Stock that such holder has the right to receive pursuant to Section 2.1 in respect of the aggregate number of shares of AirTran Common Stock previously represented by such Certificate and (ii) a check representing the aggregate amount of cash that such holder has the right to receive in respect of the aggregate number of shares of AirTran Common Stock previously represented by such Certificate pursuant to Section 2.1, including cash payable in lieu of fractional shares of Southwest Common Stock pursuant to Section 2.5(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.5(c), and the Certificate so surrendered shall immediately be canceled. The

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Exchange Agent will not accept guarantee of delivery of a Certificate in lieu of actual delivery. In the event of a transfer of ownership of AirTran Common Stock that is not registered in the transfer records of AirTran, (i) shares of Southwest Common Stock representing the proper number of shares of Southwest Common Stock pursuant to Section 2.1 and (ii) a check representing the proper amount of cash pursuant to Section 2.1, including cash payable in lieu of fractional shares of Southwest Common Stock pursuant to Section 2.5(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.5(c), may be delivered to a transferee if the Certificate representing such AirTran Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time at and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate has the right to receive in respect of such Certificate. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares of Southwest Common Stock, or on any unpaid dividends or other distributions payable to holders of Certificates.

(c) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Southwest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Southwest Common Stock deliverable upon surrender thereof, and no cash payment in lieu of fractional shares of Southwest Common Stock shall be paid to any such holder pursuant to Section 2.5(e), until the surrender of such Certificate in accordance with this ARTICLE II. Subject to escheat or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate, without interest, (i) at the time of such surrender, the amount of any cash due pursuant to Section 2.1, cash payable in lieu of a fractional share of Southwest Common Stock that such holder has the right to receive pursuant to Section 2.5(e), and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Southwest Common Stock that such holder has the right to receive pursuant to Section 2.1(c) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole shares of Southwest Common Stock that such holder has the right to receive pursuant to Section 2.1(c).

(d) No Further Ownership Rights in AirTran Common Stock. The shares of Southwest Common Stock delivered and cash paid in accordance with the terms of this ARTICLE II upon conversion of any shares of AirTran Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of AirTran Common Stock. From and after the Effective Time, (i) all holders of Certificates shall cease to have any rights as stockholders of AirTran other than the right to receive the Merger Consideration and any cash in lieu of fractional shares of Southwest Common Stock to be paid in consideration therefor in accordance with Section 2.5(e) and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate in accordance with Section 2.5(c), without interest, and (ii) the stock transfer books of AirTran shall be closed with respect to all shares of AirTran Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of AirTran Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of AirTran Common Stock are presented to the Surviving Corporation, Southwest, or the Exchange Agent for any reason, such Certificates shall be canceled and exchanged as provided in this ARTICLE II. Shares of Southwest Common Stock held in the Exchange Fund, until their issuance in the Merger upon surrender of Certificates or until such shares are delivered to a Governmental Authority or Southwest as contemplated by Section 2.5(g), shall be deemed issued and outstanding shares of Southwest Common Stock. In connection with any meeting of shareholders of Southwest, the Exchange Agent shall be directed to cause such shares to be present and counted for purposes of determining the presence of a quorum, and the Exchange Agent shall be directed to cause such shares to be voted for, voted against, abstained, and not voted in the same proportion as the shares of Southwest Common Stock outstanding and not held in the Exchange Fund. From and after such time as any shares of Southwest Common Stock held in the Exchange Fund are returned to Southwest

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as contemplated by the last sentence of Section 2.5(g), such shares shall be deemed to be held in treasury and shall not be considered issued and outstanding shares of Southwest Common Stock.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Southwest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Southwest shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Southwest.

(ii) In lieu of such fractional share interests, Southwest shall pay to each former holder of AirTran Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of AirTran Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Southwest Average Share Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates for one year after the Effective Time shall be delivered to Southwest, upon demand, and, subject to Section 2.5(g), any holder of Certificates who has not theretofore complied with this ARTICLE II shall thereafter look only to Southwest as a general unsecured creditor for satisfaction of its claim for Merger Consideration, any cash in lieu of fractional shares of Southwest Common Stock, and any dividends and distributions that such holder has the right to receive pursuant to this ARTICLE II.

(g) No Liability. None of Southwest, AirTran, Merger Sub, or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat, or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this ARTICLE II that remains undistributed to the holders of Certificates as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of Southwest, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest all cash in the Exchange Fund as directed by Southwest on a daily basis; provided, that, subject to Section 2.5(g), no such investment or losses will reduce the cash payable by Southwest to holders of Certificates. Any interest or other amounts received with respect to such investments shall be paid to Southwest.

(i) Withholding Rights. Each of Southwest and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld, and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Southwest, the posting by such Person of a bond, in such reasonable amount as Southwest may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.5(g), Southwest) shall deliver, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares, and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AIRTRAN

Except (i) as may be set forth in the AirTran SEC Filings since January 1, 2010 through the date of this Agreement (but excluding any disclosures set forth in any risk factor section, any “forward-looking statements” disclaimer, or any other section that is cautionary, predictive, or forward-looking in nature) or (ii) as disclosed in the disclosure letter (the “AirTran Disclosure Letter”) delivered by AirTran to Southwest prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the AirTran Disclosure Letter relates; it being understood that matters disclosed pursuant to one section of the AirTran Disclosure Letter shall be deemed to be disclosed with respect to any other section of the AirTran Disclosure Letter where it is reasonably apparent on the face of the AirTran Disclosure Letter that the matters so disclosed are also applicable to such other Section or subsection of this Agreement), AirTran hereby represents and warrants to Southwest and Merger Sub as follows:

3.1 Corporate Organization.

(a) AirTran is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. AirTran has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a AirTran Material Adverse Effect. As used in this Agreement, the term: (i) “Effect” means individually or collectively any change, circumstance, event, or effect; and (ii) “AirTran Material Adverse Effect” means any Effect that is, or would reasonably be expected to be, materially adverse to the assets, business, financial condition, or results of operations of AirTran and the AirTran Subsidiaries, taken as a whole; provided, however, that no Effect to the extent arising out of, resulting from, or attributable to the following shall be deemed to constitute a AirTran Material Adverse Effect or shall be taken into account when determining whether a AirTran Material Adverse Effect has occurred or is reasonably expected to occur: (A) general economic conditions; (B) any changes in GAAP, applicable Law, or the interpretation thereof; (C) the taking of any specific action at the request or direction of an executive officer of Southwest; (D) factors generally affecting the airline industry, including changes in the general level of yields of or prices of aircraft, aircraft parts, or fuel; (E) the failure of AirTran to meet any internal or public forecasts or estimates of revenues or earnings for any period (it being understood that any cause underlying such failure may be taken into consideration when determining whether a AirTran Material Adverse Effect has occurred or is reasonably expected to occur); (F) the entry into this Agreement or the announcement, pendency, or consummation of the transactions contemplated by this Agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of AirTran or any of the AirTran Subsidiaries with its customers, employees, financing sources, suppliers, or strategic partners that results from entry into or the announcement of the execution of this Agreement; (G) any actions taken by AirTran or any AirTran Subsidiary that are (1) required by this Agreement (other than by Section 5.1) or (2) not taken by AirTran or any AirTran Subsidiary because Southwest withholds its consent to the taking of such actions pursuant to Section 5.2; (H) the commencement, occurrence, or continuation of any acts of terrorism, war, or armed hostilities (except to the extent any of the foregoing causes any uninsured damage or destruction to or renders unusable any material portion of the assets or properties of AirTran and the AirTran Subsidiaries, taken as a whole); or (I) any change, or announcement of a potential change, in the credit rating of AirTran or any of the AirTran Subsidiaries or any of their securities or any decline in the market price, or a change in the trading volume, of the shares of AirTran Common Stock (it being understood that any cause of any such change, announcement, or decline may be taken into consideration when determining whether a AirTran Material Adverse Effect has occurred or is reasonably expected to occur); provided further, however, that any Effect referred to in clauses (A), (B), or (D) immediately above may be taken into account in determining whether a AirTran Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) that such Effect has a materially

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disproportionate effect on AirTran and the AirTran Subsidiaries, taken as a whole (relative to the adverse effect on publicly traded domestic air carriers of the same or similar size, financial resources, and financial condition as AirTran and the AirTran Subsidiaries, taken as a whole).

(b) The copies of AirTran’s articles of incorporation (the “AirTran Charter”) and bylaws (the “AirTran Bylaws”) that are filed as exhibits to AirTran’s Annual Report on Form 10-K for the year ended December 31, 2009, are complete and correct copies thereof as in effect on the date of this Agreement. No amendment or other document relating to or affecting the AirTran Charter has been filed in the office of the Nevada Secretary of State since July 17, 1995 and, except as contemplated by this Agreement, no action has been taken by AirTran or its stockholders, directors, or officers in contemplation of the filing of any such amendment or other document, or in contemplation of the liquidation or dissolution of AirTran. Except as contemplated by this Agreement, no action has been taken by AirTran or its stockholders, directors, or officers in contemplation of amending, restating, or rescinding, or otherwise affecting the AirTran Bylaws or to adopt any bylaws.

(c) Section 3.1(c) of the AirTran Disclosure Letter sets forth a list of each AirTran Subsidiary. Each AirTran Subsidiary (i) is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except with respect to clauses (ii) or (iii), where the failure to be so licensed or qualified or have such power and authority would not result in a AirTran Material Adverse Effect. As used in this Agreement, (i) “Subsidiary,” when used with respect to a party, means any corporation, partnership, limited liability company, or other entity or organization, whether incorporated or unincorporated, (A) of which such party or any other Subsidiary of such party is a general partner, (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other entity or organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (C) of which such party or any other Subsidiary of such party is entitled to receive more than 50% of the profits or losses of such entity and (ii) the terms “Southwest Subsidiary” and “AirTran Subsidiary” mean any direct or indirect Subsidiary of Southwest or AirTran, respectively.

3.2 Capitalization.

(a)(i) As of the date of this Agreement, the authorized AirTran capital stock consists of (A) 1,000,000,000 shares of AirTran Common Stock and (B) 5,000,000 shares of preferred stock, $.01 par value per share, of AirTran (the “AirTran Preferred Stock,” and together with the AirTran Common Stock, the “AirTran Capital Stock”). As of the close of business on September 22, 2010 (the “Measurement Date”), (A) 135,464,906 shares of AirTran Common Stock were issued (and not held in AirTran’s treasury) and outstanding, (B) no shares of AirTran Common Stock were issued and held in AirTran’s treasury, and (C) no shares of AirTran Preferred Stock were issued and outstanding or held in AirTran’s treasury. As of the Measurement Date, (1) an aggregate of 4,437,718 shares of AirTran Common Stock were subject to and reserved for issuance (I) upon exercise of AirTran Stock Options, (II) pursuant to AirTran Performance Shares, (III) pursuant to lapse of restrictions of AirTran Restricted Shares under the AirTran Stock Plans, or (IV) pursuant to the AirTran ESPP, (2) an aggregate of 8,099,759 shares of AirTran Common Stock were subject to and reserved for issuance under the AirTran Stock Plans, (3) an aggregate of 492,087 shares of AirTran Common Stock were reserved for issuance upon the conversion of the AirTran 7.0% convertible notes due in 2023 (the “AirTran 7.0% Convertible Notes”) issued pursuant to the Indenture dated as of May 7, 2003, between AirTran, AirTran Operating Subsidiary, and Wilmington Trust Company, as trustee, as amended to the date of this Agreement (the “AirTran 7.0% Convertible Notes Indenture”), (4) an aggregate of 18,098,961 shares of AirTran Common Stock were reserved for issuance upon the conversion of the AirTran convertible senior notes due in 2015 (the “AirTran 5.5% Convertible Notes”) issued pursuant to the Senior Indenture dated as of April 30, 2008, between AirTran

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and U.S. Bank National Association, as trustee, and the First Supplemental Indenture dated as of April 30, 2008, between AirTran and U.S. Bank National Association, as trustee, as amended to the date of this Agreement (the “AirTran 5.5% Convertible Notes Indenture”), and (5) an aggregate of 18,864,860 shares of AirTran Common Stock were reserved for issuance upon the conversion of the AirTran convertible senior notes due in 2016 (the “AirTran 5.25% Convertible Notes”) issued pursuant to the Senior Indenture dated as of October 14, 2009, between AirTran and U.S. Bank National Association, as trustee, and the First Supplemental Indenture dated as of October 14, 2009, between AirTran and U.S. Bank National Association, as trustee, as amended to the date of this Agreement (the “AirTran 5.25% Convertible Notes Indenture”). As of the Measurement Date, no shares of AirTran’s Capital Stock or other voting securities of or equity interests in AirTran were issued, reserved for issuance or outstanding except as set forth in this Section 3.2(a). As used in this Agreement, (A) “AirTran Notes” means collectively the AirTran 5.5% Convertible Notes, the AirTran 5.25% Convertible Notes, and the AirTran 7.0% Convertible Notes and (ii) “AirTran Indentures” means collectively the AirTran 7.0% Convertible Notes Indenture, the AirTran 5.5% Convertible Notes Indenture, and the AirTran 5.25% Convertible Notes Indenture.

(ii) All of the issued and outstanding shares of AirTran Capital Stock are and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of, or pursuant to, AirTran Equity Awards or upon the conversion of the AirTran 7.0% Convertible Notes, the AirTran 5.5% Convertible Notes, or the AirTran 5.25% Convertible Notes, will be, duly authorized and validly issued and fully paid, nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of the NRS, the AirTran Charter, the AirTran Bylaws, or any Contract to which AirTran is a party or by which it is otherwise bound. From and after the Measurement Date, AirTran has not issued any capital stock or voting securities or other equity interests other than (A) the issuance of AirTran Capital Stock upon the exercise or vesting of, or pursuant to, AirTran Equity Awards outstanding as of the Measurement Date and in accordance with their respective terms in effect at such time or (B) upon the conversion of any AirTran 7.0% Convertible Notes, AirTran 5.5% Convertible Notes, or AirTran 5.25% Convertible Notes, in each case outstanding as of the Measurement Date and in accordance with their terms in effect at such time. As used in this Agreement, “Contract” means any written or oral contract, subcontract, agreement, understanding, bond, option, warranty, purchase order, sublicense, insurance policy, mortgage, indenture, lease, license, note, agreement, Intellectual Property Rights, or other legally binding instrument or arrangement to which AirTran or any of the AirTran Subsidiaries is a party or by which it or any of their respective properties or assets is bound, but excluding any Current Employee Benefit Plan.

(iii) Except for rights under AirTran Equity Awards and rights under the AirTran 7.0% Convertible Notes, the AirTran 5.5% Convertible Notes, and the AirTran 5.25% Convertible Notes, there are not issued, reserved for issuance, or outstanding, and there are not any outstanding obligations of AirTran or any AirTran Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, any Equity Equivalents of AirTran or any AirTran Subsidiary.

(b) No bonds, debentures, notes, or other Indebtedness of AirTran having the right to vote on any matters on which stockholders of AirTran may vote (“AirTran Voting Debt”) are issued or outstanding.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of AirTran Operating Subsidiary are owned by AirTran, directly or indirectly, free and clear of any Encumbrances, and free of any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares of capital stock or equity ownership interests are duly authorized and validly issued and fully paid, nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of applicable Law. There are no restrictions on AirTran to vote the stock of AirTran Operating Subsidiary.

(d) Section 3.2(d) of the AirTran Disclosure Letter sets forth as of the Measurement Date with respect to each outstanding AirTran Equity Award: (i) if the holder of such AirTran Equity Award is a director or senior

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officer of AirTran, the name of the holder of such AirTran Equity Award, or otherwise a unique number or pseudonym identifier; (ii) the maximum number of shares of AirTran Common Stock subject to such outstanding AirTran Equity Award; (iii) in the case of AirTran Stock Options, the exercise price of such AirTran Stock Options; (iv) in the case of AirTran Equity Awards that provide for payments to the extent the value of the shares of AirTran Common Stock exceed a specified reference price or base price, the reference price per share, or base price per share of such AirTran Equity Awards; and (v) the name of the AirTran Stock Plan under which such AirTran Equity Award was made.

(e) Except for Forfeitures and Cashless Settlements in connection with the AirTran Equity Awards, there are not any outstanding obligations of AirTran or any of the AirTran Subsidiaries to directly or indirectly redeem, repurchase, or otherwise acquire any shares of capital stock or voting securities of, other equity interests in, or Equity Equivalents of, AirTran or any AirTran Subsidiary. There are not as of the date of this Agreement and there will not be at the Effective Time any stockholder agreements, voting trusts, or other agreements or understandings to which AirTran or any AirTran Subsidiary is a party or by which AirTran or any AirTran Subsidiary is bound relating to the voting of any shares of the capital stock or voting stock of, or other equity interests in, AirTran or any AirTran Subsidiary. There are no restrictions on AirTran to vote the stock of any of the AirTran Subsidiaries (other than AirTran Operating Subsidiary). There are no agreements requiring AirTran or any AirTran Subsidiary to make contributions to the capital of, or lend or advance funds to, any AirTran Subsidiary. AirTran has delivered or made available to Southwest true and complete copies of (i) the AirTran 7% Convertible Notes Indenture and the form of AirTran 7% Convertible Note issued pursuant thereto, (ii) the AirTran 5.5% Convertible Notes Indenture and the form of AirTran 5.5% Convertible Note issued pursuant thereto, and (iii) the AirTran 5.25% Convertible Notes Indenture and the form of AirTran 5.25% Convertible Note issued pursuant thereto.

(f) All of the issued and outstanding shares of capital stock or other equity ownership interests of each AirTran Subsidiary (other than AirTran Operating Subsidiary) are owned by AirTran, directly or indirectly, free and clear of any Encumbrances, and free of any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares of capital stock or equity ownership interests are duly authorized and validly issued and fully paid, nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of applicable Law, such AirTran Subsidiary’s organizational documents or any Contract to which AirTran or such AirTran Subsidiary is a party or by which it is otherwise bound. Except for the capital stock or other equity ownership interests of the AirTran Subsidiaries, AirTran does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest, or other equity interest in any Person having a fair market value or book value of $500,000 or more.

3.3 Authority; No Violation.

(a) AirTran has full corporate power and authority to execute and deliver this Agreement and, subject to the AirTran Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of the obligations hereunder by AirTran have been duly and validly approved by the Board of Directors of AirTran (the “AirTran Board”). The AirTran Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of AirTran and its stockholders, has approved and declared advisable this Agreement and recommended that its stockholders vote in favor of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Recommendation”), and has directed that this Agreement be submitted to its stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “AirTran Stockholders Meeting”). Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of AirTran, which will be obtained if this Agreement is adopted by a majority of the outstanding shares of AirTran Common Stock entitled to vote at the AirTran Stockholders Meeting (the “AirTran Stockholder Approval”), no other

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corporate proceedings on the part of AirTran or any other vote by the holders of any class or series of AirTran Capital Stock is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Articles of Merger with the Nevada Secretary of State). This Agreement has been duly and validly executed and delivered by AirTran and (assuming due authorization, execution, and delivery by the other parties hereto) constitutes the valid and binding obligation of AirTran, enforceable against AirTran in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) The execution, delivery, and performance by AirTran of this Agreement and the consummation by AirTran of the transactions contemplated hereby do not and will not violate or conflict with, result in the breach of any of the terms, conditions, or provisions of, constitute a default under, create in any party the right to terminate, enforce, or modify, accelerate payment, or create or impose an Encumbrance pursuant to, or require a filing, consent, or waiver under, (i) assuming (solely in the case of the Merger) that the AirTran Stockholder Approval is obtained, the AirTran Charter or AirTran Bylaws or any organizational documents of any AirTran Subsidiary (each as amended to date) or (ii) assuming that the consents, approvals, and filings referred to in clauses (a) through (i) of Section 3.4 are duly obtained and/or made, (A) any Contract, other than under the AirTran Notes as provided by the terms thereof, or (B) any Licenses, Order, Laws (assuming, solely in the case of the Merger, that the AirTran Stockholder Approval is obtained), or other restriction applicable to AirTran, any of the AirTran Subsidiaries, or their respective assets or properties, except with respect to clause (ii), any such violation, conflict, breach, default, or right to terminate, enforce, modify, accelerate payment, or create or impose an Encumbrance or requirement of a filing, consent, or waiver that would not result in a AirTran Material Adverse Effect or be reasonably likely, individually or in the aggregate, to prevent, materially delay, or materially impair the ability of AirTran to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. As used in this Agreement, “Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award, or finding of any Governmental Authority, arbitrator, or mediator. As used in this Agreement, “Governmental Authority” means any airport authority and any governmental or quasi-governmental body of the United States or any other country, including any state, province, county, city, or other political subdivision thereof, or any authority, agency, court, instrumentality, or statutory or regulatory body of any of the foregoing, which in any such case has jurisdiction over AirTran, any of the AirTran Subsidiaries, or any assets or operations of AirTran or any of the AirTran Subsidiaries, or Southwest, any of the Southwest Subsidiaries or any assets or operations of Southwest or any of the Southwest Subsidiaries, as applicable.

3.4 Consents and Approvals. Except for (a) any application, filing, or submission required to be made and any consent, approval, authorization, or authority required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice, or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”), and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”), (b) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the AirTran Stockholders Meeting (the “Proxy Statement”) and of a registration statement on Form S-4, in which the Proxy Statement will be included (the “Form S-4”), and declaration of effectiveness of the Form S-4, and the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), and the rules and regulations thereunder, (c) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to the NRS, (d) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (e) such filings and approvals as are required to be made or obtained under applicable state securities or “blue sky” Laws in connection with the issuance by Southwest of the Southwest Common Stock issuable pursuant to ARTICLE II, (f) any filings required under the rules and regulations of the NYSE, (g) notices and supplemental indentures under the AirTran Notes or the AirTran Indentures, (h) consents and approvals listed in Section 3.4 of the AirTran Disclosure Letter, and (i) such other consents, approvals, Orders, authorizations, registrations, declarations, transfers, waivers, disclaimers, and

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filings the failure of which to be obtained or made would not result in a AirTran Material Adverse Effect or be reasonably likely, individually or in the aggregate, to prevent, materially delay, or materially impair the ability of AirTran to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, no consents, approvals of, filings, or registrations with, or Orders, authorizations, or authority of any Governmental Authority are necessary in connection with (i) the execution and delivery by AirTran of this Agreement, (ii) the consummation of the Merger and the other transactions contemplated by this Agreement by AirTran, and (iii) the performance by AirTran of the obligations hereunder.

3.5 Reports. AirTran and each of the AirTran Subsidiaries have timely filed all material submissions, reports, registrations, schedules, forms, statements, and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with the (a) the FAA, (b) the DOT, (c) any state or other federal regulatory authority (other than the SEC, which is covered by Section 3.6(a), and any Taxing Authority, which is covered by Section 3.11), and (d) any foreign regulatory authority (other than any Taxing Authority, which is covered by Section 3.11) (collectively, “Regulatory Agencies”), and in each case have paid all material fees and assessments due and payable in connection therewith.

3.6 SEC Filings; AirTran Financial Statements.

(a) AirTran has filed or furnished each form, report, statement, schedule, document, certification, registration statement, prospectus, and definitive proxy statement (including all exhibits, amendments, and supplements thereto and all information incorporated by reference) required to be filed or furnished by AirTran with the SEC under the Securities Act or the Exchange Act (the “AirTran SEC Filings”) since January 1, 2009. The AirTran SEC Filings (i) were filed or furnished on a timely basis, (ii) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (iii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. There is no Proceeding pending or, to the Knowledge of AirTran, threatened against AirTran or any AirTran Subsidiary at or before the SEC. To the Knowledge of AirTran, as of the date of this Agreement, (i) none of the AirTran SEC Filings is the subject of an SEC review or outstanding SEC investigation and (ii) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to AirTran SEC Filings. AirTran has made available to Southwest copies of all comment letters received from the SEC since January 1, 2009 and relating to the AirTran SEC Filings, together with all written responses of AirTran thereto provided or made available to the SEC, in each case to the extent not publicly available as of the date of this Agreement. No AirTran Subsidiary is required to file or furnish any reports or other documents with the SEC. For purposes of this Agreement, “Knowledge of AirTran” means the actual knowledge of any executive officer of AirTran or of the controller of AirTran.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the AirTran SEC Filings (including each of the AirTran SEC Filings filed or furnished after the date of this Agreement until the Effective Time) (the “AirTran Financial Statements”): (i) complied (and will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was prepared (and will be prepared) in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, except for the absence of footnotes as permitted by the rules and regulations of the SEC); and (iii) fairly presented (and will fairly present) in all material respects the consolidated financial position of AirTran and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of AirTran’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements were (or will be) subject to normal year-end adjustments which

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were not (or are not expected to be) material in amount. Except as reflected in or reserved against on the AirTran Financial Statements, neither AirTran nor any AirTran Subsidiary is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act (“Regulation S-K”)). AirTran has not had any dispute with any of its auditors regarding accounting matters or policies requiring public reporting, a report to the audit committee, or which is otherwise material. The books and records of AirTran and each of the AirTran Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable Law and applicable accounting requirements under GAAP.

(c)(i) AirTran has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated under the Exchange Act) and (ii) such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to AirTran and the AirTran Subsidiaries required to be disclosed in AirTran’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is communicated to AirTran’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of AirTran required under the Exchange Act with respect to such reports. Based on AirTran’s most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, AirTran has determined that such disclosure controls and procedures were effective for such purposes as of the date of such evaluation.

(d) AirTran and each of the AirTran Subsidiaries has implemented, and maintains and enforces, a system of internal control over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that provide reasonable assurance regarding the reliability of AirTran’s financial reporting and the preparation of AirTran’s financial statements for external purposes in accordance with GAAP. Based on AirTran’s most recent evaluation of its internal control over financial reporting prior to the date of this Agreement, AirTran has disclosed to AirTran’s auditors and audit committee (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect AirTran’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of AirTran or any AirTran Subsidiary who have a significant role in the internal control over financial reporting of AirTran. As used in this section, “significant deficiency,” “material weakness,” and “internal control over financial reporting” each have the meaning given to such term in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. Since December 31, 2009, none of AirTran, any AirTran Subsidiary, AirTran’s independent accountants, the AirTran Board, or the audit committee of the AirTran Board has received any oral or written notification of any matter set forth in the preceding clause (i) or (ii).

(e) Each of the “principal executive officer” of AirTran (as such term is used in the Sarbanes-Oxley Act of 2002 (“SOX”)) and the “principal financial officer” of AirTran (as such term is used in SOX) has made all certifications required by Sections 302 and 906 of SOX and any related rules and regulations promulgated by the SEC and the NYSE and the rules and regulations promulgated thereunder with respect to the AirTran SEC Filings, except for such instances of noncompliance as would not result in a AirTran Material Adverse Effect, and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn. Neither AirTran nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form, or manner of filing of the certifications required by SOX and made by its principal executive officer and principal financial officer.

(f) AirTran is in compliance with all applicable provisions of SOX and the applicable listing and governance rules of the NYSE, except for such instances of noncompliance as would not result in a AirTran Material Adverse Effect. AirTran has not received any notice from the NYSE asserting any non-compliance with such rules and regulations.

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(g) To the Knowledge of AirTran, Ernst & Young LLP, which has expressed its opinion with respect to the AirTran Financial Statements, is and has been “independent” (under applicable rules then in effect) with respect to AirTran and each AirTran Subsidiary within the meaning of Regulation S-X of the SEC since the appointment of Ernst & Young LLP in that capacity.

3.7 No Undisclosed Liabilities. Except for (a) those liabilities that are reflected or reserved against on the AirTran Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (c) obligations pursuant to any AirTran Material Contract existing as of the date of this Agreement, and (d) obligations incurred pursuant to this Agreement or the transactions contemplated by this Agreement, since the date of the Latest Balance Sheet, neither AirTran nor any of the AirTran Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, makewhole, or similar liabilities or obligations) that would result in a AirTran Material Adverse Effect. For purposes of this Agreement, “Latest Balance Sheet” means the consolidated balance sheet of AirTran and its consolidated Subsidiaries as of December 31, 2009, which is included in the AirTran Financial Statements.

3.8 Brokers’ Fees. None of AirTran, any AirTran Subsidiary, or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated, which firm AirTran has retained pursuant to an engagement letter. AirTran has delivered to Southwest a true and complete copy of any engagement letter under which any fees or expenses are payable and all indemnification and other agreements related to the engagement of Morgan Stanley & Co. Incorporated.

3.9 Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet there has not been, occurred, or arisen: (a) a AirTran Material Adverse Effect which is continuing; (b) any making, declaration, setting aside, or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of AirTran’s or any AirTran Subsidiary’s capital stock, or any purchase, redemption, or other acquisition by AirTran or any of the AirTran Subsidiaries of capital stock or any other securities of AirTran or any AirTran Subsidiary, except for (i) the making, declaration, setting aside, or payment of cash dividends by any wholly owned AirTran Subsidiary to its parent and (ii) repurchases of the AirTran Notes pursuant to the election of holders thereof to exercise their right to require AirTran to repurchase the AirTran 7.0% Convertible Notes in accordance with the AirTran 7.0% Convertible Notes Indenture; (c) any split, combination, or reclassification of any of AirTran’s or any AirTran Subsidiary’s capital stock; (d) any granting by AirTran or any AirTran Subsidiary of any increase in compensation or fringe benefits to any executive officer or director (except for increases in the ordinary course of business), or any payment by AirTran or any AirTran Subsidiary of any bonus (except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice), or any entry by AirTran or any AirTran Subsidiary into any Contract (or amendment of an existing Contract) to grant or provide material severance, acceleration of vesting, termination pay, or other similar benefits to any executive officer; (e) any material change by AirTran in its accounting methods, principles, or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP or by the SEC; (f) any material revaluation by AirTran or any AirTran Subsidiary of any of their respective assets, including writing off notes or accounts receivable or any sale of assets of AirTran or any AirTran Subsidiary other than in the ordinary course of business; (g) any change by AirTran or any AirTran Subsidiary in its material Tax elections or Tax accounting methods, or any closing agreement, settlement, or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any statute of limitation period with respect to any claim or assessment for material Taxes; (h) any communication or notice from the NYSE with respect to any potential material noncompliance with the rules and regulations thereof or with respect to any delisting of shares of AirTran Common Stock; (i) any acquisition (including by merger, consolidation, or the acquisition of any equity interest or assets) or sale, transfer, or other disposition outside of the ordinary course of business of any material property

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or material assets (whether real, personal, or mixed, tangible, or intangible) by AirTran or any of the AirTran Subsidiaries; and (j) any commitment or agreement regarding the matters described in the preceding clauses (a) through (i). Since the date of the Latest Balance Sheet through the date of this Agreement there has not been, occurred or arisen any Effect that would be reasonably likely, individually or in the aggregate, to prevent, materially delay, or materially impair the ability of AirTran to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. Since the date of the Latest Balance Sheet, AirTran and each of the AirTran Subsidiaries have conducted their respective businesses in the ordinary course of business. As used in this Agreement, the term “Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale, or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership, or right to use, restriction, or other encumbrance of any kind in respect of such asset (including any restriction on (w) the voting of any security or the transfer of any security or other asset, (x) the receipt of any income derived from any asset, (y) the use of any asset, and (z) the possession, exercise, or transfer of any other attribute of ownership of any asset), in each case, except for such restrictions of general application under the Securities Act and applicable “blue sky” Laws. The terms “encumber” and “encumbering” (whether or not capitalized) have meanings correlative to the foregoing.

3.10 Legal Proceedings. Except for matters that would not result in a AirTran Material Adverse Effect, there is no action, suit, mediation, arbitration, claim, charge, grievance, complaint, or proceeding, or any governmental action, proceeding, inquiry, review, or investigation (collectively, “Proceeding”) pending or, to the Knowledge of AirTran, threatened against AirTran, any AirTran Subsidiary, or any of its or their respective properties or assets in or before any Governmental Authority or before any mediator or arbitrator. Section 3.10 of the AirTran Disclosure Letter lists, as of the date of this Agreement, all material Proceedings that AirTran or any AirTran Subsidiary has pending against other parties and to the extent material and uninsured all Proceedings that are pending against AirTran or any AirTran Subsidiary. Except for Orders that would not result in a AirTran Material Adverse Effect, neither AirTran nor any AirTran Subsidiary is subject to or bound by any Order.

3.11 Taxes and Tax Returns. Except as would not result in a AirTran Material Adverse Effect:

(a) (i) All Tax Returns which were required to be filed by or with respect to AirTran and each AirTran Subsidiary have been or will be duly and timely filed or requests for extensions to file such returns or reports have been timely filed, granted, and have not expired, (ii) all such Tax Returns are correct and complete in all material respects, (iii) AirTran and each AirTran Subsidiary have duly and timely paid or caused to be duly and timely paid or made adequate provision in accordance with GAAP (or there has been duly and timely paid or adequate provision has been made on their behalf) for the payment of all Taxes shown as due on such Tax Returns, (iv) all Tax withholding and deposit requirements imposed on or with respect to AirTran and each AirTran Subsidiary have been satisfied in full other than Taxes that are not due or are being contested in good faith in appropriate proceedings and are described on Section 3.11(a) of the AirTran Disclosure Letter, and (v) there are no Encumbrances on any of the assets of AirTran or any AirTran Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) No written notification has been received by AirTran or by any AirTran Subsidiary that (i) a material audit, examination, or other Tax proceeding is pending or, to AirTran’s Knowledge, threatened or (ii) any material assessment, deficiency, or adjustment has been asserted or proposed with respect to any Tax due from or with respect to or attributable to AirTran or any AirTran Subsidiary or any Tax Return filed by or with respect to AirTran or any AirTran Subsidiary.

(c) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax assessment or deficiency of or with respect to AirTran or any AirTran Subsidiary.

(d) Neither AirTran nor any AirTran Subsidiary is a party to or bound by any Tax indemnity sharing or allocation agreements or arrangements with any Person not included in the AirTran Financial Statements and no

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material amounts of payments are due or will become due by AirTran or any AirTran Subsidiary pursuant to any such agreement or arrangement.

(e) Neither AirTran nor any AirTran Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account as defined in Treasury Regulations Sections 1.1502-13 and 1.1502-19 (or any corresponding or similar provision of state, local, or foreign Income Tax Law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

(f) Neither AirTran nor any AirTran Subsidiary has any liability for any Taxes of any Person (other than AirTran and the AirTran Subsidiaries) for which the statute of limitations has not yet expired under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local, or foreign Tax Law), or as a transferee or successor.

(g) Neither AirTran nor any AirTran Subsidiary has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(1)-(4). AirTran and each AirTran Subsidiary has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local, or foreign Law).

(h) The accruals and reserves for Taxes reflected in the AirTran Financial Statements filed prior to the date of this Agreement are adequate to cover all Taxes accruable through the date of the applicable AirTran Financial Statement. Since the date of the AirTran Financial Statements filed prior to the date of this Agreement, neither AirTran nor any AirTran Subsidiary has incurred any material liability for Taxes other than Taxes incurred in the ordinary course of business consistent with past custom and practice.

(i) Neither AirTran nor any AirTran Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) AirTran and each of the AirTran Subsidiaries are in compliance with all terms and conditions of any material Tax exemption, Tax holiday, or other Tax reduction agreement or order of any Taxing Authority.

(k) None of AirTran or any AirTran Subsidiary is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business, or similar presence.

(l) For purposes of this Agreement (i) “IRS” means the United States Internal Revenue Service, (ii) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, joint venture, Governmental Authority, or other entity, (iii) “Tax” or “Taxes” means any taxes, assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, liquor, fuel, excess profits, occupational, premium, windfall

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profit, severance, escheat or unclaimed property obligation, estimated, or similar charge, including any interest, penalty, or addition thereto, whether disputed or not, (iv) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and (v) “Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority or quasi-Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the AirTran Disclosure Letter includes a list of each material Current Employee Benefit Plan as of the date of this Agreement.

(b) The following documents have been made available for inspection by Southwest: (i) true, correct, and complete copies of each written Current Employee Benefit Plan and related trusts (including tax-exempt trusts, secular trusts, VEBAs, and “rabbi trusts”), if applicable, including all amendments thereto, and all material associated contracts (including insurance contracts, trustee contracts, and third party administrator contracts), (ii) the three most recently filed Forms 5500 (and any associated financials, schedules, and actuarial reports) and the summary plan description for each Current Employee Benefit Plan required to file such report or provide such description, and (iii) the most recent favorable determination letter or opinion letter from the IRS, or filing to obtain such letter, with respect to each Current Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code (“Qualified Current Employee Benefit Plan”).

(c) As to each Current Employee Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition that presents a significant risk of plan termination, (ii) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Section 412 of the Code, (iii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Reg. § 4043.1 et. seq., promulgated by the PBGC, have not been waived) has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Current Employee Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Current Employee Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied, (vii) the assets of the Current Employee Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Current Employee Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC, and (viii) no withdrawal liability, within the meaning of 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied.

(d) With respect to the Current Employee Benefit Plans except as would not result in a AirTran Material Adverse Effect:

(i) All obligations, whether arising by operation of Law or by contract, required to be performed with respect to the Current Employee Benefit Plans have been timely performed, and there have been no defaults, omissions, or violations by any party with respect to the Current Employee Benefit Plans, and each Current Employee Benefit Plan has been administered in compliance with its governing documents and all applicable Law;

(ii) All reports and disclosures relating to the Current Employee Benefit Plans required to be filed with or furnished to governmental authorities (including the IRS, PBGC, and the Department of Labor), Current Employee Benefit Plan participants or beneficiaries have been filed or furnished in a timely manner in accordance with applicable Law;

(iii) Each Qualified Current Employee Benefit Plan (A) satisfies in form the qualification requirements of Section 401(a) of the Code except to the extent amendments are not required by Law to be

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made until a date after the Effective Time, (B) has received, or has timely submitted a filing to obtain, a favorable determination letter or opinion letter from the IRS regarding such qualified status, (C) has not, since receipt of the most recent favorable determination letter or opinion letter, been amended in a manner that would adversely affect such qualified status, and (D) has not been operated in a manner that would adversely affect such qualified status;

(iv) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of AirTran, threatened against, or with respect to, any Current Employee Benefit Plan or associated assets;

(v) All contributions required to be made to each Current Employee Benefit Plan pursuant to its terms, the Code, or any other applicable Law have been timely made;

(vi) As to any Qualified Current Employee Benefit Plan, there has been no termination, partial termination, or discontinuance of contributions within the meaning of Section 411(d)(3) of the Code in connection with which all affected participants have not been fully vested in their accrued benefits;

(vii) No act, omission, or transaction has occurred that would result, directly or indirectly, in imposition on AirTran or any fiduciary of any Current Employee Benefit Plan of (A) any fiduciary duty liability damages under Section 409 of ERISA, (B) any liability under Section 502 of ERISA, or (C) any tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(viii) There is no matter pending (other than routine qualification determination or opinion letter filings) with respect to any Current Employee Benefit Plan before the IRS, the Department of Labor, the PBGC, or other Governmental Authority;

(ix) Each trust funding a Current Employee Benefit Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received, or has timely applied for, a determination letter from the IRS recognizing such exempt status and, to the Knowledge of AirTran, has not, since receipt of the most recent determination letter, been amended or operated in a way that would adversely affect such exempt status or cause any liability on AirTran or any fiduciary of an associated Current Employee Benefit Plan;

(x) Except as contemplated by the written terms of this Agreement, neither the execution, delivery, or performance of this Agreement by AirTran nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require AirTran to make a larger contribution to, or pay greater benefits or provide other rights under, any Current Employee Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Current Employee Benefit Plan, or (C) conflict with the terms of any Current Employee Benefit Plan;

(xi) All obligations of AirTran, each Commonly Controlled Entity, and each fiduciary under each Current Employee Benefit Plan, whether arising by operation of Law or by contract, arrangement, or agreement, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state Law (“COBRA”), have been or will be timely performed;

(xii) No Current Employee Benefit Plan provides any severance benefits or retention benefits;

(xiii) Each Current Employee Benefit Plan, which is an employee benefit plan within the meaning of Section 3(3) of ERISA, by its terms and the summary plan description for each such plan provides that such plan may be amended, revised, or terminated by AirTran or a Commonly Controlled Entity, as applicable, subject to contractual notice requirements;

(xiv) No Current Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any individual, and AirTran is not contractually or otherwise obligated (whether or not in writing) to

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provide any individual with life insurance or medical benefits upon retirement or termination of employment, other than as required by COBRA;

(xv) AirTran and each Commonly Controlled Entity, as applicable, has maintained all employee data necessary to administer each Current Employee Benefit Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and such data are true and correct and are maintained in usable form;

(xvi)(A) Each Current Employee Benefit Plan that is subject to the requirements of Section 409A of the Code has since (1) January 1, 2005, been administered, operated and maintained in good faith compliance with Section 409A of the Code and Notice 2005-1 and (2) January 1, 2009, been operated in compliance with the requirements of Section 409A of the Code and the regulations and other guidance promulgated thereunder and (B) no AirTran Equity Award constitutes deferred compensation within the meaning of Section 409A of the Code or the guidance thereunder;

(xvii) Other than the AirTran Equity Awards, no Employee Benefit Plan grants or purports to grant any subscription, option, warrant, conversion, exchange, or right entitling the holder thereof to purchase or otherwise acquire any shares of stock of AirTran, and other than AirTran Equity Awards no such subscription, option, warrant, conversion, exchange, or right is outstanding as of the Effective Time;

(xviii) AirTran has not announced, proposed, or agreed to any changes to any Employee Benefit Plan that would cause an increase in benefits (or the creation of new benefits) under any such Employee Benefit Plan, which would result in an increase in the cost of maintaining such Employee Benefit Plan;

(xix)(A) each grant of a AirTran Stock Option was duly authorized no later than the date on which the grant of such AirTran Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the AirTran Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents (it being understood that such stockholder approval of the underlying plan may be made after and retroactive to the Grant Date, subject to applicable Law), and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date, (B) each such grant was made in accordance with the terms of the applicable Employee Benefits Plan, the Exchange Act, and all other applicable Laws, and (C) each such grant was properly accounted for in all material respects in accordance with GAAP in the AirTran Financial Statements in accordance with the Exchange Act and all other applicable Laws. AirTran has not priced, and there is no and has been no AirTran policy or practice to price, AirTran Stock Options granted to AirTran directors or employees otherwise than in the “window period” following the release or other public announcement of material information regarding AirTran or any of the AirTran Subsidiaries or their financial results or prospects;

(xx) No Current Employee Benefit Plan provides for any gross-up payment associated with any Tax; and

(xxi) No Employee Benefit Plan which provides that payments may be made in securities of AirTran or any Commonly Controlled Entity, nor any trust maintained pursuant to any Employee Benefit Plan, holds any securities of AirTran or any Commonly Controlled Entity.

(e) In connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event): (i) no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Employee Benefit Plans that would result, individually or in the aggregate, in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered (and determined without the application of Section 280G(b)(4)), and (ii) AirTran is not a party to any Contract, nor has any of the foregoing parties established any policy or practice, requiring any payment or any

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other form of compensation or benefit to any Person performing services for AirTran upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(f) For purposes of this Agreement (i) “Commonly Controlled Entity” shall mean any corporation, trade, business, or entity under common control with AirTran within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA; (ii) “Current Employee Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained, or contributed to by AirTran or any Commonly Controlled Entity, or, with respect to any Employee Benefit Plan subject to Title IV of ERISA, has been so sponsored, maintained, or contributed to by AirTran or any Commonly Controlled Entity at any time within six years prior to the Effective Time, or, with respect to any Employee Benefit Plan not otherwise subject to Title IV of ERISA, has been so sponsored, maintained, or contributed to by AirTran or any Commonly Controlled Entity at any time within three years prior to the Effective Time, or with respect to which AirTran or any Commonly Controlled Entity has any obligations or liability (contingent, secondary, or otherwise); (iii) “Employee Benefit Plan” shall mean each benefit or compensation plan, program, fund, contract, arrangement, or agreement, including any bonus, incentive, personnel, collective bargaining, workers’ compensation, voluntary employees’ beneficiary association, deferred compensation, vacation, stock or stock-based (including options and phantom equity), severance, employment, golden parachute, retention, salary continuation, change of control, executive compensation, supplemental income, consulting, retirement, pension, profit sharing, welfare, disability, death benefit, hospitalization, insurance, or fringe benefit plan, program, fund, contract, arrangement, or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen, or terminated) and any related trust, insurance contract, arrangement, or agreement, escrow account, or similar funding arrangement, that is sponsored, maintained, or contributed to by AirTran or any Commonly Controlled Entity (or required to be maintained or contributed to by AirTran or any Commonly Controlled Entity) for the benefit of current or former directors, officers, or employees of, or consultants to, AirTran or any Commonly Controlled Entity or that has been so sponsored, maintained or contributed to at any time; (iv) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended; and (v) “PBGC” shall mean the Pension Benefit Guaranty Corporation.

3.13 Labor and Employment Matters.

(a) AirTran has made available to Southwest true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of AirTran or any AirTran Subsidiaries (the “AirTran CBAs”).

(b) Except as would not result in a AirTran Material Adverse Effect, (i) no grievances, arbitrations, or legal or administrative Proceedings which allege violation of any agreement, AirTran CBAs, or applicable Law with respect to any employee are pending or, to the Knowledge of AirTran, threatened against AirTran or any of the AirTran Subsidiaries, (ii) neither AirTran nor any of the AirTran Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) neither AirTran nor any of the AirTran Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees, (iv) to the Knowledge of AirTran, no employee of AirTran or any of the AirTran Subsidiaries is in any respect in violation of any term of any employment Contract, nondisclosure Contract, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by AirTran or any of the AirTran Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by AirTran or any of the AirTran Subsidiaries or to the use of trade secrets or proprietary information of others, and (v) AirTran and the AirTran Subsidiaries are in compliance with all applicable Laws, AirTran CBAs, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms, and conditions of

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employment and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any comparable applicable Law.

(c) From January 1, 2010 to the date of this Agreement and except as would not result in a AirTran Material Adverse Effect, no work stoppage, slowdown, lockout, labor strike, material arbitrations, or other material labor disputes against AirTran or any of the AirTran Subsidiaries are pending or, to the Knowledge of AirTran, threatened.

(d) From January 1, 2010 to the date of this Agreement, to the Knowledge of AirTran, no labor union, labor organization, or works council or group of employees of AirTran or any of the AirTran Subsidiaries has made a pending demand for recognition or certification to AirTran or any of the AirTran Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of AirTran, threatened to be brought or filed with the National Mediation Board.

(e) AirTran has no Subsidiaries formed or organized, and neither AirTran nor any of the AirTran Subsidiaries has any employees stationed, outside of the United States.

3.14 Compliance with Laws; Licenses. Except as would not result in a AirTran Material Adverse Effect:

(a) AirTran and each AirTran Subsidiary are and, since January 1, 2009, have been in compliance with all applicable Laws, all applicable operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives (“ADs”), Federal Aviation Regulations (“FARs”), and any other rules, regulations, directives, orders, and policies of the FAA, DOT, DHS, FCC, TSA, and any other Governmental Authority applicable to AirTran or any AirTran Subsidiary or by which AirTran or any AirTran Subsidiary or any of their respective businesses or properties is bound. No investigation or review by any Governmental Authority with respect to AirTran or any of the AirTran Subsidiaries is pending or, to the Knowledge of AirTran, has been threatened, during the three-year period immediately preceding the date of this Agreement. AirTran and each of the AirTran Subsidiaries has all Licenses.

(b) AirTran and each of the AirTran Subsidiaries are in compliance with (i) their respective obligations under each of their respective Licenses and (ii) the rules and regulations of the Governmental Authority issuing such Licenses which are necessary to operate their respective businesses substantially as currently conducted. There is not pending or, to the Knowledge of AirTran, any threat of, a proceeding, notice of violation, order of forfeiture, or complaint or investigation against AirTran or any of the AirTran Subsidiaries relating to any of the Licenses by or before the FAA, DOT, or any other Governmental Authority.

3.15 Certain Contracts.

(a) For purposes of this Agreement, “AirTran Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K, other than the Current Employee Benefit Plans);

(ii) all Contracts (other than the AirTran CBAs) to which AirTran or any of the AirTran Subsidiaries is a party, or that purports to be binding upon AirTran or any of the AirTran Subsidiaries, that contain a covenant materially restricting the ability of AirTran or any of the AirTran Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Combined Company) to compete (A) in any business that is material to AirTran and the AirTran Subsidiaries, taken as a whole, or to the Knowledge of AirTran, Southwest and the Southwest Subsidiaries, taken as a whole, or (B) with any Person or in any geographic area, except for any such Contract (1) that may be canceled without penalty by AirTran or any of the AirTran Subsidiaries upon notice of 180 days or less or (2) the terms and scope (including with respect to any restrictive covenants) of which are customary in the airline industry for Contracts of that type;

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(iii) all material joint venture, partnership, business alliance, code sharing, capacity purchase, pro-rate, and frequent flyer agreements (including all material amendments to each of the foregoing agreements;

(iv) all material Contracts related to any AirTran Slot;

(v) all material obligations of AirTran or any of the AirTran Subsidiaries under or Contracts to which AirTran or any of the AirTran Subsidiaries is a party relating to any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination or any of these transactions, including collateralized mortgage obligations or other similar instruments or transactions, and any related credit support, collateral, transportation, or other similar Contracts related to such transactions or any other derivative transaction within the coverage of SFAS No. 133 (collectively, “Hedging Agreements”);

(vi) all maintenance agreements for repair and overhaul that would be expected to result in AirTran or any of the AirTran Subsidiaries incurring costs in excess of $5,000,000 per year (including all material amendments to each of the foregoing agreements);

(vii) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other Contracts (other than Contracts for the financing of aircraft) pursuant to which any Indebtedness of AirTran or any of the AirTran Subsidiaries is outstanding or may be incurred and all guarantees of or by AirTran or any of the AirTran Subsidiaries of any Indebtedness of any other person (except for any such Indebtedness or guarantees of Indebtedness (A) the principal amount of which does not exceed $5,000,000 individually or (B) intercompany Indebtedness among AirTran and any wholly owned AirTran Subsidiaries);

(viii) all material credit card related agreements including (A) all material credit card processing or card services agreements, merchant services agreements, and on-line payment services agreements, (B) all material agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards, and (C) all material agreements governing participation in credit card related awards programs; and

(ix) any other Contract (other than (A) purchase or sale orders in the ordinary course of business that are terminable or cancelable by AirTran or any AirTran Subsidiaries without penalty on 180 days’ notice or less or (B) Contracts for the purchase or lease of aircraft, aircraft engines, components, or simulators) which requires payment by AirTran or any AirTran Subsidiary in excess of $5,000,000 per annum.

(b) Section 3.15(b) of the AirTran Disclosure Letter sets forth a list of all AirTran Material Contracts in force and effect as of the date of this Agreement other than those listed as an exhibit to AirTran’s SEC Reports.

(c) Each AirTran Material Contract is valid, binding, and in full force and effect, except to the extent that (i) it has previously expired in accordance with its terms or (ii) the failure to be valid, binding, and in full force and effect would not result in a AirTran Material Adverse Effect. Neither AirTran nor any of the AirTran Subsidiaries, nor, to the Knowledge of AirTran, any counterparty to any AirTran Material Contract, is in violation of, has violated, or is alleged to have violated any provisions of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a breach or default under the provisions of, and there has occurred no event giving to others any right of termination, amendment, or cancellation of, with or without notice or the lapse of time or both, any such AirTran Material Contract, except in each case for those violations or alleged violations, acts, or failures to perform any act or events which would not result in a AirTran Material Adverse Effect or be reasonably likely, individually or in the aggregate, to prevent, materially delay, or materially impair the ability of AirTran to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

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3.16 Environmental Liability.

(a) Permits and Authorizations. Except as would not result in a AirTran Material Adverse Effect, each of AirTran and the AirTran Subsidiaries possesses all material Environmental Permits necessary to conduct its businesses and operations as currently conducted.

(b) Compliance. Each of AirTran and the AirTran Subsidiaries is, to the Knowledge of AirTran, in compliance with all applicable Environmental Laws and all Environmental Permits, except in the case of the matters covered by this sentence where the failure to be in compliance with such Laws would not result in a AirTran Material Adverse Effect, and in the past three years neither AirTran nor any AirTran Subsidiary has received any (i) communication from any Governmental Authority or other person that alleges that AirTran or any AirTran Subsidiary has violated or is liable under any Environmental Law or (ii) written request for material information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., or similar state statute concerning the disposal of Hazardous Materials.

(c) Environmental Claims. There are no Environmental Claims (i) pending or, to the Knowledge of AirTran, threatened against AirTran or any of the AirTran Subsidiaries or (ii) to the Knowledge of AirTran, pending or threatened against any person whose liability for any Environmental Claim AirTran or any of the AirTran Subsidiaries has retained or assumed, either contractually or by operation of law, except where the matters alleged in such communication or notice, or with respect to such Environmental Claim, have been adequately remediated or resolved and except for such instances of non-compliance, violations, and Environmental Claims as would not result in a AirTran Material Adverse Effect.

(d) Releases. To the Knowledge of AirTran, there have been no Releases of any Hazardous Materials that are reasonably likely to form the basis of any Environmental Claim that would result in a AirTran Material Adverse Effect.

(e) Definitions.

(i) “Environmental Claims” means any administrative, regulatory, or judicial actions, Orders, suits, demands, demand letters, directives, claims, investigations, Proceedings, or notices of noncompliance or violation by any Governmental Authority or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal, or remediation, for natural resources damages, property damage, personal injuries, or penalties or for contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on, or related to the presence, Release, or threatened Release of, or exposure to, any Hazardous Materials at any location.

(ii) “Environmental Laws” means all Laws for protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of, or exposure to Hazardous Materials.

(iii) “Environmental Permits” means all permits, Licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iv) “Hazardous Materials” means any toxic or hazardous waste, pollutants, or substances, including asbestos, polychlorinated biphenyls, petroleum products and byproducts, substances defined or listed as a “hazardous substance,” “toxic substance,” “toxic pollutant,” or similarly identified substance or mixture, in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substance Control Act of 1976, as amended 15 U.S.C. § 2601, et seq., the Clean Water Act, 33 U.S.C. § 466, et seq., as amended.

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(v) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, or migration into the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata) or within any building, structure, facility, or fixture.

3.17 State Takeover Laws. Subject to Southwest’s representation set forth in Section 4.11, none of the requirements or restrictions of the “acquisition of controlling interest” statutes set forth in NRS 78.378 through NRS 78.3793, inclusive (the “Control Share Statutes”), or the “combinations with interested stockholder” statutes set forth in NRS 78.411 through 78.444, inclusive (the “Combination Statutes”), or, to the Knowledge of AirTran, any other state takeover statute (collectively, with the Control Share Statutes and the Combination Statutes, the “Takeover Statutes”) is applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

3.18 AirTran Information. The information relating to AirTran and the AirTran Subsidiaries that is provided by AirTran or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not (a) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) in the case of the Proxy Statement, at the date it is first mailed to AirTran’s stockholders or at the time of the AirTran Stockholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; it being understood that in each case AirTran makes no representation or warranty with respect to information that is provided by Southwest and the Southwest Subsidiaries for inclusion in the Proxy Statement and the Form S-4. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.19 Transactions with Related Persons. As of the date of this Agreement, neither AirTran nor any AirTran Subsidiary is a participant in a “transaction” with any “related person” that would be required to be disclosed by AirTran under Item 404 of Regulation S-K (the “AirTran S-K 404 Arrangements”). For purposes of this Section 3.19, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

3.20 Aircraft.

(a) Section 3.20(a)(i) of the AirTran Disclosure Letter sets forth a true and complete list of (i) all aircraft operated under the operating certificate of AirTran or any of the AirTran Subsidiaries and (ii) all aircraft owned or leased by AirTran or any of the AirTran Subsidiaries, in each case as of the date of this Agreement (collectively, the “AirTran Aircraft”), including a description of the type, manufacturer serial number, and FAA registration number and vintage of each such aircraft. Section 3.20(a)(ii) of the AirTran Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, containing all AirTran Material Contracts pursuant to which (y) AirTran or any of the AirTran Subsidiaries has a binding obligation to purchase or lease aircraft, aircraft engines, or simulators, including the manufacturer and model of all aircraft, aircraft engines, or simulators subject to such AirTran Material Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation, or otherwise) and the anticipated delivery date of each aircraft of such AirTran Material Contract, and (z) AirTran or any of the AirTran Subsidiaries have financed, or have commitments to finance, aircraft (including leases, mortgages, and deferred or conditional sales agreements). Except as identified in writing by AirTran to Southwest prior to the date of this Agreement, AirTran has delivered or made available to Southwest redacted (as to pricing terms and other competitively sensitive information) copies of all AirTran Material Contracts listed on Section 3.20(a)(ii) of the AirTran Disclosure Letter, including all amendments, modifications, and supplements thereto.

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(b) Each AirTran Aircraft is properly registered on the FAA aircraft registry, has a validly issued, current individual aircraft FAA standard certificate of airworthiness with respect to such AirTran Aircraft, and all material requirements for the effectiveness of such certificate of airworthiness have been satisfied (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith).

(c) Except as would not result in a AirTran Material Adverse Effect:

(i) each AirTran Aircraft’s structure, systems, and components are functioning in all material respects in accordance with their respective intended uses as set forth in any applicable FAA-approved maintenance program (or are in the process of repair or maintenance), including any applicable manuals, technical standard orders, or parts manufacturing approval certificates, and any grounded AirTran Aircraft are being stored in all material respects in accordance with any applicable FAA-approved maintenance program;

(ii) all deferred maintenance items and temporary repairs with respect to each AirTran Aircraft have been or will be made in all material respects in accordance with any applicable FAA-approved maintenance programs;

(iii) neither AirTran nor any of the AirTran Subsidiaries is a party to any interchange or pooling agreements with respect to its AirTran Aircraft, other than parts pooling agreements in the ordinary course of business; and

(iv) other than with respect to AirTran Aircraft leased by a AirTran Subsidiary to another AirTran Subsidiary, neither AirTran nor any of the AirTran Subsidiaries is currently leasing any AirTran Aircraft to a third party lessee.

(d) Section 3.20(d) of the AirTran Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all aircraft operated on behalf of AirTran pursuant to a capacity purchase or pro-rate agreement (a “AirTran Material Contract Flight Agreement”), including a description of the operator, type and number of each such aircraft, and any minimum utilization requirements applicable to such aircraft. Section 3.20(d) of the AirTran Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all AirTran Material Contract Flight Agreements. Except as identified in writing by AirTran to Southwest prior to the date of this Agreement, AirTran has delivered or made available to Southwest redacted (as to pricing terms and other competitively sensitive information) copies or specimen copies of all AirTran Material Contract Flight Agreements listed on Section 3.20(d) of the AirTran Disclosure Letter, including all material amendments, modifications, and supplements thereto.

(e) To the Knowledge of AirTran, as of the date of this Agreement, there is no ongoing strike, work stoppage, or lockout by or with respect to any employee of any counterparty to a AirTran Material Contract Flight Agreement.

3.21 AirTran Slots and Operating Rights. Section 3.21 of the AirTran Disclosure Letter sets forth a true and complete list of all takeoff and landing slots, operating authorizations from the FAA or any other Governmental Authority and other similar designated takeoff and landing rights used or held by AirTran or any AirTran Subsidiary (the “AirTran Slots”) at any domestic or international airport and such list indicates any AirTran Slots that have been permanently allocated to another air carrier and in which AirTran or a AirTran Subsidiary holds only temporary use rights. AirTran and the AirTran Subsidiaries have complied in all material respects and are in compliance in all material respects with all regulations of the FAA and each other Governmental Authority with respect to the AirTran Slots. Neither AirTran nor any of the AirTran Subsidiaries has (a) received any written notice of any proposed withdrawal of the AirTran Slots by the FAA or any other Governmental Authority or (b) agreed to any future slide, trade (except for seasonal swaps), purchase, sale, exchange, lease, or transfer of any of the AirTran Slots that has not been consummated. The AirTran Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R.

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Section 93.217. To the extent covered by 14 C.F.R. Section 93.227 or any order, notice, or requirement of the FAA or any other Governmental Authority, AirTran and the AirTran Subsidiaries have used the AirTran Slots (or the AirTran Slots have been used by other operators) either at least 80% of the maximum amount that each AirTran Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such AirTran Slot’s authorization from termination or withdrawal under regulations or waivers established by any airport authority or any other Governmental Authority. All material reports required by the FAA or any other Governmental Authority relating to the AirTran Slots have been filed in a timely manner.

3.22 AirTran Airports. As of the date of this Agreement, no airport authority at any airport at which AirTran operates (each such airport, a “AirTran Airport”) has taken any action or, to the Knowledge of AirTran, is any such action threatened, that would reasonably be expected to materially interfere with the ability of AirTran and the AirTran Subsidiaries to conduct their respective operations at any AirTran Airport in substantially the manner as currently conducted.

3.23 Title to Property and Assets. AirTran or a AirTran Subsidiary has good and valid title to, or has a valid leasehold interest in, or valid rights under contract to use, all of the tangible assets and properties and any intangible assets reflected in the Latest Balance Sheet, individually or in the aggregate, material to the conduct of the business of AirTran and AirTran Subsidiaries taken as a whole (except for assets and properties disposed of since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except Permitted Encumbrances, and except for Encumbrances which secure Indebtedness reflected in the Latest Balance Sheet or incurred since the date of the Latest Balance Sheet in the ordinary course of business; and all leases pursuant to which AirTran or any AirTran Subsidiary leases from others any real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), on the part of AirTran or any AirTran Subsidiary or, to the Knowledge of AirTran, any third party, except where the lack of such good standing or failure to be valid and effective would result in a AirTran Material Adverse Effect. The rights, assets, and properties owned, leased, or licensed by AirTran and the AirTran Subsidiaries include all rights, assets, and properties necessary to permit AirTran and the AirTran Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date of this Agreement. As used in this Agreement, “Permitted Encumbrances” means (a) liens shown on the Latest Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, detract from the value or impair the use of the property subject thereto, or impair the operations of AirTran or Southwest or any AirTran Subsidiary or Southwest Subsidiary, as the case may be, and which have arisen only in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet; (c) liens for current Taxes not yet due or delinquent; and (d) such minor title defects, failure to have valid leasehold interest in, or objections, liens, claims, charges, security interests, or other encumbrances of any nature whatsoever, if any, as, individually or in the aggregate, do not materially impair the value of the property subject to such Encumbrance or the use of the property in the conduct of the business of AirTran and any AirTran Subsidiary.

3.24 Intellectual Property.

(a) To the Knowledge of AirTran, the conduct of the business as currently conducted by AirTran and the AirTran Subsidiaries does not infringe, misappropriate, or otherwise violate in any material respect the Intellectual Property Rights of any third Person, and during the three-year period immediately preceding the date of this Agreement, there have been no claims of such infringement, misappropriation, or other violation threatened in writing against AirTran or any of the AirTran Subsidiaries that have not been settled or withdrawn

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prior to the date of this Agreement. During the three-year period immediately preceding the date of this Agreement, there has been no Proceeding asserted or, to the Knowledge of AirTran, threatened in writing, against AirTran or any of the AirTran Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property Rights claimed to be owned or held by AirTran or any of the AirTran Subsidiaries or used or alleged to be used in the business of AirTran or any of the AirTran Subsidiaries, except as would not result in a AirTran Material Adverse Effect.

(b) The computer software and databases (including source code, object code, and all related documentation), computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements and all associated documentation of AirTran and the AirTran Subsidiaries (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by AirTran and the AirTran Subsidiaries for the operation of their respective businesses and (ii) have not malfunctioned or failed within the three-year period immediately preceding the date of this Agreement, except, in the case of clauses (i) and (ii), as would not result in a AirTran Material Adverse Effect. AirTran and the AirTran Subsidiaries have implemented and maintained for the three-year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices, except as would not result in a AirTran Material Adverse Effect.

3.25 Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws. Except as would not result in a AirTran Material Adverse Effect:

(a) Neither AirTran, nor any AirTran Subsidiaries nor, to the Knowledge of AirTran, any of its, or the AirTran Subsidiaries’, Affiliates, officers, directors, employees, or agents, has made, authorized, offered, or received any Sensitive Payments or maintained any unrecorded cash or non-cash assets of AirTran or any AirTran Subsidiary out of which any Sensitive Payments might be made. For purposes of this Agreement, “Sensitive Payments” means, with respect to any Person, any unlawful (i) payment to or from any official or employee of any Governmental Authority, (ii) commercial bribes or kick-backs, (iii) amounts paid with an understanding that rebates or refunds will be made in contravention of the Laws of any applicable jurisdiction, either directly or through a third party, (iv) political contributions on behalf of such Person or any of its Subsidiaries, and (v) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to an official or employee of any Governmental Authority or as a commercial bribe, influence payment, or kick-back.

(b) No Governmental Authority has notified AirTran or any of the AirTran Subsidiaries in writing of any actual or alleged violation or breach of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Foreign Corrupt Practices Act”).

(c) Neither AirTran nor any of the AirTran Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey, or examination of records, in each case conducted by a Governmental Authority and relating to AirTran’s or the AirTran Subsidiaries’ compliance with the Foreign Corrupt Practices Act, nor, to the Knowledge of AirTran, is any such action threatened.

(d) Neither AirTran nor any of the AirTran Subsidiaries has been or is now under any administrative, civil, or criminal investigation, charge, or indictment involving alleged false statements, false claims, or other unlawful conduct relating to AirTran’s or any of the AirTran Subsidiaries’ compliance with the Foreign Corrupt Practices Act, nor, to the Knowledge of AirTran, is any such action threatened.

(e) Neither AirTran nor any of the AirTran Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor, to the Knowledge of AirTran, is any such action threatened.

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3.26 No Rights Agreement. AirTran is not subject to any stockholder rights agreement or any similar type of anti-takeover Contract that applies to the Merger or the ability of Southwest or any Southwest Subsidiary to perform its respective obligations under this Agreement or receive the benefits hereof.

3.27 U.S. Citizen; Air Carrier. AirTran Operating Subsidiary is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

3.28 Fairness Opinions. Prior to the execution of this Agreement, AirTran has received the oral opinion of Morgan Stanley & Co. Incorporated (to be confirmed in writing), to the effect that, as of the date thereof and based upon and subject to the matters and limitations set forth therein, the Merger Consideration was fair from a financial point of view to the holders of AirTran Common Stock. Copies of all written opinions of Morgan Stanley & Co. Incorporated with respect to the foregoing will be delivered to Southwest for informational purposes only promptly following receipt thereof by AirTran. As of the date of this Agreement, such opinion has not been amended or rescinded.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SOUTHWEST AND MERGER SUB

Except (i) as may be set forth in the Southwest SEC Filings since January 1, 2010 through the date of this Agreement (but excluding any disclosures set forth in any risk factor section, any “forward-looking statements” disclaimer, or any other section that is cautionary, predictive, or forward-looking in nature) or (ii) as disclosed in the disclosure letter (the “Southwest Disclosure Letter”) delivered by Southwest to AirTran prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Southwest Disclosure Letter relates; it being understood that matters disclosed pursuant to one section of the Southwest Disclosure Letter shall be deemed to be disclosed with respect to any other section of the Southwest Disclosure Letter where it is reasonably apparent on the face of the Southwest Disclosure Letter that the matters so disclosed are also applicable to such other Section or subsection of this Agreement), Southwest hereby represents and warrants to AirTran as follows:

4.1 Corporate Organization.

(a) Southwest is a corporation duly organized, validly existing, and in good standing under laws of the State of Texas. Southwest has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a Southwest Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing, and in good standing under laws of the State of Nevada. Merger Sub has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a Southwest Material Adverse Effect.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Southwest consists solely of 2,000,000,000 shares of Southwest Common Stock. As of the close of business on the Measurement Date:

(i) 746,191,586 shares of Southwest Common Stock were issued (and not held in Southwest’s treasury) and outstanding;

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(ii) 61,420,048 shares of the Southwest Common Stock were issued and held in Southwest’s treasury, and no shares of the Southwest Common Stock are held by any Southwest Subsidiary; and

(iii) an aggregate of 54,779,142 shares of Southwest Common Stock were issuable upon exercise or vesting of awards under Southwest equity plans.

(b) All the issued and outstanding shares of Southwest Common Stock are and, at the time of issuance, all shares of Southwest Common Stock that may be issued upon the exercise or vesting of, or pursuant to, outstanding Southwest Derivative Securities prior to the Effective Time will be, duly authorized and validly issued and fully paid and nonassessable. No bonds, debentures, notes, or other Indebtedness of Southwest or any Southwest Subsidiary having the right to vote on any matters on which stockholders of Southwest or Merger Sub may vote (“Southwest Voting Debt”) are issued or outstanding. Except as set forth above and except for Southwest Derivative Securities or shares of Southwest Common Stock reserved for issuance under Southwest equity plans, as of the close of business on the Measurement Date (i) there were no options, warrants, or other rights to acquire shares of Southwest Common Stock from Southwest and no shares of Southwest Common Stock were authorized, issued, or outstanding; (ii) there were no existing pre-emptive rights, subscriptions, Southwest Derivative Securities, or other rights, agreements, arrangements, or commitments of any character, relating to the issued or unissued capital stock of Southwest or any Southwest Subsidiary, obligating Southwest or any Southwest Subsidiary to issue, transfer, or sell or cause to be issued, transferred, or sold any capital stock or Southwest Voting Debt of, or in, Southwest or any Southwest Subsidiary or securities convertible into or exchangeable for any capital stock or Southwest Voting Debt of, or in, Southwest or any Southwest Subsidiary, or obligating Southwest or any Southwest Subsidiary to grant, extend, or enter into any such option, warrant, call, subscription, or other right, agreement, arrangement, or commitment; and (iii) other than (A) the forfeiture or satisfaction of awards under Southwest equity plans, (B) the acceptance by Southwest of shares of Southwest Common Stock as payment for the exercise price of awards under Southwest equity plans, or (C) the acceptance by Southwest of shares of Southwest Common Stock for withholding taxes incurred in connection with the exercise of awards under Southwest equity plans, there were no outstanding obligations (contingent or otherwise) of Southwest or any Southwest Subsidiary to repurchase, redeem, or otherwise acquire any shares of the capital stock of Southwest or of any Southwest Subsidiary.

(c) There are no voting trusts or other agreements or understandings to which Southwest or any Southwest Subsidiary is a party with respect to the voting of the capital stock of Southwest or any Southwest Subsidiary.

(d) Southwest has a sufficient number of authorized and unissued shares of Southwest Common Stock and cash or access to cash to consummate the transactions contemplated by this Agreement, including the Merger.

4.3 Authority; No Violation.

(a) Southwest and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform their obligations hereunder. The Southwest Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of Southwest and its stockholders, and has approved and declared advisable this Agreement. The execution and delivery of this Agreement by each of Southwest and Merger Sub and the consummation by each of Southwest and Merger Sub of the transactions contemplated hereby and the performance of their obligations hereunder have been duly and validly approved by all necessary corporate action of Southwest and Merger Sub, as applicable, and no other corporate proceedings on the part of Southwest or Merger Sub or any vote by the holders of any class or series of Southwest or Merger Sub capital stock is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Articles of Merger with the Nevada Secretary of State). This Agreement has been duly and validly executed and delivered by each of Southwest and Merger Sub and (assuming due authorization, execution, and delivery by the other parties hereto) constitutes the valid and binding obligation of each of Southwest and Merger Sub enforceable

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against each of them in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) The execution, delivery, and performance by Southwest and Merger Sub of this Agreement and the consummation by Southwest and Merger Sub of the transactions contemplated hereby do not and will not violate or conflict with, result in the breach of any of the terms, conditions, or provisions of, constitute a default under, create in any party the right to terminate, enforce, or modify, accelerate payment, or create or impose an Encumbrance pursuant to, or require a filing, consent, or waiver under, (i) the organizational documents of Southwest or Merger Sub (each as amended to date) or (ii) assuming that the consents, approvals, and filings referred to clauses (a) through (h) of Section 4.4 are duly obtained and/or made (A) any Contract as provided by the terms thereof or (B) any Licenses, Order, Laws, or other restriction applicable to Southwest, any of the Southwest Subsidiaries, or their respective assets or properties, except with respect to clause (ii), any such violation, conflict, breach, default, or right to terminate, enforce, modify, accelerate payment, or create or impose an Encumbrance or requirement of a filing, consent, or waiver that would not result in a Southwest Material Adverse Effect or be reasonably likely, individually or in the aggregate, to prevent, materially delay, or materially impair the ability of Southwest or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. As used in this Agreement, “Southwest Material Adverse Effect” means any Effect that is, or would reasonably be expected to be, materially adverse to the assets, business, financial condition, or results of operations of Southwest and the Southwest Subsidiaries, taken as a whole; provided, however, that no Effect to the extent arising out of, resulting from, or attributable to the following shall be deemed to constitute a Southwest Material Adverse Effect or shall be taken into account when determining whether a Southwest Material Adverse Effect has occurred or is reasonably expected to occur: (A) general economic conditions; (B) any changes in GAAP, applicable Law, or the interpretation thereof; (C) the taking of any specific action at the request or direction of an executive officer of AirTran; (D) factors generally affecting the airline industry, including changes in the general level of yields of or prices of aircraft, aircraft parts, or fuel; (E) the failure of Southwest to meet any internal or public forecasts or estimates of revenues or earnings for any period (it being understood that any cause underlying such failure may be taken into consideration when determining whether a Southwest Material Adverse Effect has occurred or is reasonably expected to occur); (F) the entry into this Agreement or the announcement, pendency, or consummation of the transactions contemplated by this Agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Southwest or any of the Southwest Subsidiaries with its customers, employees, financing sources, suppliers, or strategic partners that results from entry into or the announcement of the execution of this Agreement; (G) any actions taken by Southwest or any Southwest Subsidiary that are (1) required by this Agreement (other than by Section 5.3) or (2) not taken by Southwest or any Southwest Subsidiary because AirTran withholds its consent to the taking of such actions pursuant to Section 5.4; (H) the commencement, occurrence, or continuation of any acts of terrorism, war, or armed hostilities (except to the extent any of the foregoing causes any uninsured damage or destruction to or renders unusable any material portion of the assets or properties of Southwest and the Southwest Subsidiaries, taken as a whole); or (I) any change, or announcement of a potential change, in the credit rating of Southwest or any of the Southwest Subsidiaries or any of their securities or any decline in the market price, or a change in the trading volume, of the shares of Southwest Common Stock (it being understood that any cause of any such change, announcement, or decline may be taken into consideration when determining whether a Southwest Material Adverse Effect has occurred or is reasonably expected to occur); provided further, however, that any Effect referred to in clauses (A), (B), or (D) immediately above may be taken into account in determining whether a Southwest Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) that such Effect has a materially disproportionate effect on Southwest and the Southwest Subsidiaries, taken as a whole (relative to the adverse effect on publicly traded domestic air carriers of same or similar size, financial resources, and financial condition as Southwest and the Southwest Subsidiaries, taken as a whole).

4.4 Consents and Approvals. Except for (a) any application, filing, or submission required to be made and any consent, approval, authorization, or authority required to be made or obtained under Title 49 of the United

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States Code or under any regulation, rule, order, notice, or policy of the FAA, the DOT, the FCC, and the DHS, including the TSA, (b) the filing with the SEC of the Proxy Statement and the Form S-4, in which the Proxy Statement will be included, and declaration of effectiveness of the Form S-4, and the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, the Securities Act, and the rules and regulations thereunder, (c) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to the NRS and with the relevant authorities in other jurisdictions in which Southwest is qualified to do business, (d) any notices or filings under the HSR Act, (e) such filings and approvals as are required to be made or obtained under applicable state securities or “blue sky” Laws in connection with the issuance by Southwest of the Southwest Common Stock issuable pursuant to ARTICLE II, (f) any filings required under the rules and regulations of the NYSE, (g) consents and approvals listed in Section 4.4 of the Southwest Disclosure Letter, and (h) such other consents, approvals, Orders, authorizations, registrations, declarations, transfers, waivers, disclaimers, and filings the failure of which to be obtained or made would not result in a Southwest Material Adverse Effect or be reasonably likely, individually or in the aggregate, to prevent, materially delay, or materially impair the ability of Southwest or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, no consents, approvals of, filings or registrations with, or Orders, authorizations, or authority of any Governmental Authority are necessary in connection with (i) the execution and delivery by Southwest and Merger Sub of this Agreement, (ii) the consummation of the Merger and the other transactions contemplated by this Agreement by Southwest and Merger Sub, and (iii) the performance by Southwest and Merger Sub of their obligations hereunder.

4.5 SEC Reports; Southwest Financial Statements.

(a) Southwest has filed or furnished each form, report, statement, schedule, document, certification, registration statement, prospectus, and definitive proxy statement (including all exhibits, amendments, and supplements thereto and all information incorporated by reference) required to be filed or furnished by Southwest with the SEC under the Securities Act or the Exchange Act (the “Southwest SEC Filings”) since January 1, 2009. The Southwest SEC Filings (i) were filed or furnished on a timely basis, (ii) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (iii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. There is no Proceeding pending or, to the Knowledge of Southwest, threatened against Southwest or any Southwest Subsidiary at or before the SEC. To the Knowledge of Southwest, as of the date of this Agreement, (i) none of the Southwest SEC Filings is the subject of an SEC review or outstanding SEC investigation and (ii) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to Southwest SEC Filings. Southwest has made available to Southwest copies of all comment letters received from the SEC since January 1, 2009 and relating to the Southwest SEC Filings, together with all written responses of Southwest thereto provided or made available to the SEC, in each case to the extent not publicly available as of the date of this Agreement. No Southwest Subsidiary is required to file or furnish any reports or other documents with the SEC. For purposes of this Agreement, “Knowledge of Southwest” means the actual knowledge of any executive officer of Southwest or of the controller of Southwest.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Southwest SEC Filings (including each of the Southwest SEC Filings filed or furnished after the date of this Agreement until the Effective Time) (the “Southwest Financial Statements”): (i) complied (and will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was prepared (and will be prepared) in all material respects accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, except for the absence of footnotes as permitted by the rules and regulations of the SEC); and (iii) fairly presented (and will

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fairly present) in all material respects the consolidated financial position of Southwest and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Southwest’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements were (or will be) subject to normal year-end adjustments which were not (or are not expected to be) material in amount. Except as reflected in or reserved against on the Southwest Financial Statements, neither Southwest nor any Southwest Subsidiary is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K). Southwest has not had any dispute with any of its auditors regarding accounting matters or policies requiring public reporting, a report to the audit committee, or which is otherwise material. The books and records of Southwest and each of the Southwest Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable Law and applicable accounting requirements.

(c)(i) Southwest has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated under the Exchange Act) and (ii) such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to Southwest and the Southwest Subsidiaries required to be disclosed in Southwest’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is communicated to Southwest’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Southwest required under the Exchange Act with respect to such reports. Based on Southwest’s most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, Southwest has determined that such disclosure controls and procedures were effective for such purposes as of the date of such evaluation.

(d) Southwest and each of the Southwest Subsidiaries has implemented, and maintains and enforces, a system of internal control over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that provide reasonable assurance regarding the reliability of Southwest’s financial reporting and the preparation of Southwest’s financial statements for external purposes in accordance with GAAP. Based on Southwest’s most recent evaluation of its internal control over financial reporting prior to the date of this Agreement, Southwest has disclosed to Southwest’s auditors and audit committee (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in Southwest’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of Southwest or any Southwest Subsidiary who have a significant role in the internal control over financial reporting of Southwest. As used in this section, “significant deficiency,” “material weakness,” and “internal control over financial reporting” each have the meaning given to such term in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. Since December 31, 2009, none of Southwest, any Southwest Subsidiary, Southwest’s independent accountants, the Southwest Board, or the audit committee of the Southwest Board has received any oral or written notification of any matter set forth in the preceding clause (i) or (ii).

(e) Each of the “principal executive officer” of Southwest (as such term is used in SOX) and the “principal financial officer” of Southwest (as such term is used in SOX) has made all certifications required by Sections 302 and 906 of SOX and any related rules and regulations promulgated by the SEC and the NYSE and the rules and regulations promulgated thereunder with respect to the Southwest SEC Filings, except for such instances of noncompliance as would not result in a Southwest Material Adverse Effect, and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn. Neither Southwest nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form, or manner of filing of the certifications required by SOX and made by its principal executive officer and principal financial officer.

(f) Southwest is in compliance with all applicable provisions of SOX and the applicable listing and governance rules of the NYSE, except for such instances of noncompliance as would not result in a Southwest

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Material Adverse Effect. Southwest has not received any notice from the NYSE asserting any non-compliance with such rules and regulations.

(g) To the Knowledge of Southwest, Southwest’s outside auditors, who have expressed an opinion with respect to the Southwest Financial Statements, are and have been “independent” (under applicable rules then in effect) with respect to Southwest and each Southwest Subsidiary within the meaning of Regulation S-X of the SEC since the appointment of such auditors in that capacity.

4.6 Southwest Information. The information relating to Southwest and the Southwest Subsidiaries that is provided by Southwest or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not (a) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) in the case of the Proxy Statement, at the date it is first mailed to AirTran’s stockholders or at the time of the AirTran Stockholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; it being understood that Southwest makes no representation or warranty with respect to information that is provided by AirTran and the AirTran Subsidiaries for inclusion in the Proxy Statement and the Form S-4. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.7 No Undisclosed Liabilities. Except for (a) those liabilities that are reflected or reserved against on the Southwest Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, and (c) obligations incurred pursuant to this Agreement or the transactions contemplated by this Agreement, since December 31, 2009, neither Southwest nor any of the Southwest Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, makewhole, or similar liabilities or obligations) that would result in a Southwest Material Adverse Effect.

4.8 Absence of Certain Changes or Events. Since December 31, 2009, there has not been, occurred, or arisen: (a) a Southwest Material Adverse Effect which is continuing; (b) any making, declaration, setting aside, or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Southwest’s or any Southwest Subsidiary’s capital stock, except for (i) the making, declaration, setting aside, or payment of cash dividends by any wholly owned Southwest Subsidiary to its parent and pro rata dividends or distributions payable to holders of interests in non-wholly owned Southwest Subsidiaries and (ii) the declaration and payment of regular cash dividends in accordance with past practice; (c) any split, combination, or reclassification of any of Southwest’s or any Southwest Subsidiary’s capital stock; (d) any material change by Southwest in its accounting methods, principles, or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP or by the SEC; (e) any material revaluation by Southwest or any Southwest Subsidiary of any of their respective assets, including writing off notes or accounts receivable or any sale of assets of Southwest or any Southwest Subsidiary other than in the ordinary course of business; (f) any communication or notice from the NYSE with respect to any potential material noncompliance with the rules and regulations thereof or with respect to any delisting of shares of Southwest Common Stock; and (g) any commitment or agreement regarding the matters described in the preceding clauses (a) through (f). Since December 31, 2009 through the date of this Agreement there has not been, occurred, or arisen any (x) Effect that would be reasonably likely, individually or in the aggregate, to prevent, materially delay, or materially impair the ability of Southwest to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or (y) any acquisition (including by merger, consolidation, or the acquisition of any equity interest or assets) or sale,

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transfer, or other disposition outside of the ordinary course of business of any material property or material assets (whether real, personal, or mixed, tangible, or intangible) by Southwest or any of the Southwest Subsidiaries. Since December 31, 2009, Southwest and each of the Southwest Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.9 Compliance with Laws; Licenses. Except as would not result in a Southwest Material Adverse Effect:

(a) Southwest and each Southwest Subsidiary are and, since January 1, 2009, have been in compliance with all applicable Laws, all applicable operating certificates, certificates of public convenience and necessity, air carrier obligations, ADs, FARs, and any other rules, regulations, directives, orders, and policies of the FAA, DOT, DHS, FCC, TSA, and any other Governmental Authority applicable to Southwest or any Southwest Subsidiary or by which Southwest or any Southwest Subsidiary or any of their respective businesses or properties is bound. No investigation or review by any Governmental Authority with respect to Southwest or any of the Southwest Subsidiaries is pending or, to the Knowledge of Southwest, has been threatened, during the three-year period immediately preceding the date of this Agreement. Southwest and each of the Southwest Subsidiaries has all Licenses.

(b) Southwest and each of the Southwest Subsidiaries are in compliance with (i) their respective obligations under each of their respective Licenses and (ii) the rules and regulations of the Governmental Authority issuing such Licenses which are necessary to operate their respective businesses substantially as currently conducted. There is not pending or, to the Knowledge of Southwest, any threat of, a proceeding, notice of violation, order of forfeiture, or complaint or investigation against Southwest or any of the Southwest Subsidiaries relating to any of such Licenses by or before the FAA, DOT, or any other Governmental Authority.

4.10 Ownership of AirTran Interests. Neither Southwest nor its “affiliates” or “associates” (as defined in NRS 78.412 and NRS 78.413) is the “beneficial owner” (as defined in NRS 78.414), or has been the “beneficial owner” within three years prior to the date of this Agreement, of 10% or more of the outstanding voting power of AirTran.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 AirTran Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including by Section 5.2), except as specifically set forth in the AirTran Disclosure Letter, and except with the prior written consent of Southwest (which shall not be unreasonably withheld, conditioned, or delayed), as applicable, AirTran will, and will cause each AirTran Subsidiary to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, retain the services of its officers and key employees, and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners, and others having significant business relationships with them; provided, that if changing events or circumstances within the industry or industry conditions disproportionately affecting AirTran occur, AirTran may conduct its business in a commercially reasonable manner in light of such events, circumstances, or conditions, and (c) take no action that would prohibit or materially impair or delay the ability of AirTran to obtain any necessary approvals of any Regulatory Agency or other Governmental Authority required for the transactions contemplated hereby or to consummate the transactions contemplated hereby.

5.2 AirTran Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the AirTran Disclosure Letter, subject to Sections 5.1 and 5.6, and except as required by Law,

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including the rules and regulations of the SEC or the rules and regulations of the NYSE, AirTran will not, and will not permit any of the AirTran Subsidiaries to, without the prior written consent of Southwest (which, except with respect to Section 5.2(f), shall not be unreasonably withheld, conditioned, or delayed):

(a) redeem, repurchase, prepay, defease, incur, or otherwise acquire any Indebtedness for borrowed money or issue any debt securities or assume, guarantee, or otherwise become responsible for, the obligations of any Person (other than AirTran or a wholly owned AirTran Subsidiary) other than any of the following: (i) Indebtedness incurred solely to fund collateralization under Interest Hedging Agreements existing as of the date of this Agreement; (ii) Indebtedness incurred solely to fund collateralization under Fuel Hedging Agreements existing as of the date of this Agreement or to fund collateralization under Fuel Hedging Agreements entered into after the date of this Agreement that are consistent with past practices and in compliance with AirTran’s “Fuel Risk-Management Policy” in effect as of the date of this Agreement; (iii) Indebtedness under Credit Card Processing Agreements; (iv) Indebtedness under AirTran’s existing combined letter of credit facility and revolving line of credit facility incurred in the ordinary course of business consistent with past practice; (v) Indebtedness to finance any aircraft or other flight equipment on order as of the date of this Agreement or which AirTran otherwise is contractually obligated to purchase or lease on the date of this Agreement, in each case the terms of which have been previously provided to Southwest; (vi) Indebtedness for predelivery payments or deposits for any aircraft or other flight equipment on order as of the date of this Agreement or which AirTran otherwise is contractually obligated as of the date of this Agreement to purchase or lease under existing aircraft or other flight equipment purchase agreements with respect thereto, in each case the terms of which have been previously provided to Southwest; (vii) Indebtedness to fund obligations under leases of aircraft and flight equipment in effect on the date of this Agreement that have been previously provided to Southwest; (viii) refinancings, prepayments, repurchases, and redemptions in the ordinary course of business consistent with past practice of any Indebtedness outstanding as of the date of this Agreement or permitted to be incurred under this Agreement; (ix) employee advances made in the ordinary course of business consistent with past practice that are immaterial individually and in the aggregate; (x) loans or advances made between AirTran and any of the wholly owned AirTran Subsidiaries or between wholly owned AirTran Subsidiaries; and (xi) Indebtedness other than under clauses (i) through (x) that does not exceed $40,000,000 in the aggregate. As used in this Agreement (i) “Interest Hedging Agreement” means, (x) interest rate swap agreements, interest rate cap agreements, and interest rate collar agreements, and (y) other Hedging Agreements designed to protect AirTran against fluctuations in interest rates in the ordinary course of business consistent with past practice; (ii) “Fuel Hedging Agreement” means any fuel purchase commitment or other Hedging Agreement involving a fixed price arrangement, a cap arrangement, a fuel swap arrangement (whether or not accounted for as a cash flow hedge under Statement of Financial Accounting Standard No. 133 (“SFAS 133”)), or any fuel purchase arrangement which would constitute a derivative instrument or a hedging activity within the meaning of SFAS 133 in the ordinary course of business consistent with past practice; and (iii) “Credit Card Processing Agreement” means any agreement for the processing of credit card transactions for air travel and other related goods and services provided in the ordinary course of business consistent with past practice;

(b) adjust, split, combine, or reclassify any shares of its capital stock;

(c) make, declare, or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or other voting securities or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other voting securities or equity interests, other than (i) intracompany transfers payable to or by a wholly owned AirTran Subsidiary to or by AirTran or another wholly owned AirTran Subsidiary in the ordinary course of business consistent with past practice, (ii) cashless settlements and purchases of AirTran Common Stock in connection with AirTran Equity Awards, including for the payment of the exercise price, any minimum purchase price, or to fund any Tax obligations due by the holder of such award or option, in each case in accordance with the applicable AirTran Stock Plan, or (iii) in connection with the implementation by AirTran of a stockholder rights agreement or any similar type of anti-takeover Contract that would not apply to the Merger or the ability of

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Southwest or any Southwest Subsidiary to perform its respective obligations under this Agreement or receive the benefits hereof (an “Acceptable Rights Plan”);

(d) grant any AirTran Equity Award, stock appreciation right, or any right to acquire any shares of its capital stock, voting securities, or equity interests, or any cash incentive award (except in the case of cash incentive awards, as permitted under Section 5.2 of the AirTran Disclosure Letter), other than upon the conversion, exercise, or vesting of AirTran Equity Awards outstanding as of the date of this Agreement;

(e) issue, deliver, sell, exchange, grant, pledge, encumber, or subject to any Encumbrance or authorize the issuance, delivery, sale, exchange, grant, pledge, encumbering, or subjecting to any Encumbrance, or purchase or propose to purchase (i) any shares of capital stock or other voting securities or equity interests of AirTran or any of the AirTran Subsidiaries or any AirTran Voting Debt, (ii) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any such shares of capital stock, voting securities, or other equity interests or AirTran Voting Debt, or (iii) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, AirTran or any of the AirTran Subsidiaries, except (A) the issuance of shares of AirTran Common Stock upon the exercise of AirTran Stock Options or satisfaction of AirTran Equity Awards, in each case, outstanding on the date of this Agreement, in accordance with their terms on the date of this Agreement, or pursuant to the acceleration of vesting of AirTran Equity Awards in connection with the transactions contemplated by this Agreement; (B) the issuance of shares of AirTran Common Stock upon the conversion of AirTran Notes; (C) issuances by a wholly owned AirTran Subsidiary of capital stock to the parent of such AirTran Subsidiary, AirTran, or another wholly owned AirTran Subsidiary; and (D) as necessary for the implementation by AirTran of an Acceptable Rights Plan;

(f) other than as required to comply with a Current Employee Benefit Plan as in effect on the date of this Agreement or collective bargaining or similar labor union or other agreement as in effect on the date of this Agreement (including each AirTran CBA), (i) increase in any manner (including by means of acceleration of payment) the wages, salaries, compensation, bonus, pension, or other benefits or perquisites payable to any director, officer, or employee; (ii) grant or increase any severance, change in control, termination, or similar compensation or benefits payable to any officer or employee; (iii) adopt, enter into, terminate, or amend in any material respect any Current Employee Benefit Plan (other than routine changes to welfare plans that do not materially increase the costs of maintaining such plans); (iv) other than, acting reasonably and in good faith, pursuant to AirTran’s collective bargaining process, make any material change to the policies or work rules applicable to any group of employees or labor union; (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date of this Agreement and other than in connection with the hiring or promotion of new officers in the ordinary course of business consistent with past practice, enter into any AirTran S-K 404 Arrangement; or (vi) except as provided in Sections 2.4(a), 2.4(b), and 2.4(c), accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Current Employee Benefit Plan other than as required by such plans;

(g) other than properties or assets identified in Section 5.2(g) of the AirTran Disclosure Letter as held for sale or other disposition pursuant to or constituting a Fuel Hedging Agreement, sell, transfer, or dispose of any of its properties or assets that are material to AirTran and the AirTran Subsidiaries, taken as a whole, in any transaction or series of related transactions, to any Person other than AirTran or the AirTran Subsidiaries, or cancel, release, or assign to any such Person any Indebtedness or any claims held by AirTran or any of the AirTran Subsidiaries, in each case that is material to AirTran and the AirTran Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice (it being acknowledged that Encumbrances securing Indebtedness permitted pursuant to this Agreement, dispositions of surplus aircraft, aircraft engines, flight simulators, and spare parts and the termination of leases relating to surplus aircraft and aircraft engines (including mainline and regional aircraft) shall each be deemed to be in the ordinary course) and other than such sales, transfers, or dispositions, cancelations, releases, or assignments, the proceeds of which are not used in violation of Section 5.2(c);

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(h) enter into any new line of business that is material to AirTran and the AirTran Subsidiaries, taken as a whole;

(i) settle or compromise any Proceeding, other than settlements or compromises of any such Proceeding (i) in the ordinary course of business where the settlement or compromise involves payment of (A)(1) $350,000 or less in any single case (with respect to Proceedings other than employment related Proceedings) or (2) $525,000 or less in any single case (with respect to employment related Proceedings), or (B) $3,500,000 in the aggregate or (ii) to the extent subject to and for an amount not materially exceeding the insured liability or reserve in respect thereof that has been reflected or accrued on the most recent balance sheet of AirTran included in the AirTran Financial Statements; provided, that in the case of both clauses (i) and (ii), such settlement or compromise does not contain as a term thereof the imposition of any material restrictions (including through the imposition of equitable relief) on the business and operations of, AirTran or any AirTran Subsidiaries;

(j) directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase or lease of any property or assets of any other Person, or make any capital expenditures, in each case other than (A) investments in wholly owned AirTran Subsidiaries, (B) acquisitions of or improvements to assets used in the operations of AirTran and the AirTran Subsidiaries in the ordinary course of business consistent with past practice, (C) short-term investments of cash in marketable securities in the ordinary course of business consistent with past practice, or (D) capital expenditures in an aggregate amount not in excess of $35,000,000 in any calendar year (which with regard to calendar year 2010, includes all capital expenditures made during calendar year 2010 and prior to the date of this Agreement), excluding any expenditures required for compliance with FAA regulations applicable to AirTran, including airworthiness directives;

(k)(i) amend or restate the AirTran Charter or amend, restate, or rescind all or any portion of the AirTran Bylaws, or adopt any bylaws, (ii) amend or otherwise alter the organizational documents of any of the AirTran Subsidiaries, or (iii) otherwise take any action to exempt any Person (other than Southwest or the Southwest Subsidiaries or any “affiliate” or “associate” (as defined in NRS 78.412 and 78.413, respectively) thereof), or any action taken by any such Person, from any Takeover Statute or similarly restrictive provisions of its organizational documents, except (x) in the case of clauses (i) and (ii) where the amendment, restatement, rescission, or adoption would not be reasonably likely, individually or in the aggregate, to prevent, materially delay, or materially impair the ability of AirTran to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (including by increasing the voting power of AirTran required to adopt this Agreement) and (y) in the case of clause (iii), where such action is taken concurrently with a termination of this Agreement pursuant to Section 8.1(d)(ii)(B);

(l) enter into, terminate, or amend any AirTran Material Contract or enter into, terminate, or amend any other Contract or take any other action with respect to such Contract if such Contract, termination, amendment, or other action (i) would reasonably be expected to impair in any material respect the ability of Southwest, the Southwest Subsidiaries, AirTran, and the AirTran Subsidiaries to conduct their respective businesses after the Effective Time in materially the same manner as currently conducted or (ii) would reasonably be expected to limit in any material respect the ability of the Combined Company to enter into joint ventures, partnerships, business alliances, or code sharing agreements with any other Person following the Effective Time;

(m) implement or adopt any material change in its tax accounting or financial accounting policies, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(n) cancel, terminate, or amend any binding financing commitment to fund the acquisition by AirTran or any of the AirTran Subsidiaries of the aircraft covered under each of the AirTran Material Contracts set forth on Section 3.20(a)(ii) of the AirTran Disclosure Letter unless, in the case of any cancellation or termination of such financing commitment, (i) it is replaced by another financing with substantially equivalent (or more favorable) terms and in an amount not less than the amount of such commitment, (ii) in return therefor, AirTran receives

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substantially equivalent value from the manufacturer of the applicable aircraft, or (iii) such act is in connection with other action to delay the delivery of or terminate the obligation to take delivery of the applicable aircraft;

(o) enter into (i) any aircraft purchase agreement or (ii) any amendment to an existing aircraft purchase agreement, in either case, for the placement of an order for any aircraft that, as of the date of this Agreement, is not either a firm order aircraft or an option or purchase right aircraft shown in the table at the end of Section 3.20(a)(ii) of the AirTran Disclosure Letter unless such agreement or amendment is in connection with other action to delay the delivery of or terminate the obligation to take delivery of the applicable aircraft;

(p) enter into or amend any material capacity purchase or similar agreement;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of AirTran or any AirTran Subsidiary (other than this Agreement and the Merger and other transactions contemplated hereby);

(r) except for (i) expense reimbursements and advances in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice with affiliates of any non-employee member of the AirTran Board, enter into any Contract with any officer or director of AirTran or any AirTran Subsidiaries or any of their immediate family members (including their spouses);

(s) except as otherwise permitted by this Agreement, enter into any Contract having terms that (i) provide for the making of any payment as a result of the transactions contemplated by this Agreement, (ii) would result in the occurrence of a material and adverse change in the rights or obligations of AirTran or any AirTran Subsidiaries as a result of the transactions contemplated by this Agreement, or (iii) would result in the occurrence of a material change in the rights or obligations of the counterparty thereto as a result of the transactions contemplated by this Agreement;

(t) knowingly take or agree to take any of the actions described in clauses (a) through (s) above or any other action that would make any of the representations or warranties of AirTran contained in this Agreement untrue or incorrect as of any time between the date of this Agreement and the Closing Date as if made at any such time (except to the extent expressly made as of an earlier date, in which case as of such date) or prevent AirTran from performing or cause AirTran not to perform its covenants hereunder.

5.3 Southwest Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including by Section 5.4), except as specifically set forth in the Southwest Disclosure Letter, and except with the prior written consent of AirTran (which shall not be unreasonably withheld, conditioned, or delayed), as applicable, Southwest will, and will cause each Southwest Subsidiary to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, retain the services of its officers and key employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners, and others having significant business relationships with them; provided, that if changing events or circumstances within the industry or industry conditions disproportionately affecting Southwest occur Southwest may conduct its business in a commercially reasonable manner in light of such events, circumstances, or conditions, and (c) take no action that would prohibit or materially impair or delay the ability of Southwest to obtain any necessary approvals of any Regulatory Agency or other Governmental Authority required for the transactions contemplated hereby or to consummate the transactions contemplated hereby.

5.4 Southwest Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Southwest Disclosure Letter, subject to Section 5.3, and except as required by Law, including the rules and regulations of the SEC or the rules and regulations of the NYSE, or as expressly contemplated or permitted by this Agreement, Southwest will not, and will not permit any of the Southwest Subsidiaries to, without the prior written consent of AirTran (which shall not be unreasonably withheld, conditioned, or delayed):

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(a) amend, or propose or agree to amend, the Charter Documents of Southwest in any manner that would have a material adverse effect on Southwest’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or affect the holders of AirTran Common Stock whose shares are converted into Southwest Common Stock at the Effective Time in a manner different than holders of Southwest Common Stock prior to the Effective Time;

(b) take any action which would reasonably be expected to render Southwest or Merger Sub insolvent or unable to pay its respective obligations as they mature;

(c) declare, set aside, or pay any dividend or distribution (whether in cash, stock, or property or any combination thereof) on any shares of Southwest Common Stock or on any shares of capital stock of any of the Southwest Subsidiaries, other than (i) by wholly owned Subsidiaries and pro rata dividends or distributions payable to holders of interests in non-wholly owned Subsidiaries and (ii) the declaration and payment of regular cash dividends, including any increases thereof, in accordance with past practice;

(d) acquire or propose or agree to acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof, or dispose of assets (including by merger or consolidation) or securities of Southwest or any Southwest Subsidiary, in each case if such acquisition or disposition would reasonably be expected to delay in any material respect the consummation of the Merger or prevent the consummation of the Merger; or

(e) knowingly take or agree to take any of the actions described in clauses (a) through (d) above or any other action that would make any of the representations or warranties of Southwest contained in this Agreement untrue or incorrect as of any time between the date of this Agreement and the Closing Date as if made at any such time (except to the extent expressly made as of an earlier date, in which case as of such date) or prevent Southwest from performing or cause Southwest not to perform its covenants hereunder.

5.5 Control of Other Party’s Business. Nothing contained in this Agreement will give Southwest, directly or indirectly, the right to control AirTran or any of the AirTran Subsidiaries or direct the business or operations of AirTran or any of the AirTran Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give AirTran, directly or indirectly, the right to control Southwest or any of the Southwest Subsidiaries or direct the business or operations of Southwest or any of the Southwest Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Southwest and AirTran will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights, or restrictions set forth herein, will be interpreted in such a way as to place AirTran or Southwest in violation of any rule, regulation, or policy of any Government Authority, including any Regulatory Agency or applicable Law.

5.6 No Solicitation of Transactions.

(a) Subject to Section 5.6(b), from and after the date of this Agreement, AirTran shall not, and shall cause each of the AirTran Subsidiaries and each officer and director of AirTran or any AirTran Subsidiary not to, and shall use reasonable best efforts to cause any employee, agent, consultant, or representative (including any financial or legal advisor or other representative) (collectively with each officer and director, the “Representatives”) of AirTran or any of the AirTran Subsidiaries not to, and upon an executive officer of AirTran becoming aware of such activities by any such Person, AirTran will use reasonable best efforts to stop such Person from continuing to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, or offer or afford access to the employees, business, properties, assets, books, or records of AirTran or any of the AirTran Subsidiaries, with respect to the making or completion of any Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any discussions (other than to inform a Person of the existence of the provisions in this Section 5.6) or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any

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Acquisition Proposal, or (iii) resolve, propose, or agree to do any of the foregoing. Subject to Section 5.6(b), AirTran shall, and shall cause each of the AirTran Subsidiaries and the Representatives of AirTran and the AirTran Subsidiaries to, (x) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and (y) promptly request and use reasonable best efforts to obtain the prompt return or cause the destruction of all copies of confidential information previously furnished to any such Person.

(b) Notwithstanding anything to the contrary in Section 5.6(a), if at any time following the date of this Agreement and prior to obtaining the AirTran Stockholder Approval, AirTran receives a bona fide written Acquisition Proposal that was not solicited or initiated on or after the date of this Agreement in violation of Section 5.6(a), and if the AirTran Board (or any duly constituted and authorized committee thereof) determines in its good faith judgment, after consulting with and receiving the advice of Morgan Stanley & Co. Incorporated (or another financial advisor of similar nationally recognized reputation selected in good faith by the AirTran Board (the “AirTran Financial Advisor”)) and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that there is a reasonable probability that the failure to take such action would cause the AirTran Board to violate its fiduciary duties to AirTran and its stockholders under Nevada Law, AirTran and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information and data (including non-public information) with respect to AirTran and the AirTran Subsidiaries to the Person or group of Persons that has made such Acquisition Proposal and will promptly (and in any event within 24 hours) provide to Southwest copies of any such information not previously provided to Southwest and (y) engage in, maintain, and participate in discussions or negotiations with the Person or Persons making such Acquisition Proposal and their Representatives or otherwise cooperate with or assist or participate in, or encourage or facilitate, any such discussions or negotiations regarding such Acquisition Proposal.

(c) The AirTran Board shall not (i) (A) fail to make the Recommendation to the stockholders of AirTran, or withdraw (or modify or qualify in any manner adverse to Southwest or Merger Sub) the Recommendation, (B) adopt, approve, recommend, endorse, or otherwise declare advisable the adoption of any Acquisition Proposal, or (C) resolve, agree, or publicly propose to take any such actions (each such action set forth in this Section 5.6(c)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit AirTran or any of the AirTran Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement constituting or related to, or which is intended to or would reasonably be likely to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), other than any Acceptable Confidentiality Agreement in accordance with Section 5.6(b). Notwithstanding the foregoing, at any time prior to obtaining the AirTran Stockholder Approval, the AirTran Board may make an Adverse Recommendation Change:

(i) if an event, fact, circumstance, or occurrence, or combination or series thereof, that was not known to the AirTran Board as of the date of this Agreement becomes known to the AirTran Board (an “Intervening Event”) or

(ii) in response to a Superior Proposal received after the date of this Agreement, which has not been withdrawn and continues to be a Superior Proposal,

in either of clauses (i) or (ii), if, and only if, the AirTran Board determines in good faith (after consulting with and receiving the advice of outside legal counsel) that there is a reasonable probability that the failure to do so would cause the AirTran Board to violate its fiduciary duties to AirTran and its stockholders under Nevada Law, and after such Adverse Recommendation Change AirTran may terminate this Agreement pursuant to Section 8.1(d)(ii); provided, however, that in the case of any Adverse Recommendation Change that is the result of a Superior Proposal or an Intervening Event (A) (1) no Adverse Recommendation Change may be made until after the second Business Day following Southwest’s receipt of written notice from AirTran advising Southwest that management of AirTran will convene a meeting of the AirTran Board to consider whether the AirTran Board

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should make an Adverse Recommendation Change and (2) in the case of a Superior Proposal, no such termination of this Agreement pursuant to Section 8.1(d)(ii) may be made until after the third Business Day following Southwest’s receipt of written notice from AirTran advising Southwest that AirTran intends to terminate this Agreement pursuant to Section 8.1(d)(ii) and specifying the relevant terms and conditions of (including the identity of the Persons making the Superior Proposal) the Superior Proposal that is the basis of the proposed action by the AirTran Board, and contemporaneously furnishing to Southwest a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any change in consideration and any material amendment to the terms and conditions of such Superior Proposal shall require a new written notice by AirTran to Southwest and an additional one Business Day period before AirTran may terminate this Agreement), (B) during such two or three Business Day period, as applicable (and any additional one Business Day period), AirTran shall, and shall cause its financial and legal advisors to be available to, negotiate with Southwest in good faith (to the extent Southwest seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the AirTran Board to proceed with the Recommendation and not make such an Adverse Recommendation Change or cause AirTran to terminate this Agreement, and (C) in the case of a Superior Proposal, the AirTran Board shall not make such an Adverse Recommendation Change and AirTran shall not terminate this Agreement if, prior to the expiration of such three Business Day period (or any additional one Business Day period), Southwest makes a proposal to adjust the terms and conditions of this Agreement that the AirTran Board determines in good faith (after consulting with and receiving the advice of outside legal counsel and the AirTran Financial Advisor) to be at least as favorable to AirTran and its stockholders as the Superior Proposal.

(d) AirTran agrees that it will promptly (and, in any event, within 24 hours) notify Southwest if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, AirTran, the AirTran Subsidiaries, or any of its or the AirTran Subsidiaries’ Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals, or offers, including proposed agreements) and thereafter shall keep Southwest informed, on a reasonably current basis (which shall be considered in light of the circumstances of such proposal or offer and the time by which Southwest has the opportunity to respond), of the status and terms of any such proposals or offers (including any amendments thereto).

(e) AirTran shall promptly inform its Representatives, and shall cause the AirTran Subsidiaries promptly to inform their respective Representatives, of the obligations under this Section 5.6. Without limiting the foregoing, it is understood that any violation of the provisions of this Section 5.6 by any director or officer of AirTran, either directly or by knowingly permitting a violation by another Representative of AirTran or any AirTran Subsidiary, shall be deemed to be a breach of this Section 5.6 by AirTran.

(f) Nothing contained in this Section 5.6 shall be deemed to prohibit AirTran from making any disclosure to AirTran’s stockholders if, in the good faith judgment of the AirTran Board (after consulting with and receiving the advice of outside legal counsel) failure to do so would violate AirTran’s disclosure requirements under U.S. federal or state Law; provided, however, that in no event shall any such requirement eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Section 5.6; and provided further, that any such disclosure shall not be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(c)(i)) if the AirTran Board publicly reaffirms the Recommendation in such disclosure.

(g) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing confidentiality terms no less favorable in any material respect to AirTran than those set forth in the Confidentiality Agreement (it being understood that, notwithstanding the terms of the Confidentiality Agreement, such confidentiality agreement need not prohibit the making or amendment of an Acquisition

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Proposal to the AirTran Board); provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 5.6. In the event that AirTran (i) agrees with the Person or group of Persons that has made an Acquisition Proposal to a standstill provision in the Acceptable Confidentiality Agreement that contains less restrictive terms than the standstill provision in the Confidentiality Agreement applicable to Southwest, (ii) does not include a standstill provision in such Acceptable Confidentiality Agreement, or (iii) waives any part of a standstill provision in such Acceptable Confidentiality Agreement such that such Person or group of Persons is subject to less restrictive terms than the standstill provision in the Confidentiality Agreement applicable to Southwest, the terms of the standstill provision in the Confidentiality Agreement applicable to Southwest shall be deemed, as applicable, deleted or revised and amended automatically such that the terms of the standstill provision in the Confidentiality Agreement applicable to Southwest are no more restrictive than the terms applicable to such Person or group of Persons, and AirTran will promptly provide such new terms to Southwest.

(ii) “Acquisition Proposal” means any inquiry (in writing or otherwise), proposal, indication of interest, or offer from any Person (other than Southwest, Merger Sub, or any of their Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to, or that could be reasonably expected to lead to, (A) the direct or indirect acquisition or purchase (whether in a single transaction or a series of related transactions) of assets of AirTran and the AirTran Subsidiaries (including securities of AirTran Subsidiaries) equal to 15% or more of AirTran’s consolidated assets or to which 15% or more of AirTran’s revenues or earnings on a consolidated basis are attributable, (B) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of AirTran, (C) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of AirTran, or (D) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving AirTran or any of the AirTran Subsidiaries, in each case, other than the transactions contemplated by this Agreement.

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal that the AirTran Board determines in good faith (after consulting with and receiving the advice of outside legal counsel and the AirTran Financial Advisor), taking into account all legal, financial, regulatory, and other aspects of the Acquisition Proposal as the AirTran Board, in the good faith exercise of its fiduciary duties, deems relevant, and taking into account the Person making the Acquisition Proposal, including the financing terms and estimated time of completion thereof, would result in a transaction that is more favorable to AirTran and its stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account (A) any adjustment to the terms and conditions of this Agreement proposed by Southwest in response to such Acquisition Proposal pursuant to Section 5.6(c) or otherwise and (B) any termination fees and expense reimbursement provisions); provided, that for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15% or more” shall be deemed to be references to “a majority.”

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Preparation of the Form S-4 and Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, AirTran and Southwest shall prepare and Southwest cause to be filed with the SEC the Form S-4, in which the Proxy Statement will be included. Each of AirTran and Southwest shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Southwest and AirTran shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing, and distribution of the

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Form S-4 and Proxy Statement. The Form S-4 and Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Southwest and AirTran shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement and shall provide the other with copies of all correspondence between it and its representatives, on one hand, and the SEC, on the other hand. Each of Southwest and AirTran shall use reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Southwest and AirTran (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Southwest shall advise AirTran, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of Southwest Common Stock constituting Merger Consideration for offering or sale in any jurisdiction, and Southwest shall use reasonable best efforts to have any such stop order or suspension lifted, reversed, or otherwise terminated. Southwest shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws, and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If, prior to the Effective Time, any event occurs with respect to AirTran, any AirTran Subsidiary, Southwest, or any Southwest Subsidiary, or any change occurs with respect to other information included in the Form S-4 or the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, AirTran or Southwest, as applicable, shall promptly notify the other party of such event, and AirTran and Southwest shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to AirTran’s stockholders. Nothing in this Section 6.1(b) shall limit the obligations of any party under Section 6.1(a).

(c) AirTran shall use reasonable best efforts to cause to be delivered to Southwest a letter of Ernst & Young LLP, AirTran’s independent public accountants, (i) dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Southwest and AirTran, in form and substance reasonably satisfactory to Southwest and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 and (ii) at Southwest’s cost and expense upon the request of Southwest, addressed to Southwest in connection with any equity or debt offering by or guaranteed by Southwest, in form and substance reasonably satisfactory to Southwest and customary in scope and substance for letters delivered by independent public accountants in connection with such offerings.

6.2 Stockholders Meeting. AirTran shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene, and hold the AirTran Stockholders Meeting. AirTran shall use reasonable best efforts to (a) cause the Proxy Statement to be mailed to AirTran’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the AirTran Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (b) solicit the AirTran Stockholder Approval. AirTran shall include the Recommendation in the Proxy Statement, except to the extent that the AirTran Board shall have made an Adverse Recommendation Change as permitted by Section 5.6(c). AirTran agrees that its obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure, or communication to AirTran of any Acquisition Proposal except to the extent (and only to the extent) expressly stated herein to the contrary. Notwithstanding the foregoing, if the AirTran Board makes an Adverse Recommendation Change in accordance with Section 5.6(c), upon the termination of this Agreement in accordance with Section 8.1(c)(i) or 8.1(d)(ii), AirTran shall not be obligated to take any action otherwise required pursuant to this Section 6.2, and AirTran may cancel the AirTran Stockholders Meeting.

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6.3 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, AirTran shall, and shall cause its Representatives to, permit Southwest and Southwest’s Representatives to have reasonable access to AirTran’s Representatives and the facilities, books, records, Contracts, and documents of or pertaining to AirTran or the AirTran Subsidiaries within AirTran’s possession or control or over which AirTran may, with reasonable best efforts, obtain possession or control, and shall furnish Southwest and Merger Sub with all financial, operating, and other data and information as Southwest or Merger Sub, through its Representatives, may reasonably request; provided, however, that access to competitively sensitive marketing or fare or route planning information shall only be provided to the extent that such access would not violate applicable Law as determined in good faith by AirTran (after consultation with outside legal counsel); and provided further, that the foregoing shall not require AirTran (i) to permit any inspection, or to disclose any information, that (x) in the good faith judgment of AirTran would result in the disclosure of any trade secrets of third Persons to whom AirTran or any AirTran Subsidiary owes a duty of confidentiality or (y) violate any of AirTran’s obligations with respect to confidentiality if in each such case AirTran shall have promptly used reasonable best efforts to obtain the consent of such third Person to such inspection or disclosure, (ii) to disclose any privileged information of AirTran or any AirTran Subsidiary if such disclosure would reasonably be likely to result in the loss of such privileged information, or (iii) to permit invasive testing of any of AirTran’s or any AirTran Subsidiary’s real property. In no event shall AirTran be required to supply to Southwest, or Southwest’s officers, employees, accountants, counsel, or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of AirTran, except to the extent necessary or advisable for use in the Proxy Statement and Form S-4 or as required under Section 5.6. Any investigation pursuant to this Section 6.3(a) shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the other party. All information exchanged pursuant to this Section 6.3(a) shall be subject to the confidentiality agreement dated June 22, 2010 between AirTran and Southwest (the “Confidentiality Agreement”).

(b) In the event of the termination of this Agreement in accordance with ARTICLE VIII, the parties shall, and shall use reasonable best efforts to cause their respective Representatives to, return promptly every document furnished to them by the other party or parties or any Representative of the other party in connection with the Merger and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished promptly to return such documents and all copies thereof.

6.4 Required Actions.

(a) Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary (subject to any applicable Laws) to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that (i) nothing in this Section 6.4 shall prohibit AirTran from taking any action expressly contemplated by Section 5.6 and (ii) this Section 6.4 shall not be deemed to change the specific standard of conduct or level of efforts explicitly required to be expended with respect to any particular matter set forth in this Agreement.

(b) If any Takeover Statute becomes or is deemed to become applicable to this Agreement, the acquisition of shares of AirTran Common Stock or AirTran Derivative Securities, the Merger, or the related voting power pursuant to the Merger or the other transactions contemplated by this Agreement, AirTran and Southwest shall take such commercially reasonable action as may be necessary to render such statutes inapplicable to all of the foregoing or to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statutes on this Agreement, the Merger, and the other transactions contemplated by this Agreement.

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(c) In connection with and without limiting Section 6.4(a), promptly following the execution and delivery of this Agreement, Southwest and AirTran shall provide all necessary notices, applications, and requests to, and enter into discussions with, the Governmental Authorities from whom consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required consents or nonactions from such Governmental Authorities and eliminate each and every other impediment that may be asserted by such Governmental Authorities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably practicable.

(d) Southwest and AirTran, each acting reasonably and in good faith, shall be entitled to jointly participate in any Proceedings or negotiations with any Governmental Authority (including the DOJ, DOT, FAA, or any court) relating to a Proceeding in connection with antitrust, competition, trade regulation, or any other matters relating to the Merger, including any decisions about timing and strategy (which, in the case of litigation, includes a decision to defend, settle, or not to pursue the litigation), in connection with such Proceeding and any communications with any Governmental Authority relating to any contemplated or proposed resolution of such Proceeding; provided, that Southwest shall be entitled to direct any such Proceedings or negotiations with any Governmental Authority (including the DOJ, DOT, FAA, or any court) relating to a Proceeding.

(e) In connection with and without limiting the generality of the foregoing, each of AirTran and Southwest shall:

(i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement (but in any event, with respect to clause (A) below, within ten Business Days following the date of this Agreement), (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other necessary registrations, declarations, notices, and filings relating to the Merger with other Governmental Authorities under any other antitrust, competition, trade regulation, or similar Laws;

(ii) use reasonable best efforts to furnish to the other all assistance, cooperation, and information required for any such registration, declaration, notice, or filing and in order to achieve the effects set forth in Section 6.4(c);

(iii) give the other reasonable prior notice of any such registration, declaration, notice, or filing and, to the extent reasonably practicable, of any communication with any Governmental Authority regarding the Merger (including with respect to any of the actions referred to in Section 6.4(c)), and permit the other to review (with the exception of the HSR Act filing and Second Request production) and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with, any such registration, declaration, notice, filing, or communication;

(iv) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Authority or any other authority enforcing applicable antitrust, competition, trade regulation, or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation, or similar matters;

(v) without limiting the generality of Section 6.4(e)(iv), (A) use reasonable best efforts to achieve Substantial Compliance as promptly as practicable with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sect. 18a(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”), (B) certify Substantial Compliance with any Second Request as promptly as practicable after the date of such Second Request, and (C) take all commercially reasonable actions necessary to assert, defend, and support its certification of Substantial Compliance with such Second Request; and

(vi)(A) keep each other reasonably apprised with respect to any meeting or substantive conversation with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 6.4(c)), (B) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence, or other written communications explaining or defending this Agreement

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and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority, and (C) furnish the other party with copies of all correspondence, filings (with the exception of the HSR Act filing and Second Request production), communications, and memoranda setting forth the substance thereof between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Merger.

(f) Notwithstanding anything else contained herein, the provisions of this Section 6.4 shall not be construed to require (i) Southwest or any Southwest Subsidiary to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets, or businesses of Southwest, the Southwest Subsidiaries, or the Combined Company that would materially impair the expected benefits (taken as a whole) as of the date hereof of the Merger to Southwest, (B) terminate relationships or contractual rights or obligations of Southwest, the Southwest Subsidiaries, or the Combined Company that would materially impair the expected benefits (taken as a whole) as of the date hereof of the Merger to Southwest, (C) terminate any relevant venture or other arrangement of Southwest, the Southwest Subsidiaries, or the Combined Company that would materially impair the expected benefits (taken as a whole) as of the date hereof of the Merger to Southwest, or (D) effectuate any other change or restructuring of Southwest, the Southwest Subsidiaries, or the Combined Company (or, in each case, to enter into agreements or stipulate to the entry of an order or decree with any Governmental Authority) that would materially impair the expected benefits (taken as a whole) as of the date hereof of the Merger to Southwest or (ii) Southwest or any Southwest Subsidiary or AirTran or any AirTran Subsidiary to undertake any other efforts or to take any other action if the taking of such efforts or action would result in a Southwest Material Adverse Effect or be reasonably likely, individually or in the aggregate, to prevent or materially impair the ability of Southwest or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or a AirTran Material Adverse Effect or be reasonably likely, individually or in the aggregate, to prevent or materially impair the ability of AirTran to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, as applicable.

(g) AirTran shall give prompt notice to Southwest, and Southwest shall give prompt notice to AirTran, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the material failure by it to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, that a failure to comply with this Section 6.4(g) will not constitute the failure of any condition set forth in ARTICLE VII to be satisfied unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in ARTICLE VII to be satisfied.

6.5 Transaction Litigation. AirTran shall provide Southwest with prompt notice of, and copies of all pleadings and correspondence relating to, any Proceeding against AirTran, any of the AirTran Subsidiaries, or any of their respective directors or officers by any stockholder, debtholder, or other stakeholder of AirTran arising out of or relating to this Agreement or the transactions contemplated by this Agreement. AirTran shall give Southwest the opportunity to participate in the defense, settlement, or compromise of any such Proceeding, and no such settlement or compromise shall be agreed to without the prior written consent of Southwest, which consent shall not be unreasonably withheld, conditioned, or delayed. For purposes of this paragraph “participate” means that Southwest will be kept apprised of proposed strategy and other significant decisions with respect to the Proceeding by AirTran (to the extent the attorney-client privilege between AirTran and its counsel is not undermined or otherwise affected), and Southwest may offer comments or suggestions with respect to the Proceeding but will not be afforded any decision making power or other authority over the Proceeding except for the settlement or compromise consent set forth above.

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6.6 Actions with Respect to Certain AirTran Debt.

(a) Subject to Section 6.6(b) and the terms of the AirTran 7.0% Convertible Notes Indenture, the AirTran 5.5% Convertible Notes Indenture, and the AirTran 5.25% Convertible Notes Indenture, as applicable, (i) at the Effective Time, AirTran, Southwest, and the Surviving Corporation will enter into such supplemental indentures to the AirTran 7.0% Convertible Notes Indenture, the AirTran 5.5% Convertible Notes Indenture, and the AirTran 5.25% Convertible Notes Indenture, and will cooperate to provide to the applicable trustee under the AirTran 7.0% Convertible Notes Indenture, the AirTran 5.5% Convertible Notes Indenture, and the AirTran 5.25% Convertible Notes Indenture with such officers’ certificates and opinions of counsel, in each case as may be required by the AirTran 7.0% Convertible Notes Indenture, the AirTran 5.5% Convertible Notes Indenture, and the AirTran 5.25% Convertible Notes Indenture as a result of the Merger and (ii) AirTran shall give timely all notices required to be given to holders of AirTran Notes pursuant to, and AirTran shall otherwise comply in all respects with the terms of, the AirTran 7.0% Convertible Notes Indenture, the AirTran 5.5% Convertible Notes Indenture, and the AirTran 5.25% Convertible Notes Indenture.

(b) Notwithstanding Section 6.6(a), upon the request of Southwest, AirTran will use reasonable best efforts to redeem or cause the redemption of all issued and outstanding AirTran 7.0% Convertible Notes pursuant to the terms of the AirTran 7.0% Convertible Notes Indenture. Any such redemption of the AirTran 7.0% Convertible Notes, as contemplated by this Section 6.6(b), shall be effective as of immediately prior to the Effective Time.

(c) Southwest shall pay all of AirTran’s reasonable out-of-pocket fees and expenses (including reasonable legal and other third-party advisors’ fees and expenses) actually incurred by AirTran and its Affiliates in connection with any action taken by AirTran or its Affiliates pursuant to this Section 6.6. Southwest shall pay to AirTran such fees and expenses as promptly as practicable (but in any event within one Business Day) following receipt by AirTran of an invoice therefor. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by AirTran.

6.7 Indemnification and Directors and Officers Insurance.

(a) From and after the Effective Time, Southwest will and will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of AirTran and the AirTran Subsidiaries pursuant to (i) each indemnification agreement in effect between AirTran or any of the AirTran Subsidiaries and any Indemnified Party (each of which is listed in Section 6.7(a) of the AirTran Disclosure Letter) and (ii) any indemnification provision and any exculpation provision set forth in the articles or certificate of incorporation and bylaws or other charter or organizational documents of AirTran or any of the AirTran Subsidiaries as in effect on the date of this Agreement.

(b) At the Effective Time, Southwest shall cause to be obtained a prepaid (or “tail”) directors’ and officers’ liability insurance policy (providing only for the Side A coverage for the Indemnified Parties where the existing policies also include Side B coverage for AirTran) for the benefit of the Indemnified Parties with benefits and levels of coverage at least as favorable as provided in AirTran’s current directors’ and officers’ and fiduciary liability insurance policies in effect as of the date of this Agreement with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the matters and actions contemplated hereby). Such “tail” insurance policies shall be from an insurance carrier with the same or a better credit rating as compared to AirTran’s current insurance carrier with respect to directors’ and officers’ and fiduciary liability insurance and provide coverage through the sixth anniversary of the Effective Time, so long as the aggregate premium is not greater than 250% of the product of (x) the annual premium paid by AirTran for its existing directors’ and officers’ liability insurance policy during 2010 and (y) six (i.e., the number of years during which the “tail” insurance policy is to be in effect). In the event that such amount is insufficient for such coverage then the Surviving Corporation shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount. If for any reason the Surviving Corporation fails to obtain such “tail” insurance

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policy at the Effective Time, the Surviving Corporation shall, and Southwest shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the AirTran’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in such policy, or the Surviving Corporation shall, and Southwest shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in AirTran’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement, provided, however, that in no event shall Southwest or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premium paid by AirTran for its existing directors’ and officers’ liability insurance policy during 2010; and, provided further that in the event that such amount is insufficient for such coverage then the Surviving Corporation shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) For purposes of this Agreement, each individual who is or was an officer or director of AirTran or any of the AirTran Subsidiaries at or at any time prior to the Effective Time shall be deemed to be an “Indemnified Party”.

(d) If Southwest or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation, or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Southwest or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 6.7 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of AirTran or any of the AirTran Subsidiaries, or under any applicable Contracts or Laws.

6.8 Section 16 Matters. Prior to the Effective Time, Southwest, AirTran, and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of AirTran Common Stock (including AirTran Derivative Securities) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to AirTran immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Southwest Common Stock (including derivative securities with respect to Southwest Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Southwest to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9 Employee Matters. Subject to the terms of the AirTran CBAs and the terms of the collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Southwest or any Southwest Subsidiaries:

(a) As of the Effective Time, Southwest shall, or shall cause the Southwest Subsidiaries to, provide the employees of AirTran or one of the AirTran Subsidiaries who are employed by Southwest or one of the Southwest Subsidiaries after the Effective Time (the “Continuing Employees”) and their eligible spouses and dependents, as applicable, with either, or a combination of, as determined in the sole discretion of Southwest and its appropriate officers, (i) comparable types and levels of employee benefits (including salary, cash incentive compensation, severance, opportunities, pension, welfare, travel, and other benefits) as those provided to similarly situated employees of Southwest or the Southwest Subsidiaries and their eligible spouses and

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dependents, as applicable, pursuant to the terms of the employee benefit arrangements of Southwest, including welfare benefit plans, medical, dental, disability, and group life plans, and fringe benefit, travel, Code Section 125, vacation, and sick leave plans or benefits (such arrangements the “Southwest Benefit Arrangements”), or (ii) benefits under the material Current Employee Benefit Plans listed on Section 3.12(a) of the AirTran Disclosure Schedule that are maintained by AirTran immediately prior to the Effective Time, all or some of which Southwest may continue to sponsor on and after the Closing Date (to the extent so continued or sponsored, the “Continued Plans”). To the extent Southwest elects to provide employee benefits to the Continuing Employees and their eligible spouses and dependents, as applicable, pursuant to clause (ii) above, the Continuing Employees shall be entitled to participate in the Continued Plans from and after the Closing Date until such time that Southwest suspends participation in or terminates such Continued Plans (the “Transition Period”). Upon the expiration of the Transition Period, the Continuing Employees and their eligible spouses and dependents, as applicable, shall then be entitled to participate in the Southwest Benefit Arrangement comparable to any such Continued Plan and subject to the terms and conditions of the applicable Southwest Benefit Arrangement. Southwest shall cause the Surviving Corporation to take such action as Southwest reasonably deems necessary so that Continuing Employees shall after the Effective Time continue to be credited with the unused vacation and sick leave credited to such employees through the Effective Time under the applicable vacation and sick leave policies of AirTran or the AirTran Subsidiaries, as the case may be, and Southwest shall permit or cause the Surviving Corporation to permit such employees to use such vacation and sick leave in accordance with such policies as are in effect at AirTran or the AirTran Subsidiaries as of the Effective Time. Without limiting any of the foregoing, Southwest shall or shall cause a Southwest Subsidiary to honor all commitments under the Current Employee Benefit Plans set forth on Section 6.9(a) of the AirTran Disclosure Letter.

(b) To the extent the Continuing Employees participate in a Southwest Benefit Arrangement following the Effective Time, Southwest shall, or shall cause the Southwest Subsidiaries to: (i) credit in full the service of each Continuing Employee with AirTran or the AirTran Subsidiaries (or any predecessor employer) prior to the Effective Time as service with Southwest and the Southwest Subsidiaries only for purposes of vacation, Southwest service awards, eligibility to participate in each Southwest Benefit Arrangement, and vesting in retirement plans, other than (A) for defined benefit pension plan accruals, (B) as would result in duplication of benefits, or (C) for any Continuing Employee that is terminated and subsequently rehired only to the extent required by applicable Law; provided, however, that the obligations in this clause (i) shall only be given from and to the extent Southwest provides credit for similar service for Southwest’s own employees for the applicable purposes, (ii) waive any pre-existing condition, exclusion, actively-at-work requirement, or waiting period to the extent such condition, exclusion, requirement, or waiting period was satisfied or waived under the comparable Current Employee Benefit Plan as of the Effective Time (or, if later, any applicable plan transaction date), and (iii) in the plan year in which participation in the Southwest Benefit Arrangement commences, provide full credit for any co-payments, deductibles, or similar payments made or incurred during such plan year prior to the date such participation commences.

(c) Southwest shall, or shall cause a Southwest Subsidiary to, provide lifetime travel benefits to AirTran Officers and members of the AirTran Board (and their respective spouses, partners, dependants, and families) on substantially the same basis as such benefits are provided to similarly situated Southwest officers and directors (and their respective spouses, partners, dependants, and families). Southwest shall, or shall cause a Southwest Subsidiary to, provide lifetime travel benefits to former AirTran Officers and former members of the AirTran Board (and their respective spouses) pursuant to the lifetime travel benefit arrangement sponsored or maintained by Southwest from time to time, if any, to the extent such former officer or director is eligible, immediately prior to the Effective Time, to participate in the lifetime travel benefit arrangement sponsored or maintained by AirTran on September 1, 2010.

(d) AirTran shall, as soon as practicable and in any case on or before December 31, 2010, amend the AirTran Key Executive Retirement Plan (“KERP”) to provide that (i) calendar year 2010 and 2011 contributions to the KERP will be calculated with respect to “Compensation” (as defined in the KERP) received by the

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applicable participant in calendar year 2010 and will not include any amount payable pursuant to an Employee Benefit Plan in connection with the execution of this Agreement or the consummation of the transactions contemplated by the Agreement (whether occurring alone or in connection with any other event) and (ii) calendar year 2011 contributions shall be pro rated for, and based on, the number of days of service provided by the applicable participant in calendar year 2011 prior to the Effective Time.

(e) Upon any integration of the operations of AirTran and Southwest at or after the Effective Time, integration of the seniority of the two pilot groups shall be effected in a fair and equitable manner, including, where applicable, agreement through collective bargaining between Southwest and the representative or representatives of the pilot groups involved. In the event of a failure to agree pursuant to the foregoing, the dispute shall be resolved in accordance with Section 13 of the Allegheny-Mohawk Labor Protective Provisions.

(f) AirTran shall endeavor in good faith to cause the current officers of AirTran (other than those scheduled to retire who are identified in Section 5.2 of the AirTran Disclosure Letter) to continue in employment after the Effective Time and in any event for a period of at least six months following the Effective Time.

(g) Southwest, Merger Sub, and AirTran hereby agree that none of the provisions of this Section 6.9 is intended to, and does not, confer upon any Person other than the parties to the Agreement any rights or remedies hereunder, including the right to enforce any obligations of Southwest or the Merger Sub contained herein. Nothing in this Agreement shall be construed as requiring Southwest or any of the Southwest Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date. Except as provided in the AirTran CBAs and the matters set forth on Section 6.9(a) of the AirTran Disclosure Letter, nothing in this Agreement, express or implied, shall be construed to prevent Southwest or any of the Southwest Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Current Employee Benefit Plan, Southwest Benefit Arrangement, Continued Plan, or any other employee benefit plan, program, agreement, or arrangement that Southwest or any of the Southwest Subsidiaries may establish or maintain. Nothing in this Agreement shall be construed as an amendment to any Southwest Benefit Arrangement or Current Employee Benefit Plan, or any other compensation and benefit plans maintained for or provided to directors, officers, or employees of Southwest or AirTran or their eligible spouses or dependents prior to or following the Effective Time.

6.10 Publicity. Except (a) with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 6.10 or any communications plan or strategy previously agreed on by the parties, Southwest and AirTran shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process, or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms agreed to by Southwest (such agreement not to be unreasonably withheld, conditioned, or delayed). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

6.11 NYSE Listing. Southwest shall use reasonable best efforts to cause the Southwest Common Stock to be issued in the Merger to be authorized for listing on the NYSE upon official notice of issuance prior to the Effective Time. Southwest shall use reasonable best efforts, and Southwest shall cause the Surviving Corporation to use reasonable best efforts, to cause the shares of AirTran Common Stock to be no longer listed on the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

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ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) AirTran Stockholder Approval. The AirTran Stockholder Approval shall have been obtained.

(b) Listing. The shares of Southwest Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) the approvals or authorizations required to be obtained from the FAA, DOT, and any other Governmental Authority for the consummation of the Merger set forth on Section 7.1(c)(ii) of the AirTran Disclosure Letter shall have been obtained, and (iii) any other approvals or authorizations of any other Governmental Authorities, in each case under this clause (iii) in connection with the consummation of the Merger and the transactions contemplated by this Agreement, the failure of which to obtain would result in a Southwest Material Adverse Effect or a AirTran Material Adverse Effect, shall have been obtained.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

(e) No Orders or Restraints; Illegality. No Order issued by a Governmental Authority of competent jurisdiction or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining, or otherwise prohibiting or preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Southwest. The obligation of Southwest to effect the Merger is also subject to the satisfaction, or waiver by Southwest, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 3.1(a), 3.1(c), 3.2(a), 3.2(b), 3.2(c), 3.3(a), 3.17, 3.26, and 3.27) of AirTran set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “AirTran Material Adverse Effect” set forth therein), has not had and would not result in a AirTran Material Adverse Effect and (ii) each of the representations and warranties of AirTran set forth in Sections 3.1(a), 3.1(c), 3.3(a), 3.17, 3.26, and 3.27 shall be true and correct in all respects and each of the representations and warranties of AirTran set forth in Sections 3.2(a), 3.2(b), and 3.2(c) shall be true and correct except for any inaccuracies that are immaterial individually or in the aggregate, in each case on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and Southwest shall have received a certificate signed on behalf of AirTran by the Chief Executive Officer or Chief Financial Officer of AirTran to the foregoing effects.

(b) Performance of Obligations of AirTran. AirTran shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Southwest shall have received a certificate signed on behalf of AirTran by the Chief Executive Officer or Chief Financial Officer of AirTran to such effect.

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7.3 Conditions to Obligations of AirTran. The obligation of AirTran to effect the Merger is also subject to the satisfaction, or waiver by AirTran, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 4.1, 4.2, and 4.3(a)) of Southwest set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Southwest Material Adverse Effect” set forth therein), has not had, and would not have, a Southwest Material Adverse Effect and (ii) each of the representations and warranties of Southwest set forth in Sections 4.1, 4.2, and 4.3(a) shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and AirTran shall have received a certificate signed on behalf of Southwest by the Chief Executive Officer or Chief Financial Officer of Southwest to the foregoing effects.

(b) Performance of Obligations of Southwest. Southwest shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and AirTran shall have received a certificate signed on behalf of Southwest by the Chief Executive Officer or Chief Financial Officer of Southwest to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the AirTran Stockholder Approval:

(a) by mutual written consent of Southwest and AirTran, or by mutual action of their respective Boards of Directors;

(b) by Southwest or AirTran if:

(i) any Order issued by a Governmental Authority of competent jurisdiction or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining, or otherwise prohibiting or preventing the consummation of the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;

(ii) the AirTran Stockholder Approval shall not have been obtained at a AirTran Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken; or

(iii) the Merger shall not have been consummated on or before September 26, 2011, subject to extension by the mutual agreement of Southwest and AirTran (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur before such date.

(c) by Southwest if:

(i)(A) the AirTran Board or any committee thereof shall have made an Adverse Recommendation Change (1) that is the result of a Superior Proposal or (2) that is the result of an Intervening Event, (B) the AirTran Board shall have failed to reaffirm publicly the Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any Acquisition Proposal that becomes public (other than by action of Southwest or an Affiliate of Southwest) and a written request to do so from Southwest, or (C) a tender offer or exchange offer for outstanding shares of AirTran Common Stock shall have been

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publicly disclosed (other than by action of Southwest or an Affiliate of Southwest) and, prior to the earlier of (x) the date prior to the date of the AirTran Stockholders Meeting and (y) 11 Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the AirTran Board fails to recommend unequivocally against acceptance of such offer; or

(ii) AirTran shall have breached any of its representations or warranties or failed to perform any of the obligations to be performed by it under this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b) and (B) is incapable of being cured or has not been cured by AirTran within the later of (1) 20 Business Days after written notice has been given by Southwest to AirTran of such breach or failure to perform and (2) the End Date; provided, that at the time of the delivery or receipt of such written notice, Southwest shall not be in breach of any of its obligations under this Agreement;

(d) by AirTran if:

(i) Southwest or Merger Sub shall have breached any of Southwest’s or Merger Sub’s representations and warranties or failed to perform any of the obligations to be performed by either of them under this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured or has not been cured by Southwest or Merger Sub, as applicable, within the later of (1) 20 Business Days after written notice has been given by AirTran to Southwest of such breach or failure and (2) the End Date; provided, that at the time of the delivery or receipt of such written notice, AirTran shall not be in breach of any of its obligations under this Agreement; or

(ii) the AirTran Board (A) makes an Adverse Recommendation Change that is the result of an Intervening Event or (B) authorizes AirTran to enter into a definitive agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that, in the case of either clause (A) or (B) AirTran prior to, or concurrently with, such termination pays to Southwest in immediately available funds the fee required to be paid pursuant to Section 8.3(a)(iii); and provided further, that in the case of clause (B) the AirTran Board concurrently approves, and AirTran concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

8.2 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other party or parties, as the case may be, specifying the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party or parties, as the case may be.

(b) Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except that (i) the provisions of this Section 8.2(b), Section 8.3, and ARTICLE IX shall survive any termination of this Agreement and (ii) notwithstanding any termination or any contrary provision contained in this Agreement, no party to this Agreement shall be relieved or released from liability for damages of any kind arising out of fraud or an intentional and material breach of this Agreement, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement) and including as damages the value lost by stockholders based on the consideration that would otherwise have been paid and the benefits that would have accrued. The Confidentiality Agreement will survive termination of this Agreement and shall continue in effect in accordance with its terms.

8.3 Fees and Expenses.

(a) In the event that:

(i)(A) an Acquisition Proposal shall have been made to AirTran and become public before the AirTran Stockholders Meeting (other than by action of Southwest or an Affiliate of Southwest) or shall have

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been made directly to its stockholders generally following the date of this Agreement and in either case remains in existence at least 10 Business Days prior to the time of the relevant termination event, and thereafter (B) this Agreement is terminated by AirTran or Southwest pursuant to Section 8.1(b)(ii) or 8.1(b)(iii) or by Southwest pursuant to Section 8.1(c)(ii), and (C) AirTran enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months after the date this Agreement is terminated;

(ii) this Agreement is terminated by Southwest pursuant to Section 8.1(c)(i) (or by Southwest or AirTran pursuant to Section 8.1(b)(ii) or 8.1(b)(iii) following any time at which Southwest was entitled to terminate this Agreement pursuant to Section 8.1(c)(i)); or

(iii) this Agreement is terminated by AirTran pursuant to Section 8.1(d)(ii);

then in any such event under clause (i), (ii), or (iii) of this Section 8.3(a), AirTran shall pay to Southwest a termination fee of $39,000,000.00 (the “Termination Fee”). Any payment of the Termination Fee required to be made pursuant to clause (i) of this Section 8.3(a) shall be made to Southwest concurrently with the earlier to occur of (x) entry into a definitive agreement with respect to and (y) consummation of the transaction contemplated by the Acquisition Proposal referred to therein; any payment of the Termination Fee required to be made pursuant to clause (ii) of this Section 8.3(a) shall be made to Southwest promptly following termination of this Agreement by Southwest as set forth in such clause (ii) (and in any event not later than three Business Days after delivery to AirTran of notice of demand for payment); and any payment of the Termination Fee required to be made pursuant to clause (iii) of this Section 8.3(a) shall be made to Southwest at the time provided for in Section 8.1(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Southwest. AirTran hereby waives its right to set-off or counterclaim against the requirement to pay the Termination Fee. For the avoidance of doubt, in no event will AirTran be obligated to pay more than one Termination Fee.

(b) Except as set forth in Section 8.3(a), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Other than any Taxes imposed upon a holder of shares of AirTran Common Stock or AirTran Stock Options (which shall be paid by or withheld on behalf of such holder), AirTran shall pay all Taxes incident to preparing for, entering into, and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement, including (i) transfer, stamp, and documentary Taxes or fees and (ii) sales, use, gains, real property transfer, and other or similar Taxes or fees.

(c) In the event that AirTran shall fail to pay the Termination Fee required pursuant to this Section 8.3 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became past due, at a rate equal to the rate set forth in the New York edition of The Wall Street Journal on such date under the “Treasurys” section for “1 Year Note” plus 200 basis points. In addition, if AirTran shall fail to pay such Termination Fee when due, AirTran shall also pay to Southwest all of Southwest’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Termination Fee.

(d) AirTran acknowledges that the fees (including the Termination Fee) and the other provisions of this Section 8.3 are an integral part of this Agreement and the transactions contemplated hereby and that, without these agreements, Southwest would not enter into this Agreement. Each of the parties acknowledges that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Southwest and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Southwest and Merger Sub hereby agree that if the Termination Fee becomes payable and is paid by AirTran pursuant to this Section 8.3, the payment of such Termination Fee shall be the sole and exclusive remedy of Southwest and Merger Sub (and their Affiliates) against AirTran and any of its Affiliates or Representatives with respect to the termination of this Agreement; provided, that, AirTran will not be relieved of any liability or damages to the extent set forth in Section 8.2(b).

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8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Southwest, Merger Sub, and AirTran, by action taken or authorized by their respective Boards of Directors, at any time before or after the AirTran Stockholder Approval or the approval of Southwest as stockholder of Merger Sub and before the Effective Time; provided, however, that after the AirTran Stockholder Approval, there may not be, without further approval of the stockholders of AirTran, any amendment of this Agreement that decreases the amount or changes the form or mixture of the consideration to be delivered under this Agreement to the holders of AirTran Common Stock, or which by applicable Law otherwise requires the further approval of the stockholders of AirTran. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, Southwest (on behalf of itself and Merger Sub) and AirTran may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered in one or more of the following manners and shall be deemed given (i) if delivered by hand, when received, (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, (iii) if transmitted by facsimile transmission (which is confirmed), when transmitted, (iv) if transmitted by electronic mail in the form of a PDF file, when e-mailed (provided, that receipt of such e-mail is promptly confirmed), or (v) if sent by an overnight courier service (such as FedEx), when delivered; in each case addressed to the applicable Persons at the following respective applicable addresses (or at such other address for a Person as shall be specified by like notice):

(a) if to Southwest or Merger Sub, to

Madeleine Johnson
Vice President General Counsel
Southwest Airlines Co.
2702 Love Field Drive
Dallas, Texas 75235
Fax: (214) 792-6200

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with a copy to:

Robert L. Kimball
Robert B. Little
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201-2975
Fax: (214) 999-7860

(b) if to AirTran, to

Steven A. Rossum, EVP Corporate Development
AirTran Holdings, Inc.
9955 AirTran Boulevard
Orlando, Florida 32827
Fax: (407) 318-5900

with a copy to:

Howard E. Turner, Esq.
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, Suite 3100, Promenade II
Atlanta, Georgia 30309-3592
Fax: (404) 685-6894

and

James Morphy, Esq.
Brian Hamilton, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax: (212) 558-3588

9.3 Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of the Agreement set forth next to such terms on Annex A hereto. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“AirTran Derivative Securities” means all securities and other rights, including AirTran Stock Options, AirTran Notes, and AirTran Performance Shares, to the extent above any minimum vesting amount, and any other AirTran derivative securities exercisable, convertible, or exchangeable for shares of AirTran Common Stock.

“AirTran Equity Awards” means, collectively, the AirTran Stock Options, AirTran Restricted Shares, and AirTran Performance Shares.

“AirTran Officer” means an “officer” of AirTran within the meaning of Rule 16a-1(f) promulgated under the Exchange Act.

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“AirTran Operating Subsidiary” means AirTran Airways, Inc., a Delaware corporation.

“AirTran Performance Shares” means an award under the LTIP based on a total shareholder return formula settleable in shares of AirTran Common Stock.

“AirTran Restricted Shares” means any award of AirTran Common Stock that is subject to restrictions based on performance or continuing service and granted under any AirTran Stock Plan.

“AirTran Stock Option” means any option or other right to purchase shares of AirTran Common Stock granted under any AirTran Stock Plan.

“AirTran Stock Plans” means: (i) the AirTran 1994 Stock Option Plan, (ii) the AirTran ESPP, (iii) the AirTran 1996 Stock Option Plan, and (iv) the AirTran Fifth Amended and Restated Long Term Incentive Plan (the “LTIP”).

A “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

The “Combined Company” means Southwest, the Southwest Subsidiaries, AirTran, and the AirTran Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Southwest Derivative Securities” means all securities (including derivative securities) and rights exercisable, convertible, or exchangeable for shares of Southwest Common Stock.

“Equity Equivalents” of any Person means (a) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities, or other equity interests of such Person, (b) any warrants or options or other rights to acquire from such Person, or any other obligation of such Person to issue, deliver, or sell, or cause to be issued, delivered, or sold, any capital stock, voting securities, or other equity interests in such Person, or (c) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, such Person.

“Forfeitures and Cashless Settlements” by AirTran means (a) the forfeiture or satisfaction of AirTran Performance Shares or AirTran Restricted Shares, (b) the acceptance by AirTran of shares of AirTran Common Stock as payment for the exercise price of AirTran Stock Options, and (c) the acceptance by AirTran of shares of AirTran Common Stock for withholding taxes incurred in connection with the exercise of AirTran Stock Options or the vesting or satisfaction of AirTran Performance Shares or AirTran Restricted Shares, in the case of each of clauses (a), (b), and (c), in accordance with past practice of AirTran and the terms of the applicable award agreements.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, (c) all aircraft operating leases of such Person, (d) all capitalized lease obligations of such Person, (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

“Intellectual Property Rights” means, collectively, all United States and foreign: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations

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for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures, and applications therefor, including divisionals, continuations, continuations-in-part, and renewal applications, and including renewals, extensions, and reissues; (c) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists, and supplier lists; (d) rights in published and unpublished works of authorship, whether copyrightable or not (including computer software and databases (including source code, object code, and all related documentation)), and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations, and reversions thereof; (e) moral rights, rights of publicity, and rights of privacy; and (f) all other intellectual property or proprietary rights.

“Laws” means all federal, state, local, or foreign laws, statutes, ordinances, rules, regulations, Orders, agency requirements, licenses, and permits of all Governmental Authorities.

“Licenses” means all governmental permits, authorizations, waivers, licenses, franchises, variances, exemptions, orders, operating certificates, takeoff and landing slots, operating authorizations from the FAA or any other Governmental Authority and other similar designated takeoff and landing rights, air service designations required under applicable Law, and all other authorizations, consents, certificates of public convenience and necessity, and approvals required under applicable Law which are necessary to operate the businesses of AirTran and the AirTran Subsidiaries or Southwest and the Southwest Subsidiaries, as applicable, in either case as currently conducted.

The “Per Share Cash Equivalent Amount” means the value of the Base Per Share Stock Consideration (valued based on the Southwest Average Share Price) plus the Base Per Share Cash Consideration; provided, that in the event the Southwest Average Share Price is (a) greater than $12.46, the Per Share Cash Equivalent Amount shall be $7.75 and (b) less than $10.90, the Per Share Cash Equivalent Amount shall be $7.25.

“Substantial Compliance” means “substantial compliance” as such term is used in the HSR Act.

9.4 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, or Law defined or referred to herein means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “made available” and words of similar import means that the relevant documents, instruments, or materials were posted and made available to Southwest on the Smith, Gambrell & Russell, LLP due diligence data site prior to the date of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto. The Southwest Disclosure Letter and the AirTran Disclosure Letter, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Notwithstanding anything in this

Annex A-60

Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would result in a Southwest Material Adverse Effect or AirTran Material Adverse Effect, as the case may be. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other party” or “either party” will be deemed to refer to Southwest and Merger Sub, collectively, on the one hand, and AirTran, on the other hand. All electronic communications from a Person shall be deemed to be “written” for purposes of this Agreement.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6 Counterparts; Method of Delivery. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic mail in a PDF file shall be as effective as delivery of a manually executed counterpart of this Agreement, and shall be deemed to constitute due and sufficient delivery of such counterparts.

9.7 Specific Performance. The parties acknowledge and agree that irreparable damage would occur and the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to ARTICLE VIII in accordance with the terms thereof the parties (on behalf of themselves and in the case of AirTran, on behalf of its stockholders as third-party beneficiaries as set forth in Section 9.8 of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law, or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 9.7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.7, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

9.8 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the AirTran Disclosure Letter and the Southwest Disclosure Letter, and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies other than (i) as provided in Section 6.7 and (ii) the right of AirTran, on behalf of its stockholders as third-party beneficiaries only to the extent specifically set forth herein, to pursue damages and

Annex A-61

other relief, including equitable relief, in the event of fraud or Southwest’s or Merger Sub’s intentional and material breach of this Agreement, which right is hereby acknowledged and agreed by Southwest and Merger Sub; provided, however, that the rights granted pursuant to this clause (ii) shall be enforceable on behalf of holders of AirTran Common Stock only by AirTran in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims shall attach to such shares of AirTran Common Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by AirTran with respect to such claims (net of expenses incurred by AirTran in connection therewith) may, in AirTran’s sole and absolute discretion, be (x) distributed, in whole or in part, by AirTran to the holders of shares of AirTran Common Stock of record as of any date determined by AirTran or (y) retained by AirTran for the use and benefit of AirTran on behalf of its stockholders in any manner AirTran deems fit. Each party agrees that the rights of third party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs.

9.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICT OF LAWS OF THE STATE OF NEW YORK (EXCEPT THAT THE LAWS OF THE STATE OF NEVADA SHALL GOVERN (A) THE INTERNAL AFFAIRS OF THE CORPORATIONS PARTY HERETO THAT ARE ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, INCLUDING THE FIDUCIARY DUTIES OF THE DIRECTORS AND OFFICERS OF SUCH CORPORATIONS, AND (B) ALL OTHER PROVISIONS OF, OR TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT THAT ARE EXPRESSLY OR OTHERWISE REQUIRED TO BE GOVERNED BY THE NRS).

9.10 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.11 Jurisdiction. Each of the parties hereto hereby (a) agrees that any claim, suit, action, or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement, its negotiation or the transactions contemplated by this Agreement, will be heard and determined in the United States District Court for the Southern District of New York (and each agrees that no such claim, action, suit, or other proceeding relating to this Agreement will be brought by it or any of its affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the United States District Court for the Southern District of New York, then any such claim, suit, action, or other proceeding may be brought in any New York State court sitting in New York County or any federal court located in the State of New York, (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action, or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action, or other proceeding, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the Federal or state courts referenced above. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice, or document by U.S. registered mail to such Person’s respective address set forth in Section 9.2 will be effective service of process for any claim, action, suit, or other proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action, or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In connection with any such proceeding that results in a judgment, the non-prevailing party will pay the prevailing party its reasonable costs and expenses (including attorney’s fees and expenses) incurred in connection with such proceeding.

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9.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, OR OTHER PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, ITS NEGOTIATION, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT, OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page left intentionally blank]

Annex A-63

IN WITNESS WHEREOF, Southwest, AirTran, and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHWEST AIRLINES CO.

By:	/S/ GARY C. KELLY
Name:	Gary C. Kelly
Title:	Chairman of the Board, President, and Chief Executive Officer

GUADALUPE HOLDINGS CORP.

By:	/S/ TAMMY ROMO
Name:	Tammy Romo
Title:	President, Secretary, and Treasurer

AIRTRAN HOLDINGS, INC.

By:	/S/ ROBERT L. FORNARO
Name:	Robert L. Fornaro
Title:	Chairman, President, and Chief Executive Officer

Annex A-64

ANNEX A

INDEX OF TERMS

Defined Term	Section
Acceptable Confidentiality Agreement	Section 5.6(g)(i)
Acceptable Rights Plan	Section 5.2(c)
Acquisition Proposal	Section 5.6(g)(ii)
ADs	Section 3.14(a)
Adverse Recommendation Change	Section 5.6(c)
Affiliate	Section 9.3
Agreement	Introduction
AirTran	Introduction
AirTran 5.25% Convertible Notes	Section 3.2(a)
AirTran 5.25% Convertible Notes Indenture	Section 3.2(a)
AirTran 5.5% Convertible Notes	Section 3.2(a)
AirTran 5.5% Convertible Notes Indenture	Section 3.2(a)
AirTran 7.0% Convertible Notes	Section 3.2(a)
AirTran 7.0% Convertible Notes Indenture	Section 3.2(a)
AirTran Aircraft	Section 3.20(a)
AirTran Airport	Section 3.22
AirTran Board	Section 3.3(a)
AirTran Bylaws	Section 3.1(b)
AirTran Capital Stock	Section 3.2(a)
AirTran CBAs	Section 3.13(a)
AirTran Charter	Section 3.1(b)
AirTran Common Stock	Section 2.1(b)
AirTran Derivative Securities	Section 9.3
AirTran Disclosure Letter	ARTICLE III
AirTran Equity Awards	Section 9.3
AirTran ESPP	Section 2.4(d)
AirTran Financial Advisor	Section 5.6(b)
AirTran Financial Statements	Section 3.6(b)
AirTran Indentures	Section3.2(a)(i)
AirTran Material Adverse Effect	Section 3.1(a)
AirTran Material Contract	Section 3.15(a)
AirTran Material Contract Flight Agreement	Section 3.20(h)
AirTran Notes	Section 3.2(a)(i)
AirTran Officer	Section 9.3
AirTran Operating Subsidiary	Section 9.3
AirTran Preferred Stock	Section 3.2(a)
AirTran Performance Shares	Section 9.3
AirTran Restricted Shares	Section 9.3
AirTran SEC Filings	Section 3.6(a)
AirTran S-K 404 Arrangements	Section 3.19
AirTran Slots	Section 3.21
AirTran Stock Option	Section 9.3
AirTran Stock Plans	Section 9.3
AirTran Stockholder Approval	Section 3.3(a)
AirTran Stockholders Meeting	Section 3.3(a)
AirTran Subsidiary	Section 3.1(c)

Defined Term	Section
AirTran Voting Debt	Section 3.2(b)
Alternative Acquisition Agreement	Section 5.6(c)
Articles of Merger	Section 1.3
Base Per Share Cash Consideration	Section 2.1(c)
Base Per Share Stock Consideration	Section 2.1(c)
Business Day	Section 9.3
Certificate	Section 2.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.12(d)(xi)
Code	Introduction
Combination Statutes	Section 3.17
Combined Company	Section 9.3
Commonly Controlled Entity	Section 3.12(f)
Confidentiality Agreement	Section 6.3(a)
Continued Plans	Section 6.9(a)
Continuing Employee	Section 6.9(a)
Contract	Section 3.2(a)(ii)
Control Share Statutes	Section 3.17
Credit Card Processing Agreement	Section 5.2(a)
Current Employee Benefit Plan	Section 3.12(f)
DHS	Section 3.4
DOT	Section 3.4
Earned Performance Shares	Section 2.4(b)
Effect	Section 3.1(a)
Effective Time	Section 1.3
Employee Benefit Plan	Section 3.12(f)
Encumbrance	Section 3.9
End Date	Section 8.1(b)(iii)
Environmental Claims	Section 3.16(e)(i)
Environmental Laws	Section 3.16(e)(ii)
Environmental Permits	Section 3.16(e)(iii)
Equity Equivalents	Section 9.3
ERISA	Section 3.12(f)
ESPP Freeze Date	Section 2.4(d)
Exchange Act	Section 3.4
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(a)
Exchange Ratio	Section 2.1(d)
FAA	Section 3.4
FARs	Section 3.14(a)
FCC	Section 3.4
Foreign Corrupt Practices Act	Section 3.25(b)
Forfeitures and Cashless Settlements	Section 9.3
Form S-4	Section 3.4
Fuel Hedging Agreement	Section 5.2(a)
GAAP	Section 3.6(b)
Governmental Authority	Section 3.3(b)
Grant Date	Section 3.12(d)(xix)
Hazardous Materials	Section 3.16(e)(iv)

Defined Term	Section
Hedging Agreements	Section 3.15(a)(v)
HSR Act	Section 3.4
Indebtedness	Section 9.3
Indemnified Party	Section 6.7(c)
Intellectual Property Rights	Section 9.3
Interest Hedging Agreement	Section 5.2(a)
Intervening Event	Section 5.6(c)(i)
IRS	Section 3.11(l)
KERP	Section 6.9(d)
Knowledge of Southwest	Section 4.5(a)
Knowledge of AirTran	Section 3.6(a)
Latest Balance Sheet	Section 3.7
Law	Section 9.3
Licenses	Section 9.3
LTIP	Section 9.3
LLC Sub	Introduction
LLC Sub Merger	Introduction
LLC Sub Merger Agreement	Introduction
Measurement Date	Section 3.2(a)
Merger	Introduction
Merger Consideration	Section 2.1(c)
Merger Sub	Introduction
NRS	Section 1.1
NYSE	Section 2.4(d)
Option Consideration	Section 2.4(b)
Order	Section 3.3(b)
PBGC	Section 3.12(f)
Permitted Encumbrances	Section 3.23
Per Share Cash Consideration	Section 2.1(c)
Per Share Cash Equivalent Amount	Section 9.3
Per Share Stock Consideration	Section 2.1(c)
Person	Section 3.11(l)
Proceeding	Section 3.10
Proxy Statement	Section 3.4
Qualified Current Employee Benefit Plan	Section 3.12(b)
Recommendation	Section 3.3(a)
Regulation S-K	Section 3.6(b)
Regulatory Agencies	Section 3.5
Release	Section 3.16(e)(v)
Representatives	Section 5.6(a)
SEC	Section 3.4
Second Request	Section 6.4(e)(v)
Securities Act	Section 3.4
Sensitive Payments	Section 3.25(a)
SFAS 133	Section 5.2(a)
Southwest	Introduction
Southwest Average Share Price	Section 2.1(d)
Southwest Benefit Arrangements	Section 6.9(a)
Southwest Common Stock	Section 2.1(c)
Southwest Derivative Securities	Section 9.3

Defined Term	Section
Southwest Disclosure Letter	ARTICLE IV
Southwest Expenses	Section 8.3(a)
Southwest Financial Statements	Section 4.5(b)
Southwest Material Adverse Effect	Section 4.3(b)
Southwest SEC Filings	Section 4.5(a)
Southwest Subsidiary	Section 3.1(c)
Southwest Voting Debt	Section 4.2(b)
SOX	Section 3.6(e)
Subsidiary	Section 3.1(c)
Substantial Compliance	Section 9.3
Superior Proposal	Section 5.6(g)(iii)
Surviving Corporation	Section 1.1
Takeover Statutes	Section 3.17
Tax	Section 3.11(l)
Tax Return	Section 3.11(l)
Taxes	Section 3.11(l)
Taxing Authority	Section 3.11(l)
Termination Fee	Section 8.3(a)
Trading Day	Section 2.1(d)
Transition Period	Section 6.9(a)
TSA	Section 3.4
WARN Act	Section 3.13(b)

EXHIBIT A

LLC SUB MERGER AGREEMENT

Exhibit A

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of                  , 201   (this “Agreement”), is between                                 , LLC, a Texas limited liability company and a direct wholly owned subsidiary of Southwest Airlines Co., a Texas corporation (the “Company”), and AirTran Holdings, Inc., a Nevada corporation and a direct wholly owned subsidiary of the Company (“Falcon,” and together with the Company, the “Parties”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of September 26, 2010 by and among the Company, Guadalupe Holdings Corp., a Nevada corporation (“Merger Sub”), and Falcon (the “First Merger Agreement”), Merger Sub merged with and into Falcon, with Falcon continuing as the surviving corporation (the “First Merger”);

WHEREAS, Section 1.7 of the First Merger Agreement provided that, immediately after the effective time of the First Merger, Falcon will merge with and into the Company, with the Company continuing as the surviving entity;

WHEREAS, for federal income tax purposes, it is intended that the First Merger and the Merger (defined below) constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”);

WHEREAS, in the event that the Integrated Transaction qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, then the parties to the First Merger Agreement and this Agreement intend for the First Merger Agreement and this Agreement to constitute a plan of reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes;

WHEREAS, in the event that the Integrated Transaction does not qualify as a reorganization, the parties intend to treat the First Merger and the Merger as separate transactions for U.S. federal income tax purposes not subject to the “integration doctrine” pursuant to Ruling 90-95, 1990-2 C.B. 67; and

WHEREAS, the Board of Directors of Falcon deems it advisable and in the best interest of Falcon and its sole stockholder to merge with and into the Company upon the terms and conditions provided herein and the sole stockholder has adopted this Agreement; and

WHEREAS, the sole member of the Company deems it advisable that Falcon merge with and into the Company upon the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Falcon shall merge with and into the Company (the “Merger”) in accordance with Nevada Revised Statutes (the “NRS”) Chapter 92A and the Texas Business Organizations Code (the “TBOC”). At the Effective Time (as hereafter defined), the separate existence of Falcon shall cease to exist, and the Company

Exhibit A-1

shall continue in existence as the surviving entity of the Merger (the “Surviving Entity”), pursuant to the provisions of the laws of the State of Nevada and the laws of the State of Texas.

1.2 Succession. At the Effective Time, the Surviving Entity shall possess all the rights, privileges, powers, immunities, and franchises, and shall be subject to all the restrictions, disabilities and duties of Falcon, and all the property, real, personal, and mixed of Falcon, and all debts due to Falcon shall be vested in the Company without any transfer or assignment having occurred. The Company shall thereafter be responsible and liable for all debts, liabilities, and duties of Falcon, and neither the rights of creditors nor any liens on the property of Falcon shall be impaired by the Merger.

ARTICLE II

EFFECTIVE TIME

2.1 Filing Articles of Merger. The Parties will cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Texas in accordance with the TBOC and the Secretary of State of the State of Nevada in accordance with the NRS.

2.2 Effective Time. The Merger shall become effective (a) on the later of the date and at the time the Certificate of Merger is filed with (i) the Secretary of State of the State of Texas and (ii) the Secretary of the State of Nevada or (b) at such later date and time specified in the Certificate of Merger (the time of such effectiveness is herein called the “Effective Time”).

ARTICLE III

EFFECT ON OUTSTANDING SECURITIES

3.1 Conversion of Falcon Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Falcon, each issued and outstanding share of common stock, par value $.001 per share, of Falcon shall be cancelled and retired and cease to exist and no consideration shall be issued or delivered in exchange therefor.

3.2 Treasury Shares of Falcon. Each share of capital stock of Falcon that is held as a treasury share by Falcon immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist at the Effective Time and no consideration shall be issued or delivered in exchange therefor.

3.3 LLC Membership Interests. The membership interests of the Company immediately prior to the Effective Time shall continue unchanged as a result of the Merger as the membership interests of the Surviving Entity from and after the Effective Time.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Assumption by the Company. The Company covenants and agrees that as the Surviving Entity, it shall be liable for all the obligations of Falcon outstanding as of the Effective Time and hereby expressly assumes all such obligations as of the Effective Time.

Exhibit A-2

ARTICLE V

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

5.1 Name of Surviving Entity. The name of the Surviving Entity shall be “AirTran Holdings, LLC.”

5.2 Certificate of Formation. The Certificate of Formation of the Company as constituted at the Effective Time shall thereafter be the Certificate of Formation of the Surviving Entity, except that such Certificate of Formation shall be amended to reflect that name of the Surviving Entity shall be “AirTran Holdings, LLC,” and as so amended, shall be the Certificate of Formation of the Surviving Entity until such time as it shall be amended as provided by law.

5.3 LLC Agreement. The Limited Liability Company Agreement of the Company as constituted at the Effective Time shall thereafter be the Limited Liability Company Agreement of the Surviving Entity, except that such Limited Liability Company Agreement shall be amended to reflect that the name of the Surviving Entity shall be “AirTran Holdings, LLC,” and as so amended, shall be the Limited Liability Company Agreement of the Surviving Entity until such time as it shall be amended as provided by law.

5.4 Member and Officers. From and after the Effective Time, the sole member of the Surviving Entity will be the sole member of the Company immediately prior to the Merger. From and after the Effective Time, individuals serving as officers of the Company immediately prior to the Merger will serve as officers of the Surviving Entity, holding the same titles and positions which such officers held with the Company upon the effectiveness of the Merger.

ARTICLE VI

MISCELLANEOUS

6.1 Principal Office of Surviving Entity. The address of the principal office of the Surviving Entity is                                 .

6.2 Further Assurances. From time to time, and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of Falcon such deed and other instruments, including a form of blanket conveyance and bill of sale and assignment, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate and necessary in order to vest or perfect, or to confirm of record or otherwise, in the Surviving Entity the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Falcon and otherwise to carry out the purposes of this Agreement, and the directors, officers, managers and members, as applicable, of the Surviving Entity and Falcon shall otherwise take any and all such action and execute and deliver any and all such deeds and other instruments.

6.3 Approval of Merger. This Agreement was approved, adopted, certified, executed, and acknowledged by each of the Parties by all actions required by the laws of the State of Texas and the laws of the State of Nevada and by their constituent documents.

6.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAWS PROVISIONS (EXCEPT THAT THE LAWS OF THE STATE OF NEVADA SHALL GOVERN ALL PROVISIONS OF, OR TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT THAT ARE EXPRESSLY OR OTHERWISE REQUIRED TO BE GOVERNED BY THE NRS).

6.5 Counterparts; Method of Delivery. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more

Exhibit A-3

counterparts have been signed by each of the Parties and delivered to the other Parties Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic mail in a PDF file shall be as effective as delivery of a manually executed counterpart of this Agreement, and shall be deemed to constitute due and sufficient delivery of such counterparts.

6.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 6.6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGE FOLLOWS]

Exhibit A-4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

, LLC

By:
Name:
Title:

AIRTRAN HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE – LLC SUB AGREEMENT AND PLAN OF MERGER]

Exhibit A-5

ANNEX B

[MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]

1585 Broadway

New York, NY 10036

September 26, 2010

Board of Directors

AirTran Holdings, Inc.

9955 AirTran Blvd

Orlando, FL 32827

Members of the Board:

We understand that AirTran Holdings, Inc. (“AirTran” or the “Company”), Southwest Airlines Co. (the “Buyer”) and Guadalupe Holdings Corp., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 26, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into AirTran, and immediately after the effectiveness of the Merger, the merger of AirTran with and into a wholly owned limited liability company subsidiary of the Buyer (the “LLC Sub Merger” and together with the Merger, the “Transaction”). Pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company, other than shares held by the Company, a subsidiary of the Company or by the Buyer, Acquisition Sub or another subsidiary of the Buyer, will be converted into the right to receive the sum of (i) $3.75 per share in cash (the “Base Per Share Cash Consideration,” and as it may be adjusted in the event of the Buyer’s election described below, the “Per Share Cash Consideration”), and (ii) the number (or fraction) of shares of common stock, par value $1.00 per share, of the Buyer (the “Buyer Common Stock”), equal to the Exchange Ratio (the “Base Per Share Stock Consideration,” and as it may be adjusted in the event of the Buyer’s election described below, the “Per Share Stock Consideration”) (the Per Share Stock Consideration and the Per Share Cash Consideration together, the “Merger Consideration”). The “Exchange Ratio” shall be equal to (i) in the event that the Southwest Average Share Price (as defined in the Merger Agreement) is less than $10.90, $3.50 divided by the Southwest Average Share Price; (ii) in the event that the Southwest Average Share Price is equal to or greater than $10.90 but less than or equal to $12.46, 0.321 shares of Buyer Common Stock; and (iii) in the event that the Southwest Average Share Price is greater than $12.46, $4.00 divided by the Southwest Average Share Price. In the event that the Southwest Average Share Price is less than $10.90, the Buyer will deliver, in such form as the Buyer may elect (provided that such election would not require a vote of the stockholders of the Buyer with respect to the transactions contemplated by the Merger Agreement), an additional amount of cash, an additional number (or a fraction) of shares of Buyer Common Stock or a combination of cash and a number (or fraction) of shares of Buyer Common Stock (which shares shall be valued based on the Southwest Average Share Price) such that after giving effect to the delivery of such additional cash and/or shares of Buyer Common Stock added, the aggregate value of the Merger Consideration is $7.25. As a result, the Base Per Share Stock Consideration and the Base Per Share Cash Consideration shall be adjusted accordingly. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

Annex B-1

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with senior executives of the Buyer;

6)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

7)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Company and, where applicable, the management of the Buyer, of the future financial performance of the Company. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party, other than the Buyer, regarding the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for

Annex B-2

the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in the Transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Company Common Stock or the Buyer Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Eli Gross
Eli Gross
Managing Director

Annex B-3

AIRTRAN HOLDINGS, INC. 9955 AIRTRAN BLVD. ORLANDO, FL 32827

PROXY VOTING INSTRUCTIONS

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AIRTRAN HOLDINGS, INC., c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28078-S76369 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AIRTRAN HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Approval of Agreement and Plan of Merger For Against Abstain

To approve the Agreement and Plan of Merger, dated as of September 26, 2010, by and among Southwest Airlines Co. (“Southwest”),

AirTran Holdings, Inc. and Guadalupe Holdings Corp., a wholly owned subsidiary of Southwest.

2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve proposal 1.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE MATTERS ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and 0 U.S. CITIZENSHIP write them on the back where indicated. Please mark “YES” if the stock owned of record or

Please indicate if you plan to attend the special meeting. beneficially by you is owned and controlled ONLY by

U.S. citizens (as that term is defined in the

Federal Aviation Act. 49 U.S.C. 40102(a)(15)), or mark

Yes No Yes No

“NO” if such stock is owned or controlled by any person who is NOT a U.S. citizen.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET

TO ATTEND THIS MEETING, YOU MUST PRESENT THIS ADMISSION TICKET OR OTHER PROOF OF

STOCK OWNERSHIP.

Stockholders may be asked for a valid picture identification. For security reasons, all bags are subject to search, and all persons who attend the meeting may be subject to a metal detector and/or hand wand search.

Registration begins at 10:00 a.m. Eastern Daylight Saving Time

NOTE: Cameras, tape recorders, “smart” phones, or other similar recording devices will not be allowed in the meeting room.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on March 23, 2011: The Notice and Proxy Statement is available on the internet at www.proxyvote.com.

M28079-S76369

SPECIAL MEETING OF STOCKHOLDERS OF AIRTRAN HOLDINGS, INC.

PROXY/VOTING INSTRUCTION CARD

March 23, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AIRTRAN HOLDINGS, INC.

The undersigned hereby appoints Robert L. Fornaro and Richard P. Magurno, and either of them, with power of substitution to each, the proxies

PROXY

of the undersigned to vote the common stock of the undersigned at the special meeting of stockholders of AIRTRAN HOLDINGS, INC. to be held R on March 23, 2011, at 11:00 a.m. Eastern Daylight Saving Time, at the Marriott Orlando Airport Hotel, 7499 Augusta National Drive, Orlando, Florida 32822 and any adjournments or postponements thereof, as indicated on the reverse side of this proxy card with respect to the O proposals set forth in the accompanying proxy statement. The undersigned acknowledges receipt of the notice of special meeting and proxy X statement with respect to such special meeting and certifies that, to the knowledge of the undersigned, all equity securities of AirTran Holdings, Inc. owned of record or beneficially by the undersigned are owned and controlled ONLY by U.S. citizens (as that term is defined in the Federal Aviation Act, 49 U.S.C. 40102(a)(15)), except as indicated on the reverse side hereof.

This proxy when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, the proxy will be voted “FOR” the proposal to approve the Agreement and Plan of Merger, dated as of September 26, 2010, by and among Southwest Airlines Co. (“Southwest”), AirTran Holdings, Inc. and Guadalupe Holdings Corp., a wholly owned subsidiary of Southwest (Proposal 1), “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 (Proposal 2), and in accordance with the sole discretion of the proxies named above on such other business as may properly come before the special meeting or any postponement or adjournment thereof.

The undersigned hereby revokes any and all previously submitted proxies to vote at the special meeting of stockholders or any postponement or adjournment thereof.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)